 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 1999

                                                      REGISTRATION NO. 333-70191
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                --------------

                                 PRE-EFFECTIVE

                              AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                           THE SERVICEMASTER COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

         DELAWARE                    8741                    36-3858106
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
     INCORPORATION OR       CLASSIFICATION NUMBER)
      ORGANIZATION)

                                --------------

                             ONE SERVICEMASTER WAY
                       DOWNERS GROVE, ILLINOIS 60515-1700
                                 (630) 271-1300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                               VERNON T. SQUIRES
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           THE SERVICEMASTER COMPANY
           ONE SERVICEMASTER WAY, DOWNERS GROVE, ILLINOIS 60515-1700
                                 (630) 271-1300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------

                                   COPIES TO
           WILLIAM D. GUTERMUTH                   ROBERT H. KINDERMAN
       BRACEWELL & PATTERSON, L.L.P.                KIRKLAND & ELLIS
   2900 SOUTH TOWER PENNZOIL PLACE, 711         200 EAST RANDOLPH DRIVE
             LOUISIANA STREET                 CHICAGO, ILLINOIS 60601-6636
         HOUSTON, TEXAS 77002-2781                   (312) 861-2000
              (713) 223-2900

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction of the conditions to the merger of SVM Acquisition Corporation, a wholly-owned subsidiary of the Registrant, with and into LandCare USA, Inc. (the "Merger") pursuant to a Plan of Reorganization and Agreement and Plan of Merger by and among the Registrant, SVM Acquisition Corporation and LandCare USA, Inc.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[LANDCARE LOGO]
LandCare USA, Inc.
2603 Augusta, Suite 1300
Houston, Texas 77057

Dear LandCare stockholder:

  LandCare has entered into a merger agreement with The ServiceMaster Company. Upon completion of the merger, LandCare will become a subsidiary of ServiceMaster and your LandCare common stock will be converted into ServiceMaster common stock based on an exchange ratio established under the merger agreement.

  Given the market prices of ServiceMaster and LandCare stock that prevailed immediately before the merger agreement was announced on November 2, 1998, the exchange ratio was designed to enable you to exchange your LandCare common stock for ServiceMaster common stock having a significantly higher market value. The market value of ServiceMaster stock you actually receive will of course depend on the trading prices of ServiceMaster stock on the New York Stock Exchange in the future. Based on the closing market price of $18.8125 per ServiceMaster share on February 5, 1999, the market value of the ServiceMaster stock issuable in exchange for each of your LandCare shares would be approximately $10.3469 per LandCare share. This price would represent a substantial premium for you over the closing price of $8.00 for LandCare stock on October 30, 1998 (the last trading day prior to the announcement of the merger agreement) and over the $6.34 per share average price at which LandCare stock traded between its initial public offering on June 5, 1998 and October 30, 1998.

  In order for the merger to become effective, it must first be approved by the LandCare stockholders. Enclosed with this letter is a proxy card you can use to cast your vote with respect to the merger. The LandCare Board of Directors has determined that the merger is in the best interests of LandCare shareholders and recommends that you vote for the merger.

  The enclosed proxy statement/prospectus provides additional information about the merger, and we encourage you to carefully read it. ServiceMaster has retained D.F. King & Co., Inc. to solicit voters in favor of the merger and to assist you with any questions you may have. Should you have questions, please feel free to call D.F. King at 1-800 488-8095.
                                          Sincerely,

                                          William F. Murdy
                                          Chairman, President and Chief
                                           Executive Officer
                                          LandCare USA, Inc.

  Important: Please mark, date and sign the enclosed proxy card and return it promptly in the enclosed envelope.

                              LANDCARE USA, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                               DATE: MARCH 18, 1999
                                               TIME: 10:00 A.M. LOCAL TIME
                                               PLACE: LANDCARE USA, INC.
                                               2603 AUGUSTA, SUITE 1300
                                               HOUSTON, TEXAS 77057

                              [logo of landcare]

Dear LandCare Stockholder:

  We invite you to attend our special meeting to consider and vote on the following:

    1. The proposal to adopt the merger agreement entered into by LandCare and The ServiceMaster Company. Under the merger agreement, you will receive a fraction of a share of ServiceMaster common stock for each share of LandCare common stock that you own and LandCare will become a wholly-owned subsidiary of ServiceMaster. This ServiceMaster fractional share will be valued at not more than $11.00. There is no guarantee of a minimum value for each ServiceMaster fractional share; however, if the value of this fractional share is less than $9.00, LandCare may terminate the merger. THE LANDCARE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT.

    2. Such other business as may properly come before the special meeting (or any adjournments or postponements thereof).

  APPROVAL OF THE MERGER AGREEMENT BY THE LANDCARE STOCKHOLDERS IS A CONDITION TO THE COMPLETION OF THE MERGER. APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF LANDCARE COMMON STOCK.

  If you were a stockholder of record at the close of business on February 5, 1999, you may vote at the special meeting. A list of the LandCare stockholders of record on the close of business on this date will be available for inspection at least ten days prior to March 18, 1999 at the offices of LandCare during regular business hours.

  For further information regarding the merger, we urge you to read carefully the accompanying Proxy Statement/Prospectus and the copy of the merger agreement attached thereto as Appendix A.

  Please take the time to vote by completing and signing the enclosed proxy card and mailing it to us in the enclosed postage-prepaid envelope. If you attend the special meeting, you may vote your shares in person even if you have previously submitted a proxy card. If your shares are held in "street name," you must instruct your broker in order to vote. YOUR VOTE IS VERY IMPORTANT. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote for the merger agreement. If you fail to vote or to instruct your broker to vote your shares, the effect will be the same as a vote against the merger agreement.

                                          By order of the LandCare Board of
                                           Directors,

February 12, 1999                         William L. Fiedler
Houston, Texas                            Secretary


                            YOUR VOTE IS IMPORTANT!

               TO VOTE YOUR SHARES, PLEASE COMPLETE, SIGN, DATE
                       AND MAIL THE ENCLOSED PROXY CARD.

          PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

[LOGO OF SERVICEMASTER]
                                                              [LOGO OF LANDCARE]

                  MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT
  The ServiceMaster Company and LandCare USA, Inc. have entered into a merger agreement. In the proposed merger, you will receive a fraction of a share of ServiceMaster common stock for each outstanding share of LandCare common stock that you own and LandCare will become a wholly-owned subsidiary of ServiceMaster. This ServiceMaster fractional share will be valued at not more than $11.00. There is no guarantee of a minimum value for each ServiceMaster fractional share; however, if the value of the fractional share is less than $9.00, LandCare may call off the merger.

  We estimate that the shares of ServiceMaster common stock to be issued to LandCare stockholders will represent approximately 3.0% of the outstanding shares of ServiceMaster common stock after the merger.

  The merger cannot be completed unless the LandCare stockholders approve the merger agreement. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of LandCare common stock. LandCare has scheduled a special meeting for its stockholders to vote on the merger agreement as described in this Proxy Statement/Prospectus.
  Please take the time to vote by completing and signing the enclosed proxy card and mailing it in the enclosed postage-prepaid envelope. If you attend the LandCare special meeting, you may vote your shares in person even if you have previously submitted a proxy card. If your shares are held in "street name," you must instruct your broker in order to vote. YOUR VOTE IS VERY IMPORTANT. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote for the merger agreement. If you fail to vote or to instruct your broker to vote your shares, the effect will be the same as a vote against the merger agreement.

  If you were a LandCare stockholder of record at the close of business on February 5, 1999, you may vote at the LandCare special meeting. The date, time and place of the LandCare special meeting are as follows:

March 18, 1999
10:00 a.m. Local Time
LandCare USA, Inc.
2603 Augusta, Suite 1300
Houston, Texas 77057

  This Proxy Statement/Prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

 NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE SERVICEMASTER COMMON STOCK TO BE ISSUED UNDER THIS PROXY
 STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            Proxy Statement/Prospectus dated February 12, 1999,

      and first mailed to stockholders on or about February 16, 1999.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why is the merger proposed?

A: ServiceMaster and LandCare are proposing the merger because the board of directors of each of the companies has concluded that the merger is in the best interests of its stockholders. In the case of LandCare, the merger resolves difficult issues regarding the ability of LandCare to finance on an acceptable basis its business plan (including its acquisition program) and is expected to provide many of the LandCare stockholders with a significant gain on their investment and a substantial premium over the trading price of LandCare common stock that prevailed prior to the announcement of the merger. In the case of ServiceMaster, the merger represents a significant step forward in its commercial landscaping business.

Q: What will I receive in the merger?

A: Under the merger agreement, you will receive a fraction of a share of ServiceMaster common stock for each share of LandCare common stock that you own and LandCare will become a wholly-owned subsidiary of ServiceMaster. This ServiceMaster fractional share will be valued at not more than $11.00. The value of the ServiceMaster stock you actually receive in the merger will depend on the market price for ServiceMaster stock in the 20 trading day period ending March 15, 1999 (which is three trading days prior to the scheduled date of the LandCare special meeting). If the average closing price for ServiceMaster stock during this period is $20.00 per share or higher, then the value of each ServiceMaster fractional share you receive will be $11.00. If the average closing price is less than $20.00, the value of each ServiceMaster fractional share you receive will be less than $11.00. There is no guarantee of a minimum value for each ServiceMaster fractional share; however, if the value of the fractional share is less than $9.00, LandCare may call off the merger.

Q: Does LandCare recommend voting in favor of the merger?

A: Yes. The LandCare Board of Directors recommends that LandCare stockholders vote in favor of the merger agreement.

Q: How do I vote?

A: Simply indicate on your proxy card how you want to vote, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the LandCare special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote for the merger agreement. If you fail to either return your proxy card or vote in person at the LandCare special meeting, the effect will be the same as a vote against the merger agreement.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important therefore that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger agreement.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy is voted at the LandCare special meeting. If your shares are held in your name you may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to LandCare at the address at the top of the LandCare notice of special meeting. Third, you may attend the meeting and vote in person if you tell the Secretary that you want to cancel your proxy and vote in person. Simply attending the LandCare special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the LandCare special meeting.

Q: Should I send in my LandCare stock certificates now?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q: When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible. We currently expect to complete the merger before March 31, 1999.

Q: Why have you sent me this document?

A: This Proxy Statement/Prospectus contains important information regarding the proposed merger, as well as information about ServiceMaster and LandCare. It also contains important information about what the LandCare Board of Directors and management considered in evaluating the proposed merger. We urge you to read this Proxy Statement/Prospectus carefully, including its Appendices. You may also want to review the documents referenced under "Where You Can Find More Information." For information about where to call to get answers to your questions, see "Who Can Help Answer Your Questions" on the next page.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

  If you have more questions about the merger, you should contact the solicitation agent:

                             D.F. King & Co., Inc.
                          77 Water Street, 20th floor
                            New York, New York 10005
                           Telephone: (800) 488-8095

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   i
WHO CAN HELP ANSWER YOUR QUESTIONS........................................ iii
SUMMARY...................................................................   1
  The Companies...........................................................   1
  The LandCare Special Meeting............................................   1
  Reasons For the Merger..................................................   1
  Recommendation to LandCare Stockholders.................................   2
  Opinion of Financial Advisor............................................   2
  The Merger Agreement....................................................   2
  What LandCare Stockholders Will Receive.................................   2
  Stockholder Vote Required to Approve the Merger.........................   2
  Interests of Certain Persons in the Merger..............................   3
  Conditions to the Merger................................................   3
  Termination of the Merger Agreement.....................................   3
  Termination Fees........................................................   4
  Accounting Treatment....................................................   4
  Certain Federal Income Tax Consequences.................................   4
  No Right of Dissent.....................................................   4
SELECTED FINANCIAL INFORMATION............................................   5
  ServiceMaster Historical Financial Information..........................   5
  LandCare Historical and Pro Forma Financial Information.................   6
  Selected Pro Forma Financial Information................................   8
  Equivalent and Comparative Per Share Data...............................   9
  Comparative Stock Prices................................................  10
LANDCARE SPECIAL MEETING, VOTING AND PROXIES..............................  11
  General.................................................................  11
  Record Date and Voting..................................................  11
  Voting and Revocation of Proxies........................................  12
THE MERGER................................................................  14
  Background of the Merger................................................  14
  Recommendation of the Board of Directors of LandCare; Reasons for the
   Merger.................................................................  17

                                                                           Page
                                                                           ----
  Fairness Opinion........................................................  18
  Interests of Certain Persons in the Merger..............................  23
  Voting Agreements.......................................................  25
  Accounting Treatment of the Merger......................................  25
  Certain Federal Regulatory Matters......................................  25
  Certain Federal Income Tax Consequences.................................  26
  Delisting and Deregistration of LandCare Common Stock; Listing of
   ServiceMaster Common Stock Issued in Connection with the Merger........  27
  No Right of Dissent.....................................................  27
  Resales of ServiceMaster Common Stock Issued in Connection with the
   Merger.................................................................  27
  Cautionary Statements Concerning Forward-Looking Statements.............  28
THE MERGER AGREEMENT......................................................  30
  The Merger..............................................................  30
  Conversion of Shares....................................................  30
  Merger Consideration....................................................  30
  Fractional Shares.......................................................  32
  Certain Adjustments.....................................................  32
  Surrender and Payment...................................................  32
  Failure to Exchange.....................................................  33
  Dividends and Distributions.............................................  33
  Lost Certificates.......................................................  33
  Conditions to the Merger; Governmental Regulatory Approvals.............  34
  Representations and Warranties..........................................  34
  Conduct of Business Pending the Merger..................................  35
  Pipeline Acquisitions; Certain Related Termination Rights...............  36
  LandCare Stock Options..................................................  37
  No Solicitation.........................................................  37
  Indemnification.........................................................  38
  Termination.............................................................  38
  Termination Fees........................................................  39
  Fees and Expenses.......................................................  40
  Amendment and Waiver....................................................  40
DESCRIPTION OF SERVICEMASTER CAPITAL STOCK................................  41
  General.................................................................  41
  Common Stock............................................................  41
  Stock Purchase Rights...................................................  41
  Preferred Stock.........................................................  42

                                                                          Page
                                                                          ----
  Certain Provisions of the Restated Certificate and By-Laws.............  42
  Certain Anti-Takeover Provisions of Delaware Law.......................  44
COMPARATIVE RIGHTS OF COMMON STOCK.......................................  45
BUSINESS OF LANDCARE.....................................................  51
  Industry Overview......................................................  51
  Services Provided......................................................  52
  Strategy...............................................................  53
  Acquisition Program....................................................  54
  Operations.............................................................  54
  Customers..............................................................  56
  Sales and Marketing....................................................  56
  Sources of Supply......................................................  57
  Employees..............................................................  57
  Recruiting, Training and Safety........................................  57
  Facilities; Vehicles and Maintenance...................................  58
  Risk Management, Insurance and Litigation..............................  58
  Competition............................................................  59
  Regulation and Environmental Matters...................................  59
  Year 2000 Compliance...................................................  60
LANDCARE SELECTED FINANCIAL DATA AND OTHER INFORMATION...................  62
LANDCARE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................  64
  Introduction...........................................................  64
  LandCare Historical Results for the Nine Month Periods Ended September
   30, 1998 and 1997.....................................................  65
  LandCare Historical Results for the Years Ended 1997 and 1996..........  66
  LandCare Historical Results for the Years Ended 1996 and 1995..........  66
  Liquidity and Capital Resources........................................  67
COMPARATIVE MARKET PRICES AND DIVIDENDS..................................  69
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
 LANDCARE................................................................  70
UNAUDITED PRO FORMA FINANCIAL INFORMATION................................  72

                                                                          Page
                                                                          ----
THE SERVICEMASTER COMPANY PRO FORMA CONSOLIDATED SUMMARY OF OPERATIONS
 (UNAUDITED) NINE MONTHS ENDED SEPTEMBER 30, 1998........................  73
THE SERVICEMASTER COMPANY PRO FORMA CONSOLIDATED SUMMARY OF OPERATIONS
 YEAR ENDED DECEMBER 31, 1997............................................  74
THE SERVICEMASTER COMPANY PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
 (UNAUDITED).............................................................  76
LEGAL OPINION............................................................  78
EXPERTS..................................................................  78
WHERE YOU CAN FIND MORE INFORMATION......................................  79
LANDCARE FINANCIAL STATEMENTS............................................ F-1
APPENDIX A
  PLAN OF REORGANIZATION AND AGREEMENT AND PLAN OF MERGER................ A-1
APPENDIX B
  OPINION OF BT ALEX. BROWN INCORPORATED................................. B-1

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page
79. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

                                 THE COMPANIES

THE SERVICEMASTER COMPANY
One ServiceMaster Way
Downers Grove, Illinois 60515-1700
(630) 271-1300

  ServiceMaster, with operating revenue of approximately $4 billion in 1997, is one of the largest providers of residential services to individual customers and supportive management services to businesses and institutions in the United States. ServiceMaster common stock is traded on the New York Stock Exchange under the symbol SVM.

  The consumer services business of ServiceMaster provides services to over 9.6 million residential and commercial customers under eight market-leading brand names: TruGreen-ChemLawn for lawn, tree and shrub care and commercial landscape and indoor plant maintenance; Terminix for termite and pest control services; American Home Shield and AmeriSpec for home system and appliance warranty contracts and home inspection services; Rescue Rooter for plumbing and drain cleaning services; ServiceMaster Residential/Commercial Services for heavy-duty residential and commercial cleaning and disaster restoration services; Merry Maids for residential maid services; and Furniture Medic for on-site furniture repair and restoration services. The management services business of ServiceMaster provides facilities management services to over 2,000 customers in the health care, education, and business and industrial markets. These services include plant operations and maintenance, housekeeping, grounds and landscaping management, clinical equipment management, food service, laundry and linen services, total facilities management and other services.

LANDCARE USA, INC.
2603 Augusta, Suite 1300
Houston, Texas 77057
(713) 965-0336

  LandCare was established in connection with its June 1998 initial public offering to become one of the leading national providers of comprehensive landscape and tree services to commercial and institutional customers. LandCare provides landscape installation and landscape maintenance services to regional and national property owners and managers, real estate developers, corporations, universities and governmental entities. LandCare also provides tree services, which primarily consist of clearing trees away from utility lines for its utility customers. LandCare common stock is traded on the New York Stock Exchange under the symbol GRW.

                          THE LANDCARE SPECIAL MEETING
                                   (Page 11)

  The LandCare special meeting will be held at the principal executive offices of LandCare at 2603 Augusta, Suite 1300, Houston, Texas 77057, at 10:00 a.m. local time, on March 18, 1999.

                             REASONS FOR THE MERGER
                                   (Page 17)

  ServiceMaster and LandCare are proposing the merger because the board of directors of each of the companies has concluded that the merger is in the best interests of its stockholders. In the case of LandCare, the merger resolves difficult issues regarding the ability of LandCare to finance on an acceptable basis its business plan (including its acquisition program) and is expected to provide many of the LandCare stockholders with a significant gain on their investment and a substantial premium over the trading price of LandCare common stock that prevailed prior to the announcement of the merger. In the case of ServiceMaster, the merger represents a significant step forward in the commercial landscaping business of its TruGreen subsidiary.

                    Recommendation to LandCare Stockholders
                                   (Page 17)

  The LandCare Board of Directors has approved the merger agreement. The LandCare Board of Directors believes that the merger is in your best interest and recommends that you vote FOR the proposal to adopt the merger agreement.

  While the LandCare Board of Directors is permitted under certain circumstances to withdraw or modify its recommendation on the merger agreement, LandCare would still be required by the merger agreement to hold the special meeting and submit the proposal to adopt the merger agreement to its stockholders.

                          Opinion of Financial Advisor
                                   (Page 18)

  In deciding to approve the merger, the LandCare Board of Directors considered an opinion from its financial advisor, BT Alex. Brown Incorporated, as to the fairness of the exchange ratio from a financial point of view. This opinion is attached as Appendix B to this Proxy Statement/Prospectus and you are encouraged to read it.

                              The Merger Agreement
                                   (Page 30)

  The merger agreement is attached as Appendix A to this Proxy
Statement/Prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

                    What LandCare Stockholders Will Receive
                                   (Page 30)

  As a result of the merger, you will receive a fraction of a share of ServiceMaster common stock for each share of LandCare common stock that you own and LandCare will become a wholly-owned subsidiary of ServiceMaster. This ServiceMaster fractional share will be valued at not more than $11.00. The value of the ServiceMaster stock you actually receive in the merger will depend on the market price for ServiceMaster stock in the 20 trading day period ending March 15, 1999 (which is three trading days prior to the scheduled date of the LandCare special meeting). If the average closing price for ServiceMaster stock during this period is $20.00 per share or higher, then the value of each ServiceMaster fractional share you receive will be $11.00. If this average closing price is less than $20.00, the value of each ServiceMaster fractional share you receive will be less than $11.00. There is no guarantee of a minimum value for each ServiceMaster fractional share; however, if the value of this fractional share is less than $9.00, LandCare may call off the merger.

  All references to the value of the ServiceMaster fractional share you will receive for each of your LandCare shares will be based on the average closing price for ServiceMaster stock during the 20 consecutive trading days ending March 15, 1999. The market value of ServiceMaster stock you receive in the merger will of course depend on the results of the trading in ServiceMaster stock on the New York Stock Exchange after that period.

  Following the merger, LandCare stockholders will own approximately 3.0% of the outstanding shares of ServiceMaster common stock.

  LandCare stockholders should retain their stock certificates until otherwise instructed after the merger is completed.

                Stockholder Vote Required to Approve the Merger
                                   (Page 11)

  Approval of the merger agreement by the LandCare stockholders is a condition to the completion of the merger. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of LandCare common stock.

  Certain of the directors and officers of LandCare and other LandCare stockholders (who currently collectively own approximately 30.11% of the outstanding shares of LandCare common stock) have already committed to vote in favor of approval of the merger agreement with ServiceMaster. For a description of these voting commitments, see page 25.

                   Interests of Certain Persons in the Merger
                                   (Page 23)

  When considering the recommendation of the LandCare Board of Directors that LandCare stockholders vote in favor of the merger agreement, you should be aware that a number of executive officers and directors of LandCare have interests in the merger that are different from or in addition to your interests.

  As of February 1, 1999, the executive officers and directors of LandCare beneficially owned an aggregate of 5,468,276 shares of LandCare common stock, which will be treated in the same manner as shares of LandCare common stock held by other stockholders.

  All LandCare stock options will become fully vested and immediately exercisable as a result of the merger (except that five LandCare executive officers have agreed to delay vesting of their stock options over a one year period following the merger) and approximately 33.67% of these options are held by the directors and executive officers of LandCare. All LandCare options will be converted into options for ServiceMaster common stock following the merger (and will be fully vested and immediately exercisable, except as discussed above).

  Certain officers of LandCare (including all of the executive officers of LandCare) and its subsidiaries are parties to employment agreements which provide for special severance benefits in the event that the respective officer is terminated without cause or resigns for certain specified reasons during the 12 months following the merger.

                            Conditions to the Merger
                                   (Page 34)

  We currently expect to complete the merger before March 31, 1999. However, there are several conditions to the merger that must be satisfied (or waived) before the transaction can be completed. In the event any of these conditions is not satisfied, the merger may not occur. In particular, we will not complete the merger without the necessary approval of the merger agreement by the LandCare stockholders or if there is a judgment, injunction, order or decree that prohibits the merger.

                      Termination of the Merger Agreement
                                   (Page 38)

  ServiceMaster and LandCare can mutually agree to terminate the merger agreement without completing the merger. Either of ServiceMaster or LandCare can terminate the merger agreement if:

  . the merger is not completed by May 1, 1999;

  . a court or other governmental authority permanently prohibits the merger;

  . the LandCare stockholders do not approve the merger agreement; or

  . the other party breaches or materially fails to comply with any of its representations or warranties or obligations under the merger agreement.

  LandCare and ServiceMaster each have the following additional specific rights to terminate the merger agreement.

  LandCare can terminate the merger agreement if the value of the ServiceMaster fractional share to be paid in the merger for each share of LandCare stock is less than $9.00.

  ServiceMaster can terminate the merger agreement if among other things:

  . the LandCare Board of Directors (i) withdraws, modifies or changes its recommendation or approval in favor of the merger agreement in any manner adverse to ServiceMaster or (ii) recommends any acquisition proposal other than by ServiceMaster;

  . any entity or group other than ServiceMaster becomes the beneficial owner of more than 40% of the outstanding LandCare common stock; or

  . LandCare does not complete certain acquisitions which satisfy various specified criteria prior to the LandCare special meeting.

                                Termination Fees
                                   (Page 39)

  LandCare will be required to pay ServiceMaster a termination fee of (i) $7,577,045 plus (ii) $0.44 multiplied by the aggregate number of shares of LandCare common stock (other than any shares of LandCare common stock issued on the exercise of LandCare stock options) issued after November 1, 1998 and before the termination of the merger agreement if the merger agreement is terminated because:

  . the LandCare stockholders do not approve the merger agreement;

  . LandCare breaches or materially fails to comply with any of its representations or warranties or obligations under the merger agreement;

  . the LandCare Board of Directors (i) withdraws, modifies or changes its recommendation or approval in favor of the merger agreement in any manner adverse to ServiceMaster or (ii) recommends any acquisition proposal other than by ServiceMaster;

  . any entity or group other than ServiceMaster becomes the beneficial owner of more than 40% of the outstanding LandCare common stock;

  . LandCare shall not have taken all actions necessary to cause the conversion of LandCare stock options as provided by the merger agreement; or

  . the LandCare Board of Directors determines, under certain circumstances and subject to certain limitations specified in the merger agreement and before the approval of the merger agreement by the LandCare stockholders, that the fiduciary obligations of the Board require acceptance of a superior offer from a third party to acquire LandCare.

  If ServiceMaster terminates the merger agreement because LandCare fails to fulfill its obligation to complete certain acquisitions prior to the closing or to meet certain other acquisition related requirements, LandCare will be required to pay ServiceMaster an amount, not to exceed $1 million, equal to the actual and reasonably documented out-of-pocket expenses incurred by ServiceMaster and directly attributable to the proposed acquisition of LandCare.

                              Accounting Treatment
                                   (Page 25)

  The merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles.

                    Certain Federal Income Tax Consequences
                                   (Page 26)

  We have structured the merger so that no gain or loss will be recognized for federal income tax purposes on the receipt of shares of ServiceMaster common stock by former LandCare stockholders. The specific tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors to fully understand the tax consequences of the merger to you.

                              No Right of Dissent
                                   (Page 27)

  Under Delaware law, LandCare stockholders will not have a right to dissent from the merger and obtain payment of an alternative valuation for their shares determined by a court.

                         SELECTED FINANCIAL INFORMATION

  Set forth on the following pages are selected historical financial and operating information of ServiceMaster and LandCare and combined pro forma financial and operating information of ServiceMaster and LandCare. Results of operations for interim periods are not necessarily indicative of the results to be expected in subsequent interim periods or for the full fiscal year.

                 ServiceMaster Historical Financial Information
                      (in millions, except per share data)

                                Nine Months
                                   Ended
                               September 30,      Year Ended December 31,
                               ------------- ----------------------------------
                                1998   1997   1997   1996   1995   1994   1993
                               ------ ------ ------ ------ ------ ------ ------
                                (Unaudited)
Operating Results
Operating revenue............  $3,500 $2,918 $3,961 $3,458 $3,203 $2,985 $2,759
Cost of services rendered and
 products sold...............   2,703  2,243  3,058  2,681  2,500  2,356  2,193
Selling and administrative
 expenses....................     500    420    559    482    451    415    393
                               ------ ------ ------ ------ ------ ------ ------
Operating income.............     297    255    344    295    252    214    173
Non-operating expense........      59     50     70     43     74     71     55
Provision for income taxes
 (pro forma prior to 1998)
 (1).........................      96     83    111    102     72     58     48
                               ------ ------ ------ ------ ------ ------ ------
Net income (pro forma prior
 to 1998) (1) (2)............  $  142 $  122 $  163 $  150 $  106 $   85 $   70
                               ====== ====== ====== ====== ====== ====== ======
Net income per share:
 Basic (pro forma prior to
  1998) (1) (2)..............  $ 0.49 $ 0.42 $ 0.57 $ 0.47 $ 0.41 $ 0.33 $ 0.28
 Diluted (pro forma prior to
  1998) (1) (2)..............  $ 0.48 $ 0.41 $ 0.55 $ 0.46 $ 0.39 $ 0.32 $ 0.27
Shares used in computing net
 income per share:
 Basic.......................     287    290    286    317    260    256    254
 Diluted.....................     297    303    300    330    273    267    266
Cash distributions per
 share.......................  $ 0.24 $ 0.23 $ 0.31 $ 0.29 $ 0.28 $ 0.27 $ 0.26
Financial Position at Period
 End
Current assets...............  $  702 $  580 $  594 $  499 $  393 $  331 $  291
Current liabilities..........     675    510    558    425    373    304    244
Working capital..............      27     70     36     74     20     27     47
Total assets.................   2,883  2,322  2,475  1,847  1,650  1,231  1,122
Non-current liabilities......   1,307  1,375  1,393    608    518    484    471
Minority interest............     --       3    --      17     13    135    118
Shareholders' equity.........     902    434    524    797    747    307    289
Book value per share.........  $ 3.04 $ 1.58 $ 1.87 $ 2.49 $ 2.32 $ 1.20 $ 1.12

--------
(1) ServiceMaster converted from partnership to corporate form in a tax-free exchange for shareholders on December 26, 1997. Prior to the conversion, the partnership was not subject to federal income taxes, as its taxable income was allocated to its equity holders. As a result of the conversion, ServiceMaster became a taxable entity and is responsible for such payments. The results shown above for the periods ended December 31, 1997 and prior thereto have been restated to adjust the actual historical partnership information to a pro forma basis that assumes that reincorporation had occurred as of the beginning of that period. The pro forma provision for income taxes has been calculated assuming that ServiceMaster's effective tax rate was approximately 40 percent of pretax earnings. Actual historical net income and per share net income as a partnership for these prior periods were as follows:

                                   Nine Months
                                      Ended         Year Ended December 31,
                                  September 30, --------------------------------
                                      1997      1997 (a) 1996  1995  1994  1993
                                  ------------- -------- ----- ----- ----- -----
                                   (Unaudited)
  Net income (2).................     $ 198      $ 264   $ 245 $ 172 $ 140 $ 116
  EPS: Basic.....................     $0.68      $0.93   $0.77 $0.66 $0.55 $0.46
    Diluted......................     $0.66      $0.89   $0.75 $0.63 $0.53 $0.44

  (a) Including the one-time tax gain related to reincorporation, net income for the year ended 1997 was $329 million and basic and diluted earnings per share were $1.15 and $1.10, respectively.

(2) In the above presentation, the operating results in 1993 have been stated to exclude a gain on issuance of subsidiary shares. Including this item, pro forma corporate net income and basic and diluted earnings per share were $88 million, $0.35 and $0.34, respectively, and actual historical partnership net income and basic and diluted earnings per share were $146 million, $0.57 and $0.56, respectively.

  All ServiceMaster share and per share data reflects the three-for-two share splits in 1998, 1997, 1996 and 1993.

            LandCare Historical and Pro Forma Financial Information
                     (in thousands, except per share data)

                          Nine Months Ended
                            September 30,             Year Ended December 31,
                          ------------------- --------------------------------------------
                            1998       1997     1997     1996     1995     1994     1993
                          ---------  -------- --------  -------  -------  -------  -------
                             (Unaudited)                                    (Unaudited)
Historical Operating
 Results (1)
Revenues................  $ 101,908  $ 47,998 $ 65,950  $58,619  $54,922  $48,942  $48,284
Cost of services........     80,496    40,384   55,889   47,905   45,351   46,206   43,872
                          ---------  -------- --------  -------  -------  -------  -------
Gross profit............     21,412     7,614   10,061   10,714    9,571    2,736    4,412
Selling, general and
 administrative
 expenses...............     13,093     4,961    6,709    6,989    4,855    4,555    4,028
                          ---------  -------- --------  -------  -------  -------  -------
Income from operations..      8,319     2,653    3,352    3,725    4,716   (1,819)     384
Other income (expense),
 net....................       (641)      216      135     (332)    (660)    (567)    (732)
                          ---------  -------- --------  -------  -------  -------  -------
Income (loss) before
 income taxes...........      7,678     2,869    3,487    3,393    4,056   (2,386)    (348)
Income tax provision
 (benefit)..............      3,413     1,141    1,375    1,275    1,580     (929)    (137)
                          ---------  -------- --------  -------  -------  -------  -------
Net income (loss).......  $   4,265  $  1,728 $  2,112  $ 2,118  $ 2,476  $(1,457) $  (211)
                          =========  ======== ========  =======  =======  =======  =======
Net income (loss) per
 share:
 Basic..................  $    0.48  $   0.49 $   0.59  $  0.60  $  0.70  $ (0.41) $ (0.06)
 Diluted (3)............  $    0.48  $   0.49 $   0.59  $  0.60  $  0.70  $ (0.41) $ (0.06)
Shares used in computing
 net income (loss) per
 share:
 Basic..................      8,809     3,552    3,552    3,552    3,552    3,552    3,552
 Diluted................      8,851     3,552    3,552    3,552    3,552    3,552    3,552
LandCare Pro Forma
 Operating Results Data
 (2)
Revenues................  $ 228,023           $263,779
Cost of services........    178,311            206,547
                          ---------           --------
Gross profit............     49,712             57,232
Selling, general and
 administrative
 expenses...............     32,021             40,641
                          ---------           --------
Income from operations..     17,691             16,591
Other income (expense),
 net....................     (4,198)            (4,294)
                          ---------           --------
Income before income
 taxes..................     13,493             12,297
Income tax provision....      6,073              5,534
                          ---------           --------
Net income..............  $   7,420           $  6,763
                          =========           ========
Net income per share:
 Basic..................  $    0.42           $   0.38
 Diluted (3)............  $    0.40           $   0.37
Shares used in computing
 pro forma net income
 per share:
 Basic..................     17,735             17,735
 Diluted................     18,435             18,435
Historical Financial
 Position at Period End
 (1)
Current assets..........  $  55,064           $ 13,368  $11,879  $10,527  $ 7,696  $ 9,825
Current liabilities.....     30,972             12,437    9,517   11,954    7,972   10,264
Working capital
 (deficit)..............     24,092                931    2,362   (1,427)    (276)    (439)
Total assets............    186,793             24,114   21,713   21,535   19,538   21,424
Non-current
 liabilities............     62,914              3,497    5,551    5,172    9,407    8,321
Shareholders' equity....     92,907              8,180    6,645    4,409    2,159    2,839
Book value per share
 (4)....................  $    5.59           $   2.30  $  1.87  $  1.24  $  0.61  $  0.80

--------

(1) For financial statement purposes, Trees, Inc. ("Trees"), one of the Founding Companies (as defined in footnote 2 below), was identified as the accounting acquiror. Accordingly, the accompanying historical financial information included herein represents (i) the historical results of Trees,
    (ii) the retroactive restatement of one of the companies acquired by LandCare which was accounted for as a pooling-of-interests, (iii) the acquisition of the remaining Founding Companies from June 9, 1998 and (iv) the acquisition of the eleven companies acquired by LandCare subsequent to June 9, 1998 and before September 30, 1998, all of which have been included from their respective acquisition dates. The historical financial information as of December 31, 1995, 1994, and 1993 and for the years ended December 31, 1994 and 1993 is unaudited.
(2) The Pro Forma Operating Results Data assume that the acquisition of the companies combined in connection with the LandCare initial public offering (the "Founding Companies"), the companies acquired or probable of acquisition by LandCare after the initial public offering and prior to December 31, 1998 (the "Subsequent Acquisitions") and the LandCare initial public offering (the "IPO") were closed January 1, 1997, and are not necessarily indicative of the results LandCare would have achieved had these events actually occurred on that date or indicative of LandCare's future results. The Founding Companies and the Subsequent Acquisitions are referred to as the "Acquired Companies." Pro forma adjustments reflected herein include adjustments to reflect exclusion of certain operations not acquired in the acquisitions of the Acquired Companies, compensation and rent differentials, amortization of goodwill related to the acquisitions of the Acquired Companies, income taxes related to certain of the Acquired Companies which were S-Corporations, distributions made by the S-Corporations prior to their acquisition by LandCare, and receipt and application of proceeds received in the LandCare IPO.
(3) Diluted net income per share reflects adjustments to net income related to interest expense on convertible debt.
(4) The historical book value per share is computed by dividing total shareholders' equity by the total number of common shares outstanding at the end of the period.

                    Selected Pro Forma Financial Information

  The unaudited selected pro forma financial information set forth below has been prepared based upon the historical consolidated financial statements of ServiceMaster and its subsidiaries and the pro forma financial statements of LandCare and its subsidiaries, adjusted for transactions described in the Notes to the pro forma financial information of ServiceMaster included under "Unaudited Pro Forma Financial Information-- ServiceMaster/LandCare Consolidated Company." The pro forma financial statements of LandCare have been presented and described in the "Selected Financial Information--LandCare Historical and Pro Forma Financial Information" on page 6.

  The pro forma financial information does not purport to represent what ServiceMaster's financial position as of September 30, 1998 or results of operations for the nine months ended September 30, 1998 or the year ended December 31, 1997 would actually have been had the merger in fact occurred on that date or at the beginning of the periods indicated or to project ServiceMaster's financial position or results of operations for any future date or period.

                    (In millions, except per share data)(1)

                                                       Nine Months
                                                          Ended      Year Ended
                                                      September 30, December 31,
                                                          1998          1997
                                                      ------------- ------------
                                                       (Unaudited)  (Unaudited)
OPERATING RESULTS
Operating revenue....................................    $3,728        $4,225
Cost of services rendered and products sold..........     2,881         3,265
Selling and administrative expenses..................       534           602
                                                         ------        ------
Operating income.....................................       313           358
Non-operating expense................................        64            75
Provision for income taxes...........................       102           116
                                                         ------        ------
Net income...........................................    $  147        $  167
                                                         ======        ======
Net income per share:
  Basic..............................................    $ 0.50        $ 0.57
  Diluted............................................    $ 0.48        $ 0.54
Shares used in computing net income per share:
  Basic..............................................       296           295
  Diluted............................................       306           309
Cash distributions per share.........................    $ 0.24        $ 0.31
FINANCIAL POSITION AT PERIOD END
Current assets.......................................    $  769
Current liabilities..................................       724
Working capital......................................        45
Total assets.........................................     3,231
Non-current liabilities..............................     1,402
Shareholders' equity.................................     1,105
Book value per share.................................    $ 3.73

--------
(1) All per share data reflect the three-for-two share split in August 1998.

Equivalent and Comparative Per Share Data

  We have summarized below the per share information for ServiceMaster and LandCare on a historical, pro forma combined and equivalent basis.

                                                           Nine
                                                       Months Ended  Year Ended
                                                        September   December 31,
                                                         30, 1998       1997
                                                       ------------ ------------
                                                       (Unaudited)
ServiceMaster--Historical:
 Basic earnings per share............................   $     0.49   $     0.57
 Diluted earnings per share..........................   $     0.48   $     0.55
 Dividends per share.................................   $     0.24   $     0.31
 Book value per share(1).............................   $     3.04   $     1.87
LandCare--Historical:
 Basic earnings per share............................   $     0.48   $     0.59
 Diluted earnings per share..........................   $     0.48   $     0.59
 Dividends per share.................................   $       --   $       --
 Book value per share(1).............................   $     5.59   $     2.30
ServiceMaster/LandCare unaudited pro forma
 combined:(2)
 Basic earnings per ServiceMaster share..............   $     0.50   $     0.57
 Diluted earnings per ServiceMaster share............   $     0.48   $     0.54
 Dividends per ServiceMaster share...................   $     0.24   $     0.31
 Book value per ServiceMaster share..................   $     3.73           --
Unaudited fractional ServiceMaster share issuable in
 exchange for each LandCare share assuming average
 closing price between $16.36 and $20.00:(3)(4)
 Basic earnings per fractional ServiceMaster share...   $     0.27   $     0.31
 Diluted earnings per fractional ServiceMaster
  share..............................................   $     0.26   $     0.30
 Dividends per fractional ServiceMaster share........   $     0.13   $     0.17
 Book value per fractional ServiceMaster share.......   $     1.67   $     1.03
Unaudited fractional ServiceMaster share issuable in
 exchange for each LandCare share assuming average
 closing price of $23.00:(3)(5)
 Basic earnings per fractional ServiceMaster share...   $     0.23   $     0.27
 Diluted earnings per fractional ServiceMaster
  share..............................................   $     0.23   $     0.26
 Dividends per fractional ServiceMaster share........   $     0.11   $     0.15
 Book value per fractional ServiceMaster share.......   $     1.45   $     0.89

--------
(1) The historical book value per share is computed by dividing total shareholders' equity by the total number of common shares outstanding at the end of the period.
(2) The pro forma combined data has been prepared based upon the historical consolidated financial statements of ServiceMaster and its subsidiaries and the pro forma financial statements of LandCare and its subsidiaries, adjusted for pro forma merger adjustments which reflect the acquisition of all of the shares of LandCare in exchange for shares of ServiceMaster assuming an exchange ratio of 0.5000. The pro forma merger adjustments include acquired intangible assets, legal, investment banking and other fees related to the merger, intangible amortization expense and additional interest expense. The pro forma financial statements of LandCare assume that the acquisition of the Founding Companies and Subsequent Acquisitions and the LandCare IPO were closed on January 1, 1997.
(3) This financial information shows the historical performance of ServiceMaster stock that would be received in exchange for each LandCare share if the average closing price described below for ServiceMaster stock equals the assumed average closing price. That assumed average closing price determines the exchange ratio for which LandCare shares will be exchanged for ServiceMaster shares in the merger. The figures shown are determined by multiplying the assumed exchange ratio by the historical data per whole ServiceMaster share.
(4) Assuming a ServiceMaster Average Closing Price between $16.36 and $20.00, the exchange ratio for the conversion of LandCare stock into ServiceMaster stock would be 0.5500. See "The Merger Agreement--Merger Consideration" for a discussion of the consequences of a ServiceMaster Average Closing Price below $16.36. As of February 5, 1999, the closing price of ServiceMaster common stock was $18.8125, and if such date had been the last day in the 20 trading day period for purposes of determining the ServiceMaster Average Closing Price, the ServiceMaster Average Closing Price would have been $18.9625.
(5) Assuming a ServiceMaster Average Closing Price of $23.00, the exchange ratio for the conversion of LandCare stock into ServiceMaster stock would be 0.4783.

                            Comparative Stock Prices

  ServiceMaster common stock and LandCare common stock are each traded on the New York Stock Exchange (the "NYSE") under the respective symbols SVM and GRW. The following table sets forth the closing sale price per share of ServiceMaster common stock and LandCare common stock and the estimated equivalent per share price (that is, the value of ServiceMaster stock issuable in exchange for each LandCare share) for LandCare common stock on October 30, 1998, the last trading day before the joint public announcement by ServiceMaster and LandCare of the execution of the merger agreement, and the closing sale price per share on February 5, 1999, the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.

                                                  Value of ServiceMaster Stock
                       ServiceMaster   LandCare   Issuable in Exchange for each
                       Common Stock  Common Stock       LandCare Share(1)
                       ------------- ------------ -----------------------------
October 30, 1998......   $21.125       $8.00                $11.00(2)
February 5, 1999......    18.8125       9.4375               10.3469(3)

--------
(1) The amount paid for each share of LandCare common stock in the merger (in the form of a fractional share of ServiceMaster common stock) will vary depending on the ServiceMaster Average Closing Price. See "The Merger Agreement--Merger Consideration" for a more detailed description of the value to be received for each share of LandCare common stock.
(2) The $11.00 value was determined by multiplying $21.125 times an exchange ratio of 0.5207. That exchange ratio is the fraction of a ServiceMaster share that would be issued in exchange for each LandCare share if the ServiceMaster Average Closing Price were $21.125.
(3) The $10.3469 value was determined by multiplying $18.8125 times an exchange ratio of .5500. That exchange ratio is the fraction of a ServiceMaster share that would be issued in exchange for each LandCare share if the ServiceMaster Average Closing Price were $18.8125.

  The exchange ratio which will be used to convert LandCare common stock into ServiceMaster common stock will be based on the Average Closing Price for ServiceMaster common stock on the New York Stock Exchange for the 20 trading day period ending March 15, 1999 (which is three trading days prior to the scheduled date of the LandCare special meeting). The ServiceMaster Average Closing Price, and therefore the actual exchange ratio, cannot be predicted.

                  LANDCARE SPECIAL MEETING, VOTING AND PROXIES

General

  This Proxy Statement/Prospectus is being furnished to LandCare stockholders as part of the solicitation of proxies by the LandCare Board of Directors for use at the LandCare special meeting to be held on March 18, 1999 at 10:00 a.m. local time, at the principal executive offices of LandCare at 2603 Augusta, Suite 1300, Houston, Texas 77057. This Proxy Statement/Prospectus and the enclosed form of proxy are first being mailed to LandCare stockholders on or about February 16, 1999.

  The purpose of the LandCare special meeting is to consider and vote on the following:

    (1) The proposal to adopt the merger agreement between LandCare and ServiceMaster. Under the merger agreement, each outstanding share of LandCare common stock will be converted into the right to receive a fraction of a share of ServiceMaster common stock based on an exchange ratio and LandCare will become a wholly-owned subsidiary of ServiceMaster.

    (2) To transact such other business as may properly come before the LandCare special meeting (or any adjournments or postponements thereof).

  Each copy of this Proxy Statement/Prospectus mailed to holders of LandCare common stock is accompanied by a form of proxy for use at the LandCare special meeting.

  The LandCare Board of Directors recommends that stockholders vote FOR the adoption of the merger agreement.

Record Date and Voting

  LandCare has fixed the close of business on February 5, 1999 as the record date for the determination of the LandCare stockholders entitled to notice of and to vote at the LandCare special meeting. Accordingly, only holders of record of LandCare common stock on the record date will be entitled to notice of and to vote at the LandCare special meeting. As of February 5, 1999, there were outstanding and entitled to vote 17,721,055 shares of LandCare common stock, which shares were held by approximately 143 holders of record. Each holder of record of shares of LandCare common stock on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy, at the LandCare special meeting.

  The presence at the LandCare special meeting, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of LandCare common stock is necessary to constitute a quorum at the LandCare special meeting. The approval of the merger agreement will require the affirmative vote of the holders of a majority of the shares of LandCare common stock outstanding on the record date.

  LandCare shares which abstain from voting on the proposal to adopt the merger agreement will be treated as shares that are present and entitled to vote at the LandCare special meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against adoption of the merger agreement. Brokers or nominees holding shares of record for customers generally will not be entitled to vote on the proposal to adopt the merger agreement unless they receive voting instructions from their customers. Because the adoption of the merger agreement is the only matter for which specific approval is being solicited, any shares held by brokers or nominees for which no instructions are given by the beneficial owners thereof will not be voted, meaning that such shares will have the same effect as shares voted against adoption of the merger agreement.

  Holders of an aggregate of 5,335,097 shares of LandCare common stock (the "Key Stockholders"), representing approximately 30.11% of the outstanding shares of LandCare common stock as of the record date for the LandCare special meeting, have each entered into a Voting Agreement with ServiceMaster pursuant to which the Key Stockholders have agreed, among other things, to vote their shares of LandCare common stock in favor of the merger agreement. See "The Merger--Voting Agreements." Certain of the directors and all of the executive officers of LandCare are a party to a Voting Agreement.

Voting and Revocation of Proxies

  All shares of LandCare common stock which are entitled to vote and are represented at the LandCare special meeting by properly executed and unrevoked proxies received prior to or at such meeting will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for adoption of the merger agreement.

  The LandCare Board of Directors does not know of any matters other than those described in the notice of the LandCare special meeting that are to come before such meeting. If any other matters are properly presented at the LandCare special meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed forms of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, proxies voting against a specific proposal may not be used by the persons named in the proxies to vote for adjournment of the meeting for the purpose of giving management additional time to solicit votes to approve such proposal.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of LandCare, at or before the taking of the vote at the LandCare special meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of LandCare before the taking of the vote at the LandCare special meeting or (iii) attending the LandCare special meeting and voting in person (although attendance at the LandCare special meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to LandCare USA, Inc. at 2603 Augusta, Suite 1300, Houston, Texas 77057, Attention:
Secretary, or hand delivered to the Secretary of LandCare at or before the taking of the vote at the LandCare special meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the LandCare special meeting.

  All expenses of the solicitation of proxies for the LandCare special meeting will be borne by LandCare except that, as indicated below, ServiceMaster will pay the fees of D.F. King & Co., Inc. for its assistance in soliciting proxies in favor of the merger. In addition to solicitation by use of the mails, proxies may be solicited from LandCare stockholders by directors, officers and employees of LandCare in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. LandCare and ServiceMaster have retained D.F. King & Co., Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the LandCare special meeting at a cost of $10,000 plus reimbursement of reasonable out-of-pocket expenses, which costs and expenses ServiceMaster has agreed to pay. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and LandCare will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

  In the event that before the LandCare special meeting, another company makes a Qualified Competing Proposal (as defined in the merger agreement) to acquire LandCare and the LandCare Board withdraws its recommendation of the ServiceMaster merger and recommends that LandCare stockholders approve the Qualified Competing Proposal instead of the ServiceMaster merger proposal (or in the event that LandCare otherwise withdraws or modifies its recommendation of the ServiceMaster merger), the merger agreement grants ServiceMaster the right to require that LandCare stockholders be afforded the opportunity to vote with respect to the ServiceMaster merger proposal, and if ServiceMaster exercises that right, ServiceMaster also has the right to utilize D.F. King & Co., Inc. as its agent to solicit votes from LandCare stockholders in favor of the ServiceMaster merger proposal.

   Stockholders should not send stock certificates with their proxies. LandCare common stock certificates will be exchanged for shares of ServiceMaster common stock following completion of the merger in accordance with instructions to be sent to holders of LandCare common stock after the merger.

                                   THE MERGER

Background of the Merger

  During conversations in August 1998 between long-time business colleagues Philip B. Rooney, Vice Chairman of ServiceMaster, and Fred Ferreira, a non-employee director of LandCare, Mr. Rooney inquired about the possibility of a business combination between LandCare and ServiceMaster at some indefinite time in the future. Mr. Ferreira advised Mr. Rooney that he did not believe LandCare would be interested in discussing such a business combination at that time, but said that he would inform Mr. William F. Murdy, LandCare's Chairman, Chief Executive Officer and President, of his conversations with Mr. Rooney.

  In the first week of September 1998, Mr. Murdy telephoned Mr. Rooney to say that he had been informed of Mr. Ferreira's recent conversations with Mr. Rooney regarding ServiceMaster's indication of interest in a potential business combination between LandCare and ServiceMaster. Mr. Murdy told Mr. Rooney that he thought a sale of LandCare to ServiceMaster was unlikely at that time, but he would nevertheless be available to meet with Mr. Rooney the following week, when Mr. Murdy was scheduled to travel to Chicago on other business. On September 10, Mr. Murdy met with Mr. Rooney over dinner in Chicago. At this meeting, Mr. Rooney informed Mr. Murdy that he believed a merger between ServiceMaster and LandCare would be mutually beneficial to the companies, emphasizing the opportunity for the combined business to generate operating efficiencies and cost savings and expand its geographic coverage. In addition, Mr. Rooney indicated that LandCare stockholders would benefit from the greater liquidity and stability of ServiceMaster stock and the opportunity for the merged companies to enhance their presence and achieve leadership in the commercial landscaping sector. Mr. Murdy responded that LandCare was focusing at that time on executing its current business plan, which involved the aggressive acquisition of other landscape and tree services businesses, and therefore was not interested in pursuing the sale of the company. Mr. Rooney invited Mr. Murdy to call him if he changed his mind about initiating discussions. Based largely on the then continuing deterioration in the price of LandCare common stock and tightening conditions in the debt markets, on September 28, 1998, Mr. Murdy asked Mr. Ferreira to reinitiate contact with Mr. Rooney to determine the extent of ServiceMaster's interest in a business combination with LandCare. On the same day, Mr. Ferreira spoke with Mr. Rooney, who expressed an interest in meeting again with Mr. Murdy. A special meeting of the LandCare Board was called for October 8, 1998 to discuss the possibility of a business combination with ServiceMaster, as well as other possible strategic alternatives available to LandCare in light of then-current market conditions.

  At its meeting on October 8, the LandCare Board discussed ServiceMaster's indication of interest in a business combination with LandCare. As part of its analysis, the LandCare Board took into consideration the effect of then-current equity and debt market conditions on LandCare's business strategy. In particular, LandCare was concerned that it would not, consistent with its business strategy, be able to finance its acquisitions with its common stock at its then-current value, which from September 28, 1998 to October 7, 1998 averaged $6.10 per share (such average being 24% below its June 1998 initial public offering price of $8.00 per share). In order to make accretive acquisitions, LandCare, as a result of the prevailing trading price, would be required to utilize more cash than had been anticipated and would therefore need access to significantly greater financial resources than it possessed. The strategic alternatives contemplated by LandCare included: (i) curtailing LandCare's acquisition program and focusing on existing operations and internal growth at the subsidiary level; (ii) issuing debt or equity securities through one or more private placements; (iii) engaging a financial or strategic partner; or (iv) entering into a business combination with ServiceMaster or another compatible company with sufficient capital resources. The LandCare Board then voted to retain an investment banking firm to perform an analysis of market conditions and to examine the viability of all available financing options. In addition, the LandCare Board authorized Mr. Murdy, LandCare consultant Steven Harter and other consultants as necessary to meet with Mr. Rooney and other representatives of ServiceMaster to pursue discussions with ServiceMaster subject to the results of the investment banker's analysis.

  On October 9, 1998, LandCare asked BT Alex. Brown Incorporated to evaluate LandCare's then viable financing alternatives and a possible business combination with ServiceMaster and present its findings to the LandCare Board.

  On October 14, 1998, Mr. Murdy and Mr. Harter, a principal in Notre Capital Ventures II, L.L.C., a significant LandCare stockholder, met with Mr. Rooney and John Deegan, a ServiceMaster financial analyst, in Downers Grove, Illinois. At this meeting, the possibility of a business combination was further discussed. Mr. Murdy and Mr. Harter expressed an interest in continuing the discussion and, on the next day, ServiceMaster and LandCare entered into a confidentiality agreement.

  On October 16, negotiations continued between Messrs. Murdy and Rooney in Chicago. At the same time that Messrs. Murdy and Rooney were meeting in Chicago, John Deegan, Mary Tolar and Michael Cook, all financial representatives of ServiceMaster, met with members of LandCare's senior management in Houston, Texas. The LandCare representatives were Peter Forbes, Senior Vice President and Chief Financial Officer, Kenneth V. Garcia, Senior Vice President and Chief Development Officer, and William L. Fiedler, Senior Vice President, General Counsel and Secretary. LandCare was also represented by Stephen Cook, its acquisitions consultant. At this meeting in Houston, LandCare representatives shared a significant amount of summary financial information with the representatives from ServiceMaster along with information on the LandCare acquisition strategy and its contracts with management.

  The information LandCare shared with ServiceMaster included a business plan and various iterations of a computer program (the "computer model") designed to show possible future LandCare performance based on various alternative assumptions. The computer model projections of LandCare's possible future financial performance (and the related possible future value of LandCare common stock) are dependent, among other things, on a number of key variables, including but not necessarily limited to the following: the ability of LandCare to acquire companies performing financially in a manner making a positive contribution to LandCare's financial performance; internal growth of acquired companies; the price at which such acquisitions could be made; the market price of LandCare stock; and the cost and availability of other capital required to make such acquisitions. When favorable assumptions were used as inputs for key variables in the computer model, the model projected a future stock price for LandCare higher than the price proposed in the merger. When less favorable assumptions were used for key variables, the model projected a future stock price for LandCare lower than the price proposed in the merger. Irrespective of the assumptions used, at the time the merger negotiations occurred, there was significant uncertainty regarding among other things future liquidity in the credit markets and LandCare's ability to use its common stock as consideration for acquisitions or to borrow at a cost that would enable it to grow through acquisitions on acceptable terms. In the end, the parties negotiated the merger price based on their respective independent assessments of LandCare's upside and downside potentials, and the price reached represented from each party's perspective a fair balance of these potentials and assessments. ServiceMaster's decision as to the price it was willing to pay for LandCare depended far more on ServiceMaster's own assessment on what ServiceMaster might be able to do with the LandCare business as an integral part of ServiceMaster's TruGreen subsidiary than upon LandCare's business plan or the variable outputs of LandCare's computer model.

  Following these meetings, Mr. Rooney invited Mr. Murdy's executive management to meet on October 21, 1998 with the executive management of ServiceMaster and its commercial landscaping business operating subsidiary in Memphis, Tennessee. Representing ServiceMaster at this meeting were C. William Pollard, Chairman of the ServiceMaster Board of Directors, Mr. Rooney, Ernest J. Mrozek, President and Chief Operating Officer, ServiceMaster Consumer Services, Donald K. Karnes, Group President, Lawn Care & Pest Control Services, ServiceMaster Consumer Services, David M. Slott, President and Chief Operating Officer of TruGreen-ChemLawn, and Mr. Deegan. Representing LandCare at this meeting were Messrs. Murdy, Harter, Forbes, Garcia and Cook. At this meeting, LandCare representatives presented a financial and operational overview of LandCare as well as an overview of LandCare's business plan and business strategies, and the parties discussed the expected organizational and strategic effects of a business combination with ServiceMaster. After substantial discussions and negotiations between the parties at this meeting, ServiceMaster increased its initial offer of $9.00 per LandCare share to $11.00 per share of LandCare common stock based on a fixed exchange ratio of 0.5620 ServiceMaster shares for each LandCare share without any collar. This offer was contingent on approval of the Boards of Directors of LandCare and ServiceMaster, completion of due diligence and the negotiation and execution of a definitive merger agreement.

  On October 22, the LandCare Board of Directors held a meeting at LandCare's corporate offices in Houston, Texas to discuss the terms of ServiceMaster's offer. The LandCare Board authorized LandCare management and consultants to continue negotiations with ServiceMaster based on, among other things, the potential benefits to LandCare's stockholders of a business combination with ServiceMaster, including the substantial premium over the then-current LandCare stock price being discussed with ServiceMaster.

  The following day, October 23, counsel for ServiceMaster delivered the initial draft of a proposed merger agreement to LandCare and its counsel. At the same time, business, financial and legal representatives of ServiceMaster convened in Houston to negotiate various business terms, conduct a due diligence investigation and negotiate a definitive merger agreement.

  During the period of October 23 to October 31, ServiceMaster conducted due diligence investigations, and ServiceMaster and LandCare negotiated the terms of the proposed merger agreement.

  On October 27 and 28, the LandCare Board held a regularly-scheduled meeting in Houston, Texas. BT Alex. Brown presented to the LandCare Board the results of its analyses of market conditions and the financing alternatives available to LandCare. The LandCare Board then discussed the status of the negotiations with ServiceMaster. Based on the information presented at this meeting and discussions with its advisors and LandCare management, the LandCare Board decided to continue negotiations with ServiceMaster regarding the terms of a business combination between LandCare and ServiceMaster. In addition, LandCare formally retained BT Alex. Brown to provide a fairness opinion to the LandCare Board in connection with the proposed business combination with ServiceMaster.

  On November 1, the LandCare Board convened a special meeting to vote on the proposed merger with ServiceMaster. All of the members of the LandCare Board were present at this meeting. In addition, representatives of LandCare's independent financial, legal, tax and accounting advisors were in attendance at the meeting. The LandCare Board discussed the principal terms of the proposed merger agreement with its legal counsel and investment bankers, including: (i) the manner in which shares of LandCare common stock would be valued and the mechanisms for adjustment of the exchange ratio, which was negotiated to be
0.5500 with a collar; (ii) the requirement that certain key executives agree to waive certain of their rights under LandCare stock options and accept a modified vesting schedule for such stock options; (iii) the requirement that certain stockholders of LandCare owning at least 30% of the outstanding shares of LandCare common stock agree to enter into agreements to vote in favor of the merger; and (iv) the principal conditions that must be satisfied by LandCare prior to the consummation of the merger. The LandCare Board also discussed the provisions of the proposed merger agreement which would permit LandCare to (i) entertain other offers for the sale of LandCare, (ii) provide nonpublic information to potential bidders, (iii) enter into negotiations with other potential bidders and, (iv) if a superior offer were to emerge, terminate the merger and enter into an alternative agreement with a third party, subject to the requirement that the merger agreement with ServiceMaster be submitted to the LandCare stockholders for a vote, that the LandCare stockholders vote against the merger agreement and that LandCare pay a termination fee to ServiceMaster.

  At the LandCare Board meeting of November 1, representatives of BT Alex. Brown made a presentation with respect to financial analyses performed in connection with the proposed merger and rendered to the LandCare Board its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date and subject to the assumptions made, matters considered and limitations set forth in such opinion, the exchange ratio was fair, from a financial point of view, to the holders of LandCare common stock. Following the discussions with BT Alex. Brown, the LandCare Board determined that in its judgment, the proposed business combination with ServiceMaster was in the best interest of LandCare and its stockholders. Based on the information presented, the LandCare Board approved the merger, the merger agreement and related transactions by a vote of twelve directors in favor and with one director abstaining due to a potential conflict of interest arising from his ownership of ServiceMaster stock.

  Following the approval of the merger by the LandCare Board and by the ServiceMaster Board of Directors, LandCare and ServiceMaster executed the merger agreement as of November 1, 1998, and the parties issued a joint press release on November 2, 1998 which announced the execution of the merger agreement.

Recommendation of the Board of Directors of LandCare; Reasons for the Merger

  The LandCare Board of Directors believes that the terms of the merger are fair to, and in the best interests of, LandCare and its stockholders. In reaching this conclusion, the LandCare Board considered a number of factors, including:

  . Assuming a ServiceMaster Average Closing Price of $20.00 or more, the premium to the LandCare stockholders would be 37.5% over the closing price of LandCare common stock on October 30, 1998 and would be 44.9% over the average trading price of LandCare common stock from the time of its initial public offering on June 4, 1998 through October 30, 1998. Even if the ServiceMaster Average Closing Price decreased to $16.36, the premium to the LandCare stockholders would be 12.5% over the closing price of LandCare common stock on October 30, 1998 and would be 18.6% over the average trading price of LandCare common stock from the time of its initial public offering on June 4, 1998 through October 30, 1998. You should be aware that the ServiceMaster closing price on February 5, 1999 was $18.8125. See "The Merger Agreement--Merger Consideration" for a detailed discussion of the exchange ratio and the factors that will affect the value of ServiceMaster stock to be received by LandCare stockholders in the merger.

  . LandCare's right to terminate the merger agreement in the event the ServiceMaster Average Closing Price should turn out to be less than $16.36 and a resulting value to be received for each LandCare share should turn out to be less than $9.00. See "The Merger Agreement--Merger Consideration" for a detailed discussion of the exchange ratio and the factors that affect the value of ServiceMaster stock to be received by LandCare stockholders in the merger.

  . Information with respect to LandCare's and ServiceMaster's businesses, operations and prospects and the LandCare Board's review of the financial performance of ServiceMaster, including ServiceMaster's prospects after giving effect to the merger.

  . LandCare stockholders would own, immediately after the merger, approximately 3.0% of the outstanding shares of ServiceMaster common stock and would obtain an ownership interest in an enterprise conducting a more diversified range of services and having greater geographic coverage than LandCare on a stand-alone basis.

  . Receipt of a BT Alex. Brown opinion (described below) that, subject to certain assumptions made, matters considered and the limitations on the review undertaken, as of November 1, 1998, the exchange ratio pursuant to the merger agreement is fair from a financial point of view to the holders of LandCare common stock.

  . The terms of the merger agreement were negotiated at arm's-length, including the provisions of the merger agreement expressly permitting LandCare to terminate the merger agreement to enter into a business combination with a third party, if a superior offer were to emerge, subject to the requirement that the merger agreement with ServiceMaster be submitted to the LandCare stockholders for a vote, the LandCare stockholders vote against the merger agreement and that LandCare pay a termination fee to ServiceMaster.

  The LandCare Board did not attach specific weight to any of the foregoing factors; each was deemed to support the conclusion of the LandCare Board that the terms of the merger are fair to, and in the best interests of, LandCare and its stockholders.

  In analyzing the merger, the LandCare Board was advised by BT Alex. Brown and, at its November 1, 1998 special meeting, the LandCare Board received an oral opinion, subsequently confirmed in writing as of the same date, from BT Alex. Brown, that, subject to the assumptions made, matters considered and limitations set forth in such opinion, the exchange ratio was fair from a financial point of view to the holders of LandCare common stock. See "-- Fairness Opinion" immediately below for a discussion of the analysis performed by BT Alex. Brown in connection with rendering its opinion and the terms of LandCare's agreement to engage, compensate and indemnify BT Alex. Brown.

Fairness Opinion

  LandCare engaged BT Alex. Brown on October 23, 1998 to deliver a fairness opinion in connection with the merger. On November 1, 1998, at a meeting of the LandCare Board held to evaluate the proposed merger, BT Alex. Brown rendered to the LandCare Board an oral opinion, subsequently confirmed by delivery of a written opinion dated November 1, 1998, to the effect that, as of such date and based on and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the exchange ratio was fair, from a financial point of view, to the holders of LandCare common stock.

  The full text of BT Alex. Brown's written opinion dated November 1, 1998, which sets forth, among other things, the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference. BT Alex. Brown's opinion is directed only to the LandCare Board, addresses only the fairness of the exchange ratio from a financial point of view, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the LandCare special meeting. The summary of the opinion of BT Alex. Brown in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

  In connection with its opinion, BT Alex. Brown reviewed certain publicly available financial information and other information concerning LandCare and ServiceMaster, certain internal analyses and other information furnished to it by LandCare, and certain third-party analyses furnished to it by or on behalf of ServiceMaster. BT Alex. Brown also held discussions with members of the senior management of LandCare and
ServiceMaster regarding the business and prospects of their respective companies. In addition, BT Alex. Brown (i) reviewed the reported prices and trading activity for LandCare common stock and ServiceMaster common stock, (ii) compared certain financial and stock market information for LandCare and ServiceMaster with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part,
(iv) reviewed the terms of the merger agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

  BT Alex. Brown did not assume responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning LandCare or ServiceMaster, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Alex. Brown assumed and relied on the accuracy and completeness of all such information and has not conducted a physical inspection of any of the properties or assets of LandCare or ServiceMaster, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities of LandCare or ServiceMaster. With respect to the financial forecasts and projections made available to BT Alex. Brown and used in its analyses, BT Alex. Brown has assumed that such financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of LandCare or ServiceMaster, as the case may be, as to the matters covered thereby. In rendering this opinion, BT Alex. Brown expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. BT Alex. Brown's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it, as of the date thereof. BT Alex. Brown expresses no opinion as to the price at which LandCare common stock or ServiceMaster common stock will trade following the announcement or the consummation of the transaction.

  For purposes of rendering this opinion and based on the LandCare Board's consent, BT Alex. Brown assumed that, in all respects material to its analysis, the representations and warranties of LandCare and ServiceMaster contained in the merger agreement are true and correct, LandCare and ServiceMaster will each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligations of each of LandCare and ServiceMaster to consummate the transaction will be satisfied without any waiver thereof. In addition, the LandCare Board informed BT Alex. Brown, and accordingly for purposes of rendering its opinion BT Alex. Brown assumed, that the transaction will be free from Federal income tax for LandCare and its respective stockholders. BT Alex. Brown has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either LandCare or ServiceMaster is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on LandCare or ServiceMaster or materially reduce the contemplated benefits of the transaction to LandCare. In calculating financial data for the 12 months ended September 30, 1998 ("LTM") for LandCare, BT Alex. Brown used the data then publicly reported or subsequently so reported by LandCare after its initial public offering and pro forma data supplied by LandCare management for periods prior to LandCare's initial public offering (pro forma as if the Founding Companies had been combined for these periods).

  In connection with its engagement, BT Alex. Brown was not authorized to solicit, and did not solicit, third party indications of interest with respect to the acquisition of all or a part of LandCare, nor did BT Alex. Brown review with LandCare or the LandCare Board any potential transactions in lieu of the transaction.

  Set forth below is a brief summary of the material financial analyses performed and factors considered by BT Alex. Brown in connection with its opinion and reviewed with the LandCare Board at its meeting on November 1, 1998:

  Historical Financial Position. In rendering its opinion, BT Alex. Brown reviewed and analyzed the historical and current financial condition of LandCare by assessing LandCare's recent financial statements and analyzing LandCare's revenue, growth prospects, current and projected acquisition financing capacity and operating performance trends and prospects.

  Historical Stock Price Performance. BT Alex. Brown reviewed and analyzed the daily closing per share market prices for LandCare common stock for the period from June 5, 1998 (the date of LandCare's initial public offering of common stock) to October 30, 1998 and for the period from September 30, 1998 to October 30, 1998. BT Alex. Brown also reviewed the daily closing per share market prices of LandCare common stock and compared the movement of such daily closing prices with the movement of the S&P 500 composite index, the Russell 2000 composite index and the movement of an index composed of "roll up" industry consolidators (consisting of Building One Services Corp., Coach USA, Inc., Comfort Systems USA, Inc., Group Maintenance America, Inc., Integrated Electrical Services, MarineMax Inc., Metals USA, Inc., National Equipment Services, Inc., PalEx, Inc., Pentacon, Inc., Quanta Services, Inc., Railworks Corp., Service Experts Inc., Transportation Components, Inc., Travel Services International, Inc., Unicapital Corp., United Road Services, Inc. and U.S.A. Floral Products, Inc. (collectively, the "Selected Roll-up Industry Consolidators")) over the period from June 5, 1998 through October 30, 1998 and over the period from September 30, 1998 through October 30, 1998. BT Alex. Brown noted that, on a relative basis between June 5, 1998 and September 30, 1998, the performance of LandCare common stock lagged the performance of the S&P 500 composite index, was broadly consistent with the performance of the Russell 2000 index and ahead of the performance of the Selected Roll-up Industry Consolidators composite index. BT Alex. Brown further noted that, on a relative basis between September 30, 1998 and October 30, 1998, LandCare's stock price outperformed all three indices, particularly in the two weeks leading up to the announcement of the transaction. BT Alex. Brown also reviewed the daily closing per share market prices of ServiceMaster common stock and compared the movement of such daily closing prices with the movement of the S&P 500 index, the Dow Jones Industrial Average and the movement of a facilities services/consumer services industry index (consisting of ABM Industries Incorporated, Chemed Corporation,

Cintas Corporation, Ecolab Inc., Rentokil Initial Plc, Rollins Inc. and Sodexho Marriott Services, Inc. (collectively, the "Facilities Services/Consumer Services Companies")) over the period from October 30, 1997 through October 30, 1998 and over the period from September 30, 1998 through October 30, 1998. BT Alex Brown noted that, on a relative basis, the performance of ServiceMaster common stock was stronger than the S&P 500 index, the Dow Jones Industrial Average and the Facilities Services/ Consumer Services industry index since October 30, 1997, despite having lagged these indices in the period from September 30, 1998 through October 30, 1998. This information was presented to give the LandCare Board background information regarding the respective stock prices of LandCare and ServiceMaster over the periods indicated.

  Analysis of Certain Other Publicly Traded Companies. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. BT Alex. Brown compared certain financial information (based on the commonly used valuation measurements described below) relating to LandCare to certain corresponding information from ServiceMaster and two groups: a group of two publicly traded companies in the facilities services industry (consisting of ABM Industries and Chemed (collectively, the "Selected Facilities Services Companies")), and the Selected Roll-up Industry Consolidators. Such financial information included, among other things, (i) common equity market valuation; (ii) capitalization ratios; (iii) operating performance measures; (iv) ratios of common equity market value as adjusted for debt and cash ("Adjusted Value") to revenues, earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), and earnings before interest expense and income taxes ("EBIT"), each for the latest reported twelve month period as derived from publicly available information; (v) ratios of common equity market valuation ("Equity Value") to net income for the latest reported twelve month period as derived from publicly available information; and (vi) ratios of common stock price per share divided by EPS ("P/E"), using estimated EPS for calendar years 1998 and 1999 to estimated EPS growth rates.

  The financial information used in connection with the multiples provided below with respect to LandCare, ServiceMaster, the Selected Facilities Services Companies and the Selected Roll-up Industry Consolidators was based on the latest reported twelve month period as derived from publicly available information and on estimated EPS for calendar years 1998 and 1999 as reported by the Institutional Brokers Estimating System, except that the calendar year 1999 estimate for ServiceMaster was taken from research of ServiceMaster's investment banker, CS First Boston, with the approval of ServiceMaster. BT Alex. Brown noted that, on a trailing twelve month basis, the multiple of Adjusted Value to revenues was 1.3x for LandCare compared to a mean of 0.7x for the Selected Facilities Services Companies, a multiple of 1.7x for ServiceMaster, and a mean of 1.3x for the Selected Roll-up Industry Consolidators; the multiple of Adjusted Value to EBITDA was 10.4x for LandCare compared to a mean of 9.5x for the Selected Facilities Services Companies, a multiple of 15.8x for ServiceMaster, and a mean of 10.0x for the Selected Roll-up Industry Consolidators; and the multiple of Adjusted Value to EBIT was 15.6x for LandCare compared to a mean of 15.1x for the Selected Facilities Services Companies, a multiple of 20.0x for ServiceMaster, and a mean of 12.5x for the Selected Roll-up Industry Consolidators. BT Alex. Brown further noted that the multiple of Equity Value to trailing twelve month net income was 20.9x for LandCare compared to a mean of 19.4x for the Selected Facilities Services Companies, a multiple of 36.5x for ServiceMaster, and a mean of 21.2x for the Selected Roll-up Industry Consolidators; the multiple of stock price to calendar year 1998 EPS was 17.0x for LandCare compared to a mean of 20.8x for the Selected Facilities Services Companies, a multiple of 32.5x for ServiceMaster, and a mean of 14.4x for the Selected Roll-up Industry Consolidators; the multiple of Equity Value to calendar year 1999 EPS was 10.0x for LandCare compared to a mean of 17.4x for the Selected Facilities Services Companies, a multiple of 27.4x for ServiceMaster, and a mean of 9.6x for the Selected Roll-up Industry Consolidators. As a result of the foregoing procedures, BT Alex. Brown noted that, as of October 30, 1998, the multiples for LandCare were generally consistent with the mean of the multiples for the Selected Facilities Services Companies and the Selected Industry Consolidators and below the relevant multiples for ServiceMaster.

  Analysis of Selected Mergers and Acquisitions. BT Alex. Brown noted that there was little publicly available information concerning mergers and acquisitions in the landscaping and facilities services industries. However, BT Alex. Brown reviewed the financial terms, to the extent publicly available, of seven pending or completed mergers or acquisitions in the facilities services industry (the "Selected Facilities Services Transactions"), and nine pending or completed mergers or acquisitions where consolidators were acquired (the "Selected Consolidator Transactions"), which sector BT Alex. Brown deemed to have similar economic and/or internal competitive dynamics to LandCare's business. BT Alex. Brown calculated various financial multiples based on certain publicly available information for each of the transactions and compared them to corresponding financial multiples for the merger, based on the exchange ratio. BT Alex. Brown noted that, at the implied offer price of $11.00 per share (based on ServiceMaster's closing per share market price for October 30, 1998, the last trading day prior to the November 2, 1998 announcement of the merger), the multiple of Adjusted Value to trailing twelve month revenues was 1.5x for the merger versus a range of 0.5x to 2.2x, with a mean of 1.3x, for the Selected Facilities Services Transactions, and a range 0.5x to 5.8x, with a mean of 1.8x, for the Selected Consolidator Transactions. BT Alex. Brown further noted that, at the implied offer price of $11.00 per share, the multiple of Adjusted Value to trailing twelve month EBITDA was 12.4x for the merger versus a range of 5.9x to 10.2x, with a mean of 7.3x, for the Selected Facilities Services Transactions, and a range of 6.3x to 22.6x, with a mean of 12.9x, for the Selected Consolidator Transactions. BT Alex. Brown also noted that, at the implied offer price of $11.00 per share, the multiple of equity purchase price to trailing twelve month net income was 27.7x for the merger versus a range of 11.6x to 41.2x, with a mean of 23.5x, for the Selected Facilities Services Transactions, and a range of 18.9x to 66.4x, with a mean of 36.9x, for the Selected Consolidator Transactions. All multiples for the transactions analyzed were based on available public information, without taking into account differing market and other conditions in the periods during which the transactions occurred.

  Premiums Paid Analysis. BT Alex. Brown reviewed the premiums paid, to the extent publicly available, in 41 merger or acquisition transactions announced since January 1, 1990, accounted for under the purchase accounting method and involving all stock consideration, with transaction values between $200 million and $350 million (collectively, the "Premium Transactions"). BT Alex. Brown noted that the Premium Transactions were effected at mean and median premiums to the target's per share market price one day prior to announcement of 23.3% and 19.4%, respectively, versus a transaction premium of 37.5% for the merger (based on LandCare's closing per share market price one day prior to the November 2, 1998 announcement of the merger). BT Alex. Brown also noted that the Premium Transactions were effected at mean and median premiums to the target's per share market price four weeks prior to announcement of 41.4% and 41.2%, respectively, versus a transaction premium for the merger (based on the closing per share market price four weeks prior for LandCare common stock) of 69.2%.

  Historical Exchange Ratio Analysis. BT Alex. Brown reviewed and analyzed the historical ratio of the daily per share market closing prices of LandCare common stock divided by the corresponding prices of ServiceMaster common stock over the periods from June 5, 1998 through October 30, 1998 (the last trading day prior to announcement of the merger), ninety trading days prior to and including October 30, 1998, thirty trading days prior to and including October 30, 1998, fifteen trading days prior to and including October 30, 1998, and as of October 30, 1998. Such average exchange ratios for the aforementioned time periods and as of such date were 0.349, 0.347, 0.338, 0.363 and 0.379, respectively, as compared to the assumed exchange ratio for the merger of 0.55. See "The Merger Agreement--Merger Consideration" for a detailed discussion of the exchange ratio and the factors that affect the value of ServiceMaster stock to be received by LandCare stockholders in the merger. The implied premium of the assumed exchange ratio for the merger of 0.55 to the average exchange ratios for the aforementioned time periods and as of such date were 57.6%, 58.5%, 62.7%, 51.5% and 45.1%, respectively.

  Discounted Cash Flow Analysis. BT Alex. Brown performed a discounted cash flow analysis for LandCare. The discounted cash flow approach values a business based on the current value of the future cash flows that the business will generate. To establish a current value under this approach, future cash flows must be estimated and an appropriate discount rate determined.

  BT Alex. Brown aggregated the present value of the projected LandCare cash flows from 1999 through 2001 with the present value of a range of terminal values. BT Alex. Brown discounted these cash flows at discount rates ranging from 15.0% to 17.0%. The terminal value was computed based on projected EPS in calendar year 2002 and a range of terminal forward P/E multiples of 8.0x to 11.0x. BT Alex. Brown arrived at such discount rates based on its judgment of the cost of capital of the Selected Industry Consolidators, and arrived at such terminal values based on its review of the trading characteristics of LandCare common stock and the common stock of the Selected Roll-up Industry Consolidators. This analysis indicated a range of values of $6.55 to $9.43 per share. BT Alex. Brown further noted that the LandCare projections assume sufficient availability of capital to finance LandCare's acquisition program.

  Pro Forma Combined Earnings Analysis. BT Alex. Brown analyzed certain pro forma effects of the merger based on 100% stock consideration for the merger. Based on such analysis, BT Alex. Brown computed the resulting accretion/dilution to the combined company's diluted EPS estimate for calendar years 1998 and 1999 pursuant to the merger before taking into account any potential cost savings and other synergies that LandCare and ServiceMaster could achieve if the merger were consummated, and before nonrecurring costs relating to the merger. For purposes of this analysis, BT Alex. Brown utilized LandCare management's projections for LandCare and CS First Boston research estimates, with the approval of ServiceMaster, for ServiceMaster for calendar year 1999 and CS First Boston research estimates for calendar year 1999 adjusted by their long-term EPS growth rate for ServiceMaster for calendar year 2000. BT Alex. Brown noted that before taking into account any potential cost savings and other synergies and before certain nonrecurring costs relating to the merger, the merger would be approximately 1.4% accretive and 2.8% accretive to the combined company's diluted EPS for calendar years 1999 and 2000, respectively. For purposes of this analysis, BT Alex. Brown assumed the implied exchange ratio of 0.52 based on ServiceMaster's per share closing market price one day prior to the announcement of the merger, in order to calculate the actual share count that would have prevailed had the merger occurred on the announcement date.

  Liquidity Analysis. BT Alex. Brown analyzed the liquidity of the common stocks of LandCare and ServiceMaster, and noted that the average number of shares of LandCare common stock traded daily during the month of October 1998 was 28,574 shares, compared with 339,009 shares for ServiceMaster common stock during the same period.

  Relevant Market and Economic Factors. In rendering its opinion, BT Alex. Brown considered, among other factors, the condition of the U.S. equity market, particularly the public market for LandCare common stock and the market for smaller capitalization consolidator stocks, the condition of the U.S. credit markets, particularly those for smaller capitalization companies, and the then current level of economic activity. BT Alex. Brown also considered the competitive dynamics and market for acquisition targets in the commercial landscape industry, particularly the increased competition for potential acquisition targets in the industry, the increasing importance of cash as a percentage of total acquisition consideration and the potential impact of such market and economic factors on LandCare management's acquisition plans, financing capacity and projections.

  No company used in the analysis of other publicly traded companies nor any transaction used in the analysis of selected mergers and acquisitions summarized above is identical to LandCare or the merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Selected Facilities Services Companies, ServiceMaster, and the Selected Industry Consolidators and the companies in the Selected Facilities Services Transactions, and the Selected Consolidator Transactions and other factors that would affect the public trading value and acquisition value of the Selected Facilities Services Companies, ServiceMaster, and the Selected Industry Consolidators and the companies in the Selected Facilities Services Transactions and the Selected Consolidator Transactions, respectively.

  The summary set forth above does not purport to be a complete description of the opinion of BT Alex. Brown to the LandCare Board or the financial analyses performed and factors considered by BT Alex. Brown in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BT Alex. Brown believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting portions of the above summary, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In performing its analyses, BT Alex. Brown made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of LandCare and ServiceMaster. No company, transaction or business used in such analyses as a comparison is identical to LandCare, ServiceMaster, the combined LandCare/ServiceMaster company or the proposed merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

  The type and amount of consideration payable in the merger were determined through negotiations between LandCare and ServiceMaster and were approved by the LandCare Board. The decision to enter into the merger was solely that of the LandCare Board. BT Alex. Brown's opinion and financial analyses were only one of a number of factors taken into consideration by the LandCare Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board of Directors or management of LandCare with respect to the exchange ratio or the merger.

  Pursuant to the terms of BT Alex. Brown's engagement, LandCare has agreed to pay $250,000 to BT Alex. Brown for rendering its opinion, which amount will be credited against an aggregate opinion fee calculated as a percentage of the aggregate consideration involved in the transaction and payable upon consummation of the merger. In addition, LandCare has agreed to indemnify BT Alex. Brown and certain related parties against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.

  LandCare selected BT Alex. Brown based on BT Alex. Brown's reputation, expertise and familiarity with LandCare and its business. BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. BT Alex. Brown has, from time to time, provided investment banking and other financial services to LandCare or its affiliates (including acting as lead managing underwriter in connection with LandCare's initial public offering of common stock in June 1998), for which it has received customary compensation. BT Alex. Brown maintains a market in LandCare common stock and regularly publishes research reports regarding the facilities services industry and the business and securities of LandCare and other publicly owned companies in such industry. In the ordinary course of business, BT Alex. Brown may actively trade or hold the securities of both LandCare and ServiceMaster for its own account and the account of customers and, accordingly, may at any time hold a long or short position in securities of LandCare and ServiceMaster.

Interests of Certain Persons in the Merger

  In considering the recommendation of the LandCare Board with respect to the merger, stockholders of LandCare should be aware that the directors and executive officers of LandCare have certain interests in the merger that may be substantial or in addition to the interests of stockholders of LandCare generally. The LandCare Board was aware of these interests and considered them, among other factors, in approving the merger agreement. These interests are summarized below.

 Interests in Common Stock and Options.

  As of February 1, 1999, the executive officers and directors of LandCare beneficially owned an aggregate of 5,468,276 shares of LandCare common stock, which will be treated in the same manner as shares of LandCare common stock held by other stockholders.

  As of February 1, 1999, the executive officers of LandCare had the right to acquire an aggregate of 700,000 shares of LandCare common stock on the exercise of options granted to such executive officers pursuant to option plans of LandCare, and the non-employee directors of LandCare had the right to acquire an aggregate of 40,000 shares of LandCare common stock on the exercise of options granted to such non-employee directors pursuant to option plans of LandCare. Approximately 33.67% of all LandCare options are held by the directors and executive officers of LandCare. Under the terms of the LandCare option plans, all of such outstanding options will become fully vested and immediately exercisable on completion of the merger. In addition, on completion of the merger, each unexpired and unexercised option to purchase LandCare common stock previously granted by LandCare under any of its option plans will be converted into an option to acquire the same number of shares of ServiceMaster common stock as the holder of each such option would have been entitled to receive pursuant to the merger had such holders exercised such options in full prior to the merger (a "Substitute Option") at a price per share determined by dividing the exercise price per share under each such option with respect to LandCare common stock by the exchange ratio in the merger. The Substitute Options will continue to be exercisable following the merger in accordance with the terms of the LandCare option plans. See "The Merger Agreement--LandCare Stock Options."

  The following five officers of LandCare agreed to waive full vesting and exercisability of their LandCare options: William F. Murdy, Peter C. Forbes, Harold D. Cranston, William L. Fiedler and Kenneth V. Garcia (the "Senior Executives"). In lieu of such full vesting, the Senior Executives instead accepted a modified vesting schedule whereby one-half of the shares subject to their Substitute Options will vest and thereafter be exercisable on the date six months after the merger, and the remaining one-half of the shares subject to their Substitute Options will vest and thereafter be exercisable on the first anniversary of the merger. If LandCare terminates the employment of a Senior Executive without Cause (as defined in the employment agreement of such Senior Executive) during the twelve-month period following the merger or if a Senior Executive terminates his employment with LandCare for Good Reason (as defined in the employment agreement of such Senior Executive) during the twelve-month period following the merger, the unvested portion of such Senior Executive's Substitute Options will immediately vest and be exercisable for a period of three months following the termination of employment.

 Employment Agreements.

  The Senior Executives are parties to employment agreements with LandCare. These Senior Executive employment agreements provide for a three-year initial term and renew successively for one-year terms thereafter. If LandCare terminates the employment of a Senior Executive without Cause (as defined in the employment agreement of such Senior Executive) during the twelve-month period following the merger or if a Senior Executive terminates his employment with LandCare for Good Reason (as defined in the employment agreement of such Senior Executive) during the twelve-month period following the merger, LandCare will be required to pay such Senior Executive an amount equal to three times the greater of (i) his then current base salary or (ii) his base salary as in effect immediately prior to the merger (the "Severance Payment").

  In addition, if a Senior Executive becomes entitled to any Severance Payment which is subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), LandCare is required to pay such Senior Executive an additional amount such that the net amount retained by the Senior Executive (after deduction of any Excise Tax and any income taxes, interest and penalties on such additional payment) will be equal to the Severance Payment.

  Each of the seven founding companies acquired in connection with the LandCare IPO are parties to employment agreements with one or more of the selling stockholders of such founding companies. These employment agreements provide for substantially similar change in control severance payments as those payable to the Senior Executives.

 Indemnification and Insurance.

  The merger agreement provides for certain arrangements with respect to the ongoing obligations of ServiceMaster to indemnify, and maintain insurance on behalf of, the directors and executive officers of LandCare in respect of certain liabilities.

Voting Agreements

  Certain of the directors, all of the executive officers and certain stockholders of LandCare, who owned in the aggregate approximately 30.11% of the LandCare common stock outstanding on February 1, 1999, entered into voting agreements with ServiceMaster (the "Voting Agreements") concurrent with the execution of the merger agreement. The Voting Agreements provide that the LandCare stockholders party thereto vote their shares of LandCare common stock in favor of the adoption of the merger agreement and the approval of the merger and against approval of any Opposing Proposal. "Opposing Proposal" is defined in the Voting Agreements as any proposal made in opposition to or competition with consummation of the merger with ServiceMaster and any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than with ServiceMaster and its affiliates and any reorganization, recapitalization, liquidation or winding up of LandCare. The Voting Agreements also provide that the LandCare stockholders party thereto will not, directly or indirectly, (i) invite or seek any Opposing Proposal, (ii) support (or suggest that anyone else should support) any Opposing Proposal, (iii) otherwise take any action designed to make any Opposing Proposal more likely, (iv) meet or otherwise communicate with any person that is making, or considering making, an Opposing Proposal, (v) fail to advise ServiceMaster of each contact that such stockholders may receive from any person relating to an Opposing Proposal, (vi) claim or join in any litigation alleging that the LandCare Board is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal and (vii) take any other action that is reasonably likely to make consummation of the merger with ServiceMaster less likely.

  Notwithstanding the contractual voting obligations contained in the Voting Agreements, certain of the Voting Agreements include specified exceptions as discussed below. The Voting Agreements executed by the LandCare stockholders who were also directors of LandCare state that "[n]othing in this Agreement shall be deemed to restrict the Stockholder from taking any action in the capacity of director of the Corporation that such Stockholder shall believe or is advised by counsel are necessary to fulfill the Stockholder's fiduciary duties as a director." The Voting Agreements executed by the LandCare stockholders who were also officers of LandCare state that "[n]othing in this Agreement shall be deemed to restrict Stockholder from acting on behalf of the board of directors as an officer of the Corporation when requested to do so by the board of directors in furtherance of their fiduciary duties."

  In addition, during the term of the Voting Agreements, the LandCare stockholders party to a Voting Agreement have agreed not to (i) tender their shares in response to any tender offer or (ii) sell, transfer or encumber any interest in their shares of LandCare common stock.

  Certain of the LandCare stockholders party to a Voting Agreement have also agreed pursuant to their respective Voting Agreement not to sell, transfer or encumber their shares of ServiceMaster common stock which are received in the merger until one year has elapsed from the date their shares of LandCare common stock were originally issued. The certificates evidencing ServiceMaster common stock to be issued to the LandCare stockholders party to a Voting Agreement will be legended to reflect the applicable transfer restrictions described above.

Accounting Treatment of the Merger

  The merger will be accounted for under the "purchase" method of accounting, in accordance with GAAP. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the time of the merger. Income of ServiceMaster will not include income (or loss) of LandCare prior to consummation of the merger, except as provided for in the pro forma financial information.

Certain Federal Regulatory Matters

  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, require that parties of a certain size to a proposed merger or business combination exceeding a certain size file with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") Notification and Report Forms ("Forms") with respect to such merger or business combination. The parties thereafter are required to observe a waiting period before consummating the reported transaction. In compliance with the HSR Act, ServiceMaster and LandCare each filed Forms on November 18, 1998 with the Antitrust Division and the FTC with respect to the merger. Early termination of the applicable waiting period under the HSR Act was granted on December 7, 1998.

Certain Federal Income Tax Consequences

  The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to LandCare, SVM Acquisition Corporation, a wholly-owned subsidiary of ServiceMaster ("Sub"), ServiceMaster and only those holders of LandCare common stock who hold such stock as a capital asset. This summary is based on applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger and, in particular, may not address U.S. federal income tax consequences to stockholders subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies or tax-exempt entities, holders who acquired LandCare common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold LandCare common stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the merger under applicable foreign, state or local laws.

  Holders of LandCare common stock are urged to consult with their tax advisors regarding the tax consequences of the merger to them, including the effects of federal, state, local, foreign and other tax laws.

  Arthur Andersen LLP, tax advisor to LandCare, has rendered its tax opinion (the "Tax Opinion"), dated as of the date hereof, that, for U.S. federal income tax purposes, the merger should be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code. Subject to the limitations and qualifications referred to herein, the following federal income tax consequences should result:

    (i) No gain or loss will be recognized by the holders of LandCare common stock who exchange all of their LandCare common stock solely for ServiceMaster common stock pursuant to the merger (except with respect to cash received in lieu of a fractional share interest in ServiceMaster common stock);

    (ii) LandCare, Sub and ServiceMaster will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

    (iii) No gain or loss will be recognized by LandCare, Sub or ServiceMaster as a result of the merger;

    (iv) The aggregate tax basis of the ServiceMaster common stock received by holders of LandCare common stock who exchange all of their LandCare common stock solely for ServiceMaster common stock pursuant to the merger will be the same as the aggregate tax basis of the LandCare common stock surrendered in exchange therefor (reduced by any basis amount allocable to the fractional share interest in ServiceMaster common stock for which cash is received);

    (v) Cash received by a holder of LandCare common stock in lieu of a fractional share interest in ServiceMaster common stock will be treated as received in redemption of such fractional share interest, and a holder of LandCare common stock should generally recognize capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of LandCare common stock allocable to such fractional share interest; and

    (vi) The holding period of a share of ServiceMaster common stock received in the merger (including fractional share interests deemed received and redeemed as described above) will include the holder's holding period in the LandCare common stock surrendered in exchange therefor.

  The Tax Opinion may be relied upon if the facts, representations, assumptions, and other limitations referenced therein are consistent with the facts existing at the closing of the merger. In rendering the Tax Opinion, Arthur Andersen LLP has relied on and will assume as accurate the usual and customary representations and covenants including those contained in certificates of officers of ServiceMaster and LandCare.

  While the Tax Opinion represents Arthur Andersen LLP's best judgement as to the tax treatment of the merger, the Tax Opinion is not binding on the Internal Revenue Service or the courts. The parties do not intend to request a ruling from the Internal Revenue Service with respect to the merger. Accordingly, there can be no assurance that the Internal Revenue Service will not challenge such conclusion or that a court will not sustain such challenge. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth in the Tax Opinion and herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to LandCare, ServiceMaster and their respective stockholders.

Delisting and Deregistration of LandCare Common Stock; Listing of ServiceMaster Common Stock Issued in Connection with the Merger

  LandCare common stock currently is listed on the NYSE under the symbol GRW. Upon consummation of the merger, LandCare common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Application will be made for the listing under the symbol SVM on the NYSE of the shares of ServiceMaster common stock to be issued in the merger. The listing of such shares on the NYSE is a condition to the completion of the merger. Following the merger, LandCare stockholders will be required to exchange their outstanding stock certificates for stock certificates representing shares of ServiceMaster common stock (and no dividends and distributions with respect to ServiceMaster common stock issued in the merger will be paid until such LandCare certificates are properly exchanged). See "The Merger Agreement--Merger Consideration."

No Right of Dissent

  In accordance with Section 262 of the General Corporation Law of the State of Delaware, LandCare stockholders will not have a right to dissent from the merger and obtain payment of an alternative valuation for their LandCare common stock determined by a court because LandCare common stock is listed on the NYSE.

Resales of ServiceMaster Common Stock Issued in Connection with the Merger

  The shares of ServiceMaster common stock issuable in the merger have been registered under the Securities Act. Therefore, such shares may be traded freely without restriction by LandCare stockholders, except by those LandCare stockholders who are deemed to be "affiliates" of LandCare. Those persons who are deemed affiliates of LandCare will be restricted subsequent to the merger from publicly selling the shares of ServiceMaster common stock they receive in the merger unless such sales are made pursuant to, among other things, an exemption from registration under the Securities Act (such as pursuant to Rule 145, which is discussed below).

  An affiliate of LandCare is any person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, LandCare. Directors and executive officers of a corporation are commonly deemed to be included among the affiliates of such corporation. Each person who entered into a Voting Agreement (see "The Merger--Voting Agreements" above) has acknowledged that it is an affiliate of LandCare.

  Persons who are affiliates of LandCare, for a period of one year following the merger, generally will be able to sell shares of ServiceMaster common stock received in the merger pursuant to Rule 145 under the Securities Act. In general, under Rule 145 an affiliate of LandCare, together with certain members of such affiliate's immediate family, will be entitled to sell shares of ServiceMaster common stock received in the merger only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of such shares to be sold by an affiliate within any three-month period under Rule 145 may not exceed the greater of 1% of the outstanding shares of ServiceMaster common stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. It is not anticipated that this limitation will adversely affect any LandCare stockholder to any significant extent given that the ServiceMaster common stock to be outstanding after the merger is expected to be approximately 307 million shares; and thus the number of shares that can be sold by an affiliate within any three-month period will be at least approximately 3 million shares. In the second year after the merger, such persons will be able to sell such ServiceMaster common stock freely as long as ServiceMaster is current in its filings under the Exchange Act.

  Transfer restriction legends will be placed on certificates evidencing any shares of ServiceMaster common stock to be received by affiliates in the merger.

Cautionary Statements Concerning Forward-Looking Statements

 ServiceMaster.

  This Proxy Statement/Prospectus contains or incorporates by reference certain forward-looking statements of ServiceMaster within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and ServiceMaster intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and the plans, goals and objectives of ServiceMaster. Such statements are generally accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect" or similar statements. The actual results of ServiceMaster may differ materially from such statements. Factors that could cause or contribute to such differences are set forth below or are discussed elsewhere in this Proxy Statement/Prospectus and in the documents incorporated herein by reference. Although ServiceMaster believes that the assumptions underlying its forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in such forward-looking statements will be realized. The inclusion of such forward-looking information should not be regarded as a representation by ServiceMaster or any other person that the future events, plans or expectations contemplated by ServiceMaster will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

  Seasonality and Impact of Weather Conditions. The lawn care and pest control businesses of ServiceMaster are highly seasonal in nature, with a significant portion of their net revenues occurring in the spring and summer months of each year. Adverse weather conditions could have a negative impact on the demand for the lawn care and pest control services of ServiceMaster.

  Increased Competition. The service industries in which ServiceMaster operates are highly competitive with limited barriers to entry. The entry of new competitors into one or more of the markets served by ServiceMaster could affect the demand for its services as well as impose additional pricing pressures.

  Labor Shortages. Most of the services provided by ServiceMaster are highly labor intensive. In the event of a labor shortage, ServiceMaster may experience difficulty in delivering its services in a high-quality manner and may be forced to increase wages in order to attract a sufficient number of employees, which could result in higher operating costs for ServiceMaster.

  Continued Consolidation of the U.S. Hospital Market. In recent years, there has been an ongoing consolidation of hospitals in the health care market. This continued consolidation could adversely affect the level of demand for ServiceMaster's health care management services and the prices which it can charge for such services.

  Ability to Continue Acquisition Strategy. ServiceMaster plans to continue to pursue opportunities to expand through acquisitions. The ability of ServiceMaster to continue to make acquisitions at reasonable prices and to integrate the acquired businesses are important factors in its future growth.

 LandCare.

  This Proxy Statement/Prospectus contains certain forward-looking statements of LandCare within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and LandCare intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and the plans, goals and objectives of LandCare. Such statements are generally accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect" or similar statements. The actual results of LandCare may differ materially from such statements. Important factors that could cause actual results to differ include, among others, risks associated with acquisitions, volatility of stock price, changes in government regulations, competition, integration of operations and growth of newly acquired businesses and other risks detailed in LandCare's reports filed with the Securities and Exchange Commission. Additional factors that could cause or contribute to such differences are discussed elsewhere in this Proxy Statement/Prospectus. Although LandCare believes that the assumptions underlying its forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in such forward-looking statements will be realized. The inclusion of such forward-looking information should not be regarded as a representation by LandCare or any other person that the future events, plans or expectations contemplated by LandCare will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

                              THE MERGER AGREEMENT

  The following is a summary of certain provisions of the merger agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is not necessarily complete and is qualified in its entirety by reference to the merger agreement. LandCare stockholders are urged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger. Capitalized terms not otherwise defined herein have the same meanings as defined in the merger agreement.

The Merger

  The merger agreement provides that, on the terms and subject to the conditions contained therein, including the adoption of the merger agreement by the LandCare stockholders, a wholly-owned subsidiary of ServiceMaster will merge with and into LandCare, whereupon the separate existence of this ServiceMaster subsidiary will cease, and LandCare will continue as the surviving corporation and as a wholly-owned subsidiary of ServiceMaster.

  After the conditions precedent to the merger have been fulfilled or waived (where permissible), the filing of a duly executed certificate of merger will be made with the Secretary of State of the State of Delaware, and the merger will become effective on the filing of the certificate of merger or such later time as is agreed by ServiceMaster and LandCare and specified in such certificate (the "Effective Time").

Conversion of Shares

  At the Effective Time, all shares of LandCare common stock that are held by LandCare as treasury stock immediately prior to the Effective Time will be canceled, and no consideration will be delivered in exchange therefor. Each share of LandCare common stock outstanding immediately prior to the Effective Time will be converted into shares of ServiceMaster common stock as discussed immediately below.

Merger Consideration

  The merger agreement provides that, subject to the terms and conditions contained therein, each share of LandCare common stock issued and outstanding immediately prior to the Effective Time (other than shares held by LandCare) will be converted into a fraction (the "exchange ratio") of one share of ServiceMaster common stock. The exact exchange ratio depends on the average of the closing prices of ServiceMaster common stock on the NYSE over the 20 consecutive trading days ending on March 15, 1999 (which is the third trading day prior to the scheduled date of the LandCare special meeting) (which is referred to as the ServiceMaster Average Closing Price).

  If the ServiceMaster Average Closing Price is $16.36 or more per share and not more than $20.00 per share, the exchange ratio will be 0.5500 and the value of the ServiceMaster fractional share to be paid for each share of LandCare common stock will be between $9.00 and $11.00 (valued at the ServiceMaster Average Closing Price).

  If the ServiceMaster Average Closing Price is more than $20.00, the exchange ratio will automatically adjust so that exactly $11.00 of ServiceMaster common stock valued at the ServiceMaster Average Closing Price will be paid for each share of LandCare common stock.

  If the ServiceMaster Average Closing Price is less than $16.36, then unless ServiceMaster otherwise notifies LandCare in writing prior to the date immediately prior to the date on which the LandCare special meeting is then scheduled to occur (the "Freeze Deadline"), the exchange ratio will automatically adjust so that exactly $9.00 of ServiceMaster common stock valued at the ServiceMaster Average Closing Price will be paid for each share of LandCare common stock. However, if ServiceMaster notifies LandCare in writing prior to the Freeze Deadline that ServiceMaster elects not to permit the upward adjustment of the exchange ratio, then: (i) the exchange ratio will be 0.5500 (or such greater number as ServiceMaster shall specify to LandCare); (ii) LandCare will have the right to reschedule the LandCare special meeting up to ten days later than the date on which it would have been held (provided that without the agreement of LandCare and ServiceMaster such rescheduling will not cause the period used to determine the ServiceMaster Average Closing Price to change); and (iii) during this period LandCare will have the right to terminate the merger agreement by giving written notice to ServiceMaster.

  The following table illustrates (i) how the exchange ratio changes given a range of possible ServiceMaster Average Closing Prices and (ii) the resulting value of ServiceMaster common stock (valued at the ServiceMaster Average Closing Price) that would be received for each share of LandCare common stock in the merger. We only describe in this table such effects assuming a ServiceMaster Average Closing Price equal to or greater than $16.36. If the ServiceMaster Average Closing Price is less than $16.36, less than $9.00 of ServiceMaster common stock (valued at the ServiceMaster Average Closing Price) may be paid for each share of LandCare common stock (depending on the election of ServiceMaster), but LandCare would have the right to terminate the merger agreement.

                                      Exchange
                                 Ratio/Fraction of
      ServiceMaster                ServiceMaster                          Value Received
         Average                 Share to be issued                          for each
      Closing Price              per LandCare Share                       LandCare Share
      -------------              ------------------                       --------------
         $25.00                        0.4400                                 $11.00
         $24.50                        0.4498                                 $11.00
         $24.00                        0.4583                                 $11.00
         $23.50                        0.4681                                 $11.00
         $23.00                        0.4783                                 $11.00
         $22.50                        0.4889                                 $11.00
         $22.00                        0.5000                                 $11.00
         $21.50                        0.5116                                 $11.00
         $21.00                        0.5238                                 $11.00
         $20.50                        0.5366                                 $11.00
         $20.00                        0.5500                                 $11.00
         $19.50                        0.5500                                 $10.73
         $19.00                        0.5500                                 $10.45
         $18.50                        0.5500                                 $10.18
         $18.00                        0.5500                                 $ 9.90
         $17.50                        0.5500                                 $ 9.63
         $17.00                        0.5500                                 $ 9.35
         $16.50                        0.5500                                 $ 9.08
         $16.36                        0.5500                                 $ 9.00

  As of February 5, 1999, the closing price of ServiceMaster common stock was $18.8125, and if such date had been the last day in the 20 trading day period for purposes of determining the ServiceMaster Average Closing Price, the ServiceMaster Average Closing Price would have been $18.9625. Assuming that $18.9625 was the actual ServiceMaster Average Closing Price, the exchange ratio would be .5500 and each share of LandCare common stock would receive $10.4294 of ServiceMaster common stock (valued at the assumed ServiceMaster Average Closing Price).

  The actual exchange ratio will be based on the average closing price for ServiceMaster common stock on the New York Stock Exchange for the 20 trading days ending March 15, 1999 and cannot be predicted. You are urged to obtain current market information for ServiceMaster common stock.

  All shares of LandCare common stock, when so converted in the merger, will no longer be outstanding and will automatically be canceled and will cease to exist. Each holder of a certificate which immediately prior to the Effective Time represented shares of LandCare common stock (the "Certificates") will cease to have any rights with respect thereto, except the right to receive certain dividends and other distributions, and, on surrender of such Certificates, the right to be issued shares of ServiceMaster common stock and any cash, without interest, in lieu of fractional shares of ServiceMaster common stock (referred to herein as the merger consideration).

Fractional Shares

  No certificates representing fractional shares of ServiceMaster common stock will be issued on the surrender for exchange of Certificates formerly representing LandCare common stock, no ServiceMaster dividend or other distribution will be paid with respect to any fractional share interest, and no fractional share interest will entitle the owner thereof to vote or to any right as a stockholder of ServiceMaster.

Certain Adjustments

  The merger agreement provides that, if on or prior to the Effective Time, any stock dividend is declared in respect of outstanding ServiceMaster common stock, or if ServiceMaster splits, combines or reclassifies its outstanding common stock or if ServiceMaster issues any other securities in exchange or in substitution for outstanding shares of ServiceMaster common stock at any time during the period from the date of the merger agreement to the Effective Time, LandCare and ServiceMaster will make such adjustment to the merger consideration as LandCare and ServiceMaster mutually agree so as to preserve the economic benefits that LandCare and ServiceMaster each reasonably expected to receive as a result of the consummation of the merger and the other transactions contemplated by the merger agreement.

Surrender and Payment

  ServiceMaster and LandCare have authorized Harris Trust and Savings Bank of Chicago to act as exchange agent (the "Exchange Agent") for the purpose of exchanging Certificates representing LandCare common stock for the merger consideration. Immediately following the Effective Time, ServiceMaster will deposit with the Exchange Agent, for the benefit of the holders of Certificates formerly representing LandCare common stock, the merger consideration in exchange for outstanding LandCare common stock. Promptly after the Effective Time, ServiceMaster will send, or will cause the Exchange Agent to send, to each holder of LandCare common stock at the Effective Time (i) a letter of transmittal for use in such exchange (which shall specify that delivery of the merger consideration will be effected, and risk of loss and title to the certificates representing ServiceMaster common stock and LandCare common stock will pass, only on proper delivery of the Certificates formerly representing LandCare common stock to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Certificates formerly representing LandCare common stock in exchange for the merger consideration.

  Each holder of LandCare common stock that has been converted into a right to receive the merger consideration, on surrender to the Exchange Agent of a Certificate or Certificates formerly representing such LandCare common stock, together with a properly completed and duly executed letter of transmittal covering such LandCare common stock and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive the merger consideration payable in respect of such LandCare common stock and any dividends payable in respect thereof. Until so surrendered, each such Certificate will, after the Effective Time, represent for all purposes only the right to receive the merger consideration and any dividends payable in respect thereof. If any portion of the merger consideration is to be paid to a person other than the registered holder of the LandCare common stock formerly represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such LandCare common stock represented by the Certificate or Certificates so surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further registration of transfers of LandCare common stock. If, after the Effective Time, Certificates formerly representing LandCare common stock are presented to LandCare, they shall be canceled and exchanged for the consideration provided for and in accordance with the procedures set forth above.

Failure to Exchange

  Any portion of the merger consideration made available to the Exchange Agent that remains unclaimed by the holders of LandCare common stock one year after the Effective Time will be returned to ServiceMaster, on demand by ServiceMaster. Any holders who have not exchanged their LandCare common stock for the merger consideration prior to that time shall thereafter look only to ServiceMaster for payment of the merger consideration and any dividends payable in respect of their LandCare common stock. Neither ServiceMaster, LandCare nor the Exchange Agent will be liable to any person in respect of any shares of ServiceMaster common stock, any dividends or distributions with respect thereto or any cash in lieu of fractional shares of ServiceMaster common stock, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate representing LandCare common stock shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any merger consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable to the holder of such Certificate formerly representing LandCare common stock, would otherwise escheat to or become the property of any governmental entity), any such merger consideration, dividends or distributions in respect of such Certificate or such cash shall, to the extent permitted by applicable law, become the property of LandCare (which will become a wholly-owned subsidiary of ServiceMaster in the merger), free and clear of all claims or interest of any person previously entitled thereto.

Dividends and Distributions

  No dividends or other distributions declared or made after the Effective Time with respect to ServiceMaster common stock issued in connection with the merger shall be paid to the holder of any unsurrendered Certificates formerly representing LandCare common stock until such Certificates are surrendered. Subject to the effect of applicable laws, following the surrender of such Certificates, there will be paid, without interest, to the record holder of ServiceMaster common stock issued in exchange therefor at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of ServiceMaster common stock and not previously paid, less the amount of any withholding taxes which may be required thereon. The Exchange Agent shall invest any cash deposited with the Exchange Agent, as directed by ServiceMaster, on a daily basis. Any interest and other income resulting from such investments shall be paid to ServiceMaster.

Lost Certificates

  If any Certificate which prior to the Effective Time represented shares of LandCare common stock shall have been lost, stolen or destroyed, on the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by LandCare (which will become a wholly-owned subsidiary of ServiceMaster in the merger), the posting by such person of a bond in such reasonable amount as LandCare may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the merger consideration and, if applicable, any unpaid dividends and distributions on shares of ServiceMaster common stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case, due to such person pursuant to the merger agreement.

Conditions to the Merger; Governmental Regulatory Approvals

  The respective obligations of ServiceMaster and LandCare to effect the merger are subject to the fulfillment of certain conditions at or prior to the Effective Time including: (i) the merger agreement shall have been adopted by the stockholders of LandCare in accordance with Delaware Law; (ii) no judgment, injunction, order or decree shall prohibit the consummation of the merger; and
(iii) the merger agreement shall not have been terminated in accordance with its terms.

  In addition, the obligation of ServiceMaster to consummate the merger is subject to the satisfaction of the following additional conditions: (i) the representations and warranties of LandCare as set forth in the merger agreement shall be true and correct in all material respects as if made on and as of the Effective Time taking into account the exceptions set forth in the disclosure schedule of LandCare; (ii) LandCare shall have complied with or performed in all material respects all agreements and covenants required to be complied with or performed by it under the merger agreement at or prior to the merger; and
(iii) ServiceMaster shall have received from each person who is, immediately prior to the Effective Time, a director or officer of LandCare or any of its subsidiaries his written resignation, effective as of the Effective Time, from each position as a director or officer of LandCare and each subsidiary.

  The obligations of LandCare to consummate the merger are subject to the satisfaction of the following additional conditions: (i) the representations and warranties of ServiceMaster as set forth in the merger agreement shall be true and correct in all material respects as if made on and as of the Effective Time; and (ii) ServiceMaster shall have complied with or performed in all material respects all agreements and covenants required to be complied with or performed by it under the merger agreement at or prior to the merger.

  At any time prior to the Effective Time, LandCare and ServiceMaster, by action taken by or pursuant to resolutions of their respective boards of directors, may (i) extend the time for the performance of any of the obligations or other acts of the parties thereto, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto, and (iii) except for adoption of the merger agreement by the stockholders of LandCare, waive compliance with any of the agreements or conditions contained in the merger agreement.

Representations and Warranties

  The merger agreement contains customary representations and warranties of ServiceMaster, including, among other things: (i) the accuracy of documents filed by ServiceMaster with the SEC since December 31, 1996; (ii) no material adverse change in the business of ServiceMaster except as disclosed in its documents filed with the SEC prior to the date of the merger agreement; and
(iii) regulatory matters and compliance with laws. In addition, the merger agreement contains representations and warranties by ServiceMaster as to its organization, capital structure, authority to enter into the merger agreement and the binding effect of the merger agreement. All representations and warranties are subject to the exceptions disclosed in the ServiceMaster disclosure schedule attached to the merger agreement.

  The merger agreement contains customary representations and warranties of LandCare, including, among other things: (i) no material adverse change in the LandCare business except as disclosed in its documents filed with the SEC prior to the date of the merger agreement; (ii) regulatory matters and compliance with laws; (iii) tax matters; (iv) disclosure regarding pending or threatened litigation against or involving LandCare; (v) employee benefit matters; (vi) intellectual property matters; (vii) environmental matters; (viii) the enforceability of material contracts; (ix) insurance policy matters; (x) stockholder voting agreements; and (xi) disclosure regarding certain liabilities. In addition, the merger agreement contains representations and warranties by LandCare as to its organization, capital structure, authority to enter into the merger agreement and the binding effect of the merger agreement. All representations and warranties are subject to the exceptions disclosed in the LandCare disclosure schedule attached to the merger agreement.

Conduct of Business Pending the Merger

  LandCare has agreed that, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the Effective Time (except as otherwise expressly permitted by the terms of the merger agreement), that:

    (a) the businesses of LandCare and its subsidiaries will be conducted only in the ordinary and usual course; LandCare will use its reasonable best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with customers and others having business relationships with it and its subsidiaries; and LandCare will promptly notify ServiceMaster of any event or occurrence or emergency not in the ordinary and usual course of the business of LandCare or any of its subsidiaries or material to the business of LandCare and its subsidiaries, taken as a whole;

    (b) LandCare will not (i) amend its certificate of incorporation or bylaws or (ii) split, combine or reclassify the outstanding LandCare common stock or declare, set aside or pay any dividend payable in cash, stock or property with respect to the LandCare common stock, other than dividends paid by any of its subsidiaries to LandCare;

    (c) Neither LandCare nor any of its subsidiaries will issue or agree to issue any additional shares of, or rights of any kind to acquire shares of, its capital stock of any class, other than (i) the issuance of shares of capital stock of a subsidiary of LandCare to LandCare, (ii) with respect to LandCare, LandCare common stock issuable on exercise of LandCare stock options outstanding on the date of the merger agreement, (iii) options to purchase LandCare shares issued to employees of enterprises acquired in certain permitted acquisitions after the date of the merger agreement; provided that the number of shares subject to options issued with respect to any such particular acquisition shall not exceed 10% of the number of shares of LandCare common stock issued in that acquisition and the exercise price for such options shall not be lower than $11.00 per share; (iv) LandCare common stock issuable in connection with the conversion of any of the convertible notes of LandCare; and (v) the issuance of shares of capital stock in connection with certain permitted acquisitions (see "-- Pipeline Acquisitions; Certain Related Termination Rights" below regarding the LandCare acquisition restrictions);

    (d) neither LandCare nor any of its subsidiaries will enter into or agree to enter into any new or amended contract or agreement with any labor unions representing employees of LandCare or any of its subsidiaries;

    (e) except under certain circumstances (see "--Pipeline Acquisitions; Certain Related Termination Rights" and "--No Solicitation" for a discussion of the exceptions to this covenant), LandCare will not authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the merger), any acquisition or disposition of a material amount of assets or securities (including, without limitation, the assets or securities of any of its subsidiaries) or any material change in its capitalization, or enter, other than in the ordinary course of business, into a material contract;

    (f) neither LandCare nor any of its subsidiaries will modify, amend or terminate any of the material LandCare agreements or waive, release or assign any material rights or claims, except in the ordinary course of business;

    (g) neither LandCare nor any of its subsidiaries will: (i) grant any increase in the compensation payable or to become payable by LandCare or any of its subsidiaries to any officer or management employee other than scheduled annual increases in the ordinary course of business; (ii) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (iii) enter into any, or amend any existing, employment, consulting or severance agreement with or, except in accordance with the existing written policies of LandCare, grant any severance or termination pay to any officer, director or employee of LandCare or any of its subsidiaries; (iv) make any additional contributions to any grantor trust created by LandCare to provide funding for non-tax-qualified employee benefits or compensation; or (v) provide any new severance program or rights;

    (h) to the extent within their control, neither LandCare nor any of its subsidiaries will permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business;

    (i) except for increases in the aggregate principal amount of LandCare's senior credit facility of up to $125 million, neither LandCare nor any of its subsidiaries will: (i) incur or assume any debt except for borrowings under existing credit facilities in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of LandCare, customary loans or advances to employees in the ordinary course of business and short-term investments pursuant to customary cash management systems of LandCare in the ordinary course of business); or (iv) make or commit to make any material capital expenditure in an amount or character that is not consistent with LandCare's past practices;

    (j) neither LandCare nor any of its subsidiaries will change any of the accounting principles used by it unless required by GAAP; and

    (k) except on the prior written consent of ServiceMaster, LandCare will not make any tax election.

Pipeline Acquisitions; Certain Related Termination Rights

  LandCare delivered to ServiceMaster in connection with the execution of the merger agreement a schedule (the "Pipeline Schedule") that shows: (a) every enterprise with which LandCare has entered into a letter of intent or binding acquisition agreement contemplating the acquisition of such enterprise by LandCare as of the date the merger agreement was entered into; (b) the purchase price for such enterprise specified in the letter of intent or acquisition agreement; and (c) the annual revenues and proforma EBITDA (that is, earnings before interest, taxes, depreciation and amortization) that LandCare estimated such enterprise generated in the trailing 12 months prior to the execution of the letter of intent or acquisition agreement with respect to that enterprise. Eleven enterprises were so described on the Pipeline Schedule.

  The merger agreement provides that LandCare will not enter into any letter of intent or agreement to make any acquisition of any business enterprise or consummate any acquisition of any business enterprise except that (i) LandCare may enter into purchase agreements for the enterprises shown on the Pipeline
Schedule in accordance with certain terms and limitations specified in the merger agreement, including limitations on the valuation of LandCare common stock for the purpose of such acquisitions (if LandCare common stock is used) and restrictions on the scope of representations and warranties and indemnification and other provisions governing such acquisitions, and (ii) LandCare may acquire businesses not listed on the Pipeline Schedule but only if such acquisitions comply with the requirements referenced under (i) above and which also meet certain purchase price, financial performance and quality of business requirements.

  ServiceMaster has the right to terminate the merger agreement if:

    (a) by the date of the LandCare special meeting, LandCare has not completed and closed acquisitions which satisfy the various criteria set forth in the merger agreement, including specific criteria with respect to such acquisitions on maximum aggregate purchase price, minimum aggregate revenues and certain minimum financial performance targets;

    (b) LandCare has made any acquisitions after the date of the merger agreement that are contrary to the requirements set forth in the merger agreement (including the requirements generally described or referenced above); or

    (c) the aggregate trailing 12 month revenues of all businesses acquired by LandCare from November 1, 1998 through the date of the LandCare special meeting exceed $70 million.

LandCare Stock Options

  Pursuant to the merger agreement, the Board of Directors of LandCare has adopted resolutions to effect the following: (i) adjust the terms of all outstanding LandCare stock options granted under its stock option plans and the terms of the LandCare stock option plans to provide that at the Effective Time, each LandCare stock option outstanding immediately prior to the Effective Time will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such LandCare stock option (except for certain adjustments and lapsing of restrictions, vesting or acceleration of exercisability of LandCare stock options described in the next paragraph), the same number of shares of ServiceMaster common stock as the holder of such LandCare stock option would have been entitled to receive pursuant to the merger had such holder exercised such LandCare stock option in full immediately prior to the Effective Time, at a price per share equal to the quotient derived by dividing the exchange ratio into the exercise price per share at which the LandCare common stock shall have been purchasable on exercise of such LandCare stock option prior to the Effective Time; and (ii) make such other changes to the LandCare stock option plans as it deems appropriate to give effect to the merger (subject to approval of ServiceMaster).

  At the Effective Time, all conditions and restrictions relating to all outstanding LandCare stock options which have been granted pursuant to the LandCare stock option plans, including limitations on exercisability, risks of forfeiture and conditions and restrictions requiring continued performance of services with respect to the exercisability or settlement of such LandCare stock options, will immediately lapse.

  The Senior Executives agreed to waive full vesting and exercisability of their Options. In lieu of such full vesting, the Senior Executives instead accepted a modified vesting schedule whereby one-half of the shares subject to such Substitute Options will vest and thereafter be exercisable on the date six months after the merger, and the remaining one-half of the shares subject to such Substitute Options will vest and thereafter be exercisable on the first anniversary of the merger. If LandCare terminates the employment of a Senior Executive without Cause (as defined in such employment agreements) during the twelve-month period following the merger or if a Senior Executive terminates his employment with LandCare for Good Reason (as defined in such employment agreements) during the twelve-month period following the merger, the unvested portion of such Senior Executive's Substitute Options will immediately vest and be exercisable for a period of three months following the termination of employment.

  As soon as practicable after the Effective Time, ServiceMaster will deliver to the holders of LandCare stock options appropriate notices setting forth the rights of such holders pursuant to the respective LandCare option plans, and the agreements evidencing the grants of such LandCare stock options will continue in effect on the same terms and conditions (except as expressly provided in the merger agreement).

  ServiceMaster will take all corporate action necessary to reserve for issuance a sufficient number of shares of ServiceMaster common stock for delivery on exercise of the LandCare stock options assumed in accordance with the merger agreement. As soon as reasonably practicable after the Effective Time, ServiceMaster will file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of ServiceMaster common stock issuable on exercise of such LandCare stock options and will use reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such LandCare stock options remain outstanding.

No Solicitation

  Pursuant to the merger agreement, LandCare will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' officers, directors, employees, agents or other representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving LandCare or the acquisition of all or any material portion of the assets or capital stock of LandCare (an "Acquisition Transaction") or negotiate, explore or otherwise engage in substantive discussions with any person (other than ServiceMaster or its directors, officers, employees, agents and representatives), or enter into any agreement, with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the merger agreement. LandCare will immediately notify ServiceMaster of any inquiries or proposals relating to any Acquisition Transaction.

  LandCare may provide non-public information to and seek to negotiate an Acquisition Transaction with a person (the "Competitor") provided that the Competitor shall make a bona fide unsolicited written proposal to acquire through an Acquisition Transaction all the capital stock or assets of LandCare on Superior Terms (as defined in the merger agreement). A proposal to acquire LandCare on Superior Terms is herein called a "Qualified Competing Proposal." If LandCare receives a Qualified Competing Proposal, LandCare will nevertheless
(i) permit its stockholders to vote on the merger and (ii) not take any action that would preclude LandCare from consummating the merger if it is approved by LandCare's stockholders or make the merger any less advantageous to ServiceMaster if it is approved by LandCare's stockholders. If the merger is adopted by LandCare's stockholders (i) LandCare will consummate the merger, and
(ii) shall not consummate any Acquisition Transaction contemplated by a Qualified Competing Proposal.

Indemnification

  The merger agreement provides that, from and after the Effective Time, ServiceMaster shall indemnify, to the full extent permitted under Delaware Law, the present and former directors and officers of LandCare and its subsidiaries (the "Indemnified Parties") in respect of actions taken prior to and including the Effective Time in connection with their duties as directors or officers of LandCare or its subsidiaries for a period of not less than six years from the Effective Time; provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until final disposition of any and all such claims. Without limitation of the foregoing, in the event any Indemnified Party becomes involved in such capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated hereby, occurring prior to and including the Effective Time, LandCare, to the extent permitted and on such conditions as may be required by applicable law, will periodically advance expenses to such Indemnified Party for his legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith.

  Furthermore, for not less than six years after the Effective Time, ServiceMaster will maintain in effect directors' and officers' liability insurance covering the persons who are currently covered by LandCare's existing directors' and officers' liability insurance, on terms and conditions no less favorable to such persons than those in effect on the date hereof with respect to the officers and directors of ServiceMaster; provided, however, that in no event will ServiceMaster be required to pay in any year an amount to maintain such insurance covering the Indemnified Parties in excess of twice the amount paid by LandCare as of the Closing Date for such coverage; provided further that if the annual premiums of such insurance coverage exceed such amount, ServiceMaster will be obligated to obtain a policy with a premium equal to such amount.

Termination

  The merger agreement will be terminated if not approved by the stockholders of LandCare and may be terminated prior to the Effective Time, whether before or after the approval by the stockholders of LandCare:

    (a) by mutual written consent of LandCare and ServiceMaster;

    (b) by either LandCare or ServiceMaster, if the merger has not been consummated by May 1, 1999; provided that no party may terminate the merger agreement pursuant to this subsection if such party's failure to fulfill any of its obligations under the merger agreement shall have been the primary and but-for reason that the Effective Time shall not have occurred on or before said date and provided further that in no event shall ServiceMaster's failure to permit an adjustment in the exchange ratio preclude or impair ServiceMaster's right to terminate under this clause;

    (c) by either LandCare or ServiceMaster, if there shall be any judgment, injunction, order or decree enjoining ServiceMaster or LandCare from consummating the transactions contemplated by the merger agreement entered and such judgment, injunction, order or decree shall have become final and nonappealable;

    (d) by either LandCare or ServiceMaster, if the merger agreement shall not have been adopted by the stockholders of LandCare at the LandCare special meeting;

    (e) by ServiceMaster, if the Board of Directors of LandCare shall (i) withdraw, modify or change its recommendation or approval in respect of the merger agreement in a manner adverse to ServiceMaster, or (ii) have recommended any proposal other than by ServiceMaster in respect of an Acquisition Transaction;

    (f) by ServiceMaster, if any corporation, partnership, person, other entity or group other than ServiceMaster or any of its respective subsidiaries or affiliates shall have become the beneficial owner of more than 40% of the outstanding LandCare common stock (either on a primary or a fully diluted basis);

    (g) by ServiceMaster, if LandCare shall have breached (regardless of the knowledge of ServiceMaster of such breach at or subsequent to the date of the merger agreement) in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement;

    (h) by ServiceMaster, if the Committee acting under the 1998 Long-Term Incentive Plan, LandCare's Board and all other necessary persons shall not have taken all actions necessary to cause the stock option conversions prescribed by the merger agreement to occur automatically on consummation of the merger;

    (i) by LandCare, if a Qualified Competing Proposal is made to LandCare; provided that in accordance with Delaware law the merger agreement requires that LandCare will nevertheless (i) permit the LandCare stockholders to vote on the adoption of the ServiceMaster merger agreement, and (ii) not take any action that would preclude LandCare from consummating the merger if the ServiceMaster merger agreement is adopted by the LandCare stockholders or make the merger any less advantageous to ServiceMaster if the merger agreement is adopted by the LandCare stockholders; provided further that if the merger agreement is adopted by the LandCare stockholders the merger agreement provides that (a) LandCare will consummate the merger with ServiceMaster, and (b) LandCare will not consummate any Acquisition Transaction contemplated by a Qualified Competing Proposal; or

    (j) by LandCare, if ServiceMaster shall have breached (regardless of the knowledge of LandCare of such breach at or subsequent to the date of the merger agreement) in any material respect of its representations, warranties, covenants or agreements contained in the merger agreement.

  In the event that, before the LandCare special meeting, another company makes a Qualified Competing Proposal to acquire LandCare and the LandCare Board withdraws its recommendation of the ServiceMaster merger and recommends that LandCare stockholders approve the Qualified Competing Proposal instead of the ServiceMaster merger proposal (or in the event that LandCare otherwise withdraws or modifies its recommendation of the ServiceMaster merger), the merger agreement grants ServiceMaster the right to require that LandCare stockholders be afforded the opportunity to vote with respect to the ServiceMaster merger proposal, and if ServiceMaster exercises that right, ServiceMaster also has the right to utilize D.F. King & Co., Inc. as its agent to solicit votes from LandCare stockholders in favor of the ServiceMaster merger proposal.

  ServiceMaster also has the right to terminate the merger agreement upon the failure of LandCare to perform certain of its acquisition related covenants. See "--Pipeline Acquisitions; Certain Related Termination Rights."

  In addition, LandCare has the right to terminate the merger agreement if the ServiceMaster Average Closing Price is less than $16.36 and if ServiceMaster elects not to permit the upward adjustment of the exchange ratio so that $9.00 of ServiceMaster common stock (valued at the ServiceMaster Average Closing Price) is paid with respect to each share of LandCare common stock.

Termination Fees

  LandCare will promptly, but in no event later than two business days after the date of such termination, pay ServiceMaster a termination fee equal to the sum of (i) $7,577,045 plus (ii) $0.44 multiplied by the aggregate number of shares of LandCare common stock (other than any shares of LandCare common stock issued on the exercise of LandCare stock options) issued subsequent to November 1, 1998 and on or prior to the date of termination of the merger agreement if the merger agreement is terminated:

    (a) by either LandCare or ServiceMaster, if the merger agreement shall not have been adopted by the stockholders of LandCare at the LandCare special meeting;

    (b) by ServiceMaster, if the Board of Directors of LandCare shall (i) withdraw, modify or change its recommendation or approval in respect of the merger agreement in a manner adverse to ServiceMaster or (ii) have recommended any proposal other than by ServiceMaster in respect of an Acquisition Transaction;

    (c) by ServiceMaster, if any corporation, partnership, person, other entity or group other than ServiceMaster or any of its subsidiaries or affiliates shall have become the beneficial owner of more than 40% of the outstanding LandCare common stock (either on a primary or a fully diluted basis);

    (d) by ServiceMaster, if LandCare shall have breached (regardless of the knowledge of ServiceMaster of such breach at or subsequent to the date of the merger agreement) in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement;

    (e) by ServiceMaster, if the Committee acting under the 1998 Long-Term Incentive Plan, LandCare's Board and all other necessary persons shall not have taken all actions necessary to cause the conversions prescribed by the merger agreement to occur automatically on consummation of the merger; or

    (f) by LandCare, if a Qualified Competing Proposal is made to LandCare, subject to the restrictions set forth in the merger agreement; provided that the right to terminate described in this subsection will immediately expire and be of no force or effect if LandCare's stockholders approve the merger.

  In no event shall LandCare be required to pay more than one termination fee for the reasons above. If the merger agreement is terminated by ServiceMaster pursuant to its termination rights regarding the Pipeline Transactions, then LandCare shall promptly, but in no event later than two business days after the date of such termination, pay ServiceMaster an amount, not to exceed $1 million, equal to the actual and reasonably documented out-of-pocket expenses incurred by ServiceMaster directly attributable to the proposed acquisition of LandCare and incurred since October 15, 1998, including negotiation and execution of the merger agreement and the attempted completion of the merger, which fee shall be payable in cash in same day funds.

Fees and Expenses

  Each party shall pay its own costs and expenses relating to the merger agreement and the transactions contemplated thereby, except that each of ServiceMaster and LandCare shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of this Proxy Statement/Prospectus (including SEC filing fees).

Amendment and Waiver

  The merger agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by LandCare and ServiceMaster or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of the merger agreement by the stockholders of LandCare, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for the LandCare common stock, (ii) any term of the certificate of incorporation of LandCare, or (iii) any of the terms or conditions of the merger agreement if such alteration or change would adversely affect the holders of any shares of capital stock of LandCare. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                   DESCRIPTION OF SERVICEMASTER CAPITAL STOCK

General

  Under ServiceMaster's Amended and Restated Certificate of Incorporation (the "ServiceMaster Restated Certificate"), ServiceMaster is authorized to issue 1,000,000,000 shares of common stock, par value $0.01 per share, and 11,000,000 shares of preferred stock, par value $0.01 per share (the "ServiceMaster Preferred Stock"). As of January 31, 1999, 299,103,000 shares of ServiceMaster common stock (excluding treasury shares) were issued and outstanding and no shares of ServiceMaster Preferred Stock were issued and outstanding. In addition, as of January 31, 1999, the ServiceMaster Board of Directors had approved the issuance of 18,039,000 shares of ServiceMaster common stock under ServiceMaster's equity incentive plans, and of that number approximately 16,921,000 were subject to issuance under outstanding stock options. The number of authorized shares of ServiceMaster Preferred Stock includes 1,000,000 authorized shares of Junior Participating Preferred Stock, Series A (the "ServiceMaster Series A Preferred Stock") issuable pursuant to the rights agreement dated as of December 15, 1997, between ServiceMaster and Harris Trust and Savings Bank (the "ServiceMaster Rights Plan"), none of which were outstanding as of January 31, 1999.

Common Stock

  Subject to the rights of the holders of any ServiceMaster Preferred Stock, each holder of ServiceMaster common stock on the applicable record date is entitled to receive such dividends as may be declared by the ServiceMaster Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of ServiceMaster's assets after payment of liabilities. Each holder of ServiceMaster common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders. The outstanding ServiceMaster common stock is, and the shares of ServiceMaster common stock offered hereby by ServiceMaster will be, on issuance, fully paid and non-assessable.

  Harris Trust and Savings Bank of Chicago, Illinois is the registrar and transfer agent for the ServiceMaster common stock.

Stock Purchase Rights

  Each outstanding share of ServiceMaster common stock includes, and each share of ServiceMaster common stock offered hereby will include, one preferred stock purchase right (individually a "Right" and collectively the "Rights") provided under the ServiceMaster Rights Plan. Each Right entitles the holder, until the earlier of December 11, 2007 or the redemption of the Rights, to buy one one-thousandth of a share of ServiceMaster Series A Preferred Stock at a price of $130 per one one-thousandth of a share (as may be adjusted to reflect stock splits since the issuance of the Rights). The ServiceMaster Series A Preferred Stock is nonredeemable and will have 1,000 votes per share (subject to adjustment). ServiceMaster has reserved 1,000,000 shares of ServiceMaster Series A Preferred Stock for issuance on exercise of such Rights.

  In the event that any person becomes the beneficial owner of 15% or more of ServiceMaster common stock, the Rights (other than Rights held by the acquiring stockholder) would become exercisable for that number of shares of the ServiceMaster common stock having a market value of two times the exercise price of the Right. Furthermore, if after any person becomes the beneficial owner of 15% or more of ServiceMaster common stock, ServiceMaster is acquired in a merger or other business combination or 50% or more of its assets or earnings power were sold, each Right (other than Rights held by the acquiring person) would become exercisable for that number of shares of ServiceMaster common stock (or securities of the surviving company in a business combination) having a market value of two times the exercise price of the Right.

  ServiceMaster may redeem the Rights at one cent per Right prior to the occurrence of an event that causes the Rights to become exercisable for ServiceMaster common stock.

  One Right will be issued in respect of each share of ServiceMaster common stock issued before the earlier of December 11, 2007 or the redemption of the Rights. As of the date of this Prospectus, the Rights are not exercisable, certificates representing the Rights have not been issued and the Rights automatically trade with the shares of ServiceMaster common stock. The Rights will expire on December 11, 2007, unless earlier redeemed.

Preferred Stock

  Shares of ServiceMaster Preferred Stock may be issued from time to time in one or more series. The ServiceMaster Board is authorized to determine and alter all rights, preferences and privileges and qualifications, limitations and restrictions thereof (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed on any wholly unissued series of ServiceMaster Preferred Stock and the number of shares constituting any such series and the designation thereof, to determine whether fractional shares can be issued in any particular series and, if so, the nature of the fractional interests which can be issued in that series, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. In case the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

Certain Provisions of the Restated Certificate and By-Laws

  The following summary of certain provisions of the ServiceMaster Restated Certificate and By-Laws (the "ServiceMaster By-Laws") does not purport to be complete and is subject to and qualified in its entirety by reference to the ServiceMaster Restated Certificate and the ServiceMaster By-Laws.

  Classification of Directors. The ServiceMaster Restated Certificate and ServiceMaster By-Laws provide that its Board of Directors shall be divided into three classes, each class being as nearly equal in number as reasonably practicable, and that at each annual meeting of ServiceMaster's stockholders, the successors to the Directors whose terms expire that year shall be elected for a term of three years. The number of Directors is fixed by the affirmative vote of the majority of the Directors then in office, but may not be less than three. Newly created Directorships and any vacancies on the Board of Directors are filled by a majority vote of the remaining Directors then in office, even if less than a quorum. Except in certain limited circumstances, no Director may be removed from the Board prior to the time such person's term would expire unless (i) such removal is for cause and (ii) such removal has been approved by the affirmative vote of the holders of 67% of the outstanding voting shares of ServiceMaster. The ServiceMaster Restated Certificate requires that a majority of the members of the Board be "independent directors," which is defined to generally include any person: (i) who is not and has not been employed by any ServiceMaster unit within one year; (ii) who is not a "Related Person" (as hereinafter defined) and has not been employed by a Related Person within one year; (iii) who is not a party to any agreement, requirement or arrangement under which such person may be obligated to act in his or her capacity as a Director in accordance with instructions provided by any person who is not independent (including, but not limited to, a Related Person); and (iv) who is not subject to any relationship, arrangement or circumstance (including any relationship with a Related Person) which, in the judgment of a majority of the independent Directors (the "Independent Board Majority"), is reasonably possible will interfere with such person's exercise of independent judgment as a Director.

  Special Meetings. The ServiceMaster By-Laws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The ServiceMaster By-Laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors. Stockholders are not permitted to call a special meeting or to require the Board to call a special meeting.

  Approval of Certain Business Combinations. The ServiceMaster Restated Certificate provides that the affirmative vote of the holders of not less than 80% of the outstanding shares of the common stock held by stockholders other than a "Related Person" (any person or entity which, together with its affiliates and associates, beneficially owns in the aggregate 15% or more of the outstanding common stock and any affiliate or associate of such person or entity) is required for the approval or authorization of any "Business Combination" (as hereinafter defined) of ServiceMaster with any Related Person; provided, that the foregoing 80% voting requirement is not applicable if an "Independent Board Majority" (a majority of the group comprised of all individuals who are independent sitting directors) either (i) has expressly approved in advance the acquisition of the outstanding shares of common stock that caused such Related Person to become a Related Person or (ii) has expressly approved such Business Combination either in advance of or subsequent to such Related Person's having become a Related Person. The term "Business Combination" is defined under the ServiceMaster Restated Certificate to mean:
(a) any merger or consolidation of ServiceMaster or a subsidiary of ServiceMaster with or into a Related Person; (b) any sale, lease, exchange, transfer or other disposition of all or any substantial part (as defined in the ServiceMaster Restated Certificate) of the assets either of ServiceMaster (including without limitation any voting securities of a subsidiary) or of a subsidiary of ServiceMaster to a Related Person; (c) any merger or consolidation of a Related Person with or into ServiceMaster or a subsidiary of ServiceMaster; (d) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to ServiceMaster or a subsidiary of ServiceMaster; (e) the issuance of any securities of ServiceMaster or a subsidiary of ServiceMaster to a Related Person; (f) any recapitalization that would have the effect of increasing the voting power of a Related Person; and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of a Business Combination.

  Action by Written Consent. The ServiceMaster By-Laws provide that a holder of common stock or any other class of stock at any time issued by ServiceMaster shall not have the right to take action by written consent. Rather, stockholders shall only have the right to act with respect to any particular issue at a meeting of stockholders at which that issue is properly up for a vote by stockholders.

  Stockholder Proposals. Stockholders are only entitled to make proposals to be voted on by stockholders at an annual meeting if they comply with certain procedures set forth in the ServiceMaster By-Laws, which require, among other things, that the proposing stockholder must deliver a written notice identifying such proposal to the office of ServiceMaster's General Counsel at ServiceMaster's headquarters no later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by ServiceMaster. At a special stockholders meeting, a stockholder's proposal will be timely for that meeting if it is actually delivered to the General Counsel's office at ServiceMaster's headquarters no later than the close of business on the 10th day following the day on which ServiceMaster first publicly announced the date of the special meeting and that a vote by stockholders will be taken at that meeting. Such stockholder's proposal notice must: (i) contain a description of the proposal, the reasons for the proposal and any material interest in such proposal by the proposing stockholder or the beneficial owner of the stockholder's record shares; (ii) contain an affirmation by the proposing stockholder that the stockholder satisfies the requirements specified in the ServiceMaster By-Laws for presentation of such proposal; and (iii) as to the stockholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made (x) the name and address of such stockholder, as they appear on ServiceMaster's books, and of such beneficial owner and the telephone number at which each may be reached during normal business hours through the time for which the meeting is scheduled, and (y) the class and number of shares of ServiceMaster which are owned beneficially and of record by such stockholder and such beneficial owner.

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

  Amendments to the ServiceMaster Restated Certificate and ServiceMaster By-Laws. The ServiceMaster Restated Certificate provides that no change in the ServiceMaster Restated Certificate shall be effective unless it shall have been approved by at least 80% of ServiceMaster's sitting directors and shall have received such other approvals as may have been required by the ServiceMaster By-Laws or by applicable law. Amendment of the ServiceMaster By-Laws requires either the approval of 80% of the sitting directors in office at the time such amendment is approved or the approval of the holders of 80% of the outstanding shares of ServiceMaster common stock.

Certain Anti-Takeover Provisions of Delaware Law

  ServiceMaster is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of ServiceMaster's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with ServiceMaster (or its majority-owned subsidiaries) for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, ServiceMaster's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) on consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of ServiceMaster's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of ServiceMaster and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or following the transaction in which such person became an interested stockholder, the business combination is approved by ServiceMaster's Board of Directors and approved at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of ServiceMaster's outstanding voting stock not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving ServiceMaster and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of ServiceMaster's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

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

                       COMPARATIVE RIGHTS OF COMMON STOCK

Comparison of LandCare and ServiceMaster

  The following summary compares certain rights of ServiceMaster stockholders under the ServiceMaster Restated Certificate and ServiceMaster By-Laws with certain rights of LandCare stockholders under the LandCare Amended and Restated Certificate of Incorporation (the "LandCare Restated Certificate") and By-Laws (the "LandCare By-Laws") and is qualified in its entirety by reference to the Restated Certificate of Incorporation and By-Laws of each of ServiceMaster and LandCare, copies of which are available upon request as described under "Where You Can Find More Information." Certain topics discussed below are also subject to federal law and the regulations promulgated thereunder. Both ServiceMaster and LandCare are incorporated in Delaware, and so each is subject to the Delaware General Corporation Law (the "DGCL").

  Nominations of Directors. The LandCare By-Laws provide that nominations of persons for election to the LandCare Board of Directors may be made at a meeting of stockholders (i) by or at the direction of the LandCare Board or
(ii) by any stockholder entitled to vote for the election of directors at the meeting and who complies with a series of notice procedures (effectively requiring such stockholder to deliver notice to the principal executive offices of LandCare not less than 60 days nor more than 90 days prior to such meeting).

  The ServiceMaster By-Laws are substantially similar and provide that nominations of persons for election to the ServiceMaster Board of Directors may be made at a meeting of stockholders (i) by or at the direction of the ServiceMaster Board or (ii) by any stockholder entitled to vote for the election of directors at the meeting and who complies with a series of notice procedures (effectively requiring such stockholder to deliver notice to the principal executive offices of ServiceMaster not less than 60 nor more than 90 days prior to such meeting).

  Procedure for Election of Directors. Both the LandCare and ServiceMaster By-Laws provide that the election of directors shall be by ballot and a plurality of the votes cast shall elect directors, while all matters other than the election of directors submitted to the stockholders at any meeting shall be decided by a majority (or such other percentage requirement pursuant to applicable law or the respective charter and By-Laws of each of LandCare and ServiceMaster) of the votes cast with respect thereto.

  Number of Directors. The number of members of the LandCare Board is fixed from time to time by a majority of the LandCare Board. The LandCare directors have staggered three-year terms, as provided under Article Five of the LandCare Restated Certificate. Article Five thereof may not be amended, repealed or altered absent (i) the affirmative vote of a majority of the full LandCare Board and the affirmative vote of a majority of the outstanding stock entitled to vote thereon, or (ii) the affirmative vote of at least two-thirds of all of the voting power of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class. Currently, 13 members are serving on the LandCare Board.

  The ServiceMaster Restated Certificate and By-Laws provide that its Board of Directors shall be divided into three classes, each class being as nearly equal in number as reasonably practicable, and that at each annual meeting of ServiceMaster's stockholders, the successors to the directors whose terms expire that year shall be elected for a term of three years. The number of directors is fixed by the affirmative vote of the majority of the directors then in office, but may not be less than three. Currently, 17 members are serving on the ServiceMaster Board of Directors.

  Removal of Directors. The LandCare Restated Certificate provides that the only time a director or class of directors may be removed from office by a vote of the stockholders is for cause. However, the LandCare By-Laws specify that when any director shall have been elected by the holders of any class of stock of LandCare voting separately as a class under the provisions of the LandCare Restated Certificate, such director may be removed by, and only by, the holders of that class of stock voting separately as a class.

  The ServiceMaster Restated Certificate provides that no director may be removed from the board prior to the time such director's term would end unless
(i) such removal is for cause and (ii) such removal is approved by the holders of at least 67% of the outstanding voting shares of ServiceMaster, voting as a single class. The

ServiceMaster Restated Certificate also provides that if a person is elected as a director at a time when he or she is an officer of ServiceMaster and if, during the term of such person as a director he or she ceases to hold any of the officership positions with ServiceMaster, such person's term and position as director shall automatically end when such person ceases to be an officer of ServiceMaster.

  Special Meetings of Stockholders. The LandCare By-Laws authorize only the Chief Executive Officer, a majority of the entire LandCare Board or a majority of the executive committee to call a special meeting of stockholders.

  The ServiceMaster By-Laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the ServiceMaster Board. Stockholders are not permitted to call a special meeting or to require the ServiceMaster Board to call a special meeting. The ServiceMaster Board shall have the right to determine the business to be transacted at any special meeting and no issue or matter may be acted on by any stockholders at any special meeting unless such issue or matter has been approved by the ServiceMaster Board for vote by stockholders at the meeting.

  Action Without Meeting. The LandCare By-Laws provide that any action required or permitted to be taken by its stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected without such a meeting by any consent in writing by such stockholders. Any action required or permitted to be taken at any meeting of the LandCare Board, unless otherwise restricted by the LandCare Restated Certificate or the LandCare By-Laws, may be taken without a meeting if all members of the LandCare Board consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the LandCare Board.

  The ServiceMaster By-Laws provide that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders. The ServiceMaster Board, however, may take action without a meeting if all members of the ServiceMaster Board consent thereto in writing.

  Required Vote for Authorization of Certain Business Combinations. The ServiceMaster Restated Certificate provides that the affirmative vote of the holders of not less than 80% of the outstanding shares of ServiceMaster common stock held by stockholders other than a "Related Person" (any person or entity which, together with its affiliates and associates, beneficially owns in the aggregate 15% or more of the outstanding common stock and any affiliate or associate of such person or entity) is required for the approval or authorization of any "Business Combination" (as hereinafter defined) of ServiceMaster with any Related Person; provided, that the foregoing 80% voting requirement is not applicable if an "Independent Board Majority" (a majority of the group comprised of all individuals who are independent sitting directors) either (a) has expressly approved in advance the acquisition of the outstanding shares of common stock that caused such Related Person to become a Related Person or (b) has expressly approved such Business Combination either in advance of or subsequent to such Related Person's having become a Related Person. The term "Business Combination" is defined under the ServiceMaster Restated Certificate to mean: (a) any merger or consolidation of ServiceMaster or a subsidiary of ServiceMaster with or into a Related Person; (b) any sale, lease, exchange, transfer or other disposition of all or any substantial part (as defined in the ServiceMaster Restated Certificate) of the assets either of ServiceMaster (including without limitation any voting securities of a subsidiary) or of a subsidiary of ServiceMaster to a Related Person; (c) any merger or consolidation of a Related Person with or into ServiceMaster or a subsidiary of ServiceMaster; (d) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to ServiceMaster or a subsidiary of ServiceMaster; (e) the issuance of any securities of ServiceMaster or a subsidiary of ServiceMaster to a Related Person; (f) any recapitalization that would have the effect of increasing the voting power of a Related Person;

and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of a Business Combination.

  There are no comparable provisions in the LandCare Restated Certificate or LandCare By-Laws.

  Amendment of By-Laws and Charter. The LandCare Board has the power to adopt, amend or repeal the LandCare By-Laws at any meeting of the LandCare Board, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal the LandCare By-Laws as adopted or amended by the LandCare Board; provided, however, that unless a different percentage is called for in a particular provision of the LandCare By-Laws, any amendment or repeal of the LandCare By-Laws by the stockholders shall be by a vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal. The LandCare Restated Certificate allows for LandCare to amend, alter, change or repeal any provision in the Certificate of Incorporation, in the manner prescribed by statute.

  The ServiceMaster Restated Certificate provides that no change in the ServiceMaster Restated Certificate shall be effective unless it shall have been approved by at least 80% of the sitting directors and shall have received such other approvals as may have been required by the ServiceMaster By-Laws or by applicable law. Amendment of the ServiceMaster By-Laws requires either the approval of 80% of the sitting directors in office at the time such amendment is approved or the approval of the holders of 80% of the outstanding common stock.

  Indemnification. Each of ServiceMaster and LandCare is subject to the DGCL. The DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL (dealing with liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions of stock), or (iv) for any transaction from which the director derived an improper personal benefit. Each of ServiceMaster and LandCare has adopted such a provision in its charter or bylaws.

  Each of the ServiceMaster and the LandCare charter and/or bylaws provide that the respective company shall indemnify and hold harmless to the fullest extent authorized by the DGCL any person who was or is made a party or is threatened to be made a party to or is involved in any proceeding (whether civil, criminal, investigative or administrative) by reason of the fact that such person is or was a director, officer, employee or agent of the respective company or is or was serving at the request of such company as a director, officer, employee, agent or in any other capacity of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person's behalf in any such capacity, or arising out of such person's status as such, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such company. The right to indemnification is not exclusive of any other right which any person may have or hereafter acquire under any statute, charter or bylaw provision, agreement or vote of stockholders or disinterested directors.

  Business Combination Statute. Each of ServiceMaster and LandCare is subject to the DGCL. The DGCL prohibits business combinations for a period of three years such as mergers, consolidations, asset purchases and other transactions where the transaction is with a corporation subject to the provisions thereof, such as LandCare and ServiceMaster, and where the acquiror became an "interested stockholder" of the corporation before the date of the transaction unless (i) prior to the date of the transaction the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) on consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to the date of the transaction the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the "interested stockholder."

  In this context, an "interested stockholder" is any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) who directly or indirectly, alone or in concert with others, beneficially owns or controls 15% or more of the voting stock of the corporation. The DGCL is very broad in its scope but it does not apply to corporations whose certificate of incorporation or by-laws contain a provision not to be covered by this section. Neither ServiceMaster nor LandCare opted out of the business combination statute.

  Dividends and Other Distributions. The DGCL generally allows dividends to be paid out of "surplus" of a corporation or, if there is no surplus, out of the net profits for the current fiscal year and/or the prior fiscal year. No dividends may be paid if they would result in the capital of a corporation being less than the capital represented by the preferred stock of such corporation. The LandCare By-Laws provide that the LandCare Board may from time to time declare dividends on its outstanding shares in the manner provided by law and its Restated Certificate of Incorporation. The LandCare Restated Certificate provides, with respect to an issuance of preferred stock, that the LandCare Board is expressly authorized to provide such designations, preferences, and relative, participating, optional or other special rights as may be permitted by the DGCL and as shall be stated and expressed in the resolutions adopted by the LandCare Board providing for the issue of preferred stock. The LandCare common stock holders are entitled to receive, as and when declared by the LandCare Board out of the funds of LandCare legally available therefor, such dividends (payable in cash, stock or otherwise) as the LandCare Board may from time to time determine.

  The ServiceMaster By-Laws and ServiceMaster Restated Certificate provide that dividends on the capital stock of ServiceMaster may be declared by the ServiceMaster Board and that dividends may be paid in cash, property or in shares of ServiceMaster capital stock. With respect to preferred stock, the ServiceMaster Board is empowered to determine and fix the dividend rate, the conditions and dates on which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other classes of stock, and whether such dividends shall be cumulative or non-cumulative.

  Appraisal Rights. Each of ServiceMaster and LandCare is subject to the DGCL. The DGCL provides appraisal rights for certain mergers and consolidations. Appraisal rights are not available to holders of (i) shares listed on a national securities exchange or a national market system or held of record by more than 2,000 stockholders or (ii) shares of the surviving corporation of a merger, if the merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock are required pursuant to the merger to accept anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders or (c) cash in lieu of fractional shares of such stock, or any combination thereof.

  Advance Notice of Stockholders-Proposed Business at Annual Meetings. The LandCare By-Laws provide that for business to be brought before an annual meeting by a stockholder, notice in writing must be given to the secretary of LandCare at the principal executive office of LandCare not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however that in the event that the date of the annual meeting is more than 30 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by LandCare. The LandCare By-Laws provide that such stockholder's notice must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the meeting; (ii) the reasons for conducting such business at the meeting; (iii) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iv) as to the stockholder giving the notice, the name and address of such stockholder, as they appear on LandCare's books, and the class and number of shares of LandCare common stock which are beneficially owned by such stockholder.

  In addition, the LandCare By-Laws provide that for a stockholder to properly nominate a director at a meeting of stockholders, the stockholder must give timely notice in writing, given to the secretary of LandCare at the principal executive office of LandCare not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however that in the event that the date of the annual meeting is more than 30 days after such anniversary date, notice by the Stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by LandCare. The LandCare By-Laws provide that such stockholder's notice must set forth: (i) as to each individual whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including such individual's written consent to being named as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice, the name and address of such stockholder, as they appear on LandCare's books, and the class and number of shares of LandCare common stock which are beneficially owned by such stockholder.

  The ServiceMaster By-Laws provide that for business to be brought before an annual meeting by a stockholder, notice in writing identifying such proposal must be delivered to the office of ServiceMaster's General Counsel at ServiceMaster's headquarters not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided that, in the event that the date of the meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered no earlier than close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the annual meeting is first made by ServiceMaster. The ServiceMaster By-Laws provide that such stockholder's proposal notice must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business to be brought before the annual meeting and any material interest in such proposal by the proposing stockholder or beneficial owner of stockholder's record shares;
(ii) an affirmation by the proposing stockholder that the stockholder satisfies the requirements specified in the ServiceMaster By-Laws for presentation of such proposal; and (iii) as to the stockholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made (x) the name and address of the stockholder, as they appear on ServiceMaster's books, and of such beneficial owner and the telephone number at which each may be reached during normal business hours through the time for which the meeting is scheduled and (y) the class and number of shares of ServiceMaster which are owned beneficially and of record by such stockholder and such beneficial owner.

  In addition, the ServiceMaster By-Laws provide that for a stockholder to properly nominate a director at a meeting of stockholders, the stockholder must deliver notice in writing to the office of ServiceMaster's General Counsel at ServiceMaster's headquarters (i) in the case of an annual meeting, not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided that, in the event that the date of the meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered no earlier than close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the annual meeting is first made by ServiceMaster or (ii) in the case of a special meeting at which directors are to be elected not later than the tenth day following the day on which public announcement of the date of the special meeting and that a vote by stockholders will be taken at that meeting to elect a director or directors. Such stockholder nomination notice must set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such individual's written consent to being named as a nominee and to serving as a director if elected); (ii) as to the stockholder giving the notice, the name, address and telephone number at which ServiceMaster will be able to reach the stockholder during normal business hours during the period through the meeting at which the nomination is to take place, of such stockholder and the class and number of shares of ServiceMaster common stock which are beneficially owned by such stockholder; and (iii) as to any beneficial owner on whose behalf the nomination is made, the name, address and telephone number at which ServiceMaster will be able to reach the stockholder during normal business hours during the period through the meeting at which the nomination is to take place, of such person and the class and number of shares of ServiceMaster common stock which are beneficially owned by such person.

   If there are any other areas of particular interest to you that relate to specific provisions of the respective charter or bylaws of ServiceMaster and/or LandCare, please call or write D.F. King & Co., Inc. as described under "Who Can Help Answer Your Questions" at the beginning of this Proxy Statement/Prospectus, and we will promptly provide you the relevant comparison or additional information.

                              BUSINESS OF LANDCARE

  On the consummation of the LandCare initial public offering on June 9, 1998 (the "IPO"), LandCare acquired in separate merger transactions (the "LandCare Formation"), in exchange for cash and shares of LandCare common stock, seven companies (the "Founding Companies") engaged in comprehensive landscape and tree services, which had been in business an average of 25 years. Subsequent to the IPO and through December 31, 1998, LandCare acquired 22 additional companies involved in similar businesses (the "Subsequent Acquisitions" and collectively with the Founding Companies, the "Acquired Companies"). Pro forma combined revenues of LandCare were $228.0 million in the nine month period ended September 30, 1998. In addition to emphasizing internal growth, the LandCare business plan provides for the continued implementation of an aggressive acquisition program. As of December 31, 1998, LandCare had entered into letters of intent with respect to the acquisition of 9 additional businesses, the aggregate 12 month historical revenues of which are approximately $43.3 million. See "The Merger Agreement--Pipeline Acquisitions; Certain Related Termination Rights." Unless otherwise indicated, all references herein to LandCare include the Founding Companies and the Subsequent Acquisitions.

  LandCare offers a full range of landscape maintenance, landscape installation and tree services capabilities, including trimming trees and other plant growth away from power lines, generally known as "line clearing." LandCare serves a diverse set of customers, including regional and national property owners and managers, real estate developers, corporations, utilities, universities and governmental entities. Properties served by LandCare include office buildings, multi-family residential complexes, shopping centers, corporate and university campuses, parks, hotels, resorts and governmental facilities. Approximately 71% of the LandCare pro forma combined revenues for the nine month period ended September 30, 1998 were attributable to maintenance services, which include line clearing for utility customers, and 29% were attributable to landscape installation services.

Industry Overview

  The commercial and institutional segment of the landscape and tree services industry is comprised of companies that install and maintain exterior landscapes and companies that perform tree services on behalf of property owners and managers. According to data published by Lawn and Landscape magazine, the commercial and institutional segment of this industry generated approximately $20 billion in revenues in 1997. LandCare estimates that approximately $15 billion of this amount represented landscape installation and maintenance services and $5 billion represented tree services, including line clearing for utilities. Most of the more than 10,000 participants in this industry are small companies operating in a limited geographic area. During recent years, the industry has experienced significant growth due to the consolidation of the commercial real estate market, the trend towards outsourcing of landscape and tree services and a growing recognition of the economic and aesthetic benefits of landscaping. These industry data do not include revenues attributable to chemical lawn spraying because few landscape services firms provide this service.

  Real Estate Ownership Consolidation. In recent years, ownership of commercial real estate throughout the United States has become increasingly consolidated. Real estate investment trusts and other national property owners are driving this consolidation by purchasing office buildings, multi-family residential complexes, shopping centers, hotels and resorts. These national property owners and management companies tend to seek landscape and tree services firms with the capacity to service all of their properties in a particular region. LandCare believes, therefore, that a national or multi-regional presence and greater scale is a significant competitive advantage in the commercial and institutional landscape segment. LandCare believes that a service provider with both landscape and tree services capabilities will have a competitive advantage as national property owners and managers seek to reduce the number of vendors with which they do business.

  Increased Outsourcing. Commercial property owners and managers are increasingly outsourcing their landscape and tree services needs to third party providers in order to focus on their core competencies, reduce costs and obtain higher-quality service. Landscape services contractors typically have greater purchasing power, higher labor efficiency and greater expertise than in-house service crews. In addition, by outsourcing these functions, commercial property owners and managers shift to outside vendors the recruiting and training burdens associated with these labor-intensive tasks. Governmental entities and institutions such as universities and hospitals are beginning to outsource their landscape and tree services needs. Most municipal and county governments own significant numbers of properties which require ongoing landscape and tree services (including office buildings, schools, parks and golf courses).

  Line Clearing Services. Electric and gas utilities, railroads, pipeline companies and governmental entities own extensive rights-of-way or road systems. Regular trimming of overhanging trees and clearing electric lines of limbs and branches damaged by storms is an important element in keeping these rights-of-way functioning. LandCare management expects deregulation to increase competition in the utility sector, which should lead utilities to seek to lower their costs by outsourcing non-core functions. Consolidation among utilities or other right-of-way owners should lead to more multi-regional contracts for right-of-way maintenance. Due to the magnitude of most right-of-way and road systems (often in the thousands of miles), only line clearing companies with substantial capacity can meet the needs of right-of-way owners.

  Landscaping Trends. Attractive landscaping enhances the value of a property and has a strong correlation to higher occupancy and rental rates in commercial and residential rental properties. To remain appealing, landscaping requires ongoing maintenance and proper irrigation. Landscaping also provides important environmental benefits. Plants and trees reduce noise levels, moderate temperatures of buildings and enhance work environments. Increasingly, local zoning regulations require minimum amounts of landscaping and open space in all new developments, and municipalities in drier climates are mandating improved water management techniques for landscaping of new properties. Fulfilling these mandates requires landscaping companies to have greater expertise in installing and maintaining sophisticated irrigation systems and in modern horticultural techniques, such as xeriscaping, which is the planting of native plants that do not require significant amounts of water for survival.

Services Provided

  LandCare provides maintenance and installation services to the commercial and institutional markets. Maintenance services include landscape maintenance and tree maintenance services. LandCare's services are described below:

 Landscape Maintenance.

  Landscape maintenance services accounted for approximately 47% of LandCare's pro forma combined revenues for the nine month period ended September 30, 1998. LandCare's landscape maintenance services consist of general upkeep and minor upgrades of a property's grounds, including grass cutting, weeding, pruning, leaf removal, trimming and edging, mulching, grass reseeding, fertilizing, replacing dead plants and inspecting plants for insects and disease. Upgrade projects may include periodic replacement of annual plants to provide seasonally appropriate color and adding plants, lawn or ground cover to improve the property's appearance. LandCare also provides irrigation system maintenance and repair. Irrigation systems are becoming more sophisticated and may have remote monitoring capability, which permits LandCare to determine remotely whether the system is operating properly and expedite problem diagnosis and correction. LandCare also applies dry fertilizers, herbicides and insecticides on lawns, trees and shrubs but generally does not spray these in liquid form on lawns. Maintenance services also include snow removal in colder climates. Most landscape maintenance services are provided under one or two year contracts, with fixed monthly fees to cover basic upkeep service and a schedule of additional fees for upgrade projects.

 Tree Maintenance.

  Tree maintenance services accounted for approximately 24% of LandCare's pro forma combined revenues for the nine month period ended September 30, 1998. Most landscape maintenance companies do not provide

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tree services because they require different skills and an investment in specialized equipment, although five of the Acquired Companies provide tree services to their commercial and institutional customers. LandCare intends to provide both landscape and tree services in more markets. LandCare's tree services can be broadly divided into two categories as described below:

    Line Clearing. Line clearing services consist primarily of trimming trees away from power lines, pipelines, roads and other rights-of-way. These services also include deploying crews on an emergency basis to remove tree branches obstructing power lines and vegetation management (primarily application of herbicides) to maintain access along a right-of-way. Line clearing contracts typically are awarded for three- to five-year terms through a bidding process and cover the entire right-of-way in a relatively large geographic area, such as one or more counties. Line clearing contracts typically have lower gross margins than landscape maintenance and installation services.

    Commercial Tree Maintenance. Most trees require regular pruning to maintain health and appearance through improved air circulation, light penetration and the removal of dead or diseased branches. Pruning large trees requires the service provider either to climb the tree or use a bucket truck to reach the tree's upper limbs and a chipper to grind the debris. Some of the Acquired Companies employ certified arborists skilled in trimming trees properly and diagnosing and treating diseases. Increasingly, commercial property owners are realizing the benefit of annual or multi-year contracts to provide regular inspection and maintenance of their trees.

 Landscape Installation.

  Landscape installation accounted for approximately 29% of LandCare's pro forma combined revenues for the nine month period ended September 30, 1998. LandCare's landscape installation services include softscape, hardscape and irrigation systems at newly-constructed facilities or in connection with the renovation of any existing property. Softscape typically includes planting ornamental and shade trees, plants, shrubbery and grasses compatible with soil and climate conditions. Hardscape projects may include installing walkways, exterior lighting, patios, decks, fences and driveways, as well as fountains, waterfalls and ponds. In larger or more complex projects, LandCare subcontracts hardscape work. Most modern landscaping designs require both drainage and irrigation systems to ensure that standing water does not occur after rain and that sufficient water is available to maintain the health of plants, grasses and trees. In drier regions or where water is a limited resource, LandCare often uses xeriscaping. On larger installation projects, the landscape design is usually performed by an independent landscape architect hired by the property owner or the owner's architect. On smaller projects, LandCare's in-house landscape architects may provide the design. LandCare performs most installation projects under firm price contracts and is paid on a staged basis as the work is performed.

Strategy

  LandCare's strategy is to become a leading national provider of comprehensive landscape and tree services to the commercial and institutional markets by implementing its operating strategy, emphasizing continued internal growth and expanding through acquisitions.

 Operating Strategy.

  LandCare believes that there are significant opportunities to increase its profitability. The key elements of LandCare's current operating strategy include focusing on commercial and institutional markets, operating on a decentralized basis, achieving operating efficiencies, and attracting and retaining quality labor and supervisory personnel.

 Internal Growth.

  A principal component of LandCare's strategy is to continue its internal growth. The key elements of LandCare's internal growth strategy include building market density; establishing regional and national market coverage; becoming a single source provider of landscape and tree services; and developing enhanced sales and marketing programs.

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

 Acquisitions.

  The key elements of LandCare's acquisition strategy include entering new geographic markets and expanding within existing markets.

Acquisition Program

  Although LandCare faces competition for acquisition candidates, it believes it is an attractive acquiror because of: (i) LandCare's strategy for creating a national, comprehensive and professionally managed landscape and tree services provider that emphasizes the development of long-term customer relationships at the local, regional and national levels and uses sophisticated marketing programs; (ii) LandCare's decentralized operating philosophy; (iii) the potential for owners of the acquired businesses to participate in LandCare's growth while realizing liquidity; (iv) LandCare's increased name recognition and its access to financial resources; and (v) the potential for increased profitability of the acquired company due to purchasing economies, the adoption of "best practices" and centralization of various administrative functions. To date, consolidation in the landscape and tree services industry has been limited.

  Important LandCare criteria for choosing an acquisition candidate include:
(i) the quality of its management and supervisory personnel; (ii) revenues, profitability and historical growth; (iii) the market area served and the candidate's reputation; (iv) the composition and size of the customer base; and
(v) the types of landscape and/or tree services provided. The principals of the Acquired Companies typically have substantial experience in the industry, are active in industry trade associations and are personally acquainted with the owners of numerous acquisition targets. As consideration for future acquisitions, LandCare intends to use various combinations of its common stock, cash and notes. The major factors in establishing the purchase price of any acquired company are historical operating results, future prospects of the target and the ability of the target to complement the services offered by LandCare.

  LandCare obtained a bank credit line of $50 million from First National Bank of Chicago (the "LandCare Credit Facility") to be used for working capital and acquisitions. On July 28, 1998, the LandCare Credit Facility was amended to increase the Credit Facility to $55 million and to add Bankers Trust Company and Nations Bank, N.A. as co-lenders under the facility. As of September 30, 1998, LandCare had outstanding borrowings under the Credit Facility totaling $49.8 million. During September 1998, LandCare entered into a separate short-term revolving credit facility (the "Short-Term Facility") with NationsBank, N.A., as sole lender, for up to $20 million. During October 1998, the Short-Term Facility was amended to increase the borrowing capacity to $25 million. Borrowings under the Short-Term Facility bear interest on the same basis as the LandCare Credit Facility. There was no amount outstanding under the Short-Term Facility at September 30, 1998.

  On November 9, 1998, the LandCare Credit Facility was amended to, among other things, increase the borrowing capacity available and to provide for additional banks to participate in the LandCare Credit Facility (the "Amended LandCare Credit Facility"). All amounts outstanding under the LandCare Credit Facility and the Short-Term Facility were paid off with the proceeds from the Amended LandCare Credit Facility, and the LandCare Credit Facility and the Short-Term Facility were canceled. Under the Amended LandCare Credit Facility, LandCare's borrowing capacity was increased to $110 million from $55 million. In addition, First Chicago NBD assigned its interest as administrative and collateral agent to NationsBank, N.A., and Bankers Trust Company became documentation agent of the Amended LandCare Credit Facility. Additionally, the number of banks participating in the facility increased from three to seven.

Operations

 Landscape Maintenance.

  LandCare's maintenance contracts provide for regular visits to the property by a maintenance crew. These crews, which typically consist of two to six workers and a crew supervisor, may spend several hours to several

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

days a week at a particular site, depending on its size, although most crews typically visit a site once a week. For some large properties, LandCare provides one or more workers who work full-time on-site. LandCare's maintenance crews perform basic upkeep services as detailed in the maintenance contract, such as grass cutting, weeding, edging, mulching, raking, pruning and checking irrigation systems. In addition to the basic services outlined in the contract, maintenance crews also undertake various upgrade projects on a separately charged basis, such as planting annual flowers, ornamental trees and shrubs and adding ground cover. Some of the Acquired Companies have specially trained maintenance technicians responsible for maintaining and repairing irrigation systems. In regions with cold winters, LandCare provides ice and snow removal during winter months. LandCare performs other exterior maintenance tasks for the convenience of customers, such as parking lot sweeping. Equipment involved in landscape maintenance includes lawn mowers, small power equipment such as edgers, trimmers and leaf blowers, as well as hand-held tools and pick-up trucks and trailers to transport crews and equipment.

  New maintenance contracts often result from existing relationships with customers who own or manage multiple properties, as well as LandCare's marketing efforts. Once LandCare completes a landscape installation project, it is often selected to perform regular, ongoing maintenance of the site. LandCare performs substantially all maintenance work under contracts. LandCare's current maintenance contracts range from $300 to $30,000 per month for basic upkeep service and usually have initial terms of one or two years, with automatic month-to-month extensions thereafter. Most contracts specify additional fees for upgrade projects such as periodic replacement of annual flowers.

 Landscape Installation.

  Installation crews generally range from two to fifteen people. A supervisor manages the project in the field and coordinates the work of any subcontractors. In installing softscape portions of a landscape project, LandCare's work crew performs fine grading and flower and plant bed preparation, followed by plantings specified by the design. In most instances, LandCare subcontracts the sodding work. LandCare's work crew may also install the hardscape portion of a landscape project such as walkways, decks, patios, exterior lighting, fences and driveways. On larger or more complicated projects, LandCare may subcontract the hardscape work. LandCare typically deploys separate crews for irrigation system installation. Equipment used in installation projects includes small front end loaders, graders, augers and trenching machines to install irrigation system piping. Equipment and plant materials are transported to the site by trailer.

  A significant portion of LandCare's installation business results from existing relationships with real estate developers, general contractors and independent landscape architects. Most contracts resulting from these relationships are time and materials contracts, with a dollar limit. LandCare also obtains installation contracts in response to invitations to bid issued to a select number of landscape contractors chosen because of their reputation, resources and expertise. Most contracts resulting from bids are fixed price contracts, and final design, terms, price and timing of the project may be negotiated prior to awarding the contract.

  On larger projects, the landscape design work is usually performed by an independent landscape architect hired by the property owner or the owner's architect. On smaller projects, LandCare can provide in-house design capability, including registered landscape architects. LandCare uses CAD software to assist in preparing design drawings and computer software to estimate the amount of time, labor, materials and equipment needed to complete a project and its cost to enable it to price potential projects, whether negotiated or bid on.

 Tree Services.

  Line Clearing. LandCare conducts its line clearing operations through Trees, Inc. ("Trees"), one of the Founding Companies. Trees employs approximately 450 work crews, ranging from two to five people per crew and organizes workers into bucket crews or climbing crews. Bucket crews work with specialized trucks equipped with mounted, hydraulic aerial lifts for tree trimming. Climbing crews are utilized in less accessible areas where the use of aerial lifts is not practical. In these cases, crew members use special climbing gear to manually climb the trees. Trees has approximately 710 trucks, approximately half of which are equipped with aerial lifts and half pull chippers which shred wood debris. Crew members use a variety of equipment, including chainsaws, trimming tools and safety gear, and may also utilize hydraulic power saws and pruners, cable and bracing equipment. In its vegetation management activities, LandCare employs a variety of specialized mowing, trimming and herbicide spraying equipment to control vegetation along rights-of-way.

  Line clearing services comprised approximately 20% of LandCare's pro forma combined revenues for the nine month period ended September 30, 1998. LandCare currently has contracts with seventeen public utilities in twelve states, under which LandCare keeps power lines free of obstructions from overhanging trees, vegetation and limbs and branches damaged by storms. LandCare usually completes service of the utility customer's entire system in two to four years, at which time the trees and other vegetation must again be cut back to keep the power lines clear. Work is planned for the entire system based on power outage reports (known as reliability reports), previous trimming history and field surveys. With the aid of circuit maps, LandCare prepares work schedules which designate the areas to be serviced, routes to be used and the number and size of the work crews.

  Line clearing contracts, which typically have terms of three to five years, are awarded through a bidding process by which the customer solicits bids from a limited number of pre-qualified companies. To pre-qualify for a bid list, LandCare must meet criteria established by the customer, such as having appropriate machinery and equipment, satisfactory insurance coverage and acceptable safety procedures. Once the customer has established its bid list, it awards contracts primarily on the basis of price, but productivity and reputation are also important factors.

  Commercial Tree Service. LandCare provides periodic pruning of trees, typically annually, and field evaluations by LandCare's tree specialists for commercial and institutional customers. Based on these inspections, LandCare recommends, as necessary, deadwood removal, deep root fertilization, pruning to improve air circulation and light penetration and disease treatments. Much of this work results from service calls from customers not under contract, typically as a result of storm damage or disease. LandCare offers regularly scheduled tree care as part of its standard maintenance contract.

Customers

  LandCare has a diverse customer base, with more than 7,500 customers, none of whom accounted for more than 10% of LandCare's pro forma combined revenues for the nine month period ended September 30, 1998. LandCare performs landscape maintenance and installation services for a number of leading regional and national property owners and managers, including Trammell Crow Company, Marriott International, Inc., Camden Property Trust and Gables Residential Trust, each of which represented no more than 2% of LandCare's pro forma combined revenues for the nine month period ended September 30, 1998. Trees has line clearing contracts with several large utilities, including PacifiCorp, Houston Lighting & Power Company and Texas Utilities Company, which together accounted for 52% of Trees' total revenues for the nine month period ended September 30, 1998 and individually represented 3.9%, 3.6% and 3.0% of LandCare's pro forma combined revenues for the nine month period ended September 30, 1998, respectively. Management at the Acquired Companies has developed and maintained relationships with key customers by emphasizing customer satisfaction and high quality service.

Sales and Marketing

  LandCare's principal marketing strategy is to continue its emphasis on developing and maintaining relationships with the senior management of large national and regional property owners and managers, as well as large corporations. LandCare seeks to become a preferred vendor to these property owners and managers and corporate customers. To facilitate this strategy, LandCare has hired experienced sales and marketing personnel for LandCare's national account sales and marketing program. LandCare representatives also attend national and regional conventions, including those sponsored by trade associations such as the Building Owners

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

and Managers Association and the Institute of Real Estate Managers. Members of these associations include large and small property owners and managers. LandCare also advertises in selected trade journals to increase LandCare's name recognition with potential customers.

  LandCare will also focus on establishing and maintaining relationships with utilities in order to be named to their pre-qualified bidder lists. Trees has established relationships with a number of major utility companies, and LandCare intends to build on those relationships. To pre-qualify for bid lists, LandCare's large account managers will market LandCare's capacity to serve the utility customer's line clearing and vegetation management needs as well as its reputation for quality service.

  LandCare also intends to capitalize on the developing trend toward outsourcing by institutions and state and local governments by marketing its services to these entities. LandCare intends to extend the current marketing efforts of the Acquired Companies to these potential customers through the involvement of senior management and, in the future, experienced sales people focused on this effort.

Sources of Supply

  LandCare purchases its green goods primarily from local or regional wholesale nurseries on an as-needed basis. From time to time, however, LandCare will purchase green goods in advance of its anticipated needs when it can take advantage of favorable pricing by paying in cash, often at the end of the nurseries' season when inventories are being liquidated. In most instances, alternative sources of supply for the green goods used by LandCare exist, although there are occasional shortages of plants in a particular region. In this event, LandCare has been able to substitute similar plants acceptable to the customer. Arteka maintains its own tree nursery for use primarily in its own operations. LandCare also believes that, as it builds regional density, it will be able to purchase green goods in sufficient quantities to permit it to realize purchasing economies through discounts from suppliers.

  The equipment used by LandCare in its landscape maintenance business primarily consists of pick-up trucks, walk-behind and riding mowers, as well as hand-held equipment such as edgers, weed trimmers and blowers. The equipment used in LandCare's installation business includes a variety of hand-held equipment, as well as stake-bed and pick-up trucks, front end loaders, graders, augers, trenching machines and small tractors. The major components of irrigation systems installed by LandCare include sprinkler heads, clocks, valves, control systems and PVC pipe. For its tree services business, LandCare purchases small and large trucks, including bucket trucks, as well as chippers and chainsaws. Most of the equipment and vehicles used by LandCare are generally available from a number of manufacturers. LandCare is establishing relationships with a number of manufacturers and expects to take advantage of volume discounts and manufacturers' fleet purchase programs. LandCare believes that it is not materially dependent on any one of its suppliers and that its relationships with its suppliers are good.

Employees

  As of September 30, 1998, LandCare employed approximately 7,000 persons. Of this number, approximately 500 were sales, administrative and management personnel and the remainder were hourly and salaried site workers and supervisory personnel. Approximately 200 of Trees' employees are covered by collective bargaining agreements, and two of the Acquired Companies contract with union labor for certain installation projects. LandCare experiences high turnover rates among its hourly workers, a significant portion of whom are immigrants, and intense competition for qualified supervisory personnel. LandCare has not experienced any strikes or work stoppages and believes its relationship with its employees is satisfactory.

Recruiting, Training and Safety

  LandCare recruits its supervisory and mid-level management personnel either from within the industry or from local colleges and technical schools, where it targets students in horticultural or landscape management

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

programs. Recruiting is also conducted by means of advertisements locally and in trade magazines. LandCare provides its existing hourly employees with opportunities for internal advancement by promoting capable site workers to positions of increasing supervisory responsibility, such as job foreman, workcrew supervisor or branch manager. LandCare recruits its seasonal labor force through word-of-mouth, as well as through employment agencies and local help wanted advertisements.

  LandCare is committed to focusing on and emphasizing continual training and safety in the workplace. To ensure quality service and workplace safety, LandCare has established training programs for its employees at all levels of its operations, including orientation programs for new employees, on-the-job training, employee bonuses and incentive programs for exceptional safety records and periodic training and safety seminars. For example, Trees maintains a certification program in aerial tree cutting, which generally takes employees three to six months to complete. Several of the Acquired Companies also provide training programs in chemical application. LandCare has and intends to continue to implement a "best practices" safety program throughout its operations to ensure that employees comply with safety standards established by LandCare, its insurance carriers and federal, state and local laws and regulations.

Facilities; Vehicles and Maintenance

  In addition to their principal operating offices, the Acquired Companies operate an aggregate of 75 branch offices. Branch offices are typically located on approximately one or two acre sites and are comprised of a small office for administrative personnel, shop space for servicing equipment and an area for parking LandCare vehicles and larger equipment. LandCare also maintains auxillary facilities for vehicle maintenance and storage of materials and equipment. With the exception of one LandCare-owned site, all of LandCare's facilities are leased, some from related parties. LandCare believes that its facilities are adequate for its current needs.

  As of September 30, 1998, LandCare operated a fleet of approximately 2,800 vehicles, ranging from pick-up and stake-bed trucks to bucket trucks and dump trucks. It believes that these vehicles generally are well-maintained and adequate for LandCare's current operations. LandCare performs regular maintenance of its own vehicles. LandCare believes that it can purchase vehicles at lower prices due to its increased purchasing volume.

  LandCare leases its principal executive and administrative offices at 2603 Augusta, Suite 1300, Houston, Texas.

Risk Management, Insurance and Litigation

  The primary risks in LandCare's operations are workers' compensation, third-party property damage and bodily injury claims. The third-party exposure exists through daily operations and utilization of over-the-road vehicles. LandCare currently maintains workers' compensation and liability insurance, which it considers sufficient to insure against these risks. LandCare's insurance is written on a fully insured basis with minimal deductibles.

  LandCare is, from time to time, a party to litigation arising in the normal course of its business, most of which involves claims for personal injury and property damage incurred in connection with its operations. LandCare is not currently involved in any litigation, nor is LandCare aware of any threatened litigation, that it believes is likely to have a material adverse effect on its financial condition or results of operations.

  LandCare generally offers one-year warranties on the landscape installation work it performs, which includes warranties on the green goods that it provides to customers. LandCare has established reserves for warranty claims which it considers adequate. Historically, warranty claims have been insignificant, and LandCare does not expect warranty claims will have a material effect on its future business, results of operations or financial condition.

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

Competition

  The landscape and tree services industry is highly competitive. LandCare believes that the principal competitive factors in the commercial and institutional markets are (i) customer relationships, (ii) price, (iii) quality, timeliness and reliability of services provided, and (iv) geographic scope of operations.

  Most of LandCare's landscape services competitors are small, owner-operated companies operating in a limited geographic area (other than the commercial landscaping subsidiary of ServiceMaster). However, there are a few large, private landscape service companies which operate in multiple markets and have periodically acquired some small landscape companies.

  Competition in the line clearing market is characterized by a small number of large companies, led by Asplundh Tree Expert Company ("Asplundh"). LandCare believes Asplundh's share of the line clearing market is significant. LandCare believes that the services currently offered by Trees are competitive with those of Asplundh although more restricted geographically. Utility customers are increasingly seeking to reduce the number of vendors with whom they do business.

  The commercial tree services market is characterized by a large group of small competitors, most of which are owner-operated businesses operating in limited geographic areas and a few larger companies that operate in one or more regions. LandCare believes that its ability to offer tree services as part of its maintenance contracts provides a competitive advantage.

  Some of LandCare's private and public competitors and potential competitors have greater name recognition and greater financial resources than LandCare with which to finance acquisition and development opportunities. LandCare cannot predict whether other large companies will enter the landscape and tree services industry.

Regulation and Environmental Matters

  LandCare is subject to various federal, state and local laws and regulations relating to the employment of immigrants, workplace health and safety in the landscape and tree services industry, the application of fertilizers, herbicides, pesticides and other chemicals, noise and air pollution from power equipment and local zoning regulations which may require improved water management techniques. Immigration laws require LandCare to confirm the legal status of its immigrant labor force. The Immigration and Naturalization Service periodically conducts random inspections of LandCare's compliance with U.S. immigration laws. The Occupational Safety and Health Administration ("OSHA") requires companies that offer line clearance services to provide their workers with a comprehensive program of electrical hazard recognition training. OSHA prohibits workers from coming within ten feet of an electrical conductor unless they are trained to recognize electrical hazards. Each state also has its own electrical hazard recognition training and certification regulations. In addition, California regulates the distance trees and other vegetation must be cut back from power lines. Many states require licensing for the commercial application of chemical sprays, a service which LandCare performs primarily in connection with its line clearing operations. Such licenses are usually conditioned on a showing of technical competence and adequate bonding and insurance. The United States Department of Agriculture also regulates the storage and use of pesticides and fertilizers. The Federal Insecticide, Fungicide and Rodenticide Act and the Environmental Pesticide Control Act of 1972 also apply to the use of certain pesticides, herbicides and other chemicals. Pursuant to its authority under the 1990 Clean Air Act, the Environmental Protection Agency has recently implemented regulations that limit the use of some types of gasoline powered engines that emit high levels of hydrocarbons and other airborne pollutants, such as those found in many lawnmowers. Across the country, a number of local governments have also passed noise pollution ordinances that prohibit or otherwise restrict the use of leaf blowers. In addition, several states in which LandCare operates require LandCare to have a landscape contractor's license. Drivers of larger trucks are required by the U.S. Department of Transportation or state regulations to have commercial drivers' licenses. To the extent LandCare stores its own supply of fuel for its equipment and fleet of vehicles, it is subject to federal and state laws that regulate bulk fuel storage tanks. LandCare's management believes that LandCare has all required licenses to conduct its operations and is in substantial compliance with applicable regulatory requirements. LandCare's operations are also affected by local zoning regulations, which increasingly require minimum amounts of landscaping in new developments, and in drier climates, improved water management techniques. There can be no assurance that the regulatory environment in which LandCare operates will not change significantly in the future. LandCare's failure to comply with these laws and regulations could subject it to substantial fines and the loss of its licenses.

  Prior to each respective LandCare Acquisition, LandCare completed evaluations of the properties owned or leased by the Acquired Company and engaged an independent environmental consulting firm to conduct or review assessments of environmental conditions at these properties.

  For approximately twenty years, a facility that has been owned and operated by Trees was used as a stockpile facility for a large quantity of wood chips derived from tree trimming operations that were conducted by Trees and other contractors of the Houston Lighting & Power Company. Although the facility has not been operated in approximately four years and the property was purchased by an entity controlled by the current Trees stockholders, it is possible that Trees may face liability for further closure activities at the facility or for cleanup in the event any contamination is discovered with respect to the facility. State and county records indicate that the facility is considered a closed site. LandCare has obtained an agreement from the purchaser of the property indemnifying LandCare from any loss arising from this property and to assume all of the legal obligations and liabilities associated with the property.

Year 2000 Compliance

  Numerous computer programs and electronic circuitry components that rely on two-digit date codes rather than four-digit date codes may be unable to differentiate between the years 1900 and 2000. If not corrected, many of these computer programs and applications and date-sensitive devices could fail or produce erroneous results when processing dates after December 31, 1999 (the "Year 2000 Issue"). The Year 2000 Issue affects virtually all companies and organizations, including LandCare.

  LandCare uses a number of information technology ("IT") applications in its operations, including computer networking systems, accounting and financial reporting applications and other general office use applications. LandCare also employs numerous non-IT devices with embedded electronic circuits in its operations, including landscape installation and maintenance equipment, elevators, building security systems, and voice mail and other communications systems. Both the IT and non-IT systems and devices used by LandCare could fail as a result of the Year 2000 Issue.

  LandCare engaged a Houston-based consulting firm (the "Consulting Firm") to assist it in developing and implementing a plan to achieve Year 2000 compliance (the "Year 2000 Plan") for both the IT systems and non-IT systems and devices used by LandCare. LandCare expects that its final Year 2000 Plan will consist of the following phases: (i) inventory and assessment; (ii) remediation; and
(iii) testing/validation. As it works with the Consulting Firm on the development of its final Year 2000 Plan, LandCare is currently in the inventory and assessment phase for both its IT and non-IT systems and for identifying material third-party Year 2000 readiness.

  In November 1998, the Consulting Firm completed an audit of the IT and non-IT systems and devices at representative LandCare facilities. Specifically, the Consulting Firm performed the following audit functions at such representative facilities: (i) reviewed hardware, software, user-developed systems and spreadsheets and other computer equipment for Year 2000 compliance; (ii) identified Year 2000 risks associated with the non-IT systems and devices used by LandCare; (iii) created a list of vendors and other third parties with whom LandCare has a material relationship to be contacted regarding their own Year 2000 readiness; and (iv) developed models for assessing and addressing LandCare's Year 2000 risks. The Consulting Firm's final report includes an analysis of the current state of LandCare's systems, LandCare's Year 2000 risks, recommendations for system changes and assessment of third-party readiness, remediation cost estimates, and a detailed implementation timetable for remediating non-compliant systems and devices and post-remediation testing. LandCare expects to finalize development of its Year 2000 Plan by the end of March 1999 and believes that it would be able to fully implement the remediation and testing phases of this Year 2000 Plan prior to the end of 1999.

  LandCare has paid the Consulting Firm approximately $31,000 in fees relating to their audit of LandCare's facilities and development of LandCare's Year 2000 Plan. Until it develops the final Year 2000 Plan with the Consulting Firm, LandCare cannot fully estimate the extent of costs relating to achieving Year 2000 compliance. Based on the information currently available to it and its assessment efforts to date, LandCare has budgeted expenditures aggregating $750,000 to achieve full Year 2000 compliance. LandCare has not deferred any normally scheduled information systems and technology projects as a result of the Year 2000 Issue. LandCare's currently-budgeted Year 2000 expenditures do not include any amounts that might be required to be expended if any of LandCare's principal suppliers or other critical vendors do not achieve Year 2000 readiness on a timely basis. LandCare believes, however, that neither the remediation costs associated with its Year 2000 Plan nor any costs that might be associated with partial or incomplete Year 2000 compliance (on the part of LandCare or third parties with whom it has a material relationship) will have a material adverse effect on LandCare's financial condition or operations.

  LandCare believes that few, if any, of its computer applications or equipment containing embedded date-sensitive devices constitute functions critical to LandCare's ongoing daily operations. The pervasiveness of the Year 2000 Issue nonetheless makes it likely that previously unidentified issues will require remediation and testing during the ordinary course of business in the early months of 2000. In such case, LandCare believes that transactions could be processed manually while IT and other systems are remediated and that such interruptions would have only a minor effect on LandCare's operations. If all LandCare's principal suppliers were not Year 2000 compliant, LandCare believes that any resulting product delivery delays or other disruptions could have a material adverse effect on LandCare's financial condition or operations. Prolonged loss of electrical power, telephone line service or other basic business services could have a material adverse effect on LandCare's financial condition or operations.

  LandCare expects to develop various contingency plans in connection with implementing its overall Year 2000 Plan.

             LANDCARE SELECTED FINANCIAL DATA AND OTHER INFORMATION

  For financial statement presentation purposes, Trees, Inc., one of the Founding Companies, has been designated as the accounting acquiror. The acquisition of the remaining Founding Companies and LandCare were accounted for using the purchase method of accounting, with the results of operations included from June 9, 1998, the effective date used for accounting purposes. As used in this discussion, "LandCare" means (i) Trees, restated to give retroactive effect to the merger with Clean Cut, which has been accounted for as a pooling-of-interests, prior to June 9, 1998 and (ii) LandCare and the Founding Companies on that date and thereafter and the Subsequent Acquisitions from their respective dates of acquisition. The following selected financial data for LandCare as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997 have been derived from audited financial statements included elsewhere herein. The selected financial data for LandCare as of December 31, 1993, 1994 and 1995 and for the years ended December 31, 1993 and 1994 have been derived from unaudited financial statements not included herein. The summary financial information below should be read in conjunction with the historical and unaudited pro forma financial statements and notes thereto included elsewhere herein. The following historical financial information may not be indicative of LandCare's future financial results of operations. Results of operations for interim periods are not necessarily indicative of the results to be expected in subsequent interim periods or for the full fiscal year.

                                Nine
                           Months  Ended
                           September 30,            Year Ended December 31,
                          ----------------- --------------------------------------------
                            1998     1997     1997     1996     1995     1994     1993
                          --------  ------- --------  -------  -------  -------  -------
                                                                          (Unaudited)
                            (Unaudited)      (in thousands, except per share data)
Historical Operating
 Results (1)
Revenues................  $101,908  $47,998 $ 65,950  $58,619  $54,922  $48,942  $48,284
Cost of services........    80,496   40,384   55,889   47,905   45,351   46,206   43,872
                          --------  ------- --------  -------  -------  -------  -------
Gross profit............    21,412    7,614   10,061   10,714    9,571    2,736    4,412
Selling, general and
 administrative
 expenses...............    13,093    4,961    6,709    6,989    4,855    4,555    4,028
                          --------  ------- --------  -------  -------  -------  -------
Income from operations..     8,319    2,653    3,352    3,725    4,716   (1,819)     384
Other income (expense),
 net....................      (641)     216      135     (332)    (660)    (567)    (732)
                          --------  ------- --------  -------  -------  -------  -------
Income (loss) before
 income taxes...........     7,678    2,869    3,487    3,393    4,056   (2,386)    (348)
Income tax provision
 (benefit)..............     3,413    1,141    1,375    1,275    1,580     (929)    (137)
                          --------  ------- --------  -------  -------  -------  -------
Net income (loss).......  $  4,265  $ 1,728 $  2,112  $ 2,118  $ 2,476  $(1,457) $  (211)
                          ========  ======= ========  =======  =======  =======  =======
Net income (loss) per
 share:
 Basic..................  $   0.48  $  0.49 $   0.59  $  0.60  $  0.70  $ (0.41) $ (0.06)
 Diluted (3)............  $   0.48  $  0.49 $   0.59  $  0.60  $  0.70  $ (0.41) $ (0.06)
Shares used in computing
 net income (loss) per
 share:
 Basic..................     8,809    3,552    3,552    3,552    3,552    3,552    3,552
 Diluted................     8,851    3,552    3,552    3,552    3,552    3,552    3,552
LandCare--Pro Forma
 Operating Results Data
 (2)
Revenues................  $228,023          $263,779
Cost of services........   178,311           206,547
                          --------          --------
Gross profit............    49,712            57,232
Selling, general and
 administrative
 expenses...............    32,021            40,641
                          --------          --------
Income from operations..    17,691            16,591
Other income (expense),
 net....................    (4,198)           (4,294)
                          --------          --------
Income before income
 taxes..................    13,493            12,297
Income tax provision....     6,073             5,534
                          --------          --------
Net income..............  $  7,420          $  6,763
                          ========          ========
Net income per share:
 Basic..................  $   0.42          $   0.38
 Diluted (3)............  $   0.40          $   0.37
Shares used in computing
 pro forma net income
 per share:
 Basic..................    17,735            17,735
 Diluted................    18,435            18,435
Historical Financial
 Position at Period End
 (1)
Current assets..........  $ 55,064          $ 13,368  $11,879  $10,527  $ 7,696  $ 9,825
Current liabilities.....    30,972            12,437    9,517   11,954    7,972   10,264
Working capital
 (deficit)..............    24,092               931    2,362   (1,427)    (276)    (439)
Total assets............   186,793            24,114   21,713   21,535   19,538   21,424
Non-current
 liabilities............    62,914             3,497    5,551    5,172    9,407    8,321
Shareholders' equity....    92,907             8,180    6,645    4,409    2,159    2,839
Book value per share
 (4)....................  $   5.59          $   2.30  $  1.87  $  1.24  $  0.61  $  0.80

--------
(1) For financial statement purposes, Trees, one of the Founding Companies, was identified as the accounting acquiror. Accordingly, the accompanying historical financial information included herein represents (i) the historical results of Trees, (ii) the retroactive restatement of one of the companies acquired by LandCare which was accounted for as a pooling-of-interests, (iii) the acquisition of the remaining Founding Companies from June 9, 1998 and (iv) the acquisition of the eleven companies acquired by LandCare subsequent to June 9, 1998 and before September 30, 1998, all of which were included from their respective acquisition dates.
(2) The Pro Forma Operating Results Data assume that the acquisition of the Founding Companies and Subsequent Acquisitions and the LandCare IPO were closed January 1, 1997, and are not necessarily indicative of the results LandCare would have achieved had these events actually then occurred or of LandCare's future results. Pro forma adjustments reflected herein include adjustments to reflect exclusion of certain operations not acquired in the acquisition of the Acquired Companies, compensation and rent differentials, amortization of goodwill related to the acquisition of the Acquired Companies, income taxes related to certain of the Acquired Companies which were S-Corporations, distributions made by the S-Corporations prior to their acquisition by LandCare, and receipt and application of proceeds received in the LandCare IPO.
(3) Diluted net income per share reflects adjustments to net income related to interest expense on convertible debt.
(4) The historical book value per share is computed by dividing total shareholders' equity by the total number of common shares outstanding at the end of the period.

           LANDCARE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with "LandCare Selected Financial Data and Other Information" and the (i) LandCare financial statements and the related Notes thereto, (ii) the unaudited pro forma combined financial statements of LandCare and the related Notes thereto and (iii) the individual financial statements of the Acquired Companies and the related Notes thereto in each case appearing elsewhere in this Proxy Statement/Prospectus.

Introduction

  On June 9, 1998, LandCare completed its initial public offering of 5,659,900 shares of its common stock (including the shares issued upon the subsequent exercise of an over-allotment option). Simultaneous with the completion of the IPO, LandCare acquired: Trees, Inc. ("Trees"), Four Seasons Landscape and Maintenance, Inc. ("Four Seasons"), Southern Tree & Landscape Co., Inc. ("Southern Tree"), D.R. Church Landscape Co., Inc. ("Church"), Ground Control Landscaping, Inc. ("Ground Control"), Arteka Corporation ("Arteka") and Desert Care Landscaping, Inc. ("Desert Care") (collectively referred to herein as the Founding Companies) for $19.9 million in cash and 5,162,645 shares of LandCare common stock (the "Mergers").

  Subsequent to June 9, 1998 and through September 30, 1998, LandCare acquired 12 additional commercial landscape and tree services companies (collectively with the Founding Companies referred to herein as the "Initial Acquired Companies"). Of these additional acquired businesses, 2 were accounted for as pooling-of-interests (the "Pooled Companies") and the remaining 10 businesses were accounted for under the purchase method of accounting (the "Purchased Companies"). For financial statement purposes, the historic financial statements of LandCare have been retroactively restated to give effect to one of the Pooled Companies. The remaining Pooled Company was deemed to be immaterial and, accordingly, has been reflected from the acquisition date in the accompanying financial statements. The LandCare business plan provides for it to continue to acquire additional companies, through merger or purchase, to expand its national operations.

  For financial statement purposes, Trees, one of the Founding Companies, was identified as the "accounting acquiror." Accordingly, the accompanying historical financial information included herein represents: (i) the historical results of Trees from January 1, 1995, (ii) the retroactive restatement to January 1, 1995 of Clean Cut, Inc. ("Clean Cut"), one of the Pooled Companies,
(iii) the acquisition of the remaining Founding Companies effective June 9, 1998 and (iv) the acquisition of the Purchased Companies and one of the Pooled Companies from their respective acquisition dates.

  LandCare intends to continue aggressively pursuing acquisition opportunities. It is believed that the merger with ServiceMaster will provide LandCare with the liquidity required to continue its acquisition plan. If the merger with ServiceMaster is not approved by the LandCare stockholders, LandCare will be required to seek additional sources of capital through one or more funding sources that may include borrowings under its credit facility or offerings of debt and/or equity securities of LandCare. Since the IPO and prior to October 30, 1998, LandCare's stock price fluctuated from a high of $10.06 to a low of $5.00. The ability of LandCare to effectively use its common stock for future acquisition consideration is dependent on the market price for LandCare stock, and a low stock price results in acquisitions made with LandCare stock being more expensive. Although management believes that LandCare will generate sufficient cash flow from operations to fund its future operations, there can be no assurances that sufficient capital will be available to LandCare at the time it is required for acquisition opportunities or on terms acceptable to LandCare, thereby possibly curtailing its aggressive acquisition plan.

  LandCare has experienced and expects to continue to experience variability in revenue and net income as a result of the seasonal nature of certain of its businesses. Generally, LandCare's revenues from installation projects are concentrated during the warmer months of April to October. Revenues from maintenance contracts remain relatively constant throughout the year, except in colder climates where landscape maintenance contracts typically do not generate revenues in the winter unless snow removal is contracted for by the customer. As a result, the gross margin from landscape maintenance contracts can vary seasonally because LandCare recognizes revenues from the monthly payments from its landscape maintenance services in full when they are due, rather than in proportion to the work performed. LandCare generally reports higher profit margins from landscape maintenance services during winter months and significantly lower profit margins during peak service periods in late spring and summer. LandCare has not performed an analysis to estimate the impact of accounting for revenue in proportion to the work performed as compared with accounting for revenue from the monthly payments from its landscape maintenance services in full when they are due; however, LandCare believes that combined gross margins would not have been or expect to be materially different than historical actual gross margins. Most line clearing contracts are not affected by seasonality. Line clearing contracts typically have a lower gross profit margin than landscape maintenance and installation services. Historically, the Founding Companies' maintenance services have not been cyclical and have not been significantly affected by changes in economic conditions. However, the Founding Companies' landscape services operations have experienced significant fluctuations based on weather, economic conditions, the commercial real estate market and other factors beyond the control of LandCare. The Founding Companies collectively have a geographically broad customer mix which may tend to mitigate regional seasonal and cyclical trends. There can be no assurance, however, that period-to-period differences will not occur in the future or that pronounced cyclical or seasonal patterns will not emerge.

  The following table sets forth certain selected LandCare historical financial data and such data as a percentage of historical revenues for the periods indicated (with amounts shown in thousands, except percentages):

                                                                         Nine Months Ended September
                                   Year Ended December 31                             30
                          ---------------------------------------------  ------------------------------
                           1997     %     1996      %     1995      %      1998      %     1997     %
                          ------- -----  -------  -----  -------  -----  --------  -----  ------- -----
                                                                                 (Unaudited)
Revenues................  $65,950 100.0% $58,619  100.0% $54,922  100.0% $101,908  100.0% $47,998 100.0%
Cost of services........   55,889  84.7   47,905   81.7   45,351   82.6    80,496   79.0   40,384  84.1
                          ------- -----  -------  -----  -------  -----  --------  -----  ------- -----
 Gross profit...........   10,061  15.3   10,714   18.3    9,571   17.4    21,412   21.0    7,614  15.9
Selling, general and
 administrative.........    6,709  10.2    6,989   11.9    4,855    8.8    12,573   12.3    4,961  10.3
Goodwill amortization...       --    --       --     --       --     --       520    0.5       --    --
                          ------- -----  -------  -----  -------  -----  --------  -----  ------- -----
 Income from
  operations............    3,352   5.1    3,725    6.4    4,716    8.6     8,319    8.2    2,653   5.6
Interest and other
 income (expense), net..      135   0.2     (332)  (0.6)    (660)  (1.2)     (641)  (0.7)     216   0.4
                          ------- -----  -------  -----  -------  -----  --------  -----  ------- -----
Income before income
 taxes..................  $ 3,487   5.3% $ 3,393    5.8% $ 4,056    7.4% $  7,678    7.5% $ 2,869   6.0%
                          ======= =====  =======  =====  =======  =====  ========  =====  ======= =====

LandCare Historical Results for the Nine Month Periods Ended September 30, 1998 and 1997

  Revenues. LandCare's historical revenues increased by $53.9 million, or 112.3%, to $101.9 million for the nine months ended September 30, 1998 from $48.0 million for the corresponding period of 1997. The increase in revenues was primarily due to the acquisition of the Founding Companies and the Purchased Companies, which accounted for $40.8 million of the increase in historical revenues. Excluding the acquisition of the Founding and Purchased Companies, revenues increased between the corresponding periods due to the addition of new utility line clearing contracts and the expansion of several other contracts by utility customers at Trees and an increase in landscape maintenance and installation jobs at Clean Cut.

  Gross profit. LandCare's historical gross profit increased by $13.8 million, or 181.2%, to $21.4 million for the nine months ended September 30, 1998 from $7.6 million for the corresponding period of 1997 primarily due to the acquisition of the Founding Companies and the Purchased Companies. Excluding the acquisition of the Founding Companies and the Purchased Companies, gross profit increased due to the inclusion of overtime billings on two utility line clearing contracts at Trees whose contracts bill on time and materials. In addition, cost control measures were implemented at Clean Cut during 1998, which reduced the amount of overtime pay and resulted in improved margins. As a percentage of historical revenues, historical gross profit increased to 21.0% for the nine months ended September 30, 1998 from 15.9% for the corresponding period of 1997.

  Selling, general and administrative expenses. Historical selling, general and administrative expenses increased by $8.1 million, or 163.9%, to $13.1 million for the nine months ended September 30, 1998 from $5.0 million for the corresponding period of 1997. As a percentage of historical revenues, selling, general and administrative expenses increased to 12.8% for the nine months ended September 30, 1998 from 10.3% for the corresponding period of 1997. The increase in selling, general and administrative expenses was primarily due to the acquisition of the Founding Companies and the Purchased Companies, including associated goodwill amortization, and the addition of LandCare's corporate overhead.

  Interest and other expense, net. Interest and other expense, net, increased to an expense of $0.6 million in the nine month period ended September 30, 1998 compared to income of $0.2 million for the corresponding period of 1997. The increase in interest and other expense, net, was primarily due to an increase in outstanding borrowings under the credit facility of LandCare used primarily to fund the cash portion of the purchase price of the Purchased Companies. In addition, Trees received a non-recurring insurance settlement totaling $0.5 million during 1997.

LandCare Historical Results for the Years Ended 1997 and 1996

  Revenues. LandCare's historical revenues increased by $7.3 million, or 12.5%, to $65.9 million for the year ended December 31, 1997 from $58.6 million for the corresponding period of 1996. Trees' revenues increased by $4.4 million between the periods due primarily to budget increases by utility customers on several line clearing contracts, partially offset by the loss of a line clearing contract in a competitive bidding process. Clean Cut's revenues increased by $2.9 million between the periods primarily due to an increase in landscape maintenance contracts.

  Gross Profit. LandCare's gross profit decreased by $0.6 million, or 6.1%, to $10.1 million for the year ended December 31, 1997 from $10.7 million for the corresponding period of 1996. As a percentage of revenues, gross profit decreased to 15.3% for the year ended 1997, compared to 18.3% for the year ended 1996. The decrease in gross profit was primarily due to start up costs and inefficiencies associated with new contracts at Trees and an increase in labor costs at Clean Cut associated with the addition of landscape maintenance contracts.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased by $0.3 million, or 4.0%, to $6.7 million for the year ended December 31, 1997, compared to $7.0 million for the corresponding period of 1996. As a percentage of revenues, selling, general and administrative expenses decreased to 10.2% for the year ended December 31, 1997 compared to 11.9% for the corresponding period of 1996. The primary reason for the decrease was a reduction in owners' compensation expense at Trees partially offset by higher office expenses at Clean Cut associated with the opening of a new branch office.

  Interest and other expense, net. Interest and other expense, net, increased by $0.5 million for the year ended December 31, 1997 compared to the corresponding period of 1996 due to the receipt of a $0.5 million non-recurring insurance settlement at Trees during 1997.

LandCare Historical Results for the Years Ended 1996 and 1995

  Revenues. LandCare's historical revenues increased by $3.7 million, or 6.7%, to $58.6 million for the year ended December 31, 1996, compared to $54.9 million for the corresponding period of 1995. The increase in revenues was primarily due to a $3.3 million increase in landscape maintenance revenues at Clean Cut attributable to the addition of new maintenance contracts. Revenues at Trees increased by $0.2 million primarily due to budget increases from utility customers on several line clearing contracts. These increases were partially offset by a $1.3 million reduction resulting from the loss of a significant line clearing contract in a competitive bidding process and a $1.3 million reduction from a one-time project completed in 1995.

  Gross profit. LandCare's gross profit increased by $1.1 million, or 11.9%, to $10.7 million for the year ended 1996, compared to $9.6 million for the corresponding period of 1995. As a percentage of revenue, gross profit increased to 18.3% for the year ended December 31, 1996 from 17.4% for the corresponding period of 1995. The increase in gross profit was primarily due to the conversion of a fixed price contract into a time and materials contract at Trees, offset by a decrease at Clean Cut resulting from higher labor costs associated with the new maintenance contracts.

  Selling, general and administrative expenses. Historical selling, general and administrative expenses increased by $2.1 million, or 44.0%, to $7.0 million for the year ended December 31, 1996, compared to $4.9 million for the corresponding period of 1995. As a percentage of combined revenue, selling, general and administrative expenses increased to 11.9% for the year ended December 31, 1996, compared to 8.8% for the corresponding period of 1995. The increase in selling, general and administrative expenses was primarily due to an increase in owners' compensation at Trees and Clean Cut and the addition of several administrative personnel at Clean Cut.

  Interest and other expense, net. Interest and other expense, net, decreased by $0.4 million, to $0.3 million for the year ended December 31, 1996 from $0.7 million for the corresponding period of 1995. The primary reason for the decrease was a reduction in interest expense resulting from lower average outstanding debt at Trees during 1996.

Liquidity and Capital Resources

  As of September 30, 1998, LandCare had working capital of $24.1 million and $59.5 million of outstanding long-term debt (including $6.4 million of convertible subordinated notes). Net cash used in operating activities for the nine months ended September 30, 1998 totaled $1.3 million and included an increase in accounts receivable of $5.7 million resulting from increased billings associated with LandCare's revenue growth and a decrease in accounts payable of $4.3 million. Net cash used in investing activities totaled $50.0 million for the nine months ended September 30, 1998, of which $42.9 million represents the cash consideration paid for the Founding Companies and the Purchased Companies (excluding Trees), net of cash acquired. Net cash provided by financing activities totaled $49.5 million for the nine months ended September 30, 1998 and was comprised primarily of $37.1 million of net proceeds from the IPO and $50.7 million of borrowings under the LandCare credit facility. These amounts were offset by $29.9 million of debt repayments at the Initial Acquired Companies and $8.0 million of distributions to Trees' stockholders representing the cash paid for Trees in the Merger.

  Effective June 9, 1998, LandCare entered into a credit agreement with The First National Bank of Chicago NBD (the "LandCare Credit Facility"). The LandCare Credit Facility provided LandCare with a revolving line of credit of up to $50 million, which could be used for general corporate purposes, including the repayment or refinancing of indebtedness of the Founding Companies and financing future acquisitions, capital expenditures and working capital. During July 1998, the LandCare Credit Facility was amended to increase the borrowing capacity to $55 million and to add Bankers Trust Company and NationsBank, N.A. as co-lenders under the facility. The LandCare Credit Facility was secured by the stock of the Initial Acquired Companies. As of September 30, 1998, LandCare had outstanding borrowings under the LandCare Credit Facility totaling $49.8 million.

  During September 1998, LandCare entered into a separate short-term revolving credit facility (the "LandCare Short-Term Facility") with NationsBank, N.A., as sole lender, for up to $20 million. During October 1998, the LandCare Short-Term Facility was amended to increase the borrowing capacity to $25 million. Borrowings under the LandCare Short-Term Facility bear interest on the same basis as the LandCare Credit Facility. There was no amount outstanding under the LandCare Short-Term Facility at September 30, 1998.

  On November 9, 1998, the LandCare Credit Facility was further amended to, among other things, increase the borrowing capacity available and to provide for additional banks to participate in the LandCare Credit Facility (the "Amended LandCare Credit Facility"). Under the Amended LandCare Credit Facility, the borrowing capacity of LandCare was increased to $110 million from $55 million. In addition, First Chicago NBD assigned its interest as administrative and collateral agent to NationsBank, N.A., and Bankers Trust Company became documentation agent of the Amended LandCare Credit Facility. Additionally, the number of banks participating in the facility increased from three to seven. Borrowings under the Amended LandCare Credit Facility bear interest at the bank's designated prime lending rate, plus a margin ranging from zero to 75 basis points depending on the ratio of LandCare's total debt to its earnings before interest, taxes, depreciation and amortization (the "Leverage Ratio"), as calculated on the last day of the most recently reported fiscal quarter. At the option of LandCare, borrowings under the Amended LandCare Credit Facility may bear interest based on the Eurodollar rate plus a margin ranging from 125 to 225 basis points depending on the Leverage Ratio. In addition, commitment fees of 30 to 50 basis points are payable quarterly on the unused portion of the borrowing capacity. The Amended LandCare Credit Facility contains a provision for standby letters of credit up to $10 million. The Amended LandCare Credit Facility prohibits the payment of dividends by LandCare, restricts LandCare's incurring or assuming other indebtedness and requires LandCare to comply with certain customary financial covenants, including a minimum net worth, leverage ratio and minimum fixed charge coverage ratio. The Amended LandCare Credit Facility will terminate and all amounts outstanding thereunder, if any, will be due and payable on November 9, 2001.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

  ServiceMaster common stock trades on the NYSE under the symbol SVM and LandCare common stock trades on the NYSE under the symbol GRW. The following table sets forth for the periods indicated the high and low sale prices per share of ServiceMaster common stock and of LandCare common stock on the NYSE and the cash dividends paid per share on ServiceMaster common stock. LandCare common stock began trading on the NYSE on June 4, 1998 in connection with the initial public offering of LandCare common stock. No information regarding sales prices of LandCare common stock is included prior to that date because no public trading market existed for LandCare common stock and because LandCare was formed in connection with its initial public offering. For current price information, stockholders are encouraged to consult publicly available sources.

                                           ServiceMaster             LandCare
                                  -------------------------------- ------------
                                                       Cash
                                   High   Low   Distributions Paid  High   Low
                                  ------ ------ ------------------ ------ -----
1996
  First Quarter.................. $ 9.93 $ 8.61      0.07 1/8      $  --  $ --
  Second Quarter.................  10.45   9.17      0.07 1/8         --    --
  Third Quarter..................  11.00   9.55      0.07 1/2         --    --
  Fourth Quarter.................  11.83  10.55      0.07 1/2         --    --
1997
  First Quarter..................  12.33  10.92      0.07 1/2         --    --
  Second Quarter.................  15.92  12.09      0.07 1/2         --    --
  Third Quarter..................  19.67  15.17      0.08             --    --
  Fourth Quarter.................  19.50  14.00      0.08             --    --
1998
  First Quarter..................  19.63  16.50        0.08           --    --
  Second Quarter (since June 4,
   1998 for LandCare)............  25.50  17.92        0.08          8.75  8.00
  Third Quarter..................  24.75  19.75        0.08         10.06  5.38
  Fourth Quarter.................  23.81  16.00        0.09         10.00  5.00
1999
  First Quarter (through February
   5, 1999)......................  22.00  17.50        0.09          9.82  9.19

  On October 30, 1998, the last full trading day prior to the joint public announcement by ServiceMaster and LandCare of the execution of the merger agreement, the last reported sales price on the NYSE of ServiceMaster common stock was $21.125 and of LandCare common stock was $8.00. On February 5, 1999, the most recent practicable date prior to the date of this Proxy Statement/Prospectus, the last reported sales price on the NYSE of ServiceMaster common stock was $18.8125 and of LandCare common stock was $9.4375.

  ServiceMaster has consistently increased its annual distribution on its shares over the last 27 years. ServiceMaster's current policy is to continue to increase its annual dividend payment. However, the timing and amount of future dividends will be at the discretion of the ServiceMaster Board of Directors and will depend on, among other things, ServiceMaster's results of operations, corporate finance objectives and cash requirements.

  On February 5, 1999, there were 17,721,055 shares of LandCare common stock issued and outstanding and held of record by approximately 143 stockholders. LandCare has never declared or paid any dividends.

                         SECURITY OWNERSHIP OF CERTAIN
                  BENEFICIAL OWNERS AND MANAGEMENT OF LANDCARE

  The following table sets forth information as of February 1, 1999 with respect to the beneficial ownership of LandCare common stock by: (i) all beneficial holders of 5% or more of the outstanding shares of LandCare common stock; (ii) each LandCare director individually; (iii) each LandCare executive officer individually; and (iv) all LandCare directors and executive officers as a group. Except as indicated below, the address of each such person is c/o LandCare USA, Inc., 2603 Augusta, Suite 1300, Houston, Texas 77057.

                                             Options
                                           Exercisable
Name of Beneficial        Sole Voting and    Within    Other Beneficial Total Beneficial Percent
Owner(1)                  Investment Power   60 Days      Ownership        Ownership     of Class
------------------        ---------------- ----------- ---------------- ---------------- --------
Notre Capital Ventures
 II, L.L.C.(2)
 Three Riverway, Suite
 630
 Houston, Texas 77056...     1,565,158(3)       --              --         1,565,158       8.83%
J. Ezra Merkin(4)
 450 Park Avenue, Suite
 3201
 New York, N.Y. 10022...     1,290,400          --              --         1,290,400       7.28
Ronald L. Stanfa........        50,000       10,000       1,565,158(5)     1,625,158       9.17
Linda T. Benge(2).......       727,841          --              --           727,841       4.11
David K. Luse(2)........       652,592          --           24,927(6)       652,592       3.82
Bruce A. Church(2)......       419,363          --              --           419,363       2.37
Mark S. Yahn(2).........       360,000          --              --           360,000       2.03
Roger S. Braswell(2)....         6,250          --          331,084(7)       337,334       1.90
William F. Murdy(2).....       302,500          --           12,500(8)       315,000       1.78
Harold D. Cranston(2)...       223,742          --           28,707(9)       252,449       1.42
Jeff A. Meyer(2)........       229,612          --              --           229,612       1.30
Fred M. Ferreira........        32,000       10,000          12,500(8)        54,500        *
Clark A. Johnson........        30,000       10,000             --            40,000        *
Patrick J. Norton.......        30,000       10,000          12,500(8)        52,500        *
Peter C. Forbes(2)......       100,000          --            2,000          102,000        *
William L. Fiedler(2)...       110,000          --              --           110,000        *
Kenneth V. Garcia(2)....       110,000          --              --           110,000        *
All directors and
 executive officers as a
 group (15 persons).....     3,438,900       40,000       1,989,376        5,468,276      30.86%

--------
*Indicates less than 1.0%.
(1) While ServiceMaster is not included in the preceding LandCare security ownership table, as a result of the Voting Agreements entered into by certain LandCare stockholders with respect to the proposed merger with ServiceMaster, ServiceMaster may be deemed to beneficially own the LandCare common stock subject to such Voting Agreements. ServiceMaster disclaims beneficial ownership of such shares of LandCare common stock. See "The Merger--Voting Agreements."
(2) Denotes individual who is subject to a Voting Agreement. See "The Merger-- Voting Agreements."
(3) Includes (i) 268,750 shares of LandCare common stock issuable on conversion of certain convertible notes held by Notre Capital Ventures II, L.L.C. ("Notre") and (ii) 1,296,408 shares of restricted LandCare common stock. Notre has agreed to convey the underlying 268,750 shares of LandCare common stock issuable on conversion of such convertible notes to various other third parties.

(4) J. Ezra Merkin is the General Partner of Gabriel Capital, L.P., which owns of record 521,322 shares of LandCare common stock. Mr. Merkin is also the sole shareholder and president of Ariel Management Corp., the investment advisor to Ariel Fund Limited, which owns of record 769,078 shares of LandCare common stock. Both Gabriel Capital, L.P. and Ariel Fund Limited are managed investment vehicles. Mr. Merkin has the power to vote and to direct the voting of and the power to dispose and direct the disposition of the combined 1,290,400 shares held of record by Gabriel Capital, L.P. and Ariel Fund Limited, and may therefore be deemed to be the beneficial owner of these shares.
(5) Mr. Stanfa is a Managing Director of Notre and is, accordingly, deemed to beneficially own the 1,565,158 shares of LandCare common stock held by Notre.
(6) Represents shares of LandCare common stock held in various trusts for the benefit of Mr. Luse's minor children. Mr. Luse does not serve as trustee or otherwise direct or control the voting or have investment power with respect to these shares and disclaims beneficial ownership thereof.
(7) Represents shares of LandCare common stock owned by Southern Shade Tree Co., Inc., of which Mr. Braswell and his spouse are the sole stockholders.
(8) Represents shares of LandCare common stock issuable on conversion of certain convertible notes held by Notre and which shares Notre has agreed to convey to Mr. Murdy, Mr. Ferreira and Mr. Norton as indicated on the table.
(9) Represents shares of LandCare common stock held by Mr. Cranston as custodian for his minor son.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

ServiceMaster/LandCare Consolidated Company

  The following tables set forth ServiceMaster's pro forma consolidated summaries of operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 and the pro forma condensed consolidated balance sheet as of September 30, 1998. "Pro Forma Merger Adjustments" reflected in the tables give effect to the merger and the related purchase accounting adjustments as if the merger had occurred at September 30, 1998 for purposes of the Pro Forma Condensed Consolidated Balance Sheet, and on January 1, 1997 and 1998, respectively, for purposes of the Pro Forma Consolidated Summaries of Operations.

  The Pro Forma Financial Data does not purport to represent what ServiceMaster's financial position as of September 30, 1998 or results of operations for the nine months ended September 30, 1998 or the year ended December 31, 1997 would actually have been had the merger in fact occurred on that date or at the beginning of the periods indicated or to project ServiceMaster's financial position or results of operations for any future date or period.

  The Pro Forma Operating Results Data assume that the acquisition of the companies combined in connection with the LandCare initial public offering (the "Founding Companies"), the companies acquired or probable of acquisition, by LandCare after the initial public offering and prior to December 31, 1998 (the "Subsequent Acquisitions") and the LandCare initial public offering (the "IPO") were closed January 1, 1997, and are not necessarily indicative of the results LandCare would have achieved had these events actually occurred or indicative of LandCare's future results. The Founding Companies and the Subsequent Acquisitions are referred to as the "Acquired Companies." Pro forma adjustments reflected herein include adjustments to reflect exclusion of certain operations not acquired in the acquisitions of the Acquired Companies, compensation and rent differentials, amortization of goodwill related to the acquisitions of the Acquired Companies, income taxes related to certain of the Acquired Companies, which were S-Corporations, distributions made by the S-Corporations prior to their acquisition by LandCare, and receipt and application of proceeds received in the LandCare IPO.

  The merger will be accounted for under the "purchase" method of accounting, whereby the purchase price will be allocated based upon the fair value of the assets acquired and the liabilities assumed. The pro forma merger adjustments are based upon currently available information and certain assumptions which ServiceMaster believes are reasonable in the circumstances. These adjustments include additional interest cost and amortization expense. The actual acquisition adjustments are subject to change based upon more precise appraisals, evaluations and estimates of fair value, which are not currently available and may differ substantially from the pro forma merger adjustments. Financial effects of potential operating synergies attainable upon the combination of LandCare and ServiceMaster are not reflected. The tables and accompanying notes should be read in conjunction with ServiceMaster's and LandCare's historical financial statements and the related notes thereto.

                           THE SERVICEMASTER COMPANY

            PRO FORMA CONSOLIDATED SUMMARY OF OPERATIONS (UNAUDITED)
                  (In thousands, except per share information)

                      NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                    Pro Forma
                         ServiceMaster  LandCare     Merger      ServiceMaster
                          Historical    Pro Forma  Adjustments     Pro Forma
                         ------------- ----------- -----------   -------------
                          (Unaudited)  (Unaudited) (Unaudited)    (Unaudited)
Operating Revenue.......  $3,499,508    $228,023     $            $3,727,531
Operating Costs and
 Expenses:
Cost of services
 rendered and products
 sold...................   2,702,538     178,311                   2,880,849
Selling and
 administrative
 expenses...............     499,554      32,021       2,053 (1)     533,628
                          ----------    --------     -------      ----------
Total operating costs
 and expenses...........   3,202,092     210,332       2,053       3,414,477
                          ----------    --------     -------      ----------
Operating Income........     297,416      17,691      (2,053)        313,054
Non-operating Expense
 (Income):
Interest expense........      71,044       4,529         462 (2)      76,035
Interest and investment
 income.................     (11,916)      (331)                     (12,247)
                          ----------    --------     -------      ----------
Income before income
 taxes..................     238,288      13,493      (2,515)        249,266
Provision for income
 taxes..................      96,262       6,073        (187)(2)     102,148
                          ----------    --------     -------      ----------
Net Income..............  $  142,026    $  7,420     $(2,329)     $  147,117
                          ==========    ========     =======      ==========
Basic shares
 outstanding............     286,938                   9,235 (3)     296,173
Net Income Per Share--
 Basic..................  $     0.49                              $     0.50
                          ==========                              ==========
Diluted shares
 outstanding............     296,603                   9,235 (3)     305,838
Net Income Per Share--
 Diluted................  $     0.48                              $     0.48
                          ==========                              ==========

                           THE SERVICEMASTER COMPANY

                  PRO FORMA CONSOLIDATED SUMMARY OF OPERATIONS
                  (In thousands, except per share information)

                          YEAR ENDED DECEMBER 31, 1997

                                                      Pro Forma
                           ServiceMaster  LandCare     Merger      ServiceMaster
                            Historical    Pro Forma  Adjustments     Pro Forma
                           ------------- ----------- -----------   -------------
                                         (Unaudited) (Unaudited)    (Unaudited)
Operating Revenue........   $3,961,502    $263,779     $            $4,225,281
Operating Costs and
 Expenses:
Cost of services rendered
 and products sold.......    3,058,160     206,547                   3,264,707
Selling and
 administrative
 expenses................      559,409      40,641       2,738 (1)     602,788
                            ----------    --------     -------      ----------
Total operating costs and
 expenses................    3,617,569     247,188       2,738       3,867,435
                            ----------    --------     -------      ----------
Operating Income.........      343,933      16,591      (2,738)        357,786
Non-operating Expense
 (Income):
Interest expense.........       76,447       5,597         600 (2)      82,644
Interest and investment
 income..................      (14,304)     (1,303)                    (15,607)
Minority interest........        7,511         --                        7,511
                            ----------    --------     -------      ----------
Income before income
 taxes...................      274,279      12,297      (3,338)        283,238
Provision for income
 taxes (ServiceMaster pro
 forma corporate form)...      110,809       5,534        (242)(2)     116,101
                            ----------    --------     -------      ----------
Net Income (ServiceMaster
 pro forma corporate
 form)...................   $  163,470    $  6,763     $(3,095)     $  167,138
                            ==========    ========     =======      ==========
Basic shares
 outstanding.............      285,944                   9,235 (3)     295,179
Net Income Per Share--
 Basic (ServiceMaster pro
 forma corporate form)...   $     0.57                              $     0.57
                            ==========                              ==========
Diluted shares
 outstanding.............      299,640                   9,235 (3)     308,875
Net Income Per Share--
 Diluted (ServiceMaster
 pro forma corporate
 form) ..................   $     0.55                              $     0.54
                            ==========                              ==========

--------
ServiceMaster's per share data reflect the three-for-two share split in August 1998.
  ServiceMaster converted from partnership to corporate form in a tax-free exchange for shareholders on December 26, 1997. Prior to the conversion, the partnership was not subject to federal income taxes, as its taxable income was allocated to its equity holders. As a result of the conversion, ServiceMaster became a taxable entity and is responsible for such payments. The results of ServiceMaster shown above have been restated to adjust the actual historical partnership information to a pro forma basis that assumes that reincorporation had occurred as of the beginning of the year. The pro forma provision for income taxes has been calculated assuming that ServiceMaster's effective tax rate was approximately 40 percent of pretax earnings. Actual historical partnership net income was $264,076, and partnership basic and diluted net income per share was $.93 and $.89, respectively.

            Notes to Pro Forma Consolidated Summaries of Operations
             Periods ended September 30, 1998 and December 31, 1997

  The pro forma merger adjustments reflect the assumed impact of the consummation of the merger upon ServiceMaster's existing operations for the periods presented. Pro forma adjustments consist of:
(1) Amortization of intangible assets is increased based upon $238 million of acquired intangible assets recorded in the acquisition (see note (5) to the ServiceMaster Company Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1998). The allocation is preliminary and subject to change during 1999 as additional information is obtained. The pro forma merger adjustment represents the incremental amortization in excess of amounts reflected by LandCare. Acquisition intangible assets are expected to be amortized over 40 years.
(2) Reflects interest on cash flows related to dividend payments on the shares issued in the merger and the related tax effect.
(3) Represents the number of ServiceMaster shares estimated to be issued in the merger as calculated in note (5) to The ServiceMaster Company Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1998.

                           THE SERVICEMASTER COMPANY

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                 (In thousands)

                               SEPTEMBER 30, 1998

                                                    Pro Forma
                         ServiceMaster  LandCare     Merger       ServiceMaster
                          Historical    Pro Forma  Adjustments      Pro Forma
                         ------------- ----------- -----------    -------------
                          (Unaudited)  (Unaudited) (Unaudited)     (Unaudited)
ASSETS
  Current Assets:
    Cash and marketable
     securities.........  $  115,516    $  1,161    $              $  116,677
    Accounts and notes
     receivable, net....     399,540      54,908                      454,448
    Inventories and
     other current
     assets.............     187,144      10,831                      197,975
                          ----------    --------    ---------      ----------
      Total current
       assets...........     702,200      66,900          --          769,100
                          ----------    --------    ---------      ----------
    Intangible assets,
     primarily trade
     names and goodwill,
     net................   1,822,088     127,681      237,190 (6)   2,059,278
                                                     (127,681)(4)
    Property and
     equipment, net.....     201,946      42,197                      244,143
    Notes receivable,
     long-term
     securities, and
     other assets.......     157,230       1,530                      158,760
                          ----------    --------    ---------      ----------
      Total assets......  $2,883,464    $238,308    $ 109,509      $3,231,281
                          ==========    ========    =========      ==========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
  Current liabilities...  $  674,554    $ 40,108    $   9,073 (5)  $  723,735
  Long-term debt........   1,177,334      89,643                    1,266,977
  Other long-term
   obligations..........     129,589       5,823                      135,412
  Shareholders' equity:
    Common stock........       2,969         177           92 (6)       3,061
                                                         (177)(4)
    Additional paid-in
     capital............     784,124      98,877      203,078 (6)     987,202
                                                      (98,877)(4)
    Retained earnings...     148,710       3,680       (3,680)(4)     148,710
    Restricted stock....      (3,604)        --           --           (3,604)
    Treasury stock, at
     cost...............     (30,212)        --           --          (30,212)
                          ----------    --------    ---------      ----------
    Shareholders'
     equity.............     901,987     102,734      100,436       1,105,157
                          ----------    --------    ---------      ----------
      Total liabilities
       and shareholders'
       equity...........  $2,883,464    $238,308    $ 109,509      $3,231,281
                          ==========    ========    =========      ==========

                 Notes to Pro Forma Consolidated Balance Sheet

                               September 30, 1998

                 (Dollars in thousands, except per share data)

  Pro forma merger adjustments to the consolidated balance sheet reflect the acquisition of all the shares of LandCare at the time the merger is consummated in exchange for shares of ServiceMaster, payment of legal and investment banking fees and lease termination and other costs associated with the merger. Specific descriptions of the pro forma transaction adjustments follow:
(4) The existing stockholders' equity and intangible assets balances of LandCare are eliminated as a result of the merger.
(5) Represents legal, investment banking fees and other costs related to the transaction and the anticipated costs associated with the planned closing of certain LandCare administrative facilities.
(6) The merger will be accounted for as a purchase; therefore, an allocation of the purchase price to assets and liabilities of LandCare is required to reflect fair values. The pro forma adjustments to reflect a preliminary allocation of purchase price is summarized below. The preliminary allocation is subject to change as additional information is obtained.

      Purchase price.................................................. $203,170
      Fees and other transaction costs--see Note (5)..................    9,073
                                                                       --------
      Purchase price to be allocated..................................  212,243
      Net tangible liabilities acquired...............................  (24,947)
                                                                       --------
      Acquired intangible assets...................................... $237,190
                                                                       ========

  The purchase price reflects the acquisition of 17.7 million shares of LandCare common stock at $11.00 per share and 2.6 million LandCare options at $11.00 per share less the $7.90 per share average exercise price in exchange for 9.2 million ServiceMaster shares (at an average closing price of $22.00 per share).

                                 LEGAL OPINION

  Certain legal matters with respect to the ServiceMaster common stock to be issued in the merger will be passed on by Vernon T. Squires, the General Counsel of ServiceMaster. Mr. Squires beneficially owned 474,218 shares of ServiceMaster common stock at January 31, 1999.

  Arthur Andersen L.L.P., special tax counsel to LandCare, will deliver an opinion to LandCare concerning certain U.S. federal income tax consequences of the merger.

                                    EXPERTS

  The financial statements and schedules of ServiceMaster incorporated by reference in this Proxy Statement/Prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants as indicated in their reports with respect thereto, which are incorporated by reference herein, in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The audited financial statements of LandCare and certain Acquired Companies included in this Proxy Statement/Prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

  ServiceMaster and LandCare file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

  ServiceMaster filed a Registration Statement on Form S-4 to register with the SEC the ServiceMaster common stock to be issued to LandCare stockholders in the merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of ServiceMaster in addition to being a proxy statement of LandCare for its special meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

  The SEC allows ServiceMaster to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/ Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that ServiceMaster has previously filed with the SEC. These documents contain important information about ServiceMaster and its finances.

        ServiceMaster SEC Filings
            (File No. 1-14762)                         Period
        -------------------------                      ------
      Annual Report on Form 10-K       Year ended December 31, 1997
      Quarterly Reports on Form 10-Q   Quarters ended March 31, 1998, June 30,
                                        1998 and September 30, 1998
      Current Reports on Form 8-K      Report dated April 21, 1998
                                       Report dated January 4, 1999
                                       Report dated January 26, 1999

  ServiceMaster is also incorporating by reference additional documents that it may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the LandCare special meeting.

  Documents of ServiceMaster incorporated by reference are available without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. LandCare stockholders may obtain ServiceMaster documents incorporated by reference in this Proxy Statement/ Prospectus by requesting them in writing or by telephone from ServiceMaster at the following address:

    The ServiceMaster Company
    Attention: Secretary
    One ServiceMaster Way
    Downers Grove, Illinois 60515
    Telephone: (630) 271-1300

  If you would like to request documents from ServiceMaster, please do so by March 1, 1999 to receive them before the LandCare special meeting.

  You should rely only on the information contained or incorporated by reference in this Proxy Statement/Prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated February 12, 1999. You should not assume that the information contained in this Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of the Proxy Statement/Prospectus to stockholders nor the issuance of ServiceMaster common stock in the merger shall create any implication to the contrary.

                INDEX TO LANDCARE USA, INC. FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Unaudited Pro Forma Combined Financial Statements
  Basis of Presentation...................................................  F-1
  Unaudited Pro Forma Combined Balance Sheet as of September 30, 1998.....  F-3
  Unaudited Pro Forma Combined Statement of Operations for the Year Ended
   December 31, 1997......................................................  F-4
  Unaudited Pro Forma Combined Statement of Operations for the Nine Months
   Ended September 30, 1998...............................................  F-5
  Notes to Unaudited Pro Forma Combined Financial Statements..............  F-6
LandCare USA, Inc.
  Report of Independent Public Accountants................................ F-10
  Consolidated Balance Sheets............................................. F-11
  Consolidated Statements of Operations................................... F-12
  Consolidated Statements of Shareholders' Equity......................... F-13
  Consolidated Statements of Cash Flows................................... F-14
  Notes to Consolidated Financial Statements.............................. F-15
Historical Financial Statements
 Trees, Inc.
  Report of Independent Public Accountants................................ F-32
  Consolidated Balance Sheets............................................. F-33
  Consolidated Statements of Operations................................... F-34
  Consolidated Statements of Shareholders' Equity......................... F-35
  Consolidated Statements of Cash Flows................................... F-36
  Notes to Consolidated Financial Statements.............................. F-37
 Four Seasons Landscape and Maintenance, Inc.
  Report of Independent Public Accountants................................ F-44
  Balance Sheets.......................................................... F-45
  Statements of Operations................................................ F-46
  Statements of Shareholders' Equity...................................... F-47
  Statements of Cash Flows................................................ F-48
  Notes to Financial Statements........................................... F-49
 Clean Cut, Inc.
  Report of Independent Public Accountants................................ F-56
  Combined Balance Sheets................................................. F-57
  Combined Statements of Operations....................................... F-58
  Combined Statements of Shareholders' Equity (Deficit)................... F-59
  Combined Statements of Cash Flows....................................... F-60
  Notes to Combined Financial Statements.................................. F-61
 Southern Tree & Landscape Co., Inc.
  Report of Independent Public Accountants................................ F-67
  Balance Sheets.......................................................... F-68
  Statements of Operations................................................ F-69
  Statements of Shareholders' Equity (Deficit)............................ F-70
  Statements of Cash Flows................................................ F-71
  Notes to Financial Statements........................................... F-72
 Landtrends, Inc.
  Report of Independent Public Accountants................................ F-79
  Combined Balance Sheets................................................. F-80

                                                                           Page
                                                                           -----
  Combined Statements of Operations.......................................  F-81
  Combined Statements of Shareholders' Equity.............................  F-82
  Combined Statements of Cash Flows.......................................  F-83
  Notes to Combined Financial Statements..................................  F-84

 D.R. Church Landscape Co., Inc.
  Report of Independent Public Accountants................................  F-91
  Consolidated Balance Sheets.............................................  F-92
  Consolidated Statements of Operations...................................  F-93
  Consolidated Statements of Shareholders' Equity.........................  F-94
  Consolidated Statements of Cash Flows...................................  F-95
  Notes to Consolidated Financial Statements..............................  F-96
 Schumacher Landscaping, Inc.
  Report of Independent Public Accountants................................ F-103
  Balance Sheets.......................................................... F-104
  Statements of Operations................................................ F-105
  Statements of Stockholders' Equity...................................... F-106
  Statements of Cash Flows................................................ F-107
  Notes to Financial Statements........................................... F-108
 Landscape West, Inc.
  Report of Independent Public Accountants................................ F-113
  Balance Sheets.......................................................... F-114
  Statements of Operations................................................ F-115
  Statements of Shareholder's Equity...................................... F-116
  Statements of Cash Flows................................................ F-117
  Notes to Financial Statements........................................... F-118
 Golden Bear Arborists, Inc.
  Report of Independent Public Accountants................................ F-124
  Combined Balance Sheets................................................. F-125
  Combined Statements of Operations....................................... F-126
  Combined Statements of Shareholder's Equity............................. F-127
  Combined Statements of Cash Flows....................................... F-128
  Notes to Combined Financial Statements.................................. F-129
 Ground Control Landscaping, Inc.
  Report of Independent Public Accountants................................ F-134
  Balance Sheets.......................................................... F-135
  Statements of Operations................................................ F-136
  Statements of Stockholders' Equity...................................... F-137
  Statements of Cash Flows................................................ F-138
  Notes to Financial Statements........................................... F-139
 E/G Management, Inc.
  Report of Independent Public Accountants................................ F-146
  Balance Sheets.......................................................... F-147
  Statements of Operations................................................ F-148
  Statements of Shareholders' Equity...................................... F-149
  Statements of Cash Flows................................................ F-150
  Notes to Financial Statements........................................... F-151
 Arteka Corporation
  Report of Independent Public Accountants................................ F-158
  Combined Balance Sheets................................................. F-159

                                                                           Page
                                                                           -----
  Combined Statements of Operations....................................... F-160
  Combined Statements of Shareholder's Equity............................. F-161
  Combined Statements of Cash Flows....................................... F-162
  Notes to Combined Financial Statements.................................. F-163
 Landesigns, Inc.
  Report of Independent Public Accountants................................ F-172
  Balance Sheet........................................................... F-173
  Statement of Operations................................................. F-174
  Statement of Shareholder's Equity....................................... F-175
  Statement of Cash Flows................................................. F-176
  Notes to Financial Statements........................................... F-177
 Desert Care Landscaping, Inc.
  Report of Independent Public Accountants................................ F-181
  Balance Sheets.......................................................... F-182
  Statements of Operations................................................ F-183
  Statements of Shareholders' Equity...................................... F-184
  Statements of Cash Flows................................................ F-185
  Notes to Financial Statements........................................... F-186
 R. L. Company, Inc.
  Report of Independent Public Accountants................................ F-192
  Balance Sheets.......................................................... F-193
  Statements of Operations................................................ F-194
  Statements of Shareholder's Equity...................................... F-195
  Statements of Cash Flows................................................ F-196
  Notes to Financial Statements........................................... F-197
 Real Property Maintenance, Inc.
  Report of Independent Public Accountants................................ F-203
  Balance Sheets.......................................................... F-204
  Statements of Operations................................................ F-205
  Statements of Shareholders' Equity...................................... F-206
  Statements of Cash Flows................................................ F-207
  Notes to Financial Statements........................................... F-208
 LandCare USA, Inc.
  Report of Independent Public Accountants................................ F-214
  Balance Sheets.......................................................... F-215
  Statements of Operations................................................ F-216
  Statements of Stockholders' Equity...................................... F-217
  Statements of Cash Flows................................................ F-218
  Notes to Financial Statements........................................... F-219

                               LANDCARE USA, INC.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

  The following unaudited pro forma financial statements give effect to the acquisitions by LandCare USA, Inc. (LandCare), of the outstanding capital stock of Trees, Inc. (Trees), Four Seasons Landscape and Maintenance, Inc. (Four Seasons), Southern Tree and Landscape Company (Southern Tree), D.R. Church Landscape Co., Inc. (Church), Ground Control Landscaping, Inc. (Ground Control), Arteka Corporation (Arteka) and Desert Care Landscaping, Inc. (Desert
Care) (collectively, the Founding Companies) and the outstanding capital stock of Clean Cut, Inc. (Clean Cut), Gator and Gator Landscaping Co., Inc. (Gator), Continental Landscape Management, Inc. (Continental), Landscape West, Inc. (Landscape West), Landscape Resources, Inc. (Landscape Resources), R.L. Company, Inc. (Redwood), Greentree Incorporated of Georgia (Greentree), Pacific Environmental Landscape Maintenance, Inc. (Pacific Environmental), Lighthouse Nursery, Inc. (Lighthouse), Schumacher Landscaping, Inc. (Schumacher), Golden Bear Arborists, Inc. (Golden Bear), Real Property Maintenance, Inc. (RPM), Arteka Southeast Corporation (Arteka SE), Albuquerque Grounds Maintenance, Inc. (Albuquerque), Landtrends, Inc. (Landtrends), Miramar Wholesale Nurseries, Inc. (Miramar), Sun States Property Maintenance Systems, Inc. (Sun States), E/G Management, Inc. (E/G Management), Landscape Techniques, Inc. (Landscape Techniques), Divine & Associates, Inc. d/b/a Eagle Landscaping (Eagle), Serviscape, Inc. (Serviscape), Austin Natural Resources, Inc. d/b/a Natural Resources (Natural Resources), and Landesigns, Inc. (Landesigns) (the Subsequent Acquisitions together with the Founding Companies, the Acquired Companies). The unaudited pro forma financial statements do not give effect to the acquisitions of Horticultural Industries, Inc. (Horticultural) and Grounds Management Contractors, Inc. (Grounds Management) as they are not material to the pro forma financial statements. The Founding Companies' acquisitions occurred concurrently with the consummation of LandCare's initial public offering of 5,000,000 shares of its common stock on June 9, 1998, and were accounted for using the "purchase" method of accounting. Trees, one of the Founding Companies, has been identified as the accounting acquiror in accordance in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 97 which states that the combining company which receives the largest portion of voting rights in the combined corporation is presumed to be the acquiror for accounting purposes. On June 29, 1998, the Company sold 659,900 shares of its common stock pursuant to an over-allotment option with the underwriters. The sale by the Company of the 5,659,900 shares of its common stock, together with the Founding Companies' acquisitions, is hereinafter referred to as the IPO. During the third quarter of 1998, acquisitions were completed which included Clean Cut, Horticultural, Arteka SE, Greentree, Landscape Resources, Landscape West, Lighthouse, Pacific Environmental, Redwood, Schumacher, Gator and Continental, with all except Clean Cut and Gator accounted for using the purchase method of accounting. During the fourth quarter of 1998, acquisitions completed by LandCare, or which were probable of completion included: Golden Bear, RPM, Albuquerque, Landtrends, Miramar, Grounds Management, Sun States, E/G Management, Landscape Techniques, Eagle, Servicescape, Natural Resources, Landesigns, and Ewing all of which will be accounted for using the purchase method of accounting.

  The unaudited pro forma balance sheet gives effect to the acquisitions of Golden Bear, RPM, Albuquerque, Landtrends, Miramar, Grounds Management, Sun States, E/G Management, Landscape Techniques, Eagle, Serviscape, Natural Resources and Landesigns as if they had occurred on September 30, 1998. The unaudited pro forma statements of operations give effect to the IPO, the acquisition of the Founding Companies and the Subsequent Acquisitions as if they had occurred on January 1, 1997.

  LandCare has preliminarily analyzed the benefits that it expects to be realized from reductions in salaries, bonuses and certain benefits to the owners. To the extent the owners of the Acquired Companies have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the unaudited pro forma statements of operations. Additionally, reductions in lease expense pursuant to the renegotiation of certain leases and reductions in interest expense resulting from the repayment of the Founding Companies' existing lines of credit and long-term debt and the refinancing and planned refinancing of the

Subsequent Acquisitions' existing lines of credit and long-term debt have been reflected in the pro forma statements of operations. It is anticipated that other potential cost savings will be realized which will be offset by costs related to LandCare's new corporate management and by the costs associated with being a public company. However, because these factors cannot be accurately quantified at this time, they have not been included in the pro forma financial information of LandCare.

  The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what LandCare's financial position or results of operations would actually have been if such transactions had in fact occurred on those dates and are not necessarily representative of LandCare's financial position or results of operations for any future period. Since the Acquired Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Registration Statement.

                               LANDCARE USA, INC.

         UNAUDITED PRO FORMA COMBINED BALANCE SHEET--SEPTEMBER 30, 1998
                                 (In Thousands)

                                  Historical   Purchase    Pro Forma  Pro Forma
                                   LandCare  Acquisitions Adjustments   Total
                                  ---------- ------------ ----------- ---------
             ASSETS
             ------
CURRENT ASSETS:
  Cash and cash equivalents......  $  1,161    $ 1,933      $(1,933)  $  1,161
  Accounts receivable, net.......    45,745      9,163          --      54,908
  Inventories....................     4,271      1,877          --       6,148
  Other current assets...........     3,887        796          --       4,683
                                   --------    -------      -------   --------
    Total current assets.........    55,064     13,769       (1,933)    66,900
PROPERTY AND EQUIPMENT, net......    34,537      8,317         (657)    42,197
OTHER ASSETS, net................     1,159        371          --       1,530
GOODWILL.........................    96,033         54       31,594    127,681
                                   --------    -------      -------   --------
    Total assets.................  $186,793    $22,511      $29,004   $238,308
                                   ========    =======      =======   ========
  LIABILITIES AND STOCKHOLDERS'
             EQUITY
  -----------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued
   expenses......................  $ 26,037    $ 5,154      $   --    $ 31,191
  Lines of credit and other short
   term borrowings...............     2,449      1,010          --       3,459
  Current maturities of long-term
   debt..........................       721      2,145          (15)     2,851
  Deferred tax liabilities.......       215        239          (37)       417
  Other current liabilities......     1,550        640          --       2,190
                                   --------    -------      -------   --------
    Total current liabilities....    30,972      9,188          (52)    40,108
LONG-TERM DEBT, net .............    57,788      3,566       28,289     89,643
LONG-TERM PAYABLE TO RELATED
 PARTY, net .....................     1,756        297          --       2,053
OTHER LONG-TERM LIABILITIES......       618         10          --         628
DEFERRED TAX LIABILITY...........     2,752        282          108      3,142
                                   --------    -------      -------   --------
COMMITMENTS AND CONTINGENCIES
    Total liabilities............    93,886     13,343       28,345    135,574
STOCKHOLDERS' EQUITY:
  Common stock...................       166        464         (453)       177
  Additional paid-in capital.....    89,061         71        9,745     98,877
  Retained earnings..............     3,680      9,160       (9,160)     3,680
  Treasury stock, at cost........       --        (527)         527        --
                                   --------    -------      -------   --------
    Total stockholders' equity...    92,907      9,168          659    102,734
                                   --------    -------      -------   --------
    Total liabilities and
     stockholders' equity........  $186,793    $22,511      $29,004   $238,308
                                   ========    =======      =======   ========

  See accompanying notes to unaudited pro forma combined financial statements.

                               LANDCARE USA, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (In Thousands, Except Per Share Data)

                                 Historical   Purchase    Pro Forma  Pro Forma
                                  LandCare  Acquisitions Adjustments   Total
                                 ---------- ------------ ----------- ---------
REVENUES........................  $65,950     $198,062     $ (233)   $263,779
COST OF SERVICES................   55,889      150,920       (262)    206,547
                                  -------     --------     ------    --------
    Gross profit................   10,061       47,142         29      57,232
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES........    6,709       42,439     (8,507)     40,641
                                  -------     --------     ------    --------
    Income from operations......    3,352        4,703      8,536      16,591
OTHER INCOME (EXPENSE):
  Interest expense..............     (601)      (2,042)    (2,954)     (5,597)
  Other income (expense), net...      736          567        --        1,303
                                  -------     --------     ------    --------
INCOME BEFORE INCOME TAXES......    3,487        3,228      5,582      12,297
INCOME TAX PROVISION............    1,375        1,756      2,403       5,534
                                  -------     --------     ------    --------
NET INCOME......................  $ 2,112     $  1,472     $3,179    $  6,763
                                  =======     ========     ======    ========
BASIC NET INCOME PER SHARE......  $  0.59                            $   0.38
                                  =======                            ========
DILUTED NET INCOME PER SHARE....  $  0.59                            $   0.37
                                  =======                            ========
SHARES USED IN COMPUTING PRO
 FORMA BASIC NET INCOME PER
 SHARE..........................    3,552                              17,735
                                  =======                            ========
SHARES USED IN COMPUTING PRO
 FORMA DILUTED NET INCOME PER
 SHARE..........................    3,552                              18,435
                                  =======                            ========


  See accompanying notes to unaudited pro forma combined financial statements.

                               LANDCARE USA, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (In Thousands, Except Per Share Data)

                                 Historical   Purchase    Pro Forma  Pro Forma
                                  LandCare  Acquisitions Adjustments   Total
                                 ---------- ------------ ----------- ---------
REVENUES........................  $101,908    $126,125     $   (10)  $228,023
COST OF SERVICES................    80,496      97,841         (26)   178,311
                                  --------    --------     -------   --------
    Gross profit................    21,412      28,284          16     49,712
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES........    13,093      22,996      (4,068)    32,021
                                  --------    --------     -------   --------
    Income from operations......     8,319       5,288       4,084     17,691
OTHER INCOME (EXPENSE):
  Interest expense..............      (847)     (1,396)     (2,286)    (4,529)
  Other income (expense), net...       206         125         --         331
                                  --------    --------     -------   --------
INCOME BEFORE INCOME TAXES......     7,678       4,017       1,798     13,493
INCOME TAX PROVISION............     3,413       1,809         851      6,073
                                  --------    --------     -------   --------
NET INCOME......................  $  4,265    $  2,208     $   947   $  7,420
                                  ========    ========     =======   ========
BASIC NET INCOME PER SHARE......  $   0.48                           $   0.42
                                  ========                           ========
DILUTED NET INCOME PER SHARE....  $   0.48                           $   0.40
                                  ========                           ========
SHARES USED IN COMPUTING PRO
 FORMA BASIC NET INCOME PER
 SHARE..........................     8,809                             17,735
                                  ========                           ========
SHARES USED IN COMPUTING PRO
 FORMA DILUTED NET INCOME PER
 SHARE..........................     8,851                             18,435
                                  ========                           ========


  See accompanying notes to unaudited pro forma combined financial statements.

                               LANDCARE USA, INC.

         NOTES TO THE UNAUDITED COMBINED PRO FORMA FINANCIAL STATEMENTS
                                  (Unaudited)

1. GENERAL:

  LandCare USA, Inc. ("LandCare" or the "Company") was formed to become a national provider of comprehensive landscape and tree services to the commercial and institutional markets. LandCare conducted no operations prior to the IPO and acquired the Founding Companies simultaneously with the consummation of the IPO, with the Subsequent Acquisitions occurring from August 3, 1998 through December 31, 1998.

  The pro forma balance sheet reflects the consolidated financial position of LandCare as restated for the effects of the business combination with Clean Cut accounted for using the "pooling-of-interests" method of accounting ("Historical LandCare" column). The "Purchase Acquisitions" column gives effect to the acquisitions of Golden Bear, RPM, Albuquerque, Landtrends, Miramar, Sun States, E/G Management, Landscape Techniques, Eagle, Serviscape, Natural Resources and Landesigns as if they had occurred on September 30, 1998.

  The pro forma statements of operations reflect the consolidated results of operations of LandCare as restated for the effects of the business combination with Clean Cut accounted for using the pooling-of-interests method of accounting ("Historical LandCare" column). The "Purchase Acquisitions" column reflects the pre-acquisition results of operations of the companies acquired using the purchase method of accounting and one company acquired using the pooling-of-interests method of accounting that was deemed to be immaterial.

  The historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission Rule 3-05.

2. ACQUISITION OF COMPANIES:

  The aggregate consideration paid by LandCare for the Subsequent Acquisitions consisted of approximately $61.6 million in cash, 4,334,566 shares of common stock and $6.4 million of subordinated convertible notes. The consideration paid by LandCare for each of the Subsequent Acquisitions was determined by negotiation between representatives of each Acquired Company and was based primarily upon the pro forma adjusted net income of each Acquired Company.

                               LANDCARE USA, INC.

                                  (Unaudited)


3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

(a) Records the purchase of the acquisitions completed [or probable of completion] subsequent to September 30, 1998 comprised of (i) the issuance of 1,092,046 shares of common stock and $30.7 million of cash exchanged for the assets or common stock of the companies acquired, and (ii) the estimated excess purchase price paid over fair value of assets acquired of $31.6 million reflected as additional goodwill.

(b) Records the net deferred income tax liability attributable to the balance sheet adjustments and temporary differences between the financial reporting and tax bases of assets and liabilities held in S Corporations.

(c) Records the distribution of certain real estate and their related liabilities to Golden Bear in connection with its merger with LandCare.

                                                                    Pro Forma
                                               (a)    (b)    (c)   Adjustments
                                             -------  ----  -----  -----------
                   ASSETS
                   ------
Cash and cash equivalents................... $(1,933) $--   $ --     $(1,933)
Accounts receivable, net....................     --    --     --         --
Inventories.................................     --    --     --         --
Other current assets........................     --    --     --         --
                                             -------  ----  -----    -------
    Total current assets.................... $(1,933) $--   $ --     $(1,933)
Property and equipment, net.................     --    --    (657)      (657)
Other assets, net...........................     --    --     --         --
Goodwill....................................  31,523    71    --      31,594
                                             -------  ----  -----    -------
    Total assets............................ $29,590  $ 71  $(657)   $29,004
                                             =======  ====  =====    =======
    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------
Accounts payable and accrued expenses....... $   --   $--   $ --     $   --
Lines of credit and other short term
 borrowings.................................     --    --     --         --
Current maturities of long-term debt........     --    --     (15)       (15)
Deferred tax liability......................     --    (37)   --         (37)
Other current liabilities...................     --    --     --         --
                                             -------  ----  -----    -------
    Total current liabilities............... $   --   $(37) $ (15)   $   (52)
                                             -------  ----  -----    -------
Long-term debt, net of current maturities...  28,622   --    (333)    28,289
Long-term payable to related party, net of
 current maturities.........................     --    --     --         --
Deferred tax liability......................     --    108    --         108
                                             -------  ----  -----    -------
    Total liabilities.......................  28,622    71   (348)    28,345
Stockholders' equity:
  Common stock..............................    (453)  --     --        (453)
  Additional paid-in capital................   9,745   --     --       9,745
  Retained earnings.........................  (8,851)  --    (309)    (9,160)
  Treasury stock, at cost...................     527   --     --         527
                                             -------  ----  -----    -------
    Total stockholders' equity..............     968   --    (309)       659
                                             -------  ----  -----    -------
    Total liabilities and stockholders'
     equity................................. $29,590  $ 71  $(657)   $29,004
                                             =======  ====  =====    =======

                               LANDCARE USA, INC.

                                  (Unaudited)


4. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS:

 Year ended December 31, 1997

(a)Reflects the nursery operations of Church that were not acquired in the IPO.

(b) Reflects the reduction in operations for the distribution of certain real estate, equipment and vehicles to Trees, Four Seasons, Ground Control and Golden Bear that were not acquired in the IPO or Subsequent Acquisitions.

(c) Reflects the $5.7 million reduction in salaries, bonuses and benefits to the owners of the Acquired Companies to which they agreed in connection with the IPO and Subsequent Acquisitions and the reversal of the $5.8 million non-cash compensation charge related to the issuance of 804,240 shares of common stock to management and directors of and consultants to the Company offset by the recurring portion of salary expenses of management.

(d) Reflects the amortization of goodwill to be recorded as a result of the IPO and Subsequent Acquisitions over a 40-year estimated life.

(e) Reflects the reduction and elimination of interest expense due to the repayment and refinancing of the existing debt of the Acquired Companies.

(f) Reflects the increase in certain related party rental and lease expenses that were agreed to prospectively.

(g) Reflects an increase in interest expense as a result of funding the cash portion of the purchase price of the Acquired Companies with borrowings under the Company's Credit Facility.

(h) Reflects the incremental provision for federal and state income taxes relating to the statement of operations adjustments and to reflect income taxes on S corporation income as if these entities had been taxable as C corporations during the periods presented.

                                                                                        Pro Forma
                          (a)   (b)     (c)      (d)     (e)   (f)     (g)      (h)    Adjustments
                         -----  ----  -------  -------  ------ ----  -------  -------  -----------
Revenues................ $(233) $--   $   --   $   --   $  --  $--   $   --   $   --     $ (233)
Cost of services........  (247)  (15)     --       --      --   --       --       --       (262)
                         -----  ----  -------  -------  ------ ----  -------  -------    ------
  Gross profit..........    14    15      --       --      --   --       --       --         29
Selling, general and
 administrative
 expenses...............   (29)  (87) (11,528)   3,196     --   (59)     --       --     (8,507)
                         -----  ----  -------  -------  ------ ----  -------  -------    ------
  Income from
   operations...........    43   102   11,528   (3,196)    --    59      --       --      8,536
Other income (expense):
  Interest expense......   --     34      --       --    1,450  --    (4,438)     --     (2,954)
  Other income
   (expense), net.......   --    --       --       --      --   --       --       --        --
                         -----  ----  -------  -------  ------ ----  -------  -------    ------
Income before income
 taxes..................    43   136   11,528   (3,196)  1,450   59   (4,438)     --      5,582
Income tax provision....   --    --       --       --      --   --       --     2,403     2,403
                         -----  ----  -------  -------  ------ ----  -------  -------    ------
Net income.............. $  43  $136  $11,528  $(3,196) $1,450 $ 59  $(4,438) $(2,403)   $3,179
                         =====  ====  =======  =======  ====== ====  =======  =======    ======

                               LANDCARE USA, INC.

                                  (Unaudited)


5. UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS:

 Nine Months ended September 30, 1998

(a) Reflects the nursery operations of Church that were not acquired in the IPO.

(b) Reflects the reduction in operations for the distribution of certain real estate, equipment and vehicles to Trees, Four Seasons, Ground Control and Golden Bear that were not acquired in the IPO or Subsequent Acquisitions.

(c) Reflects the $4.3 million reduction in salaries, bonuses and benefits to the owners of the Acquired Companies to which they agreed in connection with the IPO and Subsequent Acquisitions and the reversal of the $1.4 million non-cash compensation charge related to the issuance of 190,000 shares of common stock to management and directors of and consultants to the Company offset by a $0.1 million charge for the recurring portion of salary expenses of management.

(d) Reflects the amortization of goodwill to be recorded as a result of the IPO and Subsequent Acquisitions over a 40-year estimated life.

(e) Reflects the reduction and elimination of interest expense due to the repayment and refinancing of the existing debt of the Acquired Companies.

(f) Reflects the reduction in certain related party rental and lease expenses that were agreed to prospectively.

(g) Reflects an increase in interest expense as a result of funding the cash portion of the purchase price of the Acquired Companies with borrowings under the Company's Credit Facility.

(h) Reflects the incremental provision for federal and state income taxes relating to the statement of operations adjustments and to reflect income taxes on S corporation income as if these entities had been taxable as C corporations during the periods presented.

                                                                                    Pro Forma
                         (a)   (b)     (c)      (d)    (e)   (f)     (g)     (h)   Adjustments
                         ----  ----  -------  -------  ---- -----  -------  -----  -----------
Revenues................ $(10) $--   $   --   $   --   $--  $ --   $   --   $ --     $   (10)
Cost of services........  (15)  (11)     --       --    --    --       --     --         (26)
                         ----  ----  -------  -------  ---- -----  -------  -----    -------
  Gross profit..........    5    11      --       --    --    --       --     --          16
Selling, general and
 administrative
 expenses...............   (4)  (37)  (6,001)   1,861   --    113      --     --      (4,068)
                         ----  ----  -------  -------  ---- -----  -------  -----    -------
  Income from
   operations...........    9    48    6,001   (1,861)  --   (113)     --     --       4,084
Other income (expense):
  Interest expense......  --     24      --       --    823   --    (3,133)   --      (2,286)
  Other income
   (expense), net.......  --    --       --       --    --    --       --     --         --
                         ----  ----  -------  -------  ---- -----  -------  -----    -------
Income before income
 taxes..................    9    72    6,001   (1,861)  823  (113)  (3,133)   --       1,798
Income tax provision....  --    --       --       --    --    --       --     851        851
                         ----  ----  -------  -------  ---- -----  -------  -----    -------
Net income.............. $  9  $ 72  $ 6,001  $(1,861) $823 $(113) $(3,133) $(851)   $   947
                         ====  ====  =======  =======  ==== =====  =======  =====    =======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To LandCare USA, Inc.

  We have audited the accompanying consolidated balance sheets of LandCare USA, Inc. and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. The consolidated financial statements give retroactive effect to the merger with one of the Pooled Companies on August 5, 1998, which has been accounted for as a "pooling-of-interests" as described in Note 1. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the merger with one of the Pooled Companies as described in Note 1, in conformity with generally accepted accounting principles.

  As discussed in Note 2, the accompanying financial statements reflect the Company on a historical basis with Trees, Inc., as the accounting acquiror restated for the effect of pooling-of-interests transactions.

ARTHUR ANDERSEN LLP

Houston, Texas
August 3, 1998

                      LANDCARE USA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (In Thousands, Except Share Data)

                                                     December 31
                                                   --------------- September 30
                                                    1996    1997       1998
                                                   ------- ------- ------------
                                                                    (Unaudited)
                      ASSETS
                      ------
CURRENT ASSETS:
  Cash and cash equivalents....................... $ 4,370 $ 2,924   $  1,161
  Accounts receivable, net........................   6,320   9,758     45,745
  Inventories.....................................     115     109      4,271
  Deferred tax asset..............................     229     --         --
  Other current assets............................     845     577      3,887
                                                   ------- -------   --------
    Total current assets..........................  11,879  13,368     55,064
PROPERTY AND EQUIPMENT, net.......................   9,366  10,298     34,537
GOODWILL, net.....................................     --      --      96,033
OTHER ASSETS......................................     468     448      1,159
                                                   ------- -------   --------
    Total assets.................................. $21,713 $24,114   $186,793
                                                   ======= =======   ========
       LIABILITIES AND SHAREHOLDERS' EQUITY
       ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses........... $ 7,141 $ 6,640   $ 26,037
  Line of credit and other short-term borrowings..   1,442   1,827      2,449
  Payable to related party........................     --    2,644        --
  Current maturities of long-term debt............     165     582        721
  Current maturities of long-term payable to
   related party..................................     203     --         --
  Deferred tax liability..........................     --       37        215
  Other current liabilities.......................     566     707      1,550
                                                   ------- -------   --------
    Total current liabilities.....................   9,517  12,437     30,972
LONG-TERM DEBT, net...............................     736   1,230     59,544
LONG-TERM PAYABLE TO RELATED PARTY, net...........   2,741     --         --
OTHER LONG-TERM LIABILITIES.......................     377     515        618
DEFERRED TAX LIABILITY............................   1,697   1,752      2,752
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Preferred stock, $0.01 par value, 5,000,000
   shares authorized; none outstanding............     --      --         --
  Common stock, $0.01 par value, 100,000,000
   shares authorized; 3,551,664, 3,551,664 and
   16,624,463 shares outstanding..................      36      36        166
  Additional paid-in capital......................     801     632     89,061
  Retained earnings...............................   5,808   7,512      3,680
                                                   ------- -------   --------
    Total shareholders' equity....................   6,645   8,180     92,907
                                                   ------- -------   --------
    Total liabilities and shareholders' equity.... $21,713 $24,114   $186,793
                                                   ======= =======   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      LANDCARE USA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In Thousands, Except Per Share Data)

                                                              Nine Months
                                                                 Ended
                                 Year Ended December 31       September 30
                                 -------------------------  -----------------
                                  1995     1996     1997     1997      1998
                                 -------  -------  -------  -------  --------
                                                              (Unaudited)
REVENUES........................ $54,922  $58,619  $65,950  $47,998  $101,908
COST OF SERVICES................  45,351   47,905   55,889   40,384    80,496
                                 -------  -------  -------  -------  --------
  Gross profit..................   9,571   10,714   10,061    7,614    21,412
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES........   4,855    6,989    6,709    4,961    13,093
                                 -------  -------  -------  -------  --------
  Income from operations........   4,716    3,725    3,352    2,653     8,319
OTHER INCOME (EXPENSE):
  Interest expense..............    (802)    (504)    (601)    (406)     (847)
  Other income (expense), net...     142      172      736      622       206
                                 -------  -------  -------  -------  --------
INCOME BEFORE INCOME TAXES......   4,056    3,393    3,487    2,869     7,678
INCOME TAX PROVISION............   1,580    1,275    1,375    1,141     3,413
                                 -------  -------  -------  -------  --------
NET INCOME...................... $ 2,476  $ 2,118  $ 2,112  $ 1,728  $  4,265
                                 =======  =======  =======  =======  ========
NET INCOME PER SHARE:
  Basic......................... $  0.70  $  0.60  $  0.59  $  0.49  $   0.48
  Diluted....................... $  0.70  $  0.60  $  0.59  $  0.49  $   0.48
WEIGHTED AVERAGE SHARES
 OUTSTANDING:
  Basic.........................   3,552    3,552    3,552    3,552     8,809
  Diluted.......................   3,552    3,552    3,552    3,552     8,851


  The accompanying notes are an integral part of these consolidated financial statements.

                      LANDCARE USA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (In Thousands)

                                             Additional Retained      Total
                               Common Stock   Paid-In   Earnings  Shareholders'
                               Shares Amount  Capital   (Deficit)    Equity
                               ------ ------ ---------- --------- -------------
BALANCE, December 31, 1994....  3,552  $ 36   $   724    $1,399      $ 2,159
  Conversion of Pooled Company
   from S Corporation to C
   Corporation recorded as
   capital distributions......    --    --       (119)      --          (119)
  Dividends paid by Pooled
   Company....................    --    --        --       (107)        (107)
  Net income..................    --    --        --      2,476        2,476
                               ------  ----   -------    ------      -------
BALANCE, December 31, 1995....  3,552    36       605     3,768        4,409
  Conversion of Pooled Company
   from S Corporation to C
   Corporation recorded as
   capital contributions......    --    --        196       --           196
  Dividends paid by Pooled
   Company....................    --    --        --        (78)         (78)
  Net income..................    --    --        --      2,118        2,118
                               ------  ----   -------    ------      -------
BALANCE, December 31, 1996....  3,552    36       801     5,808        6,645
  Conversion of Pooled Company
   from S Corporation to C
   Corporation recorded as
   capital distributions......    --    --       (169)      --          (169)
  Dividends paid by Pooled
   Company....................    --    --        --       (408)        (408)
  Net income..................    --    --        --      2,112        2,112
                               ------  ----   -------    ------      -------
BALANCE, December 31, 1997....  3,552    36       632     7,512        8,180
  Conversion of Pooled Company
   from S Corporation to C
   Corporation recorded as
   capital contributions......    --    --        364       --           364
  Acquisition of Founding
   Companies and LandCare.....  5,859    59    42,123       --        42,182
  IPO, net of offering costs..  5,660    56    36,984       --        37,040
  Distribution to
   stockholders...............    --    --         --    (8,026)      (8,026)
  Acquisition of Purchased
   Companies..................  1,332    13     8,955       --         8,968
  Equity of Acquired Company
   treated as immaterial
   pooling-of-interest........    222     2         3       (18)         (13)
  Dividends paid by Pooled
   Company....................    --    --        --        (53)         (53)
  Net income (unaudited)......    --    --        --      4,265        4,265
                               ------  ----   -------    ------      -------
BALANCE, September 30, 1998
 (unaudited).................. 16,625  $166   $89,061    $3,680      $92,907
                               ======  ====   =======    ======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      LANDCARE USA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                Nine Months
                                                                   Ended
                                   Year Ended December 31       September 30
                                   -------------------------  -----------------
                                    1995     1996     1997     1997      1998
                                   -------  -------  -------  -------  --------
                                                                (Unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income.....................  $ 2,476  $ 2,118  $ 2,112  $ 1,728  $  4,265
  Adjustments to reconcile net
   income to net cash provided by
   operating activities
    Depreciation and
     amortization................    2,224    2,291    2,365    1,732     3,167
    Conversion of Pooled Company
     from S Corporation to C
     Corporation recorded as
     capital contributions
     (distributions).............     (119)     196     (169)     (72)      364
    Gain on sale of equipment....      (14)     (21)     (78)     (94)      --
    Deferred income tax provision
     (benefit)...................      613     (162)     321      208     3,190
    Changes in assets and
     liabilities--
      Accounts receivable, net...   (1,969)     670   (3,439)  (3,273)   (5,663)
      Other current assets and
       liabilities...............     (492)     174      453      (84)   (1,575)
      Inventory..................        9      (20)       6      --        --
      Other assets and other.....      (45)     (84)     306      (15)     (804)
      Accounts payable and
       accrued expenses..........      557      401     (694)    (374)   (4,253)
                                   -------  -------  -------  -------  --------
        Net cash provided by
         (used in) operating
         activities..............    3,240    5,563    1,183     (244)   (1,309)
                                   -------  -------  -------  -------  --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Proceeds from sales of property
   and equipment.................       29       31      110      100       --
  Purchases of property and
   equipment.....................   (1,381)  (1,102)  (3,068)  (2,898)   (7,043)
  Cash paid for Founding
   Companies, net of cash
   acquired......................      --       --       --       --    (11,796)
  Cash paid for Purchased
   Companies, net of cash
   acquired......................      --       --       --       --    (31,143)
                                   -------  -------  -------  -------  --------
        Net cash used in
         investing activities....   (1,352)  (1,071)  (2,958)  (2,798)  (49,982)
                                   -------  -------  -------  -------  --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Debt issuance costs............      --       --       --       --       (275)
  Proceeds from long-term debt...      877       29      711    1,126    50,662
  Net proceeds from short-term
   borrowings....................      437      123      385      109       --
  Payments of long-term debt.....   (2,180)  (2,727)    (359)    (311)  (29,872)
  Proceeds from issuance of
   Common Stock, net of offering
   costs.........................      --       --       --       --     37,092
  Distribution to stockholders...     (107)     (78)    (408)    (118)   (8,079)
                                   -------  -------  -------  -------  --------
        Net cash provided by
         (used in) financing
         activities..............     (973)  (2,653)     329      806    49,528
                                   -------  -------  -------  -------  --------
NET INCREASE (DECREASE) IN CASH..      915    1,839   (1,446)  (2,236)   (1,763)
CASH, beginning of period........    1,616    2,531    4,370    4,370     2,924
                                   -------  -------  -------  -------  --------
CASH, end of period..............  $ 2,531  $ 4,370  $ 2,924  $ 2,134  $  1,161
                                   =======  =======  =======  =======  ========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
  Cash paid during the period
   for--
   Interest......................  $   757  $   474  $   582  $   109  $    508
   Income taxes..................      897      757      769      580     2,065

  The accompanying notes are an integral part of these consolidated financial statements.

                      LANDCARE USA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  LandCare USA, Inc., a Delaware corporation ("LandCare" and collectively with its subsidiaries the "Company"), was founded in 1997 to be a national provider of comprehensive landscape and tree services to the commercial and institutional markets and to pursue the consolidation of the highly fragmented landscape and tree service industry. On June 9, 1998, LandCare completed its initial public offering (the "IPO") of 5,000,000 shares of its common stock (the "Common Stock"). Simultaneous with the completion of the IPO, LandCare acquired: Trees, Inc. ("Trees"), Four Seasons Landscape and Maintenance, Inc. ("Four Seasons"), Southern Tree & Landscape Co., Inc. ("Southern Tree"), D.R. Church Landscape Co., Inc. ("Church"), Ground Control Landscaping, Inc. ("Ground Control"), Arteka Corporation ("Arteka"), and Desert Care Landscaping, Inc. ("Desert Care"), (collectively referred to herein as the "Founding Companies") for $19.9 million in cash and 5,162,645 shares of Common Stock (the "Mergers"). In connection with the IPO, the Company granted the underwriters an option to acquire an additional 750,000 shares of Common Stock at $8.00 per share to cover over-allotments. On June 29, 1998, the underwriters exercised such over-allotment option in part, electing to acquire 659,900 shares of Common Stock.

  Subsequent to June 9, 1998 and through September 30, 1998, the Company acquired 12 additional commercial landscape and tree services companies (collectively with the Founding Companies referred to as the "Acquired Companies"). Of these additional businesses acquired, 2 were accounted for as pooling-of-interests (the "Pooled Companies"), with the remaining 10 businesses accounted for under the purchase method of accounting (the "Purchased Companies"). For financial statement purposes, the historical financial statements of the Company have been retroactively restated to give effect to one of the Pooled Companies. The remaining Pooled Company was deemed to be immaterial and accordingly, has been reflected from the acquisition date in the accompanying financial statements. The Company intends to continue to acquire additional companies, through merger or purchase, to expand its national operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation

  For financial statement purposes, Trees, one of the Founding Companies, was identified as the accounting acquiror. Accordingly, the accompanying financial information included herein represents (i) the historical results of Trees from January 1, 1995, (ii) the retroactive restatement to January 1, 1995 of one of the Pooled Companies, (iii) the acquisition of the remaining Founding Companies effective June 9, 1998, and (iv) the acquisition of the Purchased Companies and one of the Pooled Companies, deemed to be immaterial, from their respective acquisition dates. The allocations of the purchase price to the assets acquired and the liabilities assumed from the Founding Companies and the Purchased Companies have been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of such assets and liabilities becomes available.

 Interim Financial Information

  The interim financial statements as of September 30, 1998 and for each of the nine months ended September 30, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

                      LANDCARE USA, INC. AND SUBSIDIARIES

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash deposits and accounts receivable. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels.

 Allowance for Doubtful Accounts

  The Company maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

 Inventories

  Inventories consist of materials, parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

 Goodwill

  Goodwill represents the excess of cost over the estimated fair value of identifiable assets of the businesses acquired using the "purchase" method of accounting. Goodwill is stated at cost, net of accumulated amortization, and is being amortized over a forty-year life using the straight-line method. The Company reviews the recoverability of goodwill and other long-lived assets including other intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may be impaired.

 Revenue Recognition

  The Company recognizes revenue from tree trimming and line clearing service contracts when services are performed. Revenues from tree trimming and line clearing service contracts are recognized based on the amount of labor and materials incurred.

  The Company's revenues also consist of maintenance revenues and installation revenues. The Company's landscape maintenance contracts are for terms of one to two years and payments to the Company are remitted in equal monthly payments over the term of the contract. Revenues from landscape maintenance contracts are recognized on the straight-line method while costs incurred under the contracts can be expected to vary based on seasonal factors. Monthly maintenance payments are recognized as they become due because the contracts

                      LANDCARE USA, INC. AND SUBSIDIARIES
are fully cancelable without cause upon notice of 30 to 60 days or less by either the Company or the customer. Should the Company elect to cancel a contract, the customer would have no standing under either contract law or equity to require additional services or obtain a refund (other than for nonperformance prior to cancellation), notwithstanding that the customer may have paid amounts which clearly exceeded the fair value of the services received in those months in anticipation of lower priced services later in the year.

  Revenues from installation services are recognized when the services are performed and billable under the terms of the applicable contract. The balances billed but not paid by customers pursuant to retainage provisions in installation contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

 Cost of Services

  Cost of services represents direct labor and associated costs (such as benefits and workers' compensation expense), materials, supervisory personnel, and equipment and vehicle costs, such as fuel, insurance and depreciation.

 Warranty Costs

  A reserve for warranty costs is recorded based upon the historical level of warranty claims, property damage costs and management's estimate of future costs.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized. The provision of income taxes is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

  One of the Pooled Companies was an S Corporation for income tax purposes and, accordingly, any income tax liabilities for the periods prior to the acquisition date are the responsibility of the respective stockholders. For purposes of these consolidated financial statements, federal and state income taxes have been provided as if this company had filed C Corporation tax returns for the preacquisition periods. The current income tax expense (benefit) of this S Corporation is reflected in the consolidated financial statements in the provision (benefit) for income taxes and as an increase (decrease) to additional paid-in capital.

 Major Customers and Risk Concentration

  The Company had sales of approximately 18, 16, 13 and 10 percent of total sales to four major customers for the year ended December 31, 1995 and sales of approximately 20, 19 and 18 percent and 20, 18 and 16 percent of total sales to three major customers for the years ended December 31, 1996 and 1997, respectively.

 Financial Instruments

  The Company's financial instruments consist of cash, accounts receivable, accounts payable, lines of credit and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

                      LANDCARE USA, INC. AND SUBSIDIARIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications and Adjustments

  Certain reclassifications and adjustments have been made to the prior-period amounts to conform to current-period presentations.

 Stock-Based Compensation

  Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value-based method of accounting for employee stock options or similar equity instruments and the current intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt SFAS No. 131 for the year ended December 31, 1998.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

  SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement the SFAS No. 133 at the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998).

  The Company has not yet quantified the impacts of adopting SFAS No. 133 on the financial statements and has not determined the timing of or method of adoption.

                      LANDCARE USA, INC. AND SUBSIDIARIES

3. BUSINESS COMBINATIONS:

 Poolings

  During the third quarter of 1998, the Company completed the acquisition of all of the capital stock of the Pooled Companies in exchange for 1,910,749 shares of LandCare Common Stock. The acquisitions were accounted for as "poolings-of-interests" transactions in accordance with the requirements of Accounting Principles Board Opinion No. 16. For financial statement purposes, the historical financial statements have been retroactively restated to give effect to one of the Pooled Companies, which has been deemed to be material. The remaining Pooled Company was deemed to be immaterial and accordingly, has not been included in the retroactive restatement.

  The following tables summarize the restated stockholders' equity, revenues, net income and per share data of the Company, after giving effect to the acquisition of the Pooled Company deemed to be material (in thousands, except share data):

                                            December 31, 1997
                            --------------------------------------------------
                              Common Stock   Additional              Total
                            ----------------  Paid-In   Retained Stockholders'
                             Shares   Amount  Capital   Earnings    Equity
                            --------- ------ ---------- -------- -------------
As previously reported..... 1,863,137  $19      $689     $8,360     $9,068
Acquisition accounted for
 as a pooling-of-
 interests................. 1,688,527   17       (57)      (848)      (888)
                            ---------  ---      ----     ------     ------
As restated................ 3,551,664  $36      $632     $7,512     $8,180
                            =========  ===      ====     ======     ======

                                            December 31, 1996
                            --------------------------------------------------
                              Common Stock   Additional              Total
                            ----------------  Paid-In   Retained Stockholders'
                             Shares   Amount  Capital   Earnings    Equity
                            --------- ------ ---------- -------- -------------
As previously reported..... 1,863,137  $19      $689     $6,382     $7,090
Acquisition accounted for
 as a pooling-of-
 interests................. 1,688,527   17       112       (574)      (445)
                            ---------  ---      ----     ------     ------
As restated................ 3,551,664  $36      $801     $5,808     $6,645
                            =========  ===      ====     ======     ======

                                            December 31, 1995
                            --------------------------------------------------
                              Common Stock   Additional              Total
                            ----------------  Paid-In   Retained Stockholders'
                             Shares   Amount  Capital   Earnings    Equity
                            --------- ------ ---------- -------- -------------
As previously reported..... 1,863,137  $19      $689     $4,670     $5,378
Acquisition accounted for
 as a pooling-of-
 interests................. 1,688,527   17      (84)       (902)      (969)
                            ---------  ---      ----     ------     ------
As restated................ 3,551,664  $36      $605     $3,768     $4,409
                            =========  ===      ====     ======     ======

                      LANDCARE USA, INC. AND SUBSIDIARIES

                                        Year ended December 31,
                            -------------------------------------------------
                                 1995             1996             1997
                            ---------------  ---------------  ---------------
                                      Net              Net              Net
                            Revenues Income  Revenues Income  Revenues Income
                            -------- ------  -------- ------  -------- ------
Revenues and net income--
  As reported.............. $45,498  $2,280  $45,672  $1,712  $50,085  $1,978
  Subsequent acquisitions..   9,424     196   12,947     406   15,865     134
                            -------  ------  -------  ------  -------  ------
  As restated.............. $54,922  $2,476  $58,619  $2,118  $65,950  $2,112
                            =======  ======  =======  ======  =======  ======

Basic and diluted net
 income per share:
  As reported..............          $ 0.88           $ 0.92           $ 1.06
  Subsequent acquisitions..           (0.18)           (0.32)           (0.47)
                                     ------           ------           ------
  As restated..............          $ 0.70           $ 0.60           $ 0.59
                                     ======           ======           ======

 Purchases

  Simultaneous with the IPO, LandCare acquired the seven Founding Companies for $19.9 million in cash and 5,162,645 shares of Common Stock. Subsequent to June 9, 1998 and through September 30, 1998, the Company acquired the Purchased Companies for aggregate consideration of $31.1 million in cash, 1,331,771 shares of Common Stock valued at $9.0 million and $6.4 million of convertible notes. The allocations of the purchase price to the assets acquired and the liabilities assumed from the Founding and Purchased Companies have been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of such assets and liabilities becomes available. In connection with the acquisition of the Founding Companies and the Purchased Companies, LandCare recognized goodwill of $96.0 million representing the excess of purchase price over fair value of the net assets acquired. Goodwill associated with the Company's acquisitions is recorded as an intangible asset and amortized over a period not to exceed 40 years. Management has reviewed all of the factors and related future cash flows which it considered in arriving at the consideration paid for the Founding Companies and the Purchased Companies and has determined that there was no persuasive evidence that an amortization period of less than 40 years would be appropriate.

  The unaudited pro forma financial information presented below includes the income statement data of LandCare combined with the Acquired Companies from the beginning of each period as if the acquisitions had been completed on January 1.

                                                           Nine Months Ended
                                            Year Ended       September 30,
                                           December 31, -----------------------
                                               1997        1997        1998
                                           ------------ ----------- -----------
                                           (unaudited)  (unaudited) (unaudited)
                                             (In Thousands, Except Per Share
                                                          Data)
   Revenues...............................   $210,719    $152,141    $182,171
   Net income.............................      6,194       4,300       5,684
   Net income per share:
     Basic................................   $   0.37    $   0.26    $   0.34
     Diluted..............................       0.36        0.25        0.33
   Shares used in computing net income:
     Basic................................     16,625      16,625      16,625
     Diluted..............................     17,308      17,308      17,308

                      LANDCARE USA, INC. AND SUBSIDIARIES

  Pro forma adjustments included in the preceding table regarding the Acquired Companies primarily relates to (i) certain reductions in salaries and benefits paid to the former owners of the Acquired Companies to which they agreed prospectively, (ii) certain reductions in lease expense paid to the former owners of the Acquired Companies to which they agreed prospectively, (iii) amortization of goodwill related to the Founding and Purchased Companies, (iv) elimination of the non-recurring, non-cash compensation charges related to shares of Common Stock issued to management, (v) interest expense on borrowings for the cash portion of the purchase price of the Purchased Companies, and (vi) interest expense on the subordinated convertible notes issued in connection with the acquisition of certain Purchased Companies. In addition, an incremental tax provision has been recorded as if all of the Acquired Companies had been subject to federal and state corporate income taxes for the applicable periods presented.

4. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                  Estimated      December 31
                                 Useful Lives ------------------  September 30
                                   In Years     1996      1997        1998
                                 ------------ --------  --------  ------------
                                                                  (unaudited)
   Land.........................     N/A      $    309  $    309    $    309
   Transportation equipment.....      5         20,918    21,681      46,448
   Machinery and equipment......     5-10        4,944     6,244      17,656
   Buildings and improvements...      30           270       289       8,043
   Office furniture and
    equipment...................      5            362       521       3,742
                                              --------  --------    --------
       Total....................                26,803    29,044      76,198
   Less--Accumulated
    depreciation................               (17,437)  (18,746)    (41,661)
                                              --------  --------    --------
       Property and equipment,
        net.....................              $  9,366  $ 10,298    $ 34,537
                                              ========  ========    ========

5. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Accounts receivable consists of the following (in thousands):

                                                     December 31
                                                    --------------  September 30
                                                     1996    1997       1998
                                                    ------  ------  ------------
                                                                    (unaudited)
   Accounts receivable, trade...................... $6,610  $8,225    $47,800
   Receivable from equipment financing.............    --    1,766          8
   Accounts receivable, affiliated.................     64     121        369
   Accounts receivable, other......................     25      61        416
   Allowance for doubtful accounts.................   (379)   (415)    (2,848)
                                                    ------  ------    -------
                                                    $6,320  $9,758    $45,745
                                                    ======  ======    =======

                      LANDCARE USA, INC. AND SUBSIDIARIES

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                      December 31
                                                     ------------- September 30,
                                                      1996   1997      1998
                                                     ------ ------ -------------
                                                                    (unaudited)
   Accounts payable, trade.......................... $1,623 $1,206    $11,895
   Accrued compensation and benefits................  2,488  2,026      6,314
   Accrued insurance premiums.......................  2,475  2,700      1,317
   Warranty accrual.................................    335    335      1,530
   Income tax payable...............................    --     --       2,665
   Other accrued expenses...........................    220    373      2,316
                                                     ------ ------    -------
                                                     $7,141 $6,640    $26,037
                                                     ====== ======    =======

6. LINE OF CREDIT AND LONG-TERM DEBT:

 Line of Credit

  Prior to the merger of Trees and one of the Pooled Companies with LandCare, the Company maintained revolving lines of credit with financial institutions, one which provided for borrowings up to the lesser of $500,000 of the Company's loan limit as defined by the agreement, the others which total $3.3 million. These lines of credit bore interest ranging from the prime rate to the prime rate plus 0.75 percent, which was 8.5% to 9.25% at December 31, 1997. The lines of credit were secured by accounts receivable, other rights to payment, general intangibles, inventory and equipment of the Company, and personal guarantees of stockholders. These lines of credit were subject to certain covenants, including the maintenance of certain tangible net worth and working capital levels and restrictions on dividend payments and change in executive management. Advances outstanding on the lines of credit at December 31, 1996 and 1997 were approximately $1.4 million and $1.8 million, respectively.

  The Company also had irrevocable standby letters of credit of approximately $2,537,000 pledged against the Company's workers' compensation insurance plan. These letters of credit were secured by accounts receivable.

  In April 1998, the Company entered into an additional line of credit for $1.5 million that expired in 2004. No amount was drawn down on this line of credit.

  The personal guarantees and lines of credit referred to above were active during periods prior to the Merger of Trees and one of the Pooled Companies with LandCare. In connection with the acquisition of these Companies by LandCare, the outstanding balances on the lines of credit and long-term debt were repaid by LandCare.

 Credit Facility

  Effective June 9, 1998, the Company entered into a credit agreement with The First National Bank of Chicago (the "Credit Facility"). The Credit Facility provided the Company with a revolving line of credit of up to $50 million, which could be used for general corporate purposes, including the repayment or refinancing of indebtedness of the Acquired Companies and financing future acquisitions, capital expenditures and working capital. During July 1998, the Credit Facility was amended to increase the borrowing capacity to $55 million and to add Bankers Trust Company and NationsBank, N.A. as co-lenders under the facility. The Credit Facility is secured by the stock of the Acquired Companies. Advances under the Credit Facility bear interest at the bank's designated prime lending rate. At the Company's option, the loans may bear interest based on the

                      LANDCARE USA, INC. AND SUBSIDIARIES

Eurodollar rate plus a margin ranging from 57.5 to 120 basis points. Commitment fees of 17.5 to 30 basis points per annum are payable on the total facility. The Credit Facility contains a provision for standby letters of credit up to $5 million. The Credit Facility prohibits the payment of dividends by the Company, restricts the Company's incurring or assuming other indebtedness and requires the Company to comply with certain financial covenants, including a minimum net worth, leverage ratio and minimum fixed charge coverage ratio. The Credit Facility will terminate and all amounts outstanding thereunder, if any, will be due and payable on May 31, 2001. As of September 30, 1998, the Company had outstanding borrowings under the Credit Facility totaling $49.8 million.

  During September 1998, the Company entered into a separate short-term revolving credit facility (the "Short-Term Facility") with NationsBank, N.A. as sole lender for up to $20 million. During October 1998, the Short-Term Facility was amended to increase the borrowing capacity to $25 million. Borrowings under the Short-Term Facility bear interest on the same basis as the Credit Facility. There were no amounts outstanding under the Short-Term Facility at September 30, 1998.

 Convertible Subordinated Notes

  Convertible subordinated notes totaling $6.4 million were issued to the former owners of two of the Purchased Companies as partial consideration for the acquisition of their companies (the "Notes"). Interest on $5.4 million of the Notes is payable quarterly at 5.7%. These Notes are convertible into unregistered shares of LandCare Common Stock at $10.00 per share on or after September 22, 1999. In the event of a change in control as defined in such Note, on or prior to March 22, 1999, the conversion price adjusts to $6.67 per share. The remaining Notes of $1.0 million bear interest payable quarterly at 5.6%. These Notes are convertible into unregistered shares of LandCare Common Stock at $10.00 per share on or after March 4, 2000, and the conversion price does not adjust in the event of a change in control. All of the Notes mature on March 31, 2002.

Other Long-Term Debt

  Other long-term debt totaled $3.4 million as of September 30, 1998 and was comprised of secured debt, unsecured debt and capitalized lease obligations at certain of the Acquired Companies.

                      LANDCARE USA, INC. AND SUBSIDIARIES

 Long-Term Debt

  Long-term debt consists of the following (in thousands):

                                                   December 31
                                                  ---------------  September 30
                                                   1996    1997        1998
                                                  ------  -------  ------------
                                                                   (unaudited)
Note payable to a financial institution in
 monthly installments of $13,301 including
 interest at a rate equal to 30-day commercial
 paper plus 2.2%, secured by equipment due
 2002...........................................  $  707  $   599    $   --
Note payable to former shareholder payable in
 monthly installments of $35,335 including
 interest of 8.0%, due 2006.....................   2,848    2,644        --
Note payable to a financial institution in
 monthly installments of $37,916 including
 interest at 9.25% secured by accounts
 receivable, other rights to payment, general
 intangibles, inventory and equipment due 1999..     --       732        --
Note payable to financial institution in various
 monthly installments including interest at
 10.00% secured by land, due 2001...............     140      138        --
Note payable to related party, interest at
 11.18%, due 2007...............................      96       88        --
Capital leases of equipment payable in monthly
 installments of approximately $5,000 including
 interest at 9.2%, maturing in 2002.............     --       241        260
Note payable to a financial institution,
 including interest of 7.43%, due in 2002.......     --       --         500
Note payable to various financial institutions
 in total monthly installments of $19,000
 including interest ranging from 1.9% to 16.6%,
 secured by certain vehicles, machinery and
 equipment, with payments due in varying
 maturities ranging from 1998-2003..............     --       --         500
Capital leases of equipment payable in monthly
 installments of approximately $27,418 including
 interest ranging from 8.6% to 20.7%, maturing
 in 1998-2003...................................     --       --         616
Note payable to former shareholder, including
 interest of 9.0% with payments due in varying
 maturities ranging from 2001-2004..............     --       --         333
Convertible subordinated notes payable to former
 owners of two of the Purchased Companies, with
 interest ranging from 5.6% to 5.7%, maturing
 2002...........................................     --       --       6,351
Note payable to a financial institution, with
 interest of 57.5 to 120 basis points over the
 Eurodollar rate which was 6.2% at September 30,
 1998, due 2001.................................     --       --      37,000
Note payable to a financial institution bearing
 interest at the higher of the Corporate Base
 Rate or Fed Funds Effective Rate plus 50 basis
 points, which was 8.5% at September 30, 1998,
 due 2001.......................................     --       --      12,800
Other...........................................      54       14      1,905
                                                  ------  -------    -------
                                                   3,845    4,456     60,265
Less--Current portion...........................    (368)  (3,226)      (721)
                                                  ------  -------    -------
                                                  $3,477  $ 1,230    $59,544
                                                  ======  =======    =======

  The aggregate maturities of long-term debt and capital lease obligations at September 30, 1998, are as follows (in thousands) (unaudited):

   Year ending September 30--

     1999............................................................. $   721
     2000.............................................................   1,542
     2001.............................................................  50,347
     2002.............................................................   6,743
     2003.............................................................     912
                                                                       -------
                                                                       $60,265
                                                                       =======

                      LANDCARE USA, INC. AND SUBSIDIARIES

7. CAPITAL STOCK:

  On June 9, 1998, the Company completed the IPO, which involved the sale by the Company of 5,000,000 shares of Common Stock at a price to the public of $8.00 per share. In connection with the IPO, the Company granted the underwriters an option to acquire up to 750,000 additional shares of Common Stock at $8.00 per share to cover over-allotments. On June 29, 1998, the underwriters exercised such over-allotment option in part, electing to acquire 659,900 shares of Common Stock. The net proceeds to the Company from the IPO (after deducting underwriting discounts, commissions and IPO expenses) were approximately $37.1 million. Of this amount, $19.9 million was used to pay the cash portion of the purchase price relating to the Mergers of the Founding Companies and the remainder was used to repay approximately $16.6 million of outstanding indebtedness of the Founding Companies.

  As a result of the Merger, the Company's historical capital structure as of December 31, 1997 has been restated to give effect to the exchange of Trees' then outstanding shares for 1,863,137 shares of LandCare Common Stock. In addition, the Company's historical capital structure as of December 31, 1997 has been restated to give effect to the issuance of 1,688,527 shares issued in connection with the acquisition of one of the Pooled Companies. Prior to and in conjunction with the IPO and the Mergers, the Company issued (i) 1,565,158 shares of Common Stock to Notre; (ii) 994,240 shares of Common Stock to management, consultants and directors of LandCare; and (iii) 3,299,508 shares of Common Stock (excluding 1,863,137 shares issued to Trees) to owners of the Founding Companies as a result of the Mergers.

  During July 1998, the Company's registration statement registering 5,000,000 additional shares of Common Stock to be issued from time-to-time in connection with future acquisitions was declared effective by the Securities and Exchange Commission. Subsequent to July 1998 and through September 30, 1998, the Company issued 3,242,520 shares of the 5,000,000 registered shares in connection with the acquisition of the Pooled Companies and the Purchased Companies.

8. EARNINGS PER SHARE:

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which established new standards for computing and presenting earnings per share. The provisions of the statement are effective for fiscal years ending after December 15, 1997, and accordingly have been adopted in the accompanying financial statements.

                      LANDCARE USA, INC. AND SUBSIDIARIES

  The years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 represent the results of operations of Trees and the shares of common stock presented to calculate earnings per share for these periods are those issued to Trees in the Mergers, restated to give effect to the retroactive restatement for one of the Pooled Companies. The computation of historical net income per share for the nine-month period ended September 30, 1998 is based on the weighted average of Common Stock outstanding as of September 30, 1998 which includes shares as follows (unaudited):

                                                                  Weighted
                                                               Average Shares,
                                                                September 30,
                                                      Total         1998
                                                    ---------- ---------------
   Issued in consideration for acquisition of
    Founding Companies............................   5,162,645    3,301,384
   Issued in consideration for Pooled Companies...   1,910,749    1,735,739
   Sold pursuant to the IPO and the over-
    allotment.....................................   5,659,900    2,406,705
   Issued to Notre................................   1,565,158      682,248
   Issued in consideration for the Purchased
    Companies.....................................   1,331,771      249,785
   Issued to management, consultants and
    directors.....................................     994,240      433,386
                                                    ----------    ---------
   Weighted average shares outstanding--Basic.....  16,624,463    8,809,247
   Issuance of options to Founding Companies......     767,819          --
   Issuance of options to Pooled Companies........     191,076        2,226
   Issuance of options to Purchased Companies.....     243,273        1,620
   Issuance of options to management, consultants
    and directors.................................     907,500       10,489
   Issuance of convertible notes to Purchased
    Companies.....................................     633,139       27,466
   Issuance of options pursuant to IPO and the
    over-allotment................................     659,900          --
                                                    ----------    ---------
   Weighted average shares outstanding--Dilutive..  20,027,170    8,851,048
                                                    ==========    =========

  Basic and diluted net income per share is computed based on the following information (in thousands, except per share amounts):

                                                              Nine Months Ended
                                      Year Ended December 31    September 30
                                      ----------------------- -----------------
                                       1995    1996    1997     1997     1998
                                      ------- ------- ------- -------- --------
                                                                 (unaudited)
   Net income.......................  $ 2,476 $ 2,118 $ 2,112 $  1,728 $  4,265
   BASIC:
     Basic weighted average shares..    3,552   3,552   3,552    3,552    8,809
   DILUTED:
     Basic weighted average shares..    3,552   3,552   3,552    3,552    8,809
     Dilutive securities:
       Subordinated convertible
        notes.......................      --      --      --       --        28
       Options......................      --      --      --       --        14
                                      ------- ------- ------- -------- --------
   Diluted weighted average shares..    3,552   3,552   3,552    3,552    8,851
                                      ======= ======= ======= ======== ========

   NET INCOME PER SHARE:
     Basic..........................  $  0.70 $  0.60 $  0.59 $   0.49 $   0.48
                                      ======= ======= ======= ======== ========
     Diluted........................  $  0.70 $  0.60 $  0.59 $   0.49 $   0.48
                                      ======= ======= ======= ======== ========

                      LANDCARE USA, INC. AND SUBSIDIARIES

9. INCOME TAXES:

  The Company intends to file a consolidated federal income tax return which includes the operations of the Founding Companies for periods subsequent to the Mergers. The Founding Companies and the Acquired Companies will each file a "short period" federal income tax return through the date of the Mergers. Interim period income tax provisions are based upon estimates of annual effective tax rates, and events may occur which will cause such rates to vary.

  The components of the provision for income taxes are as follows (in thousands):

                                                           Year Ended December
                                                                    31
                                                           ---------------------
                                                            1995   1996    1997
                                                           ------ ------  ------
   Federal--
     Current.............................................. $  910 $1,321  $1,030
     Deferred.............................................    539   (138)    149
                                                           ------ ------  ------
                                                            1,449  1,183   1,179
                                                           ------ ------  ------
   State--
     Current..............................................     57    132     164
     Deferred.............................................     74    (40)     32
                                                           ------ ------  ------
                                                              131     92     196
                                                           ------ ------  ------
     Total provision...................................... $1,580 $1,275  $1,375
                                                           ====== ======  ======

  The provision for income taxes differs from an amount computed at the statutory rate as follows (in thousands):

                                                         Year Ended December
                                                                  31
                                                         ----------------------
                                                          1995    1996    1997
                                                         ------  ------  ------
   Federal income tax at statutory rates................ $1,420  $1,188  $1,221
   State income taxes...................................    256     121     127
   Nondeductible expenses...............................     36      42      79
   Other................................................   (132)    (76)    (52)
                                                         ------  ------  ------
                                                         $1,580  $1,275  $1,375
                                                         ======  ======  ======

                      LANDCARE USA, INC. AND SUBSIDIARIES

  The significant items giving rise to the deferred tax assets and liabilities are as follows (in thousands):

                                                                December 31
                                                              ----------------
                                                               1996     1997
                                                              -------  -------
   Deferred tax assets--
     Accrued expenses........................................ $   734  $   734
     Allowance for doubtful accounts.........................     156      156
     Basis difference in equipment...........................      74       76
     State taxes.............................................      48       48
     Other...................................................     109      105
                                                              -------  -------
       Total deferred tax assets.............................   1,121    1,119
                                                              -------  -------
   Deferred tax liabilities--
     Cash to accrual adjustment..............................    (670)    (947)
     Bases differences in property and equipment.............  (1,894)  (1,938)
     Other...................................................     (25)     (23)
                                                              -------  -------
       Total deferred tax liabilities........................  (2,589)  (2,908)
                                                              -------  -------
       Net deferred tax liability............................ $(1,468) $(1,789)
                                                              =======  =======

  One of the Pooled Companies was an S Corporation for income tax purposes and, accordingly, any income tax liabilities for the periods prior to the acquisition date are the responsibility of the respective stockholders. For purpose of these consolidated financial statements, federal and state income taxes have been provided as if this company had filed C Corporation tax returns for the preacquisition periods. Current income tax expense (benefit) of this S Corporation for the years ended December 31, 1995, 1996 and 1997 of ($119,000), $196,000 and ($169,000), respectively, is reflected in the consolidated financial statements in the provision (benefit) for income taxes and as an increase (decrease) to additional paid-in capital.

10. RELATED-PARTY TRANSACTIONS:

  The Company made lease payments to an affiliate for equipment. Total payments made under this lease agreement were approximately $145,000, $78,000 and $87,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  The Company purchased tools, equipment and supplies from a company owned by the shareholders of the Company. Purchases for the years ended December 31, 1995, 1996 and 1997 were approximately $375,000, $293,000 and $540,000, respectively.

11. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  The Company leases facilities, land, equipment and vehicles under operating lease agreements, including leases with related parties. These leases are noncancellable and expire on various dates through 2003. The lease agreements are subject to renewal under essentially the same terms and conditions as the original leases.

                      LANDCARE USA, INC. AND SUBSIDIARIES

  Future minimum lease payments for operating leases are as follows (in thousands):

   Year ending December 31--
     1998............................................................... $1,376
     1999...............................................................  1,339
     2000...............................................................  1,334
     2001...............................................................  1,314
     2002...............................................................  1,314
     Thereafter.........................................................    301
                                                                         ------
                                                                         $6,978
                                                                         ======

  Total rent expense under all operating leases, including operating leases with related parties, was approximately $875,000, $896,000, and $840,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

 Litigation

  The Company is involved in legal proceedings that have arisen in the ordinary course of business. While it is not possible to predict the outcome of such proceedings with certainty, management does not believe the outcomes of such legal proceedings will have a material adverse effect on the Company's financial position, liquidity or results of operations.

 Insurance

  The Company carries a standard range of insurance coverage, including business auto liability, general liability, workers' compensation, excess liability, commercial property and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies.

  Trees was self-insured for medical claims up to $50,000 per year per covered individual. Additionally, Trees was responsible for workers' compensation claims up to $350,000 per accident. Claims in excess of these amounts were covered by a stop-loss policy. Under the state's policy, Trees had several letters of credit totaling $2,537,000 that expired on March 31, 1998. The Company has recorded reserves for its portion of self-insured claims based on estimated claims incurred through December 31, 1995, 1996 and 1997. Subsequent to the mergers and the IPO, the Company terminated these policies and entered into premium based policies and is no longer self-insured. However, reserves remain on the records of the Company for prior insurance claims.

 Long-Term Incentive Plan

  In February 1998, the Board of Directors and the Company's stockholders approved the Company's 1998 Long-Term Incentive Plan (the "Plan"), which provides for the granting or awarding of incentive or nonqualified stock options, stock appreciation rights, restricted or deferred stock, dividend equivalents and other incentive awards to directors, officers and key employees of and consultants to the Company. The number of shares authorized and reserved for issuance under the Plan is the greater of 2,000,000 shares or 15 percent of the aggregate number of shares of Common Stock outstanding at the date of grant. The terms of the option awards will be established by the compensation committee of the Company's board of directors.

  In February 1998, options to purchase 100,000 shares of Common Stock were issued at an exercise price of $6.00 per share. The Company granted nonqualified stock options to purchase a total of 570,000 shares of Common Stock to key employees of the Company at $8.00 per share in conjunction with the IPO and Mergers.

                      LANDCARE USA, INC. AND SUBSIDIARIES

In addition, the Company granted options to purchase a total of 767,819 shares of Common Stock to certain employees of the Founding Companies at $8.00 per share. All of these options will vest at the rate of 20 percent per year, commencing on the first anniversary of the IPO (June 9, 1999) and will expire ten years from the date of grant or three months following termination of employment.

 Nonemployee Directors' Stock Plan

  In February 1998, the Company's stockholders approved the 1998 Nonemployee Directors' Stock Plan (the "Directors' Plan"), which provides for the granting or awarding of stock options and stock appreciation rights to nonemployee directors of the Company. The number of shares authorized and reserved for issuance under the Directors' Plan is 250,000 shares. The Directors' Plan provides for the automatic grant of options to purchase 10,000 shares to each nonemployee director serving at the IPO date (June 9, 1998).

  Each nonemployee director was granted options to purchase an additional 10,000 shares at the time of the initial election. In addition, each director will be automatically granted options to purchase 5,000 shares at each annual meeting of the stockholders occurring more than two months after the date of the director's initial election. All options will be exercisable at the fair market value at the date of grant and are immediately vested upon grant.

  Options were granted to four members of the board of directors to purchase 10,000 shares of Common Stock at $8.00 per share effective on the IPO date. These options will expire the earlier of ten years from the date of grant or one year after termination of service as a director.

  The Directors' Plan allows nonemployee directors to receive shares (deferred shares) at future settlement dates in lieu of cash. The number of deferred shares will have an aggregate fair market value equal to the fees payable to the directors.

 Employee 401(k) Retirement Plan

  The Company maintains a 401(k) employee savings and retirement plan (the
Plan) which provides that all qualified employees may defer the maximum income allowed under current tax law and the Company will match a predetermined percentage of the first 3 percent of elective deferrals. The Company's policy is to fund the matching contribution on an annual basis. The matching contribution for the years ended December 31, 1995, 1996 and 1997 was approximately $16,000, $29,000 and $31,000, respectively, and is included in accrued expenses at December 31, 1995, 1996 and 1997. In addition to the matching contribution, the Company may make discretionary contributions allocated to eligible participants. No discretionary contributions were made for the years ended December 31, 1995, 1996 and 1997.

 Executive Benefit Plan

  Trees established executive retirement and survivor benefit agreements for certain executives, providing for fiscal annual benefits payable over a period of 10 years in the event of the employee's death, disability or retirement at age 65. A portion of the future liability is being funded by investing in life insurance policies with a cash surrender value of $322,000 and $339,000 at December 31, 1996 and 1997. The cost of these benefits is being charged to expense and accrued using a present value method over the expected terms of employment. The charge to expense was approximately $137,000 for the years ended December 31, 1995, 1996 and 1997. The Company's obligation under the Plan is $377,000 and $515,000 at December 31, 1996 and 1997.

                      LANDCARE USA, INC. AND SUBSIDIARIES

12. EVENTS SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

  On November 1, 1998, LandCare and The ServiceMaster Company ("ServiceMaster") entered into a Plan of Reorganization and Agreement and Plan of Merger ("the Merger Agreement") pursuant to which LandCare will become a subsidiary of ServiceMaster (the "ServiceMaster Merger"). The Merger Agreement is subject to LandCare stockholder approval, regulatory approvals and certain other closing conditions and termination events. Under the terms of the Merger Agreement, ServiceMaster will exchange a fraction of a share of ServiceMaster common stock for each share of LandCare Common Stock (the "Exchange Ratio"). The Exchange Ratio is based on a collar that adjusts the Exchange Ratio if the ServiceMaster Final Average Closing Price (defined below) exceeds $20.00 per share or is less than $16.36 per share, such that the fractional share of the ServiceMaster common stock will not be more than $11.00 per share and, subject to certain conditions, will not be less than $9.00 per share. The "Final Average Closing Price" is the average of the closing prices of ServiceMaster common stock on the New York Stock Exchange on the 20 consecutive trading days ending three trading days prior to the date of the LandCare stockholder meeting scheduled to be held to consider the ServiceMaster Merger. If the Final Average Closing Price is more than $16.35 per share and not more than $20.00 per share, then the Exchange Ratio will be 0.55. If the Final Average Closing Price is more than $20.00 per share, then the Exchange Ratio will be adjusted to result in a value of LandCare Common Stock of $11.00 per share. If the Final Average Closing Price is less than $16.36 per share, then ServiceMaster may elect to not permit the adjustment of the Exchange Ratio as discussed above, which would thereby result in the fractional share of the ServiceMaster common stock being less than $9.00 per share. In such event, LandCare may elect to terminate the Merger Agreement. The ServiceMaster Merger is expected to be completed by the end of the first quarter of 1999.

  On November 9, 1998, the Credit Facility was amended to, among other things, increase the borrowing capacity available and to provide for additional banks to participate in the Credit Facility (the "Amended Credit Facility"). Under the Amended Credit Facility, the Company's borrowing capacity was increased to $110 million from $55 million. In addition, First Chicago assigned its interest as administrative and collateral agent to NationsBank, N.A., and Bankers Trust Company became documentation agent of the Amended Credit Facility. Additionally, the number of banks participating under the Credit Facility increased from three to seven. Borrowings under the Amended Credit Facility bear interest at the bank's designated prime lending rate, plus a margin ranging from zero to 75 basis points. At the Company's option, borrowings under the Amended Credit Facility may bear interest based on the Eurodollar rate plus a margin ranging from 125 to 225 basis points. In addition, commitment fees of 30 to 50 basis points are payable quarterly on the unused portion of the borrowing capacity. The Amended Credit Facility contains a provision for standby letters of credit up to $10 million.

  Subsequent to September 30, 1998, and through December 15, 1998, the Company completed ten additional acquisitions (the "Additional Acquisitions") for approximately $23.4 million in cash and 596,591 shares of Common Stock. Annualized revenues for the Additional Acquisitions were $49.4 million. All of the Additional Acquisitions will be accounted for under the purchase method of accounting.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trees, Inc.:

  We have audited the accompanying consolidated balance sheets of Trees, Inc. (the Company), as defined in Note 1 to the financial statements, as of March 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 1998, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
April 24, 1998

                                  TREES, INC.

                          CONSOLIDATED BALANCE SHEETS

                       (In Thousands, Except Share Data)

                                                                 March 31
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
                           ASSETS
                           ------
CURRENT ASSETS:
  Cash and cash equivalents.................................. $ 3,060  $ 2,626
  Accounts receivable, net...................................   4,861    6,298
  Deferred tax asset.........................................     742      412
  Other current assets.......................................     206      702
                                                              -------  -------
    Total current assets.....................................   8,869   10,038
PROPERTY AND EQUIPMENT, net..................................   8,395   10,339
OTHER ASSETS.................................................     322      345
                                                              -------  -------
    Total assets............................................. $17,586  $20,722
                                                              =======  =======
            LIABILITIES AND SHAREHOLDERS' EQUITY
            ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...................... $ 5,070  $ 6,279
  Current maturities of long-term debt.......................     112      117
  Current maturities of long-term payable to related party...     207      225
                                                              -------  -------
    Total current liabilities................................   5,389    6,621
LONG-TERM DEBT, net..........................................     569      453
LONG-TERM PAYABLE TO RELATED PARTY, net......................   2,591    2,366
DEFERRED TAX LIABILITY.......................................   1,859    1,765
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value, 1,000,000 shares authorized,
   710,000 shares issued and 708,000 shares outstanding......     710      710
  Retained earnings..........................................   6,470    8,809
  Treasury stock, 2,000 shares, at cost......................      (2)      (2)
                                                              -------  -------
    Total shareholders' equity...............................   7,178    9,517
                                                              -------  -------
    Total liabilities and shareholders' equity............... $17,586  $20,722
                                                              =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                  TREES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (In Thousands)

                                                        Year Ended March 31
                                                      -------------------------
                                                       1996     1997     1998
                                                      -------  -------  -------
REVENUES............................................. $47,142  $44,847  $52,604
COST OF SERVICES.....................................  41,054   39,046   46,025
                                                      -------  -------  -------
    Gross profit.....................................   6,088    5,801    6,579
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.........   3,224    4,264    3,241
                                                      -------  -------  -------
    Income from operations...........................   2,864    1,537    3,338
OTHER INCOME (EXPENSE):
  Interest expense...................................    (590)    (306)    (264)
  Other income, net..................................     142      205      719
                                                      -------  -------  -------
INCOME BEFORE INCOME TAXES...........................   2,416    1,436    3,793
INCOME TAX PROVISION.................................     896      553    1,454
                                                      -------  -------  -------
NET INCOME........................................... $ 1,520  $   883  $ 2,339
                                                      =======  =======  =======


  The accompanying notes are an integral part of these consolidated financial statements.

                                  TREES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (In Thousands)

                                                                       Total
                                          Common Retained Treasury Shareholders'
                                          Stock  Earnings  Stock      Equity
                                          ------ -------- -------- -------------
BALANCE, March 31, 1995..................  $710   $4,067    $ (2)     $4,775
  Net income.............................   --     1,520     --        1,520
                                           ----   ------    ----      ------
BALANCE, March 31, 1996..................   710    5,587      (2)      6,295
  Net income.............................   --       883     --          883
                                           ----   ------    ----      ------
BALANCE, March 31, 1997..................   710    6,470      (2)      7,178
  Net income.............................   --     2,339     --        2,339
                                           ----   ------    ----      ------
BALANCE, March 31, 1998..................  $710   $8,809    $ (2)     $9,517
                                           ====   ======    ====      ======



  The accompanying notes are an integral part of these consolidated financial statements.

                                  TREES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                                                       Year Ended March 31
                                                     -------------------------
                                                      1996     1997     1998
                                                     -------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................ $ 1,520  $   883  $ 2,339
  Adjustments to reconcile net income to net cash
   provided by operating activities--
    Depreciation....................................   2,079    2,050    2,311
    Gain on sale of equipment.......................     (10)     (15)     (96)
    Deferred income tax provision (benefit).........     308     (308)     236
    Changes in assets and liabilities--
      Accounts receivable, net......................    (386)     312   (1,437)
      Other current assets..........................      20      (21)    (496)
      Other assets..................................     (68)     (55)     (23)
      Accounts payable and accrued expenses.........     222      121    1,209
                                                     -------  -------  -------
        Net cash provided by operating activities...   3,685    2,967    4,043
                                                     -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of property and equipment.....      24       29      130
  Purchases of property and equipment...............    (371)    (953)  (4,289)
                                                     -------  -------  -------
        Net cash used in investing activities.......    (347)    (924)  (4,159)
                                                     -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt......................     866      --       --
  Payments on long-term debt........................  (2,551)  (1,986)    (318)
                                                     -------  -------  -------
        Net cash used in financing activities.......  (1,685)  (1,986)    (318)
                                                     -------  -------  -------
NET INCREASE (DECREASE) IN CASH.....................   1,653       57     (434)
CASH, beginning of period...........................   1,350    3,003    3,060
                                                     -------  -------  -------
CASH, end of period................................. $ 3,003  $ 3,060  $ 2,626
                                                     =======  =======  =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest........................................ $   570  $   287  $   247
    Income taxes....................................     703      769      789


  The accompanying notes are an integral part of these consolidated financial statements.

                                  TREES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  Trees, Inc. includes the financial statements of Tree Holding Company, Inc. (a Texas corporation) and its wholly owned subsidiary, Trees, Inc. (a Nevada corporation) (collectively, the Company). The Company, which is headquartered in Houston, Texas, was founded in 1953 and serves customers in 13 states. The Company provides tree trimming and line clearing services primarily to utility customers, but also provides commercial and residential tree services to customers in Houston, Texas.

  The Company and its shareholders intend to enter into a definitive agreement with LandCare USA, Inc. (LandCare), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of LandCare's common stock concurrently with the consummation of an initial public offering of the common stock of LandCare.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation

  The consolidated financial statements include the accounts and results of operations of the Company and its subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash deposits and accounts receivable. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels.

 Allowance for Doubtful Accounts

  The Company maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

 Revenue Recognition

  The Company recognizes revenue when services are performed. Revenues from tree trimming, line clearing service contracts are recognized based on the amount of labor and materials incurred.

                                  TREES, INC.

 Cost of Services

  Cost of services represents direct labor and associated costs (such as benefits and workers' compensation expense), materials, supervisory personnel and equipment and vehicle costs, such as fuel, insurance and depreciation.

 Warranty Costs

  A reserve for warranty costs is recorded based upon the historical level of warranty claims, property damage costs and management's estimate of future costs.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized. The provision for income taxes is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

 Major Customers and Risk Concentration

  The Company had sales of approximately 18, 16, 13 and 10 percent of total sales to four major customers for the year ended March 31, 1996 and sales of approximately 20, 19 and 18 percent and 20, 18, and 16 percent of total sales to three major customers for the years ended March 31, 1997 and 1998, respectively.

 Financial Instruments

  The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, lines of credit and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications and Adjustments

  Certain reclassifications and adjustments have been made to the prior-period amounts to conform to current-period presentations.

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt SFAS No. 131 in fiscal 1998.

                                  TREES, INC.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                                   Estimated      March 31
                                                  Useful Lives ----------------
                                                    in Years    1997     1998
                                                  ------------ -------  -------
      Land.......................................      --      $   129  $   129
      Transportation equipment...................        5      20,730   22,129
      Machinery and equipment....................     5-10       4,311    5,672
      Office furniture and equipment.............        5         127      164
      Buildings and improvements.................       30         258      258
                                                               -------  -------
          Total..................................               25,555   28,352
      Less--Accumulated depreciation.............              (17,160) (18,013)
                                                               -------  -------
          Property and equipment, net............              $ 8,395  $10,339
                                                               =======  =======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Accounts receivable consist of the following (in thousands):

                                                                   March 31
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
      Accounts receivable, trade................................ $4,385  $6,121
      Receivable from equipment financing.......................    --      250
      Accounts receivable, other................................     15      19
      Income tax refund.........................................    644      63
      Allowance for doubtful accounts...........................   (183)   (155)
                                                                 ------  ------
                                                                 $4,861  $6,298
                                                                 ======  ======

  As of March 31, 1998, the Company has recorded a $0.3 million receivable from equipment financing associated with cash expended for leased equipment that was reimbursed by the company underwriting the related operating leases in April 1998.

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                    March 31
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
      Accounts payable, trade.................................... $  752 $1,527
      Accrued compensation and benefits..........................  1,138  1,985
      Accrued insurance costs....................................  2,307  2,402
      Warranty accrual...........................................    235    235
      Other accrued expenses.....................................    638    130
                                                                  ------ ------
                                                                  $5,070 $6,279
                                                                  ====== ======

                                  TREES, INC.

5. LINE OF CREDIT AND LONG-TERM DEBT:

 Line of Credit

  The Company has a revolving credit agreement with a financial institution, which provides for borrowings up to the lesser of $500,000 or the Company's loan limit as defined by the agreement. Advances made under this agreement will bear interest at the prime rate, will be secured by accounts receivable and equipment of the Company, and will be subject to certain covenants including the maintenance of certain tangible net worth and working capital levels and restrictions on dividend payments and change in executive management. There were no advances outstanding on this line of credit at March 31, 1997 and 1998.

  The Company has irrevocable standby letters of credit of approximately $1,328,000 pledged against the Company's workers' compensation insurance plan. These letters of credit are secured by accounts receivable. Fees associated with these letters of credit were approximately $17,000 for the year ended March 31, 1998.

 Long-Term Debt

  Long-term debt consists of the following (in thousands):

                                                                  March 31
                                                                --------------
                                                                 1997    1998
                                                                ------  ------
Note payable to a financial institution in monthly
 installments of $13 including interest at a rate equal to 30-
 day commercial paper plus 2.2%, secured by equipment due
 2002.........................................................  $  681  $  570
Note payable to former shareholder payable in monthly
 installments of $35 including interest of 8.0%, due 2006.....   2,798   2,591
                                                                ------  ------
                                                                 3,479   3,161
Less--Current portion.........................................    (319)   (342)
                                                                ------  ------
                                                                $3,160  $2,819
                                                                ======  ======

  The aggregate maturities of long-term debt at March 31, 1998, are as follows (in thousands):

      Year ending March 31--
        1999.............................................................    345
        2000.............................................................    374
        2001.............................................................    404
        2002.............................................................    437
        2003.............................................................    337
        Thereafter.......................................................  1,264
                                                                          ------
          Total.......................................................... $3,161
                                                                          ======

                                  TREES, INC.

6. INCOME TAXES:

  The components of the provision for income taxes are as follows (in thousands):

                                                            Year Ended March 31
                                                            --------------------
                                                            1996  1997    1998
                                                            ------------ -------
      Federal--
        Current............................................ $ 472 $ 729  $ 1,035
        Deferred...........................................   287  (264)     203
                                                            ----- -----  -------
                                                              759   465    1,238
                                                            ----- -----  -------
      State--
        Current............................................   117   131      182
        Deferred...........................................    20   (43)      34
                                                            ----- -----  -------
                                                              137    88      216
                                                            ----- -----  -------
          Total provision.................................. $ 896 $ 553  $ 1,454
                                                            ===== =====  =======

  The provision for income taxes differs from an amount computed at the statutory rate as follows (in thousands):

                                                             Year Ended March
                                                                    31
                                                             ------------------
                                                             1996  1997   1998
                                                             ----  ----  ------
      Federal income tax at statutory rates................. $846  $502  $1,330
      State income taxes....................................   89    57     137
      Nondeductible expenses................................   24    50      39
      Other.................................................  (63)  (56)    (52)
                                                             ----  ----  ------
                                                             $896  $553  $1,454
                                                             ====  ====  ======

  The significant items giving rise to the deferred tax assets and liabilities are as follows (in thousands):

                                                            March 31, March 31,
                                                              1997      1998
                                                            --------- ---------
      Deferred tax assets--
        Accrued expenses...................................  $   698   $   280
        Allowance for doubtful accounts....................       81        84
        State taxes........................................       50        62
        Other..............................................       40       109
                                                             -------   -------
          Total deferred tax assets........................      869       535
                                                             -------   -------
      Deferred tax liabilities--
        Bases differences in property and equipment........   (1,986)   (1,888)
                                                             -------   -------
          Total deferred tax liabilities...................   (1,986)   (1,888)
                                                             -------   -------
          Net deferred tax liability.......................  $(1,117)  $(1,353)
                                                             =======   =======

                                  TREES, INC.

7. RELATED-PARTY TRANSACTIONS:

  The Company makes lease payments to an affiliate for equipment. Total payments made under this lease agreement were approximately $109,000, $81,000 and $85,000 for the years ended March 31, 1996, 1997 and 1998, respectively.

  The Company purchases tools, equipment and supplies from a company owned by the shareholders of the Company. Purchases for the years ended March 31, 1996, 1997 and 1998, were approximately $420,000, $289,000 and $579,000, respectively.

8. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  The Company leases equipment and vehicles under operating lease agreements, including leases with related parties. These leases are noncancelable and expire on various dates through 2003. The lease agreements are subject to renewal under essentially the same terms and conditions as the original leases.

  Future minimum lease payments for operating leases are as follows (in thousands):

      Year ending March 31--
        1999............................................................. $1,413
        2000.............................................................  1,278
        2001.............................................................  1,273
        2002.............................................................  1,257
        2003.............................................................  1,254
                                                                          ------
                                                                          $6,475
                                                                          ======

  Total rent expense under all operating leases, including operating leases with related parties, was approximately $701,000, $324,000 and $572,000 for the years ended March 31, 1996, 1997 and 1998, respectively.

 Litigation

  The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

 Insurance

  The Company carries a standard range of insurance coverage, including business auto liability, general liability, workers' compensation, excess liability, commercial property and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies.

  The Company is self-insured for medical claims up to $50,000 per year per covered individual. Additionally, the Company is responsible for workers' compensation claims up to $350,000 per accident. Claims in excess of these amounts are covered by a stop-loss policy. Under the state's policy, the Company has several letters of credit totaling $1,328,000 which expire March 31, 1999. The Company has recorded reserves for its portion of self-insured claims based on estimated claims incurred through March 31, 1996, 1997 and 1998.

                                  TREES, INC.

 Employee 401(k) Retirement Plan

  The Company maintains a 401(k) employee savings and retirement plan (the
Plan) which provides that all qualified employees may defer the maximum income allowed under current tax law and the Company will match a predetermined percentage of the first 3 percent of elective deferrals. The Company's policy is to fund the matching contribution on an annual basis. The matching contribution for fiscal 1996 and 1997 was approximately $29,000 and $31,000, respectively, and is included in accrued expenses at March 31, 1996 and 1997. No matching contributions were made during the year ended March 31, 1998. In addition to the matching contribution, the Company may make discretionary contributions allocated to eligible participants. No discretionary contributions were made for fiscal 1996, 1997 or 1998.

 Executive Benefit Plan

  The Company has established executive retirement and survivor benefit agreements for certain executives of the Company, providing for fiscal annual benefits payable over a period of 10 years in the event of the employee's death, disability or retirement at age 65. A portion of the future liability is being funded by investing in life insurance policies with a cash surrender value of $322,000 and $344,000 at March 31, 1997 and 1998. The cost of these benefits is being charged to expense and accrued using a present value method over the expected terms of employment. The charge to expense was approximately $137,000 each of the years ended March 31, 1996, 1997 and 1998. The Company's obligation under the Plan is $412,000 and $549,000 at March 31, 1997 and 1998.

9. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

  In March 1998, the Company and its shareholders entered into a definitive agreement with a wholly owned subsidiary of LandCare providing for the merger of the Company with the subsidiary of LandCare (the Merger). Equipment of approximately $26,000, which is included in the balance sheet at March 31, 1998, was distributed to the shareholders. Had these distributions been made at March 31, 1998, the effect on the Company's balance sheet would have been to decrease shareholders' equity by approximately $26,000. In addition, selling, general and administrative expenses would have been reduced by approximately $6,000 assuming the transaction had occurred January 1, 1997.

  On November 1, 1998, LandCare and The ServiceMaster Company ("ServiceMaster") entered into a Plan of Reorganization and Agreement and Plan of Merger (the "Merger Agreement") pursuant to which LandCare will become a subsidiary of ServiceMaster. The Merger Agreement is subject to LandCare stockholder approval, regulatory approvals and certain other closing conditions and termination events.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Four Seasons Landscape and Maintenance, Inc.:

  We have audited the accompanying balance sheets of Four Seasons Landscape and Maintenance, Inc. as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Four Seasons Landscape and Maintenance, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 13, 1998

                  FOUR SEASONS LANDSCAPE AND MAINTENANCE, INC.

                                 BALANCE SHEETS

                       (In Thousands, Except Share Data)

                                                       December 31
                                                      -------------  March 31
                                                       1996   1997     1998
                                                      ------ ------ -----------
                                                                    (Unaudited)
                       ASSETS
                       ------
CURRENT ASSETS:
  Cash and cash equivalents.......................... $  120 $  397   $  770
  Accounts receivable, net...........................    937  1,480    1,132
  Inventories........................................     23     36      148
  Deferred tax asset.................................    212    165      165
  Other current assets...............................     66     50      256
                                                      ------ ------   ------
    Total current assets.............................  1,358  2,128    2,471
PROPERTY AND EQUIPMENT, net..........................  1,189  1,240    1,232
OTHER ASSETS.........................................     17     25       36
                                                      ------ ------   ------
    Total assets..................................... $2,564 $3,393   $3,739
                                                      ====== ======   ======
        LIABILITIES AND SHAREHOLDERS' EQUITY
        ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.............. $1,227 $1,604   $1,921
  Line of credit.....................................    200    --        75
  Current maturities of long-term debt...............    109     38       39
  Other current liabilities..........................     33     33       33
                                                      ------ ------   ------
    Total current liabilities........................  1,569  1,675    2,068
LONG-TERM DEBT, net..................................    147    103       93
DEFERRED TAX LIABILITY...............................    242    286      309
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value, 100,000 shares
   authorized, 1,215.5 shares outstanding............      1      1        1
  Additional paid-in capital.........................     11     11       11
  Retained earnings..................................    594  1,317    1,257
                                                      ------ ------   ------
    Total shareholders' equity.......................    606  1,329    1,269
                                                      ------ ------   ------
    Total liabilities and shareholders' equity....... $2,564 $3,393   $3,739
                                                      ====== ======   ======

   The accompanying notes are an integral part of these financial statements.

                  FOUR SEASONS LANDSCAPE AND MAINTENANCE, INC.

                            STATEMENTS OF OPERATIONS

                                 (In Thousands)

                                                         Three Months Ended
                              Year Ended December 31          March 31
                              -------------------------  --------------------
                               1995     1996     1997      1997       1998
                              -------  -------  -------  ---------  ---------
                                                             (Unaudited)
REVENUES..................... $12,000  $13,367  $16,066  $   3,529  $   3,830
COST OF SERVICES.............   9,255   10,106   11,067      2,467      2,547
                              -------  -------  -------  ---------  ---------
    Gross profit.............   2,745    3,261    4,999      1,062      1,283
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES.....   2,829    3,319    3,754        965      1,385
                              -------  -------  -------  ---------  ---------
    Income (loss) from
     operations..............     (84)     (58)   1,245         97       (102)
OTHER INCOME (EXPENSE):
  Interest expense...........     (37)     (43)     (37)       (12)        (3)
  Other income (expense),
   net.......................      (9)      12       (9)       (15)         5
                              -------  -------  -------  ---------  ---------
INCOME (LOSS) BEFORE INCOME
 TAXES.......................    (130)     (89)   1,199         70       (100)
INCOME TAX PROVISION
 (BENEFIT)...................     (65)     (50)     476         28        (40)
                              -------  -------  -------  ---------  ---------
NET INCOME (LOSS)............ $   (65) $   (39) $   723  $      42  $     (60)
                              =======  =======  =======  =========  =========




   The accompanying notes are an integral part of these financial statements.

                  FOUR SEASONS LANDSCAPE AND MAINTENANCE, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (In Thousands)

                                              Additional              Total
                                       Common  Paid-In   Retained Shareholders'
                                       Stock   Capital   Earnings    Equity
                                       ------ ---------- -------- -------------
BALANCE, December 31, 1994............  $ 1      $11      $  698     $  710
  Net loss............................   --       --         (65)       (65)
                                        ---      ---      ------     ------
BALANCE, December 31, 1995............    1       11         633        645
  Net loss............................   --       --         (39)       (39)
                                        ---      ---      ------     ------
BALANCE, December 31, 1996............    1       11         594        606
  Net income..........................   --       --         723        723
                                        ---      ---      ------     ------
BALANCE, December 31, 1997............    1       11       1,317      1,329
  Net loss (unaudited)................   --       --         (60)       (60)
                                        ---      ---      ------     ------
BALANCE, March 31, 1998 (unaudited)...  $ 1      $11      $1,257     $1,269
                                        ===      ===      ======     ======




   The accompanying notes are an integral part of these financial statements.

                  FOUR SEASONS LANDSCAPE AND MAINTENANCE, INC.

                            STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                                      Year Ended           Three Months Ended
                                      December 31               March 31
                                   ---------------------   --------------------
                                   1995    1996    1997      1997       1998
                                   -----   -----   -----   ---------  ---------
                                                               (Unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income (loss)..............  $ (65)  $ (39)  $ 723   $      42  $     (60)
  Adjustments to reconcile net
   income (loss) to net cash
   provided by operating
   activities--
    Depreciation.................    404     331     319          71         82
    Losses on sales of assets....     (6)    (15)    (13)        --         --
    Deferred income tax provision
     (benefit)...................    (29)    (24)     92         (30)        23
    Changes in assets and
     liabilities--
      Accounts receivable, net...   (278)     49    (543)       (103)       348
      Inventories................      2      27     (13)        (13)      (112)
      Other assets...............     20      24       7          14       (217)
      Accounts payable and
       accrued expenses..........    125     109     377         280        317
      Other, net.................     14      (2)      1         (41)       --
                                   -----   -----   -----   ---------  ---------
        Net cash provided by
         operating activities....    187     460     950         220        381
                                   -----   -----   -----   ---------  ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Proceeds from sales of property
   and equipment.................    --      --       30         --         --
  Purchases of property and
   equipment.....................   (310)   (553)   (394)        (21)       (74)
                                   -----   -----   -----   ---------  ---------
        Net cash used in
         investing activities....   (310)   (553)   (364)   (21)       (74)
                                   -----   -----   -----   ---------  ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from line of credit
   and long-term debt............    175     225     --          --          75
  Payments on line of credit and
   long-term debt................   (105)   (132)   (309)       (241)       (9)
                                   -----   -----   -----   ---------  ---------
        Net cash provided by
         (used in) financing
         activities..............     70      93    (309)       (241)        66
                                   -----   -----   -----   ---------  ---------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS............    (53)    --      277         (42)       373
CASH AND CASH EQUIVALENTS,
 beginning of period.............    173     120     120         120        397
                                   -----   -----   -----   ---------  ---------
CASH AND CASH EQUIVALENTS, end of
 period..........................  $ 120   $ 120   $ 397   $      78  $     770
                                   =====   =====   =====   =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
  Cash paid during the year for--
    Interest.....................  $  37   $  43   $  37   $      12  $       3
    Income taxes.................      4      27       7         --         --


   The accompanying notes are an integral part of these financial statements.

                  FOUR SEASONS LANDSCAPE AND MAINTENANCE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  Four Seasons Landscape and Maintenance, Inc. (the Company), a California corporation, headquartered in Foster City, California, was founded in 1973 and operates primarily in northern California with six branches in the Bay Area and two branches in Sacramento. The Company provides commercial landscape maintenance and offers commercial tree maintenance services for its customers.

  The Company and its shareholders intend to enter into a definitive agreement with LandCare USA, Inc. (LandCare), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of LandCare's common stock (the Merger) concurrently with the consummation of an initial public offering of the common stock of LandCare.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Interim Financial Information

  The interim financial statements as of March 31, 1998 and for each of the three months ended March 31, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash deposits and accounts receivable. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels.

 Allowance for Doubtful Accounts

  The Company maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

 Inventories

  Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

                  FOUR SEASONS LANDSCAPE AND MAINTENANCE, INC.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

 Revenue Recognition

  The Company's revenues consist of landscape maintenance revenues. The Company's landscape maintenance contracts are for terms of one to two years and payments to the Company are remitted in equal monthly payments over the term of the contract. Revenues from landscape maintenance contracts are recognized on the straight-line method while costs incurred under the contracts can be expected to vary materially based on seasonal factors. Monthly maintenance payments are recognized as they become due because the contracts are fully cancelable without cause upon notice of 60 days or less by either the Company or the customer. Should the Company elect to cancel a contract, the customer would have no standing under either contract law or equity to require additional services or obtain a refund (other than for nonperformance prior to cancellation), notwithstanding that the customer may have paid amounts which clearly exceeded the fair value of the services received in those months in anticipation of lower priced services later in the year.

 Cost of Services

  Cost of services represents direct labor and associated costs (such as benefits and workers' compensation expense), materials, supervisory personnel and equipment and vehicle costs, such as fuel, insurance and depreciation.

 Warranty Costs

  For certain contracts, the Company warrants plant life up to 90 days after installation. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

 Seasonality

  The Company has experienced and expects to continue to experience variability in revenue and net income as a result of the seasonal nature of the Company's business. Generally, the Company's revenues from landscape maintenance contracts remain relatively constant throughout the year; however, the related cost of services varies due to seasonality. As a result, the gross margin from landscape maintenance contracts can vary seasonally.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized. The provision for income taxes is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

 Financial Instruments

  The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, a line of credit and debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates fair value.

                  FOUR SEASONS LANDSCAPE AND MAINTENANCE, INC.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt SFAS No. 131 for the year ended December 31, 1998.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                                     Estimated    December 31
                                                   Useful Lives  --------------
                                                     in Years     1996    1997
                                                   ------------- ------  ------
      Transportation equipment....................       5       $1,700  $1,801
      Machinery and equipment.....................     5-10         608     724
      Leasehold improvements...................... Life of lease    216     230
      Office furniture and equipment..............       5           85     170
                                                                 ------  ------
          Total...................................                2,609   2,925
      Less--Accumulated depreciation..............               (1,420) (1,685)
                                                                 ------  ------
          Property and equipment, net.............               $1,189  $1,240
                                                                 ======  ======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Accounts receivable consist of the following (in thousands):

                                                                   December 31
                                                                   ------------
                                                                   1996   1997
                                                                   ----  ------
      Accounts receivable, trade.................................. $973  $1,569
      Income tax refund...........................................   41     --
      Accounts receivable, other..................................   16      11
      Allowance for doubtful accounts.............................  (93)   (100)
                                                                   ----  ------
                                                                   $937  $1,480
                                                                   ====  ======

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                   December 31
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
      Accounts payable, trade.................................... $  408 $  484
      Accrued compensation and benefits..........................    583    611
      Accrued insurance premiums.................................    136     65
      Income tax payable.........................................    --     344
      Warranty accrual...........................................    100    100
                                                                  ------ ------
                                                                  $1,227 $1,604
                                                                  ====== ======

                  FOUR SEASONS LANDSCAPE AND MAINTENANCE, INC.

5. LINE OF CREDIT AND LONG-TERM DEBT:

 Line of Credit

  The Company has a $600,000 line of credit with a financial institution that is secured by accounts receivable, other rights to payment, general intangibles, inventory and equipment. In addition, it is guaranteed by shareholders of the Company. Interest is at the financial institution's prime rate plus .75 percent, which was 9 percent at December 31, 1996. The line of credit expires on September 1, 1998, and there was a total of $200,000 and no amounts outstanding on the line at December 31, 1996 and 1997, respectively. Subsequent to December 31, 1997, the Company has drawn down $75,000 on its line of credit.

 Long-Term Debt

  Long-term debt consists of the following (in thousands):

                                                                 December 31
                                                                 -------------
                                                                  1996   1997
                                                                 ------  -----
Note payable to a financial institution in monthly installments of $4 including interest at 8.71%, secured by accounts
 receivable, other rights to payment, general intangibles,
 inventory and equipment due 2001..............................  $  177  $ 141
Notes payable to a financial institution in total monthly
 installments of $9 including interest at 8.25%, secured by
 accounts receivable, other rights to payment, general
 intangibles, inventory and equipment due 1997.................      79    --
                                                                 ------  -----
                                                                    256    141
Less--Current portion..........................................    (109)   (38)
                                                                 ------  -----
                                                                 $  147  $ 103
                                                                 ======  =====

  The aggregate maturities of long-term debt as of December 31, 1997, are as follows (in thousands):

      Year ending December 31--
        1998.............................................................. $ 38
        1999..............................................................   42
        2000..............................................................   45
        2001..............................................................   16
                                                                           ----
                                                                           $141
                                                                           ====

6. INCOME TAXES:

  The components of the provision for income taxes are as follows (in thousands):

                                                                December 31
                                                              ------------------
                                                              1995   1996   1997
                                                              -----  -----  ----
      Federal--
        Current.............................................. $ (33) $ (25) $296
        Deferred.............................................   (23)   (19)   72
                                                              -----  -----  ----
                                                                (56)   (44)  368
                                                              -----  -----  ----
      State--
        Current..............................................   (3)    (1)    88
        Deferred.............................................   (6)    (5)    20
                                                              -----  -----  ----
                                                                (9)    (6)   108
                                                              -----  -----  ----
          Total provision.................................... $ (65) $ (50) $476
                                                              =====  =====  ====

                  FOUR SEASONS LANDSCAPE AND MAINTENANCE, INC.

  The provision for income taxes differs from an amount computed at the statutory rate as follows (in thousands):

                                                                December 31
                                                               ----------------
                                                               1995  1996  1997
                                                               ----  ----  ----
      Federal income tax at statutory rates................... $(46) $(31) $419
      State income taxes......................................  (6)   (4)    70
      Fuel tax credit.........................................  (21)  (23)  (22)
      Nondeductible expenses..................................    8     8     9
                                                               ----  ----  ----
                                                               $(65) $(50) $476
                                                               ====  ====  ====

  The significant items giving rise to the deferred tax assets and liabilities are as follows (in thousands):

                                                                 December 31
                                                                 -------------
                                                                 1996    1997
                                                                 -----  ------
      Deferred tax assets--
        Accrued expenses........................................ $ 176  $  139
        Allowance for doubtful accounts.........................    54      44
        State taxes.............................................     4      11
                                                                 -----  ------
          Total deferred tax assets.............................   234     194
                                                                 -----  ------
      Deferred tax liabilities--
        Bases differences in property and equipment.............  (142)   (193)
        Other...................................................  (122)   (122)
                                                                 -----  ------
          Total deferred tax liabilities........................  (264)   (315)
                                                                 -----  ------
          Net deferred tax liability............................ $ (30) $ (121)
                                                                 =====  ======

7. RELATED-PARTY TRANSACTIONS:

  The Company leases facilities from companies whose owners are shareholders of the Company. The total amount of rent expense incurred under these leases was $185,110, $218,899 and $228,239 for the years ended December 31, 1995, 1996 and
1997, respectively.

8. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  The Company leases various facilities, equipment and vehicles under operating lease agreements, including leases with related parties. These leases are noncancelable and expire on various dates through 2002. The lease agreements are subject to renewal under essentially the same terms and conditions as the original leases.

  Future minimum lease payments for operating leases are as follows (in thousands):

      Year ending December 31--
        1998.............................................................. $273
        1999..............................................................  206
        2000..............................................................  143
        2001..............................................................   70
        2002..............................................................   12
                                                                           ----
                                                                           $704
                                                                           ====

                  FOUR SEASONS LANDSCAPE AND MAINTENANCE, INC.

  Total rent expense under all operating leases, including operating leases with related parties, was $215,460, $251,778 and $301,480 for the years ended December 31, 1995, 1996 and 1997, respectively.

 Litigation

  The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

 Insurance

  The Company carries a standard range of insurance coverage, including business auto liability, general liability, workers' compensation, commercial property and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies.

  From May 1, 1996, through April 30, 1997, the Company was self-insured for medical claims up to $35,000 per year per covered individual with a maximum payout of approximately $250,000. Claims in excess of this amount were covered by a stop loss policy. The Company has recorded reserves for its portion of self-insured claims based on estimated claims.

 Employee 401(k) Retirement Plan

  The Company offers its employees a 401(k) profit-sharing plan (the Plan) which covers all employees at least 21 years of age who have completed at least one year of service subsequent to employment. The Plan allows for employee contributions through salary reductions up to the statutory limits. Employer matching contributions are made at 20 percent of the employee's contribution and were $19,000, $20,000 and $23,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

 Stock Award Incentive Program

  In May 1997, the Company instituted a stock award incentive program that authorizes the shareholders of the Company to grant up to 135 shares to participants at the shareholders' discretion. The shares are not distributed except in the event of a change in control. If a change in control occurs, participants become fully vested immediately prior to the change and shares of common stock are issued. If a change in control does not occur, the shares earn cash value over a five-year vesting period from the date of grant. The cash value earned as of December 31, 1997 was de minimus. As of March 31, 1998, the Company has recorded compensation expense of approximately $200,000 to recognize the effect of the pending Merger.

9. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

  In March 1998, the Company and its shareholders entered into a definitive agreement with a wholly owned subsidiary of LandCare, providing for the merger of the Company with the subsidiary of LandCare. Equipment of approximately $34,000, which is included in the balance sheet at December 31, 1997, was distributed to the shareholders. Had these distributions been made at December 31, 1997, the effect on the Company's balance sheet would have been to decrease shareholders' equity by approximately $34,000. In addition, selling, general and administrative expenses would have been reduced by approximately $16,000 assuming the transactions had occurred January 1, 1997.

                  FOUR SEASONS LANDSCAPE AND MAINTENANCE, INC.

  Concurrently with the Merger, the Company entered into an agreement with the shareholders to lease land used in the Company's operations for negotiated amounts and terms.

  On November 1, 1998, LandCare and The ServiceMaster Company ("ServiceMaster") entered into a Plan of Reorganization and Agreement and Plan of Merger (the "Merger Agreement") pursuant to which LandCare will become a subsidiary of ServiceMaster. The Merger Agreement is subject to LandCare stockholder approval, regulatory approvals and certain other closing conditions and termination events.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Clean Cut, Inc.

  We have audited the accompanying combined balance sheet of the companies identified in Note 1 to the combined financial statements (collectively, the Group), as of December 31, 1997, and the related combined statements of operations, shareholders' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
August 3, 1998

                         CLEAN CUT, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                       (In Thousands, Except Share Data)

                                                        December 31   June 30
                                                           1997        1998
                                                        ----------- -----------
                                                                    (Unaudited)
                        ASSETS
                        ------
CURRENT ASSETS:
  Cash and cash equivalents............................   $   25      $   90
  Accounts receivable, net.............................    2,744       3,326
  Related party receivables............................      121         120
  Inventories..........................................      109         158
  Other current assets.................................      111         266
                                                          ------      ------
    Total current assets...............................    3,110       3,960
PROPERTY AND EQUIPMENT, net............................    1,277       1,370
OTHER ASSETS...........................................      110         165
                                                          ------      ------
    Total assets.......................................   $4,497      $5,495
                                                          ======      ======
    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
    ----------------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses................   $1,238      $1,847
  Line of credit.......................................    1,509         962
  Current maturities of long-term debt.................      467         476
  Other current liabilities............................      707         921
                                                          ------      ------
    Total current liabilities..........................    3,921       4,206
LONG-TERM DEBT, net....................................      747         552
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock, $1 par value, 100,000 shares
   authorized, 1,000 shares outstanding................        1           1
  Additional paid-in capital...........................       66          66
  Retained earnings (deficit)..........................     (223)        685
  Treasury stock.......................................      (15)        (15)
                                                          ------      ------
    Total shareholders' equity (deficit)...............     (171)        737
                                                          ------      ------
    Total liabilities and shareholders' equity
     (deficit).........................................   $4,497      $5,495
                                                          ======      ======


    The accompanying notes are an integral part of these combined financial statements.

                         CLEAN CUT, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS

                                 (In Thousands)

                                                                  Six Months
                                                     Year Ended  Ended June 30
                                                     December 31 --------------
                                                        1997      1997    1998
                                                     ----------- ------  ------
                                                                  (Unaudited)
REVENUES............................................   $15,865   $7,420  $9,434
COST OF SERVICES....................................    12,321    5,599   6,426
                                                       -------   ------  ------
    Gross profit....................................     3,544    1,821   3,008
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES........     3,021    1,561   1,903
                                                       -------   ------  ------
    Income from operations..........................       523      260   1,105
OTHER INCOME (EXPENSE):
  Interest expense..................................      (273)    (118)   (142)
  Other income (expense), net.......................        (8)     (10)     (9)
                                                       -------   ------  ------
NET INCOME..........................................   $   242   $  132  $  954
                                                       =======   ======  ======




    The accompanying notes are an integral part of these combined financial statements.

                         CLEAN CUT, INC. AND AFFILIATES

             COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                 (In Thousands)

                                                                     Total
                                   Additional Retained           Shareholders'
                            Common  Paid-In   Earnings  Treasury    Equity
                            Stock   Capital   (Deficit)  Stock     (Deficit)
                            ------ ---------- --------  -------- -------------
BALANCE, December 31,
 1996......................  $ 1      $66      $ (57)     $(15)      $  (5)
  Net income...............   --       --        242        --         242
  Distributions............   --       --       (408)       --        (408)
                             ---      ---      -----      ----       -----
BALANCE, December 31,
 1997......................  $ 1      $66      $(223)     $(15)      $(171)
  Net income (unaudited)...   --       --        954        --         954
  Distributions
   (unaudited).............   --       --        (46)       --         (46)
                             ---      ---      -----      ----       -----
BALANCE, June 30, 1998
 (unaudited)...............  $ 1      $66      $ 685      $(15)      $ 737
                             ===      ===      =====      ====       =====




    The accompanying notes are an integral part of these combined financial statements.

                         CLEAN CUT, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                                                                  Six Months
                                                                     Ended
                                                      Year Ended    June 30
                                                      December 31 ------------
                                                         1997     1997   1998
                                                      ----------- -----  -----
                                                                  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................    $ 242    $ 132  $ 954
  Adjustments to reconcile net income to net cash
   provided by operating activities--
    Depreciation and amortization....................      240      153    153
    Changes in assets and liabilities--
      Accounts receivable, net.......................     (376)    (713)  (582)
      Inventories....................................        6       12    (49)
      Other assets...................................       37     (129)  (210)
      Accounts payable and accrued expenses..........     (474)     (34)   609
    Other, net.......................................      141      172    215
                                                         -----    -----  -----
        Net cash provided by (used in) operating
         activities..................................     (184)    (407) 1,090
                                                         -----    -----  -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment................     (433)    (393)  (196)
                                                         -----    -----  -----
        Net cash used in investing activities........     (433)    (393)  (196)
                                                         -----    -----  -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of short term
   borrowings........................................      385        2   (547)
  Distributions to shareholders......................     (408)     (92)   (46)
  Proceeds from long-term debt.......................      711      955      9
  Payments of long-term debt.........................      (47)     (47)  (245)
                                                         -----    -----  -----
        Net cash provided by (used in) financing
         activities..................................      641      818   (829)
                                                         -----    -----  -----
NET INCREASE IN CASH AND CASH EQUIVALENTS............       24       18     65
CASH AND CASH EQUIVALENTS, beginning of period.......        1        1     25
                                                         -----    -----  -----
CASH AND CASH EQUIVALENTS, end of period.............    $  25    $  19  $  90
                                                         =====    =====  =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest.........................................    $ 273    $ 115  $ 147


    The accompanying notes are an integral part of these combined financial statements.

                         CLEAN CUT, INC. AND AFFILIATES

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  The financial statements of Clean Cut, Inc., a Texas corporation, and affiliates (collectively, the Group) combine the financial statements of D & G Partnership (a Texas Partnership) and Clean Cut Landscaping (a Texas S Corporation). The Group is headquartered in Austin, Texas, was founded in 1986, and operates primarily in Texas and Florida with branches in Austin, San Antonio, Houston, and Orlando. The Group provides commercial and residential landscape maintenance and installation.

  The Group had working capital deficits at December 31, 1997 and June 30, 1998. The Group has funded its operations with cash flows from operations and short-term borrowings from lenders. Management expects that operations will generate sufficient cash flows to meet the Group's working capital needs during 1998.

  The Group and its shareholders intend to enter into a definitive agreement with LandCare USA, Inc. (LandCare), pursuant to which all outstanding shares of the Group's common stock will be exchanged for shares of LandCare's common stock (the Merger).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Interim Financial Information

  The interim financial statements as of June 30, 1998 and for each of the six months ended June 30, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Cash and Cash Equivalents

  The Group considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Group to concentration of credit risk consist principally of cash deposits and accounts receivable. The Group maintains cash balances at financial institutions which may at times be in excess of federally insured levels.

 Allowance for Doubtful Accounts

  The Group maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

 Inventories

  Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

                         CLEAN CUT, INC. AND AFFILIATES

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

 Revenue Recognition

  The Group's revenues consist of landscape maintenance revenues and installation revenues. The Group's landscape maintenance contracts are typically for one year and payments to the Group are remitted in equal monthly payments over the term of the contract. Revenues from maintenance contracts are recognized based on the straight-line method while costs incurred under the contracts can be expected to vary materially based on seasonal factors. Monthly maintenance payments are recognized as they become due because the contracts are fully cancelable without cause upon notice of 30 days or less by either the Group or the customer. Should the Group elect to cancel a contract, the customer would have no standing under either contract law or equity to require additional services or obtain a refund (other than for nonperformance prior to cancellation), notwithstanding that the customer may have paid amounts which clearly exceeded the fair value of the services received in those months in anticipation of lower priced services later in the year.

  Revenues from installation contracts are recognized when the services are performed and billable under the terms of the applicable contract. The balances billed but not paid by customers pursuant to retainage provisions in installation contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Group's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

 Cost of Services

  Cost of services represents direct labor and associated costs (such as benefits and workers' compensation expense), materials, supervisory personnel, and equipment and vehicle costs, such as fuel, insurance and depreciation.

 Warranty Costs

  For certain contracts, the Group warrants plant life up to a year after installation. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

 Seasonality

  The Group experienced and expects to continue to experience variability in revenue and net income as a result of the seasonal nature of the Group's business. Revenues from landscape maintenance contracts remain relatively constant throughout the year; however, the related costs of services vary due to seasonality. As a result, the gross margin from landscape maintenance contracts can vary seasonally.

 Income Taxes

  Clean Cut, Inc. and Clean Cut Landscaping, have elected S Corporation status as defined by the Internal Revenue Code, whereby Clean Cut, Inc. and Clean Cut Landscaping are not subject to taxation for federal purposes. Under S Corporation status, the shareholders report their shares of the Group's taxable earnings or losses in their personal tax returns. Clean Cut, Inc. and Clean Cut Landscaping will terminate their S Corporation status concurrently with the effective date of the Merger.

                         CLEAN CUT, INC. AND AFFILIATES

  D & G Partnership is a Texas Partnership. As such, income taxes are not levied at the Partnership level, but rather on the individual partners. Accordingly, no recognition has been given to income taxes in the accompanying financial statements with regards to D & G Partnership.

 Shareholder's Equity

  The equity structure of the Group is as follows at December 31, 1997:

                                                                 Shares
                                                    Authorized Issued and   Par
                                                      Shares   Outstanding Value
                                                    ---------- ----------- -----
   Clean Cut, Inc. ................................  100,000      1,000    $  1
   D&G Partnership.................................      --         --      --

 Financial Instruments

  The Group's financial instruments consist of cash, accounts receivable, accounts payable, lines of credit and debt. The Group believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Group will adopt SFAS No. 131 for the year ended December 31, 1998.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                                         Estimated
                                                       Useful Lives  December 31
                                                         in Years       1997
                                                       ------------- -----------
      Land............................................      N/A        $  180
      Transportation equipment........................       5            227
      Machinery and equipment.........................     5-10         1,290
      Leasehold improvements.......................... Life of lease       31
      Office furniture and equipment..................       5            357
                                                                       ------
          Total.......................................                  2,085
      Less--Accumulated depreciation..................                   (808)
                                                                       ------
          Property and equipment, net.................                 $1,277
                                                                       ======

                         CLEAN CUT, INC. AND AFFILIATES

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Accounts receivable consist of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Accounts receivable, trade....................................   $2,989
      Allowance for doubtful accounts...............................     (245)
                                                                       ------
                                                                       $2,744
                                                                       ======

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Outstanding checks in excess of cash balance..................   $  318
      Accounts payable, trade.......................................      267
      Accrued compensation and benefits.............................      208
      Accrued sales and payroll tax payable.........................      345
      Warranty accrual..............................................      100
                                                                       ------
                                                                       $1,238
                                                                       ======

  Other current liabilities consist of the following (in thousands):
                                                                     December 31
                                                                        1997
                                                                     -----------
      Pre-billed revenue............................................   $  645
      Other.........................................................       62
                                                                       ------
                                                                       $  707
                                                                       ======

5. LINE OF CREDIT AND LONG-TERM DEBT:

 Line of Credit

  As of December 31, 1997, the Group had lines of credit totaling $3.3 million with a financial institution that are secured by accounts receivable, general intangibles, inventory, equipment and other rights to payment. In addition, they are guaranteed by shareholders of the Group. Interest is at the financial institution's prime rate plus .75 percent, which was 9.25% at December 31, 1997. The lines of credit expire 1998 through 2000. There was a total of approximately $1.5 million outstanding on these lines of credit at December 31, 1997.

  In April 1998, the Group entered into an additional line of credit for $1.5 million that expires in 2004. No amount has been drawn down on this line of credit as of June 30, 1998.

                         CLEAN CUT, INC. AND AFFILIATES

 Long-Term Debt

  Long-term debt consists of the following (in thousands):

                                                                    December 31
                                                                       1997
                                                                    -----------
      Note payable to a financial institution in monthly
       installments of $38 including interest at 9.25% secured by accounts receivable, general intangibles, inventory,
       equipment and other rights to payment due 1999..............   $  732
      Note payable to financial institution in various monthly
       installments including interest at 10.00% secured by land,
       due 2001....................................................      138
      Note payable to related party in monthly installments of $.7
       including interest at 11.18%, due 2007......................       89
      Capital leases of equipment payable in monthly installments of approximately $5 including interest at 9.2%, maturing in
       2002........................................................      241
      Other........................................................       14
                                                                      ------
          Total....................................................    1,214
      Less--Current portion........................................     (467)
                                                                      ------
                                                                      $  747
                                                                      ======

  The aggregate maturities of long-term debt and capital lease obligations as of December 31, 1997, are as follows (in thousands):

      Year ending December 31--
        1998............................................................ $  467
        1999............................................................    376
        2000............................................................     56
        2001............................................................    187
        2002 and thereafter.............................................    128
                                                                         ------
                                                                         $1,214
                                                                         ======

6. RELATED PARTY TRANSACTIONS

  The Group leases an aircraft and property from companies whose owners are shareholders of the Company. The total amount of rent expense incurred under these leases was $58,640 for the year ended December 31, 1997.

  In June 1996, the Group borrowed $54,000 from one of its shareholders in order to fund its near-term working capital requirements.

  At December 31, 1997, the Group had a receivable from one of its shareholders of $23,149. This receivable relates to services performed by the Group for the shareholder. Additional borrowings were made to employees and other shareholders, resulting in receivable balances of $51,783 and $69,501 respectively, at December 31, 1997.

                         CLEAN CUT, INC. AND AFFILIATES

7. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  The Group leases various facilities, equipment, vehicles and land under operating lease agreements, including leases with related parties. The lease agreements are subject to renewal under essentially the same terms and conditions as the original leases. At December 31, 1997, all operating leases had an initial or remaining term of less than one year.

  Total rent expense under all operating leases, including operating leases with related parties, was approximately $512,000 for the year ended December 31, 1997.

 Litigation

  The Group is involved in legal actions arising in the ordinary course of business. Management does not believe the outcomes of such legal actions will have a material adverse effect on the Group's financial position or results of operations.

 Insurance

  The Group carries a standard range of insurance coverage, including business auto liability, general liability, and workers' compensation. The Group has not incurred significant claims or losses on any of these insurance policies.

8. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

  On August 5, 1998, the Group and its shareholders entered into a definitive agreement with a wholly owned subsidiary of LandCare, providing for the merger of the Group with the subsidiary of LandCare.

  On November 1, 1998, LandCare and The ServiceMaster Company ("ServiceMaster") entered into a Plan of Reorganization and Agreement and Plan of Merger (the "Merger Agreement") pursuant to which LandCare will become a subsidiary of ServiceMaster. The Merger Agreement is subject to LandCare stockholder approval, regulatory approvals and certain other closing conditions and termination events.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Southern Tree & Landscape Co., Inc.:

  We have audited the accompanying balance sheet of Southern Tree & Landscape Co., Inc., as of December 31, 1997, and the related statements of operations, shareholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Tree & Landscape Co., Inc., as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 20, 1998

                      SOUTHERN TREE & LANDSCAPE CO., INC.

                                 BALANCE SHEETS

                       (In Thousands, Except Share Data)

                                                        December 31  March 31
                                                           1997        1998
                                                        ----------- -----------
                                                                    (Unaudited)
                                                                    -----------
                        ASSETS
                        ------
CURRENT ASSETS:
  Cash.................................................   $   49      $    9
  Accounts receivable, net.............................    1,810       1,867
  Inventories..........................................      619         704
  Deferred tax asset...................................       77          77
  Other current assets.................................      305         426
                                                          ------      ------
    Total current assets...............................    2,860       3,083
  PROPERTY AND EQUIPMENT, net..........................    2,146       2,115
                                                          ------      ------
    Total assets.......................................   $5,006      $5,198
                                                          ======      ======
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses................   $1,754       1,489
  Lines of credit......................................    1,858       1,858
  Payable to related parties...........................       39         333
  Current maturities of long-term debt.................      346         344
  Other current liabilities............................      --           34
                                                          ------      ------
    Total current liabilities..........................    3,997       4,058
LONG-TERM DEBT, net....................................      820         759
DEFERRED TAX LIABILITY.................................       72         134
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value, 100,000 shares
   authorized, 2,900 shares outstanding................        3           3
  Retained earnings....................................      114         244
                                                          ------      ------
    Total shareholders' equity.........................      117         247
                                                          ------      ------
    Total liabilities and shareholders' equity.........   $5,006      $5,198
                                                          ======      ======


   The accompanying notes are an integral part of these financial statements.

                      SOUTHERN TREE & LANDSCAPE CO., INC.

                            STATEMENTS OF OPERATIONS

                                 (In Thousands)

                                                         Three Months Ended
                                                              March 31
                                          Year Ended     --------------------
                                       December 31, 1997   1997       1998
                                       ----------------- ---------  ---------
                                                             (Unaudited)
REVENUES..............................      $14,176      $   3,368  $   3,502
COST OF SERVICES......................       11,617          2,651      2,675
                                            -------      ---------  ---------
    Gross profit......................        2,559            717        827
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES.............................        1,766            475        514
                                            -------      ---------  ---------
    Income from operations............          793            242        313
OTHER INCOME (EXPENSE):
  Interest expense....................         (429)          (106)       (95)
  Other income, net...................           26              6        --
                                            -------      ---------  ---------
INCOME BEFORE INCOME TAXES............          390            142        218
INCOME TAX PROVISION..................          158             58         88
                                            -------      ---------  ---------
NET INCOME............................      $   232      $      84  $     130
                                            =======      =========  =========




   The accompanying notes are an integral part of these financial statements.

                      SOUTHERN TREE & LANDSCAPE CO., INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                 (In Thousands)

                                                                       Total
                                                         Retained  Shareholders'
                                                  Common Earnings     Equity
                                                  Stock  (Deficit)   (Deficit)
                                                  ------ --------- -------------
BALANCE, December 31, 1996.......................  $ 3     $(118)      $(115)
  Net income.....................................   --       232         232
                                                   ---     -----       -----
BALANCE, December 31, 1997.......................    3       114         117
  Net income (unaudited).........................   --       130         130
                                                   ---     -----       -----
BALANCE, March 31, 1998 (unaudited)..............  $ 3     $ 244       $ 247
                                                   ===     =====       =====





   The accompanying notes are an integral part of these financial statements.

                      SOUTHERN TREE & LANDSCAPE CO., INC.

                            STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                                                               Three Months
                                                                   Ended
                                                 Year Ended      March 31
                                                December 31, -----------------
                                                    1997        1997     1998
                                                ------------ ----------- -----
                                                             (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................   $   232       $  84    $ 130
  Adjustments to reconcile net income to net
   cash provided by operating activities--
    Depreciation...............................       311          62       93
    Loss on sale of property and equipment.....         5         --       --
    Deferred income tax provision..............       (87)        --        62
    Changes in assets and liabilities--
      Accounts receivable, net.................      (106)         (1)     (57)
      Inventories..............................       (37)        (77)     (85)
      Other current assets.....................      (174)        (66)    (121)
      Accounts payable and accrued expenses....       312         (63)    (265)
      Payable to related parties...............        39          14      294
      Other current liabilities................       --          --        34
                                                  -------       -----    -----
        Net cash provided by (used in)
         operating activities..................       495         (47)      85
                                                  -------       -----    -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of property and
   equipment...................................         2         --       --
  Purchases of property and equipment..........    (1,130)       (112)     (62)
                                                  -------       -----    -----
        Net cash used in investing activities..    (1,128)       (112)     (62)
                                                  -------       -----    -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from lines of credit and long-term
   debt........................................       843         259      --
  Payments on lines of credit and long-term
   debt........................................      (176)       (115)     (63)
                                                  -------       -----    -----
        Net cash provided by (used in)
         financing activities..................       667         144      (63)
                                                  -------       -----    -----
NET INCREASE (DECREASE) IN CASH................        34         (15)     (40)
CASH, beginning of period......................        15          15       49
                                                  -------       -----    -----
CASH, end of period............................   $    49       $ --     $   9
                                                  =======       =====    =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the period for--
    Interest...................................   $   429       $ 101    $  95


   The accompanying notes are an integral part of these financial statements.

                      SOUTHERN TREE & LANDSCAPE CO., INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  Southern Tree & Landscape Co., Inc. (the Company), a North Carolina corporation headquartered in Charlotte, North Carolina, was founded in 1977 and operates primarily in North Carolina and South Carolina with four branches in North Carolina and one branch in South Carolina. The Company provides commercial landscape installation and maintenance and also offers commercial tree services for customers. The Company is a subsidiary of Southern Shade Tree Co. (the Parent).

  Effective December 31, 1997, the Company and the Parent entered into a reorganization in which certain net assets of the Parent were transferred to the Company in exchange for 1,900 shares of the Company's common stock. The transaction was accounted for as a reorganization of companies under common control in a manner similar to a pooling of interests. After the reorganization, approximately 83% of the Company was owned by the Parent.

  The Company had a working capital deficit at December 31, 1997 and March 31, 1998. The Company has funded its operations with cash flows from operations and short-term borrowings from lenders. Management expects that operations will generate sufficient cash flows to meet the Company's working capital needs during 1998.

  The Company and its shareholders intend to enter into a definitive agreement with LandCare USA, Inc. (LandCare), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of LandCare's common stock concurrently with the consummation of an initial public offering of the common stock of LandCare.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Interim Financial Information

  The interim financial statements as of March 31, 1998 and for each of the three months ended March 31, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Allowance for Doubtful Accounts

  The Company maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

 Inventories

  Inventories consist primarily of trees and shrubs held for use in the ordinary course of business and are stated at the lower of cost or market.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

                      SOUTHERN TREE & LANDSCAPE CO., INC.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

 Revenue Recognition

  The Company's revenues consist of maintenance revenues and installation revenues. The Company's landscape maintenance contracts are for one year and payments to the Company are remitted in equal monthly payments over the term of the contract. Revenues from maintenance contracts are recognized on the straight-line method while costs incurred under the contracts can be expected to vary materially based on seasonal factors. Monthly maintenance payments are recognized as they become due because the contracts are fully cancelable without cause upon notice of 60 days or less by either the Company or the customer. Should the Company elect to cancel a contract, the customer would have no standing under either contract law or equity to require additional services or obtain a refund (other than for nonperformance prior to cancellation), notwithstanding that the customer may have paid amounts which clearly exceeded the fair value of the services received in those months in anticipation of lower priced services later in the year.

  Revenues from installation contracts are recognized when the services are performed and billable under the terms of the applicable contract. The balances billed but not paid by customers pursuant to retainage provisions in installation contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

 Cost of Services

  Cost of services represents direct labor and associated costs (such as benefits and workers' compensation expense), materials, supervisory personnel, and equipment and vehicle costs, such as fuel, insurance and depreciation.

 Warranty Costs

  For certain contracts, the Company warrants plant life up to a year after installation. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

 Seasonality

  The Company has experienced and expects to continue to experience variability in revenue and net income as a result of the seasonal nature of the Company's business. Revenues from landscape maintenance contracts remain relatively constant throughout the year; however, the related cost of services vary due to seasonality. As a result, the gross margin from landscape maintenance contracts can vary seasonally.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates

                      SOUTHERN TREE & LANDSCAPE CO., INC.

applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized. The provision for income taxes is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

 Financial Instruments

  The Company's financial instruments consist of cash, accounts receivable, accounts payable, lines of credit and debt. The Company believes that the carrying value of these instruments on the accompanying balance sheet approximates their fair value.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt SFAS No. 131 for the year ended December 31, 1998.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                                         Estimated
                                                       Useful Lives  December 31
                                                         in Years       1997
                                                       ------------- -----------
      Transportation equipment........................       5         $   804
      Machinery and equipment.........................     5-10          1,914
      Leasehold improvements.......................... Life of lease       423
      Office furniture and equipment..................       5             345
      Buildings and improvements......................      30              90
                                                                       -------
          Total.......................................                   3,576
      Less--Accumulated depreciation..................                  (1,430)
                                                                       -------
          Property and equipment, net.................                 $ 2,146
                                                                       =======

                      SOUTHERN TREE & LANDSCAPE CO., INC.

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Accounts receivable consist of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Accounts receivable, trade....................................   $1,854
      Retainage.....................................................       35
      Allowance for doubtful accounts...............................      (79)
                                                                       ------
                                                                       $1,810
                                                                       ======

  Other current assets consist of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Prepaid expenses..............................................    $189
      Advance to related party......................................      83
      Other current assets..........................................      33
                                                                        ----
                                                                        $305
                                                                        ====

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                    December 31,
                                                                        1997
                                                                    ------------
      Accounts payable, trade......................................    $1,319
      Income tax payable...........................................       188
      Warranty accrual.............................................       123
      Accrued compensation and benefits............................        64
      Other accrued expenses.......................................        60
                                                                       ------
                                                                       $1,754
                                                                       ======

5. LINES OF CREDIT AND LONG-TERM DEBT:

 Lines of Credit

  The Company and the Parent jointly obtained lines of credit and a term loan with a financial institution. The maximum amount allowed to the Company under the $1.6 million line of credit held jointly with the Parent is $1.2 million, with the remainder available to the Parent. The Company also has a $650,000 line of credit with the same financial institution. The lines of credit are secured by accounts receivable, other rights to payment, general intangibles, inventory and equipment. The lines of credit are also guaranteed by shareholders of the Company. The lines of credit are cross collateralized between the Company and the Parent. The interest rate on the lines of credit is at the financial institutions prime rate plus one percent, which was 9.5 percent at December 31, 1997. The lines of credit expire on November 30, 1998. The Company had $1.2 million and $650,000 outstanding at December 31, 1997.

  Under the lines of credit and term loan agreement, the Company is required to comply with certain financial covenants and restrictions. As the Company and the Parent jointly hold the lines of credit and term loan, a violation of covenants by one entity may cause the other entity to be in default. The Company was not in compliance with certain covenants as of December 31, 1997. Subsequent to December 31, 1997, the Company obtained waivers for all covenant violations.

                      SOUTHERN TREE & LANDSCAPE CO., INC.

 Long-Term Debt

  Long-term debt as of December 31, 1997, consists of the following (in thousands):

Notes payable to various financial institutions in total monthly installments of approximately $20 including interest ranging from
 8.99% to 10.5%, secured by certain vehicles, machinery and equipment with payments due in varying maturities ranging from 1998-2002....... $  538
Notes payable to other creditors in total monthly installments of approximately $2 including interest ranging from 8.53% to 10%, secured by certain vehicles, machinery and equipment with payments
 due in varying maturities ranging from 1998-2001.....................     99
Lease payable to various leasing companies in total monthly
 installments of approximately $20 including interest ranging from
 8.88% to 21%, secured by certain vehicles, machinery and equipment
 with payments due in varying maturities ranging from 1998-2002.......    529
                                                                       ------
    Total.............................................................  1,166
Less--Current portion.................................................   (346)
                                                                       ------
                                                                       $  820
                                                                       ======

  On January 26, 1998, the Company entered into a debt agreement with a shareholder. Under the terms of this agreement, the Company borrowed $125,000 with a 12 percent interest rate. The note matures on April 26, 1998.

  The aggregate maturities of long-term debt as of December 31, 1997 are as follows (in thousands):

      Year ending December 31--
        1998............................................................ $  346
        1999............................................................    244
        2000............................................................    226
        2001............................................................    194
        2002............................................................    156
                                                                         ------
                                                                         $1,166
                                                                         ======

6. INCOME TAXES:

  The components of the provision for income taxes as of December 31, 1997 are as follows (in thousands):

      Federal--
        Current........................................................... $199
        Deferred..........................................................  (71)
                                                                           ----
                                                                            128
                                                                           ----
      State--
        Current...........................................................   47
        Deferred..........................................................  (17)
                                                                           ----
                                                                             30
                                                                           ----
          Total provision................................................. $158
                                                                           ====

                      SOUTHERN TREE & LANDSCAPE CO., INC.

  The provision for income taxes as of December 31, 1997 differs from an amount computed at the statutory rate as follows (in thousands):

      Federal income tax at statutory rates............................... $137
      State income taxes..................................................   19
      Nondeductible expenses..............................................    2
                                                                           ----
                                                                           $158
                                                                           ====

  The significant items giving rise to the deferred tax assets and liabilities as of December 31, 1997 are as follows (in thousands):

      Deferred tax assets--
        Accrued expenses.................................................. $101
        Net operating loss carryforward...................................   62
        Other.............................................................    3
                                                                           ----
          Total deferred tax assets.......................................  166
                                                                           ----
      Deferred tax liabilities--
        Bases differences in property and equipment.......................  135
        Other.............................................................   26
                                                                           ----
          Total deferred tax liabilities..................................  161
                                                                           ----
          Net deferred tax asset.......................................... $  5
                                                                           ====

7. RELATED-PARTY TRANSACTIONS:

  The Company leases a facility under an operating lease from an entity owned by shareholders of the Company. Rent expense on the lease was approximately $66,000 for the year ended December 31, 1997.

  During the year ended December 31, 1997, the Company purchased equipment parts and supplies of approximately $57,000 from an affiliated entity.

  The Company reimburses the Parent for various administrative services performed by the Parent on behalf of the Company. In 1997, such payments totaled approximately $370,000. As of December 31, 1997, the Company made advances of approximately $83,000 to the Parent for expenses paid and services performed by the Parent.

  During the year ended December 31, 1997, the Company purchased inventory of approximately $113,000 from an affiliated entity. At March 31, 1998, approximately $193,000 was owed to the Parent for expenses paid and services performed by the Parent.

8. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  The Company leases various facilities, equipment and vehicles under operating lease agreements, including leases with related parties. These leases are noncancelable and expire on various dates through 2002. Certain lease agreements are subject to renewal under essentially the same terms and conditions as the original leases.

                      SOUTHERN TREE & LANDSCAPE CO., INC.

  Future minimum lease payments for operating leases are as follows (in thousands):

      Year ending December 31--
        1998............................................................ $  747
        1999............................................................    659
        2000............................................................    430
        2001............................................................    142
        2002............................................................     77
                                                                         ------
                                                                         $2,055
                                                                         ======

  Total rent expense under all operating leases, including operating leases with related parties, was approximately $844,000 for the year ended December 31, 1997.

 Stock Redemption Agreements

  Under the terms of the stock redemption agreements executed in August 1997, if a shareholder desires to dispose of his shares of common stock (Offered Shares), the Company has the exclusive right to purchase the Offered Shares within 30 days from the shareholder. If the Company does not elect to purchase the Offered Shares, the remaining shareholders have 30 days to purchase the portion of the Offered Shares not purchased by the Company.

 Litigation

  The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

 Insurance

  The Company carries a standard range of insurance coverage, including business auto liability, general liability, workers' compensation, commercial property and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies.

 Employee 401(k) Retirement Plan

  The Company participates in a 401(k) profit-sharing plan (the Plan) with related companies which covers eligible employees at least 21 years of age who have completed at least one-half year of service. The Plan allows for employee contributions through salary reductions of up to 20 percent of total compensation, subject to the statutory limits. The Company matches 25 percent of the employee's contribution, up to 4 percent of the employee's total compensation. Employer matching contributions totaled approximately $11,000 for 1997. The Company did not make any discretionary profit-sharing contributions in 1997.

9. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

  In March 1998, the Company and its shareholders entered into a definitive agreement with a wholly owned subsidiary of LandCare, providing for the merger of the Company with the subsidiary of LandCare (the Merger).

  Concurrently with the Merger, the Company entered into an agreement with the shareholders to lease a building used in the Company's operations for negotiated amounts and terms.

  On November 1, 1998, LandCare and The ServiceMaster Company ("ServiceMaster") entered into a Plan of Reorganization and Agreement and Plan of Merger (the "Merger Agreement") pursuant to which LandCare will become a subsidiary of ServiceMaster. The Merger Agreement is subject to LandCare stockholder approval, regulatory approvals and certain other closing conditions and termination events.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Landtrends, Inc.:

  We have audited the accompanying combined balance sheets of the companies identified in Note 1 to the combined financial statements (collectively, the Group), as of June 30, 1998, and the related combined statements of operations, shareholders' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Group as of June 30, 1998, and the combined results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 3, 1999

                        LANDTRENDS, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                 (In Thousands)

                                                            June
                                                             30    September 30
                          ASSETS                            1998       1998
                          ------                           ------  ------------
                                                                   (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents............................... $  596     $  686
  Marketable securities...................................    201        164
  Accounts receivable, net................................  2,166      2,821
  Related party receivables...............................    204        145
  Inventories, net........................................  2,084      2,090
  Other current assets....................................    213        230
                                                           ------     ------
    Total current assets..................................  5,464      6,136
PROPERTY AND EQUIPMENT, net...............................  1,135      1,175
DEFERRED TAX ASSET........................................     65        134
OTHER ASSETS..............................................     10        112
                                                           ------     ------
    Total assets.......................................... $6,674     $7,557
                                                           ======     ======
           LIABILITIES AND SHAREHOLDERS' EQUITY
           ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses................... $2,810     $3,288
  Payable to related parties..............................     20        --
  Line of credit..........................................    --         100
  Current portion of long-term debt.......................    372        355
  Deferred tax liability..................................    713        777
                                                           ------     ------
    Total current liabilities.............................  3,915      4,520
LONG-TERM DEBT, net.......................................    448        424
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock............................................     10         10
  Additional paid-in capital..............................    126        138
  Retained earnings.......................................  2,292      2,582
  Treasury stock..........................................   (117)      (117)
                                                           ------     ------
    Total shareholders' equity............................  2,311      2,613
                                                           ------     ------
    Total liabilities and shareholders' equity............ $6,674     $7,557
                                                           ======     ======


    The accompanying notes are an integral part of these combined financial statements.

                        LANDTRENDS, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS

                                 (In Thousands)

                                                                 Three Months
                                                                     Ended
                                                      Year Ended September 30
                                                       June 30   --------------
                                                         1998     1997    1998
                                                      ---------- ------  ------
                                                                  (Unaudited)
REVENUES.............................................  $14,140   $3,124  $4,915
COST OF SERVICES.....................................   11,345    2,524   4,035
                                                       -------   ------  ------
    Gross profit.....................................    2,795      600     880
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.........    1,557      312     375
                                                       -------   ------  ------
    Income from operations...........................    1,238      288     505
                                                       -------   ------  ------
OTHER INCOME (EXPENSE):
  Interest expense...................................      (61)     (13)    (21)
  Other income (expense), net........................       94       49     (21)
                                                       -------   ------  ------
INCOME BEFORE INCOME TAXES...........................    1,271      324     463
INCOME TAX PROVISION.................................      537      148     173
                                                       -------   ------  ------
NET INCOME...........................................  $   734   $  176  $  290
                                                       =======   ======  ======




    The accompanying notes are an integral part of these combined financial statements.

                        LANDTRENDS, INC. AND AFFILIATES

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (In Thousands)

                                  Additional                       Total
                           Common  Paid-In   Retained Treasury Shareholders'
                           Stock   Capital   Earnings  Stock      Equity
                           ------ ---------- -------- -------- -------------
BALANCE, June 30, 1997....  $10      $126     $1,558   $ (27)     $1,667
  Repurchase of common
   stock..................                               (90)        (90)
  Net income..............  --        --         734     --          734
                            ---      ----     ------   -----      ------
BALANCE, June 30, 1998....   10       126      2,292    (117)      2,311
  Sale of common stock....             12        --      --           12
  Net income (unaudited)..  --        --         290     --          290
                            ---      ----     ------   -----      ------
BALANCE, September 30,
 1998.....................  $10      $138     $2,582   $(117)     $2,613
                            ===      ====     ======   =====      ======





    The accompanying notes are an integral part of these combined financial statements.

                        LANDTRENDS, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                                                                     Three
                                                                    Months
                                                                     Ended
                                                                   September
                                                       Year Ended     30,
                                                        June 30,  ------------
                                                          1998    1997   1998
                                                       ---------- -----  -----
                                                                  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................   $ 734    $ 176  $ 290
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
    Depreciation and amortization.....................     209       84     92
    Deferred income tax provision.....................      13        3     (5)
    Changes in assets and liabilities--
      Accounts receivable, net........................    (873)    (261)  (655)
      Related party receivables and payables..........    (161)     (78)    39
      Inventories.....................................    (912)     --      (6)
      Other current assets............................     (60)      (5)   (17)
      Other assets....................................     177      (27)  (102)
      Marketable securities...........................      99       78     37
      Accounts payable and accrued expenses...........   1,021       (3)   478
                                                         -----    -----  -----
        Net cash provided by (used in) operating
         activities...................................     247      (27)   151
                                                         -----    -----  -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.................     (99)     (79)  (132)
                                                         -----    -----  -----
        Net cash used in investing activities.........     (99)     (79)  (132)
                                                         -----    -----  -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from line of credit........................     260      100    100
  Payments on long-term debt..........................    (275)     (44)   (41)
  Repurchase of common stock..........................     (90)     (90)   --
  Sale of common stock................................     --       --      12
                                                         -----    -----  -----
        Net cash provided by (used in) financing
         activities...................................    (105)     (34)    71
                                                         -----    -----  -----
NET INCREASE (DECREASE) IN CASH.......................      43     (140)    90
CASH, beginning of period.............................     553      553    596
                                                         -----    -----  -----
CASH, end of period...................................   $ 596    $ 413  $ 686
                                                         =====    =====  =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest..........................................   $  58    $  12  $  19
    Income taxes......................................     157       10      2

    The accompanying notes are an integral part of these combined financial statements.

                        LANDTRENDS, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  The financial statements of Landtrends, Inc. (Landtrends) and its affiliate (collectively, the Group) combine the financial statements of the following companies under common control: Landtrends, Inc., incorporated in 1985, and Miramar Wholesale Nurseries, Inc. (Miramar), incorporated in 1993, both California corporations. The Group, headquartered in San Diego, California, operates primarily in Southern California. The Group provides landscape installation and maintenance services to its customers and operates a commercial nursery.

  On October 25, 1998, the Group and its shareholders entered into a definitive agreement with a wholly owned subsidiary of LandCare USA, Inc. (LandCare), providing for the merger of the Group with the subsidiary of LandCare. All outstanding shares of the Group's common stock were exchanged for cash (the Merger).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Interim Financial Information

  The interim combined financial statements as of September 30, 1998 and for each of the three months ended September 30, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the combined financial position, combined results of operations and combined cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Cash and Cash Equivalents

  The Group considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Marketable Securities

  The classification of marketable securities is generally determined at the date of purchase. For the year ended June 30, 1998 marketable securities are classified as trading securities. Trading securities are adjusted to market value at year end. Realized and unrealized gains and losses are included in other income (expense). At June 30, 1998, the trading securities had a cost of approximately $203,000 and a market value of approximately $201,000.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Group to a concentration of credit risk consist principally of cash deposits, marketable securities and accounts receivable. The Group maintains cash balances at financial institutions which may at times be in excess of federally insured levels.

 Allowance for Doubtful Accounts

  The Group maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

                        LANDTRENDS, INC. AND AFFILIATES

 Inventories

  Inventories consist of growing and resale stock held by Miramar for use in the ordinary course of business. The book value of these inventories, priced at the lower of cost or market, as of June 30, 1998 is approximately $2.3 million. Growing stock includes planting and growing costs. Selling costs are expensed as incurred. Inventory is relieved using the average cost method and cost of services is charged as growing stock is sold or lost as a result of casualty. A reserve of approximately $0.2 million for excess and obsolete inventories has been recorded.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

  Expenditures for major additions or improvements that extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

 Revenue Recognition

  The Groups's revenues consist of landscape maintenance and installation revenues and nursery sales. The Group's landscape maintenance contracts are for one year terms and payments to the Group are remitted in equal monthly payments over the term of the contract. Revenues from landscape maintenance contracts are recognized on the straight-line method while the costs incurred under the contracts can be expected to vary materially based on seasonal factors. Monthly maintenance payments are recognized as they become due because the contracts are fully cancelable without cause upon notice of 30 days or less by either the Group or the customer. Should the Group elect to cancel a contract, the customer would have no standing under either contract law or equity to require additional services or obtain a refund (other than for nonperformance prior to cancellation), notwithstanding that the customer may have paid amounts which clearly exceeded the fair value of the services received in those months in anticipation of lower priced services later in the year.

  Revenues from installation contracts are recognized when the services are performed and billable under the terms of the applicable contract. The balances billed but not paid by customers pursuant to retainage provisions in installation contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Group's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

  Revenues from nursery operations are recognized as growing stock is sold or shipped.

 Cost of Services

  Cost of services represents direct labor and associated costs (such as benefits and workers' compensation expense), materials, delivery expenses, supervisory personnel, and equipment and vehicle costs, such as fuel, insurance and depreciation.

 Warranty Costs

  For certain contracts, the Group warrants its products and services for up to one year after sale or installation. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

                        LANDTRENDS, INC. AND AFFILIATES

 Seasonality

  The Group has experienced and expects to continue to experience variability in revenue and net income as a result of the seasonal nature of the Group's business. Revenues from commercial and residential landscape maintenance contracts remain relatively constant throughout the year; however, the related costs of services vary due to seasonality. As a result, the gross margin from landscape maintenance contracts can vary seasonally.

 Income Taxes

  The Group accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized. The provision for income taxes is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

 Shareholders' Equity

  The equity structure of the Group is as follows at June 30, 1998:

                                               Authorized  Shares Issued   Par
                                                 Shares   and Outstanding Value
                                               ---------- --------------- ------
      Landtrends..............................    20,000         100      No Par
      Miramar................................. 1,000,000      21,500      $0.01

 Financial Instruments

  The Group's combined financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, lines of credit and debt. The Group believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

 Use of Estimates

  The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Group will adopt SFAS No. 131 for the year ended June 30, 1998.

                        LANDTRENDS, INC. AND AFFILIATES

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (dollars in thousands):

                                                            Estimated
                                                           Useful Lives June 30,
                                                             in Years     1998
                                                           ------------ --------
      Machinery and equipment.............................     3-5       $  605
      Transportation equipment............................      7         1,028
      Buildings and leasehold improvements................      10          242
      Office furniture and equipment......................     5-10          66
                                                                         ------
          Total...........................................               $1,941
      Less--Accumulated depreciation......................                 (806)
                                                                         ------
          Property and equipment, net.....................               $1,135
                                                                         ======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Accounts receivable consist of the following (in thousands):

                                                                        June 30,
                                                                          1998
                                                                        --------
      Accounts receivable, trade.......................................  $2,312
      Allowance for doubtful accounts..................................    (146)
                                                                         ------
                                                                         $2,166
                                                                         ======

  Other current assets consist of the following (in thousands):

                                                                        June 30,
                                                                          1998
                                                                        --------
      Cost in excess of billings.......................................   $ 92
      Prepaid insurance................................................     35
      Cash surrender value of insurance policy.........................     27
      Other............................................................     59
                                                                          ----
                                                                          $213
                                                                          ====

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                        June 30,
                                                                          1998
                                                                        --------
      Accounts payable, trade..........................................  $1,335
      Accrued compensation and benefits................................     537
      Income tax payable...............................................     382
      Billings in excess of costs......................................     338
      Warranty accrual.................................................     167
      Other............................................................      51
                                                                         ------
                                                                         $2,810
                                                                         ======

                        LANDTRENDS, INC. AND AFFILIATES

5. LINES OF CREDIT AND LONG-TERM DEBT:

 Lines of Credit

  The Group has an $800,000 line of credit with a financial institution that is secured by certain assets of the Group. Certain shareholders of the Group have personally guaranteed all amounts borrowed under this facility. There were no amounts outstanding on this facility at June 30, 1998. The line of credit expires on August 2, 1999.

  The Group had a $150,000 line of credit with a financial institution that is secured by certain assets of the Group. Certain shareholders of the Group have personally guaranteed all amounts borrowed under this facility. There were no amounts outstanding on this facility at June 30, 1998. The line of credit expired on October 30, 1998.

 Long-Term Debt

  Long-term debt consists of the following (in thousands):

                                                                     June 30,
                                                                       1998
                                                                     --------
      Notes payable to various financial institutions in total
       monthly installments of approximately $23,690 including
       interest ranging from 4.62% to 22.0%, secured by certain
       vehicles, machinery and equipment with varying maturities
       ranging from 1998-2002.......................................  $ 473
      Note payable to a financial institution in varying
       installments including interest at the institution's
       reference rate plus 2.0%, which was 10.5% at June 30, 1998,
       secured by assets, due 2001..................................    245
      Note payable to a financial institution in varying
       installments including interest at the institution's
       reference rate plus 1.75%, which was 10.25% at June 30, 1998,
       secured by assets, due 1999..................................     44
      Note payable to a financial institution in varying
       installments including interest at the institution's
       reference rate plus 2.5%, which was 11.0% at June 30, 1998,
       secured by assets, due 2001..................................     43
      Note payable to a financial institution in varying
       installments including interest at the institution's
       reference rate plus 2.0%, which was 10.5% at June 30, 1998,
       secured by assets, due 1999..................................     15
                                                                      -----
          Total.....................................................    820
      Less--Current portion.........................................   (372)
                                                                      -----
                                                                      $ 448
                                                                      =====

  The aggregate maturities of long-term debt as of June 30, 1998, are as follows (in thousands):

      Year ending June 30--
        1999............................................................... $372
        2000...............................................................  277
        2001...............................................................  171
                                                                            ----
                                                                            $820
                                                                            ====

                        LANDTRENDS, INC. AND AFFILIATES

6. INCOME TAXES:

  The components of the provision for income taxes are as follows (in thousands):

                                                                        June 30,
                                                                          1998
                                                                        --------
      Federal--
        Current........................................................   $411
        Deferred.......................................................     10
                                                                          ----
                                                                           421
                                                                          ----
      State--
        Current........................................................    113
        Deferred.......................................................      3
                                                                          ----
                                                                           116
                                                                          ----
          Total provision..............................................   $537
                                                                          ====

  The provision for income taxes differs from an amount computed at the statutory rate as follows (in thousands):

                                                                        June 30,
                                                                          1998
                                                                        --------
      Federal income tax at statutory rates............................   $456
      State income taxes...............................................     75
      Other............................................................      6
                                                                          ----
                                                                          $537
                                                                          ====

  The significant items giving rise to the deferred tax assets and liabilities are as follows (in thousands):

                                                                       June 30,
                                                                         1998
                                                                       --------
      Deferred tax assets--
        Bases differences in property and equipment................... $    15
        Accrued expenses..............................................     329
        Allowance for doubtful accounts...............................      68
        Other.........................................................     225
                                                                       -------
          Total deferred tax assets...................................     637
                                                                       -------
      Deferred tax liabilities--
        Bases differences in property and equipment...................      (3)
        Bases differences in inventory................................    (869)
        Accrued expenses..............................................    (346)
        Other.........................................................     (67)
                                                                       -------
          Total deferred tax liabilities..............................  (1,285)
                                                                       -------
          Net deferred tax liability.................................. $  (648)
                                                                       =======

                        LANDTRENDS, INC. AND AFFILIATES

7. RELATED PARTY TRANSACTIONS

  In February 1998, Miramar entered into a licensing agreement with Ewing Associates, LLC (Ewing), whose partners include certain of the Group's shareholders, to use certain intangible assets owned by Ewing. The amount of licensing fees paid to Ewing during the year ended June 30, 1998 was $25,000. Miramar also purchased nursery inventory from Ewing during the year ended June 30, 1998 for a total cost of $275,000. In February 1998 Ewing advanced Miramar $20,000 which was subsequently repaid in August 1998.

  The Group made advances to certain shareholders which are payable on demand. The amount of advances to shareholders outstanding at June 30, 1998 was approximately $204,000.

8. COMMITMENTS AND CONTINGENCIES:

 Litigation

  The Group is involved in legal actions arising in the ordinary course of business. Management does not believe the outcomes of such legal actions will have a material adverse effect on the Group's combined financial position or combined results of operations.

 Insurance

  The Group carries a standard range of insurance coverage, including business auto liability, general liability, commercial property, workers' compensation and an umbrella policy. The Group has not incurred significant claims or losses on any of these insurance policies.

 Deferred Compensation Plan

  The Group has a deferred compensation plan that is available to certain full-time employees. Contributions to the plan were approximately $12,000 for the year ended June 30, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To D.R. Church Landscape Co., Inc.:

  We have audited the accompanying consolidated balance sheets of D.R. Church Landscape Co., Inc., and subsidiary, as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of D.R. Church Landscape Co., Inc., and subsidiary as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 13, 1998

                D.R. CHURCH LANDSCAPE CO., INC., AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                       (In Thousands, Except Share Data)

                                                    December 31,
                                                    --------------   March 31,
                                                     1996    1997      1998
                                                    ------  ------  -----------
                                                                    (Unaudited)
                      ASSETS
                      ------
CURRENT ASSETS:
  Cash............................................. $   22  $  136    $  649
  Accounts receivable, net.........................  2,077   2,971     1,338
  Related party receivable.........................    --      --         25
  Inventories......................................     96     134       209
  Deferred tax asset...............................    411     136       136
                                                    ------  ------    ------
    Total current assets...........................  2,606   3,377     2,357
PROPERTY AND EQUIPMENT, net........................  1,482   1,917     1,976
DEFERRED TAX ASSET.................................    --      243       238
OTHER ASSETS.......................................    203      75       144
                                                    ------  ------    ------
    Total assets................................... $4,291  $5,612    $4,715
                                                    ======  ======    ======
       LIABILITIES AND SHAREHOLDERS' EQUITY
       ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses............ $1,091  $1,560    $1,130
  Line of credit...................................    551     140       --
  Current maturities of long-term debt.............    282     366       486
  Current maturities of long-term payable to
   related parties.................................    --      106         5
                                                    ------  ------    ------
    Total current liabilities......................  1,924   2,172     1,621
LONG-TERM DEBT, net................................    589     765       736
LONG-TERM PAYABLE TO RELATED PARTIES, net..........    --       15        15
DEFERRED TAX LIABILITY.............................     16     --        --
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock, no par value, 150,000 shares
   authorized, 65,076, 62,878 and 61,961 shares
   issued, 62,446, 62,253 and 61,035 shares
   outstanding.....................................      6       6         6
  Retained earnings................................  1,824   2,677     2,372
  Treasury stock, 2,630, 625 and 926 shares, at
   cost............................................    (68)    (23)      (35)
                                                    ------  ------    ------
    Total shareholders' equity.....................  1,762   2,660     2,343
                                                    ------  ------    ------
    Total liabilities and shareholders' equity..... $4,291  $5,612    $4,715
                                                    ======  ======    ======

  The accompanying notes are an integral part of these consolidated financial statements.

                D.R. CHURCH LANDSCAPE CO., INC., AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (in Thousands)

                                                              Three Months
                                   Year Ended December 31    Ended March 31
                                   ------------------------  ----------------
                                    1995    1996     1997     1997     1998
                                   ------  -------  -------  -------  -------
                                                               (unaudited)
REVENUES.......................... $9,141  $10,951  $13,257  $   946  $   963
COST OF SERVICES..................  6,121    7,624    8,906      803      787
                                   ------  -------  -------  -------  -------
    Gross profit..................  3,020    3,327    4,351      143      176
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES..........  2,136    3,591    2,864      590      661
                                   ------  -------  -------  -------  -------
    Income (loss) from
     operations...................    884     (264)   1,487     (447)    (485)
OTHER INCOME (EXPENSE):
  Interest expense................    (94)    (117)    (184)     (32)     (31)
  Other income, net...............     37       78       97       18       14
                                   ------  -------  -------  -------  -------
INCOME (LOSS) BEFORE INCOME
 TAXES............................    827     (303)   1,400     (461)    (502)
INCOME TAX PROVISION (BENEFIT)....    329     (120)     547     (170)    (197)
                                   ------  -------  -------  -------  -------
NET INCOME (LOSS)................. $  498  $  (183) $   853  $  (291) $  (305)
                                   ======  =======  =======  =======  =======




  The accompanying notes are an integral part of these consolidated financial statements.

                D.R. CHURCH LANDSCAPE CO., INC., AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (In Thousands)

                                                                      Total
                                         Common Retained Treasury Shareholders'
                                         Stock  Earnings  Stock      Equity
                                         ------ -------- -------- -------------
BALANCE, December 31, 1994..............  $ 6    $1,509    $ --      $1,515
  Repurchase of common stock............   --        --      (3)         (3)
  Net income............................   --       498      --         498
                                          ---    ------    ----      ------
BALANCE, December 31, 1995..............    6     2,007      (3)      2,010
  Repurchase of common stock............   --        --     (65)        (65)
  Net loss..............................   --      (183)     --        (183)
                                          ---    ------    ----      ------
BALANCE, December 31, 1996..............    6     1,824     (68)      1,762
  Sale of common stock held in
   treasury.............................   --        --      45          45
  Net income............................   --       853      --         853
                                          ---    ------    ----      ------
BALANCE, December 31, 1997..............    6     2,677     (23)      2,660
  Repurchase of common stock
   (unaudited)..........................   --        --     (12)        (12)
  Net loss (unaudited)..................   --      (305)     --        (305)
                                          ---    ------    ----      ------
BALANCE, March 31, 1998 (unaudited).....  $ 6    $2,372    $(35)     $2,343
                                          ===    ======    ====      ======




  The accompanying notes are an integral part of these consolidated financial statements.

                D.R. CHURCH LANDSCAPE CO., INC., AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                                                                 Three Months
                                                                     Ended
                                      Year Ended December 31       March 31
                                      -------------------------  --------------
                                       1995    1996      1997     1997    1998
                                      ------- -------  --------  ------  ------
                                                                  (Unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income (loss).................  $  498  $  (183) $    853  $ (291) $ (305)
  Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in) operating
   activities--
    Depreciation....................     246      389       480      87     107
    Gain on sale of property and
     equipment......................     --       --         (9)    --      --
    Deferred income tax provision
     (benefit)......................     (26)    (347)       16     --        5
    Changes in assets and
     liabilities--
      Accounts receivable, net......    (630)     (22)     (894)    938   1,608
      Inventories...................     (31)     --        (38)      1     (75)
      Other assets..................    (100)      29       128     149     (69)
      Accounts payable and accrued
       expenses.....................     920      108       469     (65)   (430)
                                      ------  -------  --------  ------  ------
        Net cash provided by (used
         in) operating activities...     877      (26)    1,005     819     841
                                      ------  -------  --------  ------  ------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Proceeds from sale of property and
   equipment........................     --       --         11     --      --
  Purchases of property and
   equipment........................    (832)    (712)     (917)    (59)   (166)
                                      ------  -------  --------  ------  ------
        Net cash used in investing
         activities.................    (832)    (712)     (906)    (59)   (166)
                                      ------  -------  --------  ------  ------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from line of credit and
   long-term debt...................     204    1,051     2,460     --      188
  Payments on line of credit and
   long-term debt...................    (183)    (251)   (2,490)   (749)   (338)
  Cash received (paid) for treasury
   stock............................      (3)     (65)       45      (8)    (12)
                                      ------  -------  --------  ------  ------
        Net cash provided by
         financing activities.......      18      735        15    (757)   (162)
                                      ------  -------  --------  ------  ------
NET INCREASE (DECREASE) IN CASH.....      63       (3)      114       3     513
CASH, beginning of year.............     (38)      25        22      22     136
                                      ------  -------  --------  ------  ------
CASH, end of year...................  $   25  $    22  $    136      25     649
                                      ======  =======  ========  ======  ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the year for--
    Interest........................  $   94  $   117  $    184  $   32  $   31
    Income taxes....................      36       80        36     170     137

  The accompanying notes are an integral part of these consolidated financial

                D.R. CHURCH LANDSCAPE CO., INC., AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  D.R. Church Landscape Co., Inc. (the Company), and its wholly owned subsidiary Royal Oaks Nursery, Inc. (both Illinois corporations), are headquartered in Lombard, Illinois. The Company was founded in 1963 and operates primarily in the greater Chicago and Milwaukee areas with branches in Wadsworth, Illinois and Milwaukee, Wisconsin. The Company provides commercial landscape installation and maintenance and also provides snow removal services.

  The Company and its shareholders intend to enter into a definitive agreement with LandCare USA, Inc. (LandCare), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of LandCare's common stock concurrently with the consummation of an initial public offering of the common stock of LandCare.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation

  The consolidated financial statements include the accounts and results of operations of the Company and its subsidiary. All significant intercompany transactions have been eliminated in consolidation.

 Interim Financial Information

  The interim financial statements as of March 31, 1998 and for each of the three months ended March 31, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash deposits and accounts receivable. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels.

 Allowance for Doubtful Accounts

  The Company maintains an allowance for doubtful accounts based upon estimated collectibility of all accounts receivable.

 Inventories

  Inventories consist of materials and supplies held for use in the ordinary course of business and are stated at the lower of cost or market.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

                D.R. CHURCH LANDSCAPE CO., INC., AND SUBSIDIARY

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

 Revenue Recognition

  The Company's revenues consist of maintenance revenues and installation revenues. The Company's landscape maintenance contracts are for terms of seven to eight months and payments to the Company are remitted in equal monthly payments over the term of the contract. Revenues from landscape maintenance contracts are recognized on the straight-line method while costs incurred under the contracts can be expected to vary materially based on seasonal factors. Monthly maintenance payments are recognized as they become due because the contracts are fully cancelable without cause upon notice of 60 days or less by either the Company or the customer. Should the Company elect to cancel a contract, the customer would have no standing under either contract law or equity to require additional services or obtain a refund (other than for nonperformance prior to cancellation), notwithstanding that the customer may have paid amounts which clearly exceeded the fair value of the services received in those months in anticipation of lower priced services later in the year.

  Revenues from installation services are recognized when the services are performed and billable under the terms of the applicable contract. The balances billed but not paid by customers pursuant to retainage provisions in installation contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

 Cost Of Services

  Cost of services represents direct labor and associated costs (such as benefits and workers' compensation expense), materials, supervisory personnel and equipment and vehicle costs, such as fuel, insurance and depreciation.

 Warranty Costs

  For certain contracts, the Company warrants plants, trees and hardscape for up to one year after installation. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

 Seasonality

  The Company has experienced and expects to continue to experience variability in revenue and net income as a result of the seasonal nature of the Company's business. Generally, the Company's revenues from installation projects are concentrated during the warmer months of April to October. Revenues from landscape maintenance contracts typically do not generate revenues in the winter. As a result, the gross margin from landscape maintenance contracts can vary seasonally.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates

                D.R. CHURCH LANDSCAPE CO., INC., AND SUBSIDIARY applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized. The provision for income taxes is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

 Financial Instruments

  The Company's financial instruments consist of cash, accounts receivable, accounts payable and debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 New Accounting Pronouncement

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt SFAS No. 131 in the year ended December 31, 1998.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                                   Estimated     December 31
                                                 Useful Lives  ----------------
                                                   in Years     1996     1997
                                                 ------------- -------  -------
      Transportation equipment..................       5       $ 2,041  $ 2,677
      Machinery and equipment...................     5-10        3,020    3,248
      Leasehold improvements.................... Life of lease      53       74
                                                               -------  -------
          Total.................................                 5,114    5,999
      Less--Accumulated depreciation............                (3,632)  (4,082)
                                                               -------  -------
          Property and equipment, net...........               $ 1,482  $ 1,917
                                                               =======  =======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Accounts receivable consist of the following (in thousands):

                                                                  December 31
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
      Accounts receivable, trade................................ $2,584  $3,404
      Retainage.................................................    234     308
      Allowance for doubtful accounts...........................   (741)   (741)
                                                                 ------  ------
                                                                 $2,077  $2,971
                                                                 ======  ======

                D.R. CHURCH LANDSCAPE CO., INC., AND SUBSIDIARY

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                   December 31
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
      Accounts payable, trade.................................... $  292 $  259
      Accrued compensation and benefits..........................    153    202
      Income tax payable.........................................    362    853
      Accrued professional fees..................................    200    177
      Other accrued expenses.....................................     84     69
                                                                  ------ ------
                                                                  $1,091 $1,560
                                                                  ====== ======

5. LINE OF CREDIT AND LONG-TERM DEBT:

 Line of Credit

  The Company has a $1.4 million line of credit with a financial institution that is secured by accounts receivable, bearing interest at the financial institution's prime rate plus 0.75 percent, which was 9 percent and 9.25 percent at December 31, 1996 and 1997, respectively. The line of credit expires on February 1, 1998, and there was a total of $551,000 and $140,000 outstanding on the line at December 31, 1996 and 1997, respectively.

 Long-term Debt

  Long-term debt consists of the following (in thousands):

                                                                   December 31
                                                                   ------------
                                                                   1996   1997
                                                                   -----  -----
Notes payable to financial institutions in total monthly
 installments of approximately $19 including interest ranging from 8.57% to 9.50%, secured by vehicles and equipment with payment due in varying maturities ranging from 1999-2001........  $ 443  $ 501
Notes payable to financial institutions in total monthly
 installments of approximately $8 including interest at financial institution's prime rate plus 1.25%, which was 9.50% and 9.75%
 at December 31, 1996 and 1997, respectively, secured by vehicles
 and equipment with final payment due 1998.......................     46     16
Note payable to a shareholder in monthly installments of $.7 including interest at 9.00%, secured by a vehicle with final
 payment due 2001................................................    --      21
Note payable to a shareholder including interest at 9.00%,
 unsecured and due on demand.....................................    --     100
Capital leases of vehicles payable in monthly installments of approximately $19 including interest at 6.25%, with varying
 maturities ranging from 1999-2002...............................    175    607
Capital leases of equipment payable in monthly installments of approximately $5 including interest at 6.25%, with varying
 maturities ranging from 1998-1999...............................    207      7
                                                                   -----  -----
                                                                     871  1,252
Less- Current portion............................................   (282)  (472)
                                                                   -----  -----
                                                                   $ 589  $ 780
                                                                   =====  =====

                D.R. CHURCH LANDSCAPE CO., INC., AND SUBSIDIARY

  The aggregate maturities of long-term debt and capital lease obligations as of December 31, 1997 are as follows (in thousands):

      Year ending December 31--
        1998............................................................ $  472
        1999............................................................    371
        2000............................................................    286
        2001............................................................    123
                                                                         ------
                                                                         $1,252
                                                                         ======

6. INCOME TAXES:

  The components of the provision (benefit) for income taxes are as follows (in thousands):

                                                                 December 31
                                                               -----------------
                                                               1995  1996   1997
                                                               ----  -----  ----
      Federal--
        Current............................................... $289  $ 185  $434
        Deferred..............................................  (21)  (284)   13
                                                               ----  -----  ----
                                                                268    (99)  447
                                                               ----  -----  ----
      State--
        Current...............................................   66     42    97
        Deferred..............................................  (5)    (63)    3
                                                               ----  -----  ----
                                                                 61    (21)  100
                                                               ----  -----  ----
          Total provision..................................... $329  $(120) $547
                                                               ====  =====  ====

  The provision (benefit) for income taxes differs from an amount computed at the statutory rate as follows (in thousands):

                                                                 December 31
                                                               ----------------
                                                               1995 1996   1997
                                                               ---- -----  ----
       Federal income tax at statutory rates.................. $290 $(106) $482
       State income taxes.....................................   39   (14)   65
                                                               ---- -----  ----
                                                               $329 $(120) $547
                                                               ==== =====  ====

  The significant items giving rise to the deferred tax assets and liabilities are as follows (in thousands):

                                                                     1996  1997
                                                                     ----  ----
       Deferred tax assets--
        Allowance for doubtful accounts............................. $370  $286
        Accrued expenses............................................   82   169
        Other.......................................................   19    17
                                                                     ----  ----
          Total deferred tax assets.................................  471   472
                                                                     ====  ====
       Deferred tax liabilities--
        Bases differences in property and equipment.................  (32)  (42)
        Other.......................................................  (44)  (51)
                                                                     ----  ----
          Total deferred tax liabilities............................  (76)  (93)
                                                                     ----  ----
          Net deferred tax assets................................... $395  $379
                                                                     ====  ====

                D.R. CHURCH LANDSCAPE CO., INC., AND SUBSIDIARY

7. RELATED-PARTY TRANSACTIONS:

  The Company entered into agreements with the shareholders and other related entities for the leases of office buildings and property used for nursery operations. The Company also leases vehicles, landscaping and office equipment from a shareholder. Total lease payments to shareholders were $216,000, $242,000 and $273,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

8. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  The Company leases various facilities, equipment, vehicles and land under operating lease agreements, including leases with related parties. These leases expire on various dates through 2001. The lease agreements are subject to renewal under essentially the same terms and conditions as the original leases.

  Future minimum lease payments for operating leases are as follows (in thousands):

      Year ending December 31--
        1998.............................................................. $249
        1999..............................................................  166
        2000..............................................................  116
        2001..............................................................   92
                                                                           ----
                                                                           $623
                                                                           ====

  Total rent expense under all operating leases, including operating leases with related parties, was approximately $233,000, $338,000 and $327,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

 Litigation

  The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's consolidated financial position or consolidated results of operations.

 Insurance

  The Company carries a standard range of insurance coverage, including business auto liability, general liability, workers' compensation, commercial property and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies.

  The Company is self-insured for medical claims up to $10,000 per year per covered individual. Claims in excess of these amounts are covered by a stop-loss policy.

 Employee Stock Ownership Plan

  The Company participates in an Employee Stock Ownership Plan (the Plan) which covers all employees who have completed at least 1,000 hours of service as of the first year of employment ending July 1, the first day of the Plan year. Participation in the Plan is based on the total compensation paid to employees during the Plan year. The Company makes discretionary stock or cash contributions to the Plan, which were $85,000 in cash during 1995, $50,000 in cash and $50,000 in common stock during 1996 and $50,000 in common stock during 1997.

                D.R. CHURCH LANDSCAPE CO., INC., AND SUBSIDIARY

9. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

  In March 1998, the Company and its shareholders entered into a definitive agreement with a wholly owned subsidiary of LandCare, providing for the merger of the Company with the subsidiary of LandCare (the Merger). Royal Oaks Nursery, Inc. and the related operating assets and liabilities, were not acquired in the Merger. Approximately $19,000 of cash, $43,000 of related party receivables and $19,000 of property and equipment, net, which are included in the consolidated balance sheet at December 31, 1997 were sold to shareholders of the Company. In addition, shareholders of the Company will assume liabilities of approximately $3,000, which are included in the consolidated balance sheet at December 31, 1997. Revenue would have been reduced by approximately $233,000 and income from operations would have been increased by approximately $43,000 for the year ended December 31, 1997 assuming the transaction had occurred January 1, 1997. Had these distributions been made at December 31, 1997, the effect on the Company's balance sheet would have been to decrease shareholders' equity by approximately $78,000.

  Concurrently with the Merger, the Company entered into an agreement with the shareholders to lease land, equipment and buildings used in the Company's operations for negotiated amounts and terms.

  On November 1, 1998, LandCare and The ServiceMaster Company ("ServiceMaster") entered into a Plan of Reorganization and Agreement and Plan of Merger (the "Merger Agreement") pursuant to which LandCare will become a subsidiary of ServiceMaster. The Merger Agreement is subject to LandCare stockholder approval, regulatory approvals and certain other closing conditions and termination events.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Schumacher Landscaping, Inc.:

  We have audited the accompanying balance sheet of Schumacher Landscaping, Inc. (the Company), as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
September 4, 1998

                          SCHUMACHER LANDSCAPING, INC.

                                 BALANCE SHEETS

                       (In Thousands, Except Share Data)

                                                        December 31   June 30
                                                           1997        1998
                                                        ----------- -----------
                                                                    (Unaudited)
                        ASSETS
                        ------
CURRENT ASSETS:
  Cash and cash equivalents............................   $   80      $   33
  Accounts receivable, net.............................    2,602       4,319
  Receivable from affiliate............................      840       1,290
  Inventories..........................................       24          59
  Other current assets.................................       19         355
                                                          ------      ------
    Total current assets...............................    3,565       6,056
PROPERTY AND EQUIPMENT, net............................    1,323       1,840
OTHER ASSETS...........................................       19          28
                                                          ------      ------
    Total assets.......................................   $4,907      $7,924
                                                          ======      ======
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses................   $1,936      $2,324
  Line of credit and other short-term borrowings.......      708       1,895
  Current maturities of long-term debt.................      321         433
  Other current liabilities............................      232         275
                                                          ------      ------
    Total current liabilities..........................    3,197       4,927
LONG-TERM DEBT, net....................................      428       1,256
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, no par value, 1,000 shares authorized,
   100 shares outstanding..............................        1           1
  Retained earnings....................................    1,281       1,740
                                                          ------      ------
    Total stockholders' equity.........................    1,282       1,741
                                                          ------      ------
    Total liabilities and stockholders' equity.........   $4,907      $7,924
                                                          ======      ======

   The accompanying notes are an integral part of these financial statements.

                          SCHUMACHER LANDSCAPING, INC.

                            STATEMENTS OF OPERATIONS

                                 (In Thousands)

                                                                  Six Months
                                                                     Ended
                                                     Year Ended     June 30
                                                     December 31 --------------
                                                        1997      1997    1998
                                                     ----------- ------  ------
                                                                  (Unaudited)
REVENUES............................................   $12,029   $4,630  $6,699
COST OF SERVICES....................................     9,717    3,802   5,293
                                                       -------   ------  ------
    Gross profit....................................     2,312      828   1,406
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES........     1,500      662     878
                                                       -------   ------  ------
    Income from operations..........................       812      166     528
                                                       -------   ------  ------
OTHER INCOME (EXPENSE):
  Interest expense..................................      (260)    (113)   (116)
  Other income (expense), net.......................        78       40      47
                                                       -------   ------  ------
NET INCOME..........................................   $   630   $   93  $  459
                                                       =======   ======  ======




   The accompanying notes are an integral part of these financial statements.

                          SCHUMACHER LANDSCAPING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (In Thousands)

                                                                       Total
                                                   Common Retained Stockholders'
                                                   Stock  Earnings    Equity
                                                   ------ -------- -------------
BALANCE, December 31, 1996........................  $  1   $1,271     $1,272
  Distributions...................................   --      (620)      (620)
  Net income......................................   --       630        630
                                                    ----   ------     ------
BALANCE, December 31, 1997........................     1    1,281      1,282
  Net income (unaudited)..........................   --       459        459
                                                    ----   ------     ------
BALANCE, June 30, 1998 (unaudited)................  $  1   $1,740     $1,741
                                                    ====   ======     ======





   The accompanying notes are an integral part of these financial statements.

                          SCHUMACHER LANDSCAPING, INC.

                            STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                                                    Year Ended   Six Months
                                                    December 31 Ended June 30
                                                    ----------- --------------
                                                       1997     1997    1998
                                                    ----------- -----  -------
                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................   $   630   $  93  $   459
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
    Depreciation and amortization..................       302     136      204
    Losses on sales of assets......................         5     --         1
    Changes in assets and liabilities--
      Accounts receivable, net.....................      (335)   (942)  (1,717)
      Receivable from affiliate....................       375    (114)    (450)
      Inventories..................................       (12)    (62)     (35)
      Other current assets and liabilities.........       (28)    (69)    (109)
      Costs in excess of billings and estimated
       earnings....................................        33    (186)    (231)
      Billings in excess of costs and estimated
       earnings....................................        19      (1)      38
      Accounts payable and accrued expenses........       770     809      388
                                                      -------   -----  -------
        Net cash provided by (used in) operating
         activities................................     1,759    (336)  (1,452)
                                                      -------   -----  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Change in cash surrender value of officers' life
   insurance.......................................         2     --        (1)
  Purchases of property and equipment..............      (180)    (88)    (111)
                                                      -------   -----  -------
        Net cash used in investing activities......      (178)    (88)    (112)
                                                      -------   -----  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds (payments) from line of credit and
   other short-term borrowings.....................      (677)    465    1,187
  Proceeds from long-term debt.....................       --      --       500
  Payments on long-term debt.......................      (303)   (137)    (170)
  Distributions to stockholders....................      (620)    --       --
                                                      -------   -----  -------
        Net cash provided by (used in) financing
         activities................................    (1,600)    328    1,517
                                                      -------   -----  -------
NET DECREASE IN CASH AND CASH EQUIVALENTS..........       (19)    (96)     (47)
CASH AND CASH EQUIVALENTS, beginning of period.....        99      99       80
                                                      -------   -----  -------
CASH AND CASH EQUIVALENTS, end of period...........   $    80   $   3  $    33
                                                      =======   =====  =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest.......................................   $   259   $ 102  $   122

   The accompanying notes are an integral part of these financial statements.

                          SCHUMACHER LANDSCAPING, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  Schumacher Landscaping, Inc. (the Company), a Massachusetts corporation, headquartered in Boston, Massachusetts, was founded in 1968 and operates primarily in the northeastern United States. The Company provides landscape and maintenance services to commercial customers.

  The Company and its stockholders intend to enter into a definitive agreement with LandCare USA, Inc. (LandCare), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and convertible notes (the Merger).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Interim Financial Information

  The interim financial statements as of June 30, 1998 and for each of the six months ended June 30, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash deposits and accounts receivable. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels.

 Allowance for Doubtful Accounts

  The Company maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

 Inventories

  Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

                          SCHUMACHER LANDSCAPING, INC.

 Revenue Recognition

  The Company's revenues consist of landscape maintenance revenues and installation revenues. The Company's landscape maintenance contracts are typically for one year and payments to the Company are remitted in equal monthly payments over the term of the contract. Revenues from maintenance contracts are recognized on the straight-line method while costs incurred under the contracts can be expected to vary materially based on seasonal factors. Monthly maintenance payments are recognized as they become due because the contracts are fully cancelable without cause upon notice of 30 days or less by either the Company or the customer. Should the Company elect to cancel a contract, the customer would have no standing under either contract law or equity to require additional services or obtain a refund (other than for nonperformance prior to cancellation), notwithstanding that the customer may have paid amounts which clearly exceeded the fair value of the services received in those months in anticipation of lower priced services later in the year.

  Revenues from installation contracts are recognized when the services are performed and billable under the terms of the applicable contract. The balances billed but not paid by customers pursuant to retainage provisions in installation contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

 Cost of Services

  Cost of services represents direct labor and associated costs (such as benefits and workers' compensation expense), materials, supervisory personnel, and equipment and vehicle costs, such as fuel, insurance and depreciation.

 Warranty Costs

  For certain contracts, the Company warrants plant life up to a year after installation. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

 Seasonality

  The Company experienced and expects to continue to experience variability in revenue and net income as a result of the seasonal nature of the Company's business. Revenues from landscape maintenance contracts remain relatively constant throughout the year; however, the related costs of services vary due to seasonality. As a result, the gross margin from landscape maintenance contracts can vary seasonally.

 Income Taxes

  The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their shares of the Company's taxable earnings or losses in their personal tax returns. The Company will terminate its S Corporation status concurrently with the effective date of the transaction.

 Financial Instruments

  The Company's financial instruments consist of cash, accounts receivable, accounts payable, line of credit and debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

                          SCHUMACHER LANDSCAPING, INC.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt SFAS No. 131 for the year ended December 31, 1998.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                                         Estimated
                                                       Useful Lives  December 31
                                                         in Years       1997
                                                       ------------- -----------
      Transportation equipment........................       5         $ 1,113
      Machinery and equipment.........................     5-10            952
      Leasehold improvements.......................... Life of lease        68
      Office furniture and equipment..................       5             250
                                                                       -------
          Total.......................................                 $ 2,383
      Less--Accumulated depreciation..................                  (1,060)
                                                                       -------
          Property and equipment, net.................                 $ 1,323
                                                                       =======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Accounts receivable consist of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Accounts receivable, trade....................................   $2,756
      Accounts receivable, other....................................       13
      Allowance for doubtful accounts...............................     (167)
                                                                       ------
                                                                       $2,602
                                                                       ======

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Accounts payable, trade.......................................   $1,422
      Accrued compensation and benefits.............................      294
      Warranty accrual..............................................      220
                                                                       ------
                                                                       $1,936
                                                                       ======

                          SCHUMACHER LANDSCAPING, INC.

5. LINE OF CREDIT AND LONG-TERM DEBT:

 Line of Credit

  As of December 31, 1997, the Company had a line of credit with a financial institution totaling $1.5 million that is secured by all business assets. In addition, the line of credit is guaranteed by a $2.0 million assignment of a life insurance policy on the Company's stockholder and personally guaranteed by the stockholder. Interest is at the financial institution's prime rate plus one percent, which was 9.5% at December 31, 1997. The line of credit expires in March 1998. The Company had $568,000 outstanding at December 31, 1997.

 Vendor Loans

  The Company has negotiated various agreements with several vendors to convert trade accounts payable balances into notes payable. The payments along with accrued interest are due one year from the date of the agreement. The interest rates range from the prime rate, which was 8.5% at December 31, 1997 to 10%. The balance outstanding under these agreements at December 31, 1997 was $140,000.

 Long-Term Debt

  Long-term debt consists of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
Note payable to various financial institutions in total monthly installments of approximately $14 including interest ranging from
 8.0% to 18.0%, secured by certain vehicles, machinery and
 equipment with payments due in varying maturities ranging from
 1998 to 2002......................................................     $ 350
Capital leases of equipment payable in monthly installments of approximately $23 including interest ranging from 8.91% to 24.10%,
 due in varying maturities ranging from 1998 to 2000...............       399
                                                                        -----
    Total..........................................................       749
Less--Current portion..............................................      (321)
                                                                        -----
                                                                        $ 428
                                                                        =====

  The aggregate maturities of long-term debt and capital lease obligations as of December 31, 1997, are as follows (in thousands):

       Year ending December 31--
        1998............................................................. $321
        1999.............................................................  228
        2000.............................................................  126
        2001.............................................................   60
        2002.............................................................   14
                                                                          ----
                                                                          $749
                                                                          ====

6. RELATED-PARTY TRANSACTIONS:

  At December 31, 1997, amounts due to the Company from a corporation wholly owned by a stockholder of the Company, represent various cash and other advances and interest charges. The Company has received collateral assignments of beneficial interests in certain realty trusts located in Massachusetts. The Company has recorded interest income for the year ended December 31, 1997 of $108,000 relating to amounts due from affiliate.

                          SCHUMACHER LANDSCAPING, INC.

  During the year ended December 31, 1997, the Company subcontracted laborers from a corporation which is wholly owned by a stockholder of the Company. Amounts due from the related company at December 31, 1997 was $9,000.

7. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  The Company leases its office and warehouse buildings under an operating lease agreement which expires in 2000. The lease is subject to escalation for real estate taxes. Rent expense for this operating lease for the year ended December 31, 1997 was approximately $75,000.

  Future minimum lease payments for the operating lease are as follows (in thousands):

      Year ending December 31--
        1998.............................................................. $ 70
        1999..............................................................   70
        2000..............................................................   70
                                                                           ----
                                                                           $210
                                                                           ====

  The Company also leases various items of equipment under short-term rental agreements. Total rent expense for all vehicles and equipment was approximately $160,000 for the year ended December 31, 1997.

 Litigation

  The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcomes of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

 Insurance

  The Company carries a standard range of insurance coverage, including business auto liability, general liability, and workers' compensation. The Company has not incurred significant claims or losses on any of these insurance policies.

  The Company is self-insured for medical claims up to $15,000 per year per covered individual. Claims in excess of these amounts are covered by a stop-loss policy.

 Employee 401(k) Retirement Plan

  In 1997, the Company began to participate in a qualified 401(k) retirement plan (the Plan) which covers eligible employees at least 18 years of age who have completed six months of service and have been employed by the Company for 1,000 hours. The Company contributes once a year at its discretion. The Company's contribution to the Plan for the year ended December 31, 1997 was approximately $13,000.

8. EVENTS SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

  On September 22, 1998, the Company and its stockholders entered into a definitive agreement with a wholly owned subsidiary of LandCare, providing for the merger of the Company with the subsidiary of LandCare.

  On November 1, 1998, LandCare and The ServiceMaster Company ("ServiceMaster") entered into a Plan of Reorganization and Agreement and Plan of Merger (the "Merger Agreement") pursuant to which LandCare will become a subsidiary of ServiceMaster. The Merger Agreement is subject to LandCare stockholder approval, regulatory approvals and certain other closing conditions and termination events.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Landscape West, Inc.:

  We have audited the accompanying balance sheet of Landscape West, Inc. (the Company), as of December 31, 1997, and the related statements of operations, shareholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
October 5, 1998

                              LANDSCAPE WEST, INC.

                                 BALANCE SHEETS

                       (In Thousands, Except Share Data)

                                                        December 31   June 30
                                                           1997        1998
                                                        ----------- -----------
                                                                    (Unaudited)
                        ASSETS
                        ------
CURRENT ASSETS:
  Cash and cash equivalents............................   $   60      $  125
  Accounts receivable, net.............................    1,353       1,654
  Related party receivable.............................      326         719
  Inventories..........................................      138         147
  Other current assets.................................      145          97
                                                          ------      ------
    Total current assets...............................    2,022       2,742
PROPERTY AND EQUIPMENT, net............................    1,929       2,106
OTHER ASSETS...........................................       76         170
                                                          ------      ------
    Total assets.......................................   $4,027      $5,018
                                                          ======      ======
         LIABILITIES AND SHAREHOLDER'S EQUITY
         ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses................   $  901      $1,156
  Line of credit and other short-term borrowings.......      728         570
  Current maturities of long-term debt.................      481         450
                                                          ------      ------
    Total current liabilities..........................    2,110       2,176
LONG-TERM DEBT, net....................................      598       1,376
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY:
  Common stock, $100 par value, 750 shares authorized,
   30 shares outstanding...............................        3           3
  Retained earnings....................................    1,316       1,463
                                                          ------      ------
    Total shareholder's equity.........................    1,319       1,466
                                                          ------      ------
    Total liabilities and shareholder's equity.........   $4,027      $5,018
                                                          ======      ======


   The accompanying notes are an integral part of these financial statements.

                              LANDSCAPE WEST, INC.

                            STATEMENTS OF OPERATIONS

                                 (In Thousands)

                                                     Year Ended   Six Months
                                                     December 31 Ended June 30
                                                     ----------- --------------
                                                        1997      1997    1998
                                                     ----------- ------  ------
                                                                  (Unaudited)
REVENUES............................................   $11,408   $5,519  $6,029
COST OF SERVICES....................................     9,090    4,177   4,672
                                                       -------   ------  ------
    Gross profit....................................     2,318    1,342   1,357
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES........     1,764      900   1,111
                                                       -------   ------  ------
    Income from operations..........................       554      442     246
                                                       -------   ------  ------
OTHER INCOME (EXPENSE):
  Interest expense..................................      (150)     (70)    (90)
  Other income (expense), net.......................         1        6      (9)
                                                       -------   ------  ------
NET INCOME..........................................   $   405   $  378  $  147
                                                       =======   ======  ======




   The accompanying notes are an integral part of these financial statements.

                              LANDSCAPE WEST, INC.

                       STATEMENTS OF SHAREHOLDER'S EQUITY

                                 (In Thousands)

                                                                       Total
                                                   Common Retained Shareholder's
                                                   Stock  Earnings    Equity
                                                   ------ -------- -------------
BALANCE, December 31, 1996........................  $ 3    $1,361     $1,364
  Distributions...................................   --      (450)      (450)
  Net income......................................   --       405        405
                                                    ---    ------     ------
BALANCE, December 31, 1997........................    3     1,316      1,319
  Net income (unaudited)..........................   --       147        147
                                                    ---    ------     ------
BALANCE, June 30, 1998 (unaudited)................  $ 3    $1,463     $1,466
                                                    ===    ======     ======




   The accompanying notes are an integral part of these financial statements.

                              LANDSCAPE WEST, INC.

                            STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                                                                 Six Months
                                                    Year Ended      Ended
                                                    December 31    June 30
                                                    ----------- --------------
                                                       1997     1997    1998
                                                    ----------- -----  -------
                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................    $ 405    $ 378  $   147
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
    Depreciation and amortization..................      572      278      314
    Losses (gains) on sales of assets..............       29       (2)     --
    Changes in assets and liabilities--
      Accounts receivable, net.....................     (172)    (110)    (694)
      Inventories..................................      (35)      (4)      (9)
      Other current assets.........................     (190)    (120)      48
      Other assets.................................       (8)      (5)     (94)
      Accounts payable and accrued expenses........      131      (85)     255
                                                       -----    -----  -------
        Net cash provided by (used in) operating
         activities................................      732      330      (33)
                                                       -----    -----  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment..............     (967)    (446)    (497)
                                                       -----    -----  -------
        Net cash used in investing activities......     (967)    (446)    (497)
                                                       -----    -----  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from (payments on) line of credit
   and other short-term borrowings.................       98      (19)    (158)
  Proceeds from long-term debt.....................      774      352    1,791
  Payments on long-term debt.......................     (554)    (209)  (1,038)
  Distributions to shareholder.....................      (65)     --       --
                                                       -----    -----  -------
        Net cash provided by financing activities..      253      124      595
                                                       -----    -----  -------
NET INCREASE IN CASH AND CASH EQUIVALENTS..........       18        8       65
CASH AND CASH EQUIVALENTS, beginning of period.....       42       42       60
                                                       -----    -----  -------
CASH AND CASH EQUIVALENTS, end of period...........    $  60    $  50  $   125
                                                       =====    =====  =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest.......................................    $ 147    $  68  $    91
NON CASH TRANSACTIONS:
  Distribution to shareholder......................    $ 385    $ --   $   --

   The accompanying notes are an integral part of these financial statements.

                              LANDSCAPE WEST, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  Landscape West, Inc. (the Company), a California corporation, headquartered in Anaheim, California, was founded in 1962 and operates primarily in southern California. The Company provides commercial landscape maintenance services to its customers.

  On August 4, 1998, the Company and its shareholder entered into a definitive agreement with a wholly owned subsidiary of LandCare USA, Inc. (LandCare), providing for the merger of the Company with the subsidiary of LandCare. All outstanding shares of the Company's common stock were exchanged for cash and shares of LandCare's common stock (the Merger).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Interim Financial Information

  The interim financial statements as of June 30, 1998 and for each of the six months ended June 30, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash deposits and accounts receivable. The Company maintains a cash balance at a financial institution which may at times be in excess of federally insured levels.

 Allowance for Doubtful Accounts

  The Company maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

 Inventories

  Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

                              LANDSCAPE WEST, INC.

 Revenue Recognition

  The Company's revenues consist of landscape maintenance revenues. The Company's landscape maintenance contracts are typically for one year and payments to the Company are remitted in equal monthly payments over the term of the contract. Revenues from maintenance contracts are recognized on the straight-line method while costs incurred under the contracts can be expected to vary materially based on seasonal factors. Monthly maintenance payments are recognized as they become due because the contracts are fully cancelable without cause upon notice of thirty days or less by either the Company or the customer. Should the Company elect to cancel a contract, the customer would have no standing under either contract law or equity to require additional services or obtain a refund (other than for nonperformance prior to cancellation), notwithstanding that the customer may have paid amounts which clearly exceeded the fair value of the services received in those months in anticipation of lower priced services later in the year.

 Cost of Services

  Cost of services represents direct labor and associated costs (such as benefits and workers' compensation expense), materials, supervisory personnel, and equipment and vehicle costs, such as fuel, insurance and depreciation.

 Seasonality

  The Company has experienced and expects to continue to experience variability in gross margin and net income as a result of the seasonal nature of the Company's business. Generally, revenues from landscape maintenance contracts remain relatively constant throughout the year; however, the related costs of services vary due to seasonality. As a result, the gross margin from landscape maintenance contracts can vary seasonally.

 Income Taxes

  The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the shareholders report their shares of the Company's taxable earnings or loss in their personal tax returns. The Company will terminate its S Corporation status concurrently with the effective date of the Merger.

 Major Customers and Risk Concentration

  The Company had sales of approximately eleven percent of total sales to one major customer for the year ended December 31, 1997.

 Financial Instruments

  The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, lines of credit and debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              LANDSCAPE WEST, INC.

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt SFAS No. 131 for the year ended December 31, 1998.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                                         Estimated   December 31
                                                       Useful Lives  -----------
                                                         in Years       1997
                                                       ------------- -----------
      Transportation equipment........................       5         $ 2,512
      Machinery and equipment.........................     5-10            910
      Leasehold improvements.......................... Life of lease        23
      Office furniture and equipment..................       5             155
                                                                       -------
          Total.......................................                 $ 3,600
      Less--Accumulated depreciation..................                  (1,671)
                                                                       -------
          Property and equipment, net.................                 $ 1,929
                                                                       =======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Accounts receivable consist of the following (in thousands):

                                                                     December 31
                                                                     -----------
                                                                        1997
                                                                     -----------
      Accounts receivable, trade....................................   $1,393
      Allowance for doubtful accounts...............................      (40)
                                                                       ------
                                                                       $1,353
                                                                       ======

  Other current assets consist of the following (in thousands):

                                                                     December 31
                                                                     -----------
                                                                        1997
                                                                     -----------
      Prepaid expenses..............................................    $120
      Other current assets..........................................      25
                                                                        ----
                                                                        $145
                                                                        ====

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                     December 31
                                                                     -----------
                                                                        1997
                                                                     -----------
      Accounts payable, trade.......................................    $629
      Accrued compensation and benefits.............................     255
      Other accrued expenses........................................      17
                                                                        ----
                                                                        $901
                                                                        ====

                              LANDSCAPE WEST, INC.

5. LINE OF CREDIT AND LONG-TERM DEBT:

 Line of Credit

  As of December 31, 1997, the Company had a line of credit totaling $0.8 million with a financial institution that is secured by all business assets and is personally guaranteed by the shareholder. Interest is at prime, which was 8.5% at December 31, 1997. The Company had $728,000 outstanding on the line of credit at December 31, 1997.

  On March 1, 1998, the Company restructured the line of credit by replacing its existing line of credit with a new line of credit with the same financial institution, which credit line totals $1 million, is secured by all business assets and bears interest at prime.

 Long-Term Debt

  Long-term debt consists of the following (in thousands):

                                                                   December 31
                                                                   -----------
                                                                      1997
                                                                   -----------
      Various notes payable to a financial institution in monthly installments all less than $1 including interest ranging
       from 1.9% to 5.9%, secured by autos, with varying
       maturities ranging from 1998 to 2000......................    $  131
      Various notes payable to a financial institution in monthly installments ranging from $4 to $14 including interest
       ranging from 8.75% to 9.5% secured by all business assets,
       with varying maturities ranging from 1998--2000...........       924
      Capital leases of office space and equipment payable in
       monthly installments all less than $2 including interest
       ranging from 10.3% to 11.25%, with varying maturities
       through 1999..............................................        24
                                                                     ------
          Total..................................................     1,079
      Less--Current portion......................................       481
                                                                     ------
                                                                     $  598
                                                                     ======

  The aggregate maturities of long-term debt and capital lease obligations as of December 31, 1997 are as follows (in thousands):

      Year ending December 31--
        1998............................................................ $  481
        1999............................................................    421
        2000............................................................    177
                                                                         ------
                                                                         $1,079
                                                                         ======

  Certain notes outstanding at December 31, 1997 were replaced with a term note totaling $1.5 million that is being paid in increments of $25,000 per month payable in full by March 1, 2004. The Company also signed another term note with the same financial institution on June 1, 1998, totaling $250,000 payable in monthly increments of $6,945 maturing on June 1, 2001 bearing interest at twenty-five basis points over the current prime rate.

                              LANDSCAPE WEST, INC.

6. RELATED-PARTY TRANSACTIONS:

  The Company advances money and purchases supplies from an entity that is controlled by the Company's sole shareholder. At December 31, 1997, amounts due from this affiliate totaled approximately $59,000.

  The Company leases facilities from the Company's sole shareholder on a month-to-month basis. Total rent expense paid under these leases for the year ended December 31, 1997 was approximately $236,000.

  The Company advances money to the Company's sole shareholder. The amounts advanced are payable on demand and accrued interest at 5.55% during 1997. At December 31, 1997, amounts due from the owner totaled approximately $267,000 in addition to accrued interest of approximately $16,000.

  In December 1997, the Company had a receivable of $11,541 from a related entity owned by the sole shareholder.

7. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  The Company leases property, equipment, and vehicles under various operating lease agreements, including leases with related parties. These leases consist of cancelable and noncancelable leases which expire on various dates through the year 2008. The cancelable leases can be terminated at any time by the Company with thirty days notice to the lessor. All lease agreements are subject to renewal under essentially the same terms and conditions as the original leases.

  Future minimum lease payments for the operating lease are as follows (in thousands):

      Year ending December 31--
        1998............................................................ $  352
        1999............................................................    403
        2000............................................................    397
        2001............................................................    381
        2002............................................................    367
        Thereafter......................................................  2,020
                                                                         ------
                                                                         $3,920
                                                                         ======

  Total rent expense under all operating leases, including operating leases with related parties, was approximately $453,000 for the year ended December 31, 1997.

 Litigation

  The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcomes of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

 Insurance

  The Company carries a standard range of insurance coverage, including business auto liability, general liability, and workers' compensation. The Company has not incurred significant claims or losses on any of these insurance policies.

                              LANDSCAPE WEST, INC.

 Employee 401(k) Pension Plan

  In 1997, the Company adopted a 401(k) plan that covers all employees who have attained the age of 21 and have been employed with the Company one year. Employees may voluntarily elect to defer the maximum income allowed under current tax law. The Company may make discretionary contributions of up to four percent of a participant's compensation on an annual basis. Discretionary contributions for the year ended December 31, 1997 were approximately $8,700.

8. EVENTS SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

  On November 1, 1998, LandCare and The ServiceMaster Company ("ServiceMaster") entered into a Plan of Reorganization and Agreement and Plan of Merger (the "Merger Agreement") pursuant to which LandCare will become a subsidiary of ServiceMaster. The Merger Agreement is subject to LandCare stockholder approval, regulatory approvals and certain other closing conditions and termination events.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Golden Bear Arborists, Inc.:

We have audited the accompanying combined balance sheet of the companies identified in Note 1 to the combined financial statements (collectively, the Group), as of June 30, 1998, and the related combined statements of operations, shareholder's equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Group as of June 30, 1998, and the combined results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
December 17, 1998

                   GOLDEN BEAR ARBORISTS, INC. AND AFFILIATE

                            COMBINED BALANCE SHEETS
                                 (In Thousands)

                                                              June
                                                               30   September 30
                                                              1998      1998
                                                             ------ ------------
                                                                    (Unaudited)
                            ASSETS
                            ------
   CURRENT ASSETS:
     Cash and cash equivalents.............................. $  107    $  --
     Accounts receivable, net...............................  1,662     2,168
     Receivable from related party..........................     44        16
     Inventories............................................     24        25
                                                             ------    ------
       Total current assets.................................  1,837     2,209
   PROPERTY AND EQUIPMENT, net..............................  3,936     3,917
   OTHER ASSETS.............................................     36        36
                                                             ------    ------
       Total assets......................................... $5,809    $6,162
                                                             ======    ======
             LIABILITIES AND SHAREHOLDER'S EQUITY
             ------------------------------------
   CURRENT LIABILITIES:
     Accounts payable and accrued expenses.................. $  387    $  858
     Line of credit and other short-term borrowings.........    400       500
     Current maturities of long-term debt...................  1,143     1,266
                                                             ------    ------
       Total current liabilities............................  1,930     2,624
   LONG-TERM DEBT, net......................................  1,940     1,614
   COMMITMENTS AND CONTINGENCIES
   SHAREHOLDER'S EQUITY:
     Common stock...........................................     76        76
     Additional paid-in capital.............................     18        18
     Retained earnings......................................  1,845     1,830
                                                             ------    ------
       Total shareholder's equity...........................  1,939     1,924
                                                             ------    ------
       Total liabilities and shareholder's equity........... $5,809    $6,162
                                                             ======    ======

    The accompanying notes are an integral part of these combined financial statements.

                   GOLDEN BEAR ARBORISTS, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF OPERATIONS
                                 (In Thousands)

                                                12 Months
                                                  Ended   Three Months Ended
                                                 June 30     September 30
                                                --------- ------------------
                                                  1998      1997       1998
                                                --------- ---------  ---------
                                                              (Unaudited)
   REVENUES....................................  $10,478  $   2,638  $   2,818
   COST OF SERVICES............................    7,527      1,991      2,166
                                                 -------  ---------  ---------
     Gross profit..............................    2,951        647        652
   SELLING, GENERAL AND
    ADMINISTRATIVE EXPENSES....................    2,081        456        601
                                                 -------  ---------  ---------
     Income from operations....................      870        191         51
                                                 -------  ---------  ---------
   OTHER INCOME (EXPENSE):
     Interest expense..........................     (210)       (65)       (65)
     Other income (expense), net...............      (77)         3         (1)
                                                 -------  ---------  ---------
   NET INCOME..................................  $   583  $     129  $     (15)
                                                 =======  =========  =========


    The accompanying notes are an integral part of these combined financial statements.

                   GOLDEN BEAR ARBORISTS, INC. AND AFFILIATE

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
                                 (In Thousands)

                                             Additional              Total
                                      Common  Paid-In   Retained Shareholder's
                                      Stock   Capital   Earnings    Equity
                                      ------ ---------- -------- -------------
   BALANCE, June 30, 1997............  $76      $18      $1,262     $1,356
     Net income......................  --       --          583        583
                                       ---      ---      ------     ------
   BALANCE, June 30, 1998............   76       18       1,845      1,939
     Net income (unaudited)..........  --       --          (15)       (15)
                                       ---      ---      ------     ------
   BALANCE, September 30, 1998
    (unaudited)......................  $76      $18      $1,830     $1,924
                                       ===      ===      ======     ======



    The accompanying notes are an integral part of these combined financial statements.

                   GOLDEN BEAR ARBORISTS, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                       12 Months Three Months
                                                         Ended       Ended
                                                        June 30  September 30
                                                       --------- --------------
                                                         1998     1997    1998
                                                       --------- ------  ------
                                                                  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................  $   583  $  129  $  (15)
  Adjustments to reconcile net income to net
   cash provided by (used in) operating activities:
    Depreciation and amortization.....................      535     138     151
    Changes in assets and liabilities--
     Accounts receivable, net.........................       61    (151)   (506)
     Inventories......................................       10     --       (1)
     Accounts payable and accrued expenses............     (146)    (24)    471
                                                        -------  ------  ------
      Net cash provided by (used in) operating
       activities.....................................    1,043      92     100
                                                        -------  ------  ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.................   (1,765)   (468)   (132)
                                                        -------  ------  ------
    Net cash used in investing activities.............   (1,765)   (468)   (132)
                                                        -------  ------  ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds (payments) from line of credit and
   other short-term borrowings........................       83     280     100
  Proceeds (payments) on related-party receivable.....     (705)   (218)     28
  Proceeds from long-term debt........................    1,971     337      60
  Payments on long-term debt..........................     (673)   (162)   (263)
                                                        -------  ------  ------
    Net cash provided by (used in) financing
     activities.......................................      676     237     (75)
                                                        -------  ------  ------
NET DECREASE IN CASH AND CASH EQUIVALENTS.............      (46)   (139)   (107)
CASH AND CASH EQUIVALENTS, beginning of period........      153     153     107
                                                        -------  ------  ------
CASH AND CASH EQUIVALENTS, end of period..............  $   107  $   14  $  --
                                                        =======  ======  ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
     Interest.........................................  $   194  $   46  $   71

    The accompanying notes are an integral part of these combined financial statements.

                   GOLDEN BEAR ARBORISTS, INC. AND AFFILIATE

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  Golden Bear Arborists, Inc. (Golden Bear) and its affiliate (collectively, the Group) combine the financial statements of the following companies under common control and ownership: Golden Bear Arborists, Inc. and RealGreen, Inc. (both California corporations). The Group, headquartered in Los Angeles, California was founded in 1968, incorporated in 1981, and operates primarily in the Los Angeles area and southern California. The Group provides commercial landscape installation, maintenance and commercial tree services for its customers.

  The Group and its shareholder entered into a definitive agreement with a wholly owned subsidiary of LandCare USA, Inc. (LandCare), providing for the merger of the Group with the subsidiary of LandCare. All outstanding shares of the Group's common stock were exchanged for cash and convertible notes (the Merger). Real estate of approximately $657,000, which is included in the unaudited balance sheet at September 30, 1998, was distributed to the sole shareholder. Had these distributions been made at September 30, 1998, the effect on the Company's balance sheet would have been to decrease property by $657,000, decrease debt by $348,000 and decrease shareholder's equity by $309,000. In addition, cost of services would have been reduced by approximately $24,000 and interest expense would have been reduced by approximately $12,000 for the nine months ended September 30, 1998.

  On November 1, 1998, LandCare and The ServiceMaster Company ("ServiceMaster") entered into a Plan of Reorganization and Agreement and Plan of Merger (the "Merger Agreement") pursuant to which LandCare will become a subsidiary of ServiceMaster. The Merger Agreement is subject to LandCare stockholder approval, regulatory approvals and certain other closing conditions and termination events.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Interim Financial Information

  The interim financial statements as of September 30, 1998 and for each of the three months ended September 30, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Cash and Cash Equivalents

  The Group considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Group to concentration of credit risk consist principally of cash deposits and accounts receivable. The Group maintains cash balances at financial institutions which may at times be in excess of federally insured levels.

 Allowance for Doubtful Accounts

  The Group maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

 Inventories

  Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market.

                   GOLDEN BEAR ARBORISTS, INC. AND AFFILIATE

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

 Revenue Recognition

  The Group's revenues consist of tree trimming revenues, landscape maintenance revenues and installation revenues. The Group typically has tree trimming contracts with municipalities, under which they provide services on an as needed basis. The Group also makes bid proposals for many one time jobs. The Group recognizes revenues in the period in which the services are performed. Revenues from maintenance contracts are recognized on the straight-line method while costs incurred under the contracts can be expected to vary materially based on seasonal factors.

  Revenues from installation contracts are recognized when the services are performed and billable under the terms of the applicable contract. The balances billed but not paid by customers pursuant to retainage provisions in installation contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Group's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

 Cost of Services

  Cost of services represents direct labor and associated costs (such as benefits and workers' compensation expense), materials, supervisory personnel, and equipment and vehicle costs, such as fuel, insurance and depreciation.

 Income Taxes

  The Group has elected S Corporation status as defined by the Internal Revenue Code, whereby the Group is not subject to taxation for federal purposes. Under S Corporation status, the shareholder reports his share of the Group's taxable earnings or losses in his personal tax returns. The Group will terminate its S Corporation status concurrently with the effective date of the Merger.

 Shareholder's Equity

  The equity structure of the Group is as follows at June 30, 1998 and September 30, 1998:

                                                                 Shares
                                                    Authorized Issued and   Par
                                                      Shares   Outstanding Value
                                                    ---------- ----------- -----
   Golden Bear Arborists, Inc. ....................   10,000     10,000    None
   RealGreen, Inc. ................................   10,000        500    $100

                   GOLDEN BEAR ARBORISTS, INC. AND AFFILIATE

 Financial Instruments

  The Group's financial instruments consist of cash, accounts receivable, accounts payable, line of credit and debt. The Group believes that the carrying values of these instruments on the accompanying balance sheet approximates its fair value.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Group will adopt SFAS No. 131 for the year ended December 31, 1998.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                                            Estimated
                                                           Useful Lives June 30,
                                                             in Years     1998
                                                           ------------ --------
   Land..................................................       --       $  500
   Transportation equipment..............................      5-10       3,705
   Machinery and equipment...............................      7-10       1,871
   Buildings and improvements............................        30         550
   Office furniture and equipment........................         7         310
                                                                         ------
     Total...............................................                $6,936
   Less--Accumulated depreciation........................                (3,000)
                                                                         ------
     Property and equipment, net.........................                $3,936
                                                                         ======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Accounts receivable consist of the following (in thousands):

                                                                         June
                                                                          30,
                                                                         1998
                                                                        -------
   Accounts receivable, trade.......................................... $ 1,646
   Retainage...........................................................      26
   Allowance for doubtful accounts.....................................     (10)
                                                                        -------
                                                                        $ 1,662
                                                                        =======

                   GOLDEN BEAR ARBORISTS, INC. AND AFFILIATE

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                        June 30,
                                                                          1998
                                                                        --------
   Accounts payable, trade.............................................   $152
   Accrued compensation and benefits...................................   $235
                                                                          ----
                                                                          $387
                                                                          ====

5. LINE OF CREDIT AND LONG-TERM DEBT:

 Line of Credit

  As of June 30, 1998, the Group had a line of credit totaling $500,000 with a financial institution that is secured by certain business assets. Interest is at the financial institution's prime rate (Union Bank Reference Rate) plus 1.5 percentage points, which was 10.0 percent at June 30, 1998. The line of credit expired and was renewed in August 1998. There was $400,000 outstanding on this facility at June 30, 1998.

Long-Term Debt

  Long-term debt consists of the following (in thousands):

                                                                       June 30,
                                                                         1998
                                                                       --------
   Notes payable to various financial institutions in total monthly installments of approximately $36 including interest ranging from
    0.9% to 16.23%, secured by certain vehicles with payments due in varying maturities ranging from 1998-2003......................... $ 1,162
   Notes payable to various financial institutions in total monthly installments of approximately $61 including interest ranging from
    4.43% to 11.88%, secured by certain equipment with payments due in
    varying maturities ranging from 1998-2002.........................   1,326
   Notes payable to various financial institutions in total monthly installments of approximately $6 including interest ranging from
    6.36% to 9.75%, secured by certain property with payments due in
    varying maturities ranging from 2010-2023.........................     595
                                                                       -------
     Total............................................................   3,083
   Less--Current portion..............................................  (1,143)
                                                                       -------
                                                                       $ 1,940
                                                                       =======

  The aggregate maturities of long-term debt obligations as of June 30, 1998, are as follows (in thousands):

     Year ending June 30--
       1999............................................................. $ 1,143
       2000.............................................................     785
       2001.............................................................     384
       2002.............................................................     166
       2003 and thereafter..............................................     605
                                                                         -------
                                                                         $ 3,083
                                                                         =======

                   GOLDEN BEAR ARBORISTS, INC. AND AFFILIATE

6. RELATED-PARTY TRANSACTIONS:

  The Group makes advances to and receives advances from the sole shareholder. At June 30, 1998, the Group had advances to the sole shareholder of $44,000.

7. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  The Group leases various equipment and vehicles under operating lease agreements. These leases expire on various dates through 1999. The lease agreements are subject to renewal under essentially the same terms and conditions as the original lease.

  Future minimum lease payments for operating leases are as follows:

     Year ended June 30--
       1999............................................................. $64,752
       2000.............................................................  10,794

 Litigation

  The Group is involved in legal actions arising in the ordinary course of business. Management does not believe the outcomes of such legal actions will have a material adverse effect on the Group's financial position or results of operations.

 Insurance

  The Group carries a standard range of insurance coverage, including business auto liability, general liability, and workers' compensation. The Group has not incurred significant claims or losses on any of these insurance policies.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Ground Control Landscaping, Inc.:

  We have audited the accompanying balance sheet of Ground Control Landscaping, Inc. as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ground Control Landscaping, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 13, 1998

                        GROUND CONTROL LANDSCAPING, INC.

                                 BALANCE SHEETS

                       (In Thousands, Except Share Data)

                                                        December 31  March 31
                                                           1997        1998
                                                        ----------- -----------
                                                                    (Unaudited)
                        ASSETS
                        ------
CURRENT ASSETS:
  Cash.................................................   $   94      $  --
  Accounts receivable, net.............................      965       1,114
  Inventories..........................................       34          42
  Deferred tax asset...................................      103         103
  Other current assets.................................      150         209
                                                          ------      ------
    Total current assets...............................    1,346       1,468
PROPERTY AND EQUIPMENT, net............................    2,855       2,923
OTHER ASSETS...........................................      156          80
                                                          ------      ------
    Total assets.......................................   $4,357      $4,471
                                                          ======      ======
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses................   $  988      $1,029
  Line of credit.......................................      434         517
  Current maturities of long-term debt.................      180         182
                                                          ------      ------
    Total current liabilities..........................    1,602       1,728
LONG-TERM DEBT, net....................................    1,588       1,556
DEFERRED TAX LIABILITY.................................      145         147
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 1,000 shares authorized,
   450 shares outstanding..............................      --          --
  Additional paid-in capital...........................        4           4
  Retained earnings....................................    1,060       1,078
  Treasury stock, 550 shares, at cost..................      (42)        (42)
                                                          ------      ------
    Total stockholders' equity.........................    1,022       1,040
                                                          ------      ------
    Total liabilities and stockholders' equity.........   $4,357      $4,471
                                                          ======      ======


   The accompanying notes are an integral part of these financial statements.

                        GROUND CONTROL LANDSCAPING, INC.

                            STATEMENTS OF OPERATIONS

                                 (In Thousands)

                                                         Three Months Ended
                                             Year Ended       March 31
                                             December 31 --------------------
                                                1997       1997       1998
                                             ----------- ---------  ---------
                                                             (Unaudited)
REVENUES....................................   $8,979    $   2,654  $   2,324
COST OF SERVICES............................    6,663        1,687      1,857
                                               ------    ---------  ---------
    Gross profit............................    2,316          967        467
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES...................................    1,510          397        389
                                               ------    ---------  ---------
    Income from operations..................      806          570         78
OTHER EXPENSE:
  Interest expense..........................     (151)         (21)       (49)
  Other expense, net........................      (16)           2          1
                                               ------    ---------  ---------
INCOME BEFORE INCOME TAXES..................      639          551         30
INCOME TAX PROVISION........................      248          214         12
                                               ------    ---------  ---------
NET INCOME..................................   $  391    $     337  $      18
                                               ======    =========  =========


   The accompanying notes are an integral part of these financial statements.

                        GROUND CONTROL LANDSCAPING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (In Thousands)

                                     Additional                       Total
                              Common  Paid-In   Retained Treasury Stockholders'
                              Stock   Capital   Earnings  Stock      Equity
                              ------ ---------- -------- -------- -------------
BALANCE, December 31, 1996..   $--      $ 4      $  669   $ (42)     $  631
  Net income................    --      --          391     --          391
                               ----     ---      ------   -----      ------
BALANCE, December 31, 1997..   $--      $ 4      $1,060   $ (42)     $1,022
  Net income (Unaudited)....    --      --           18     --           18
                               ----     ---      ------   -----      ------
BALANCE, March 31, 1998
 (Unaudited)................   $--      $ 4      $1,078   $ (42)     $1,040
                               ====     ===      ======   =====      ======



   The accompanying notes are an integral part of these financial statements.

                        GROUND CONTROL LANDSCAPING, INC.

                            STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                                                           Three Months Ended
                                               Year Ended       March 31
                                              December 31, -------------------
                                                  1997       1997      1998
                                              ------------ --------- ---------
                                                              (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.................................   $   391        $337  $      18
  Adjustments to reconcile net income to net
   cash provided by operating activities--
    Depreciation.............................       267          62         76
    Loss on sale of property and equipment...        32         --         --
    Deferred income tax provision............         9         --           2
    Changes in assets and liabilities--
      Accounts receivable, net...............      (135)       (203)      (149)
      Inventories............................       (34)        --         (8)
      Other assets...........................       (90)         63         17
      Accounts payable and accrued expenses..        19         198         41
                                                -------    --------  ---------
        Net cash provided by (used in)
         operating activities................       459         457        (3)
                                                -------    --------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of property and
   equipment.................................        52         --         --
  Purchases of property and equipment........      (662)       (202)      (144)
                                                -------    --------  ---------
        Net cash used in investing
         activities..........................      (610)       (202)      (144)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from line of credit and long-term
   debt......................................     1,671          28        366
  Payments on line of credit and long-term
   debt......................................    (1,551)        (88)      (313)
                                                -------    --------  ---------
        Net cash provided by (used in)
         financing activities................       120         (60)        53
                                                -------    --------  ---------
NET INCREASE (DECREASE) IN CASH..............       (31)        195        (94)
CASH, beginning of period....................       125         125         94
                                                -------    --------  ---------
CASH, end of period..........................   $    94    $    320  $     --
                                                =======    ========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the period for--
    Interest.................................   $   152    $     21  $      49
    Income taxes.............................       135          85        130


   The accompanying notes are an integral part of these financial statements.

                        GROUND CONTROL LANDSCAPING, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  Ground Control Landscaping, Inc. (the Company), a Florida corporation, headquartered in Orlando, Florida, was founded in 1978 and operates primarily in Florida with branches in Tampa and Orlando. The Company provides commercial landscape installation and maintenance services.

  The Company had a working capital deficit at December 31, 1997 and March 31, 1998. The Company has funded its operations with cash flows from operations and short-term borrowings from lenders. Management expects that operations will generate sufficient cash flows to meet the Company's working capital needs during 1998.

  The Company and its stockholders intend to enter into a definitive agreement with LandCare USA, Inc. (LandCare), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of LandCare's common stock concurrently with the consummation of an initial public offering of the common stock of LandCare.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Interim Financial Information

  The interim financial statements as of March 31, 1998 and for each of the three months ended March 31, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash deposits and accounts receivable. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels.

Allowance for Doubtful Accounts

  The Company maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

 Inventories

  Inventories consist of materials and supplies held for use in the ordinary course of business and are stated at the lower of cost or market.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

                        GROUND CONTROL LANDSCAPING, INC.

 Non-Cash Investing and Financing Activities

  In June 1997, the Company purchased its corporate headquarters facility in Orlando, Florida for $1.5 million. The Company paid $140,000 in cash and financed the balance with a mortage note issued to the seller (See Note 5).

 Revenue Recognition

  The Company's revenues consist of landscape maintenance revenues and installation revenues. The Company's landscape maintenance contracts are for terms of one to two years and payments to the Company are remitted in varying monthly amounts based on services performed. Revenues from landscape maintenance contracts are recognized based on agreed upon monthly contract payments. Revenues from installation services are recognized when the services are performed and billable under the terms of the applicable contract.

  The balances billed but not paid by customers pursuant to retainage provisions in installation contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

 Cost of Services

  Cost of services represents direct labor and associated costs (such as benefits and workers' compensation expense), materials, supervisory personnel and equipment and vehicle costs, such as fuel, insurance and depreciation.

 Warranty Costs

  For certain contracts, the Company warrants plant life for up to one year after installation. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

 Seasonality

  The Company has experienced and expects to continue to experience variability in revenues and net income as a result of the seasonal nature of the Company's business. Revenues from landscape maintenance contracts remain relatively constant throughout the year; however, the related cost of services varies due to seasonality. As a result, the gross margin from landscape maintenance contracts can vary seasonally.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized. The provision for income taxes is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

 Financial Instruments

  The Company's financial instruments consist of cash, accounts receivable, accounts payable, a line of credit and debt. The Company believes that the carrying value of these instruments on the accompanying balance sheet approximates their fair value.

                        GROUND CONTROL LANDSCAPING, INC.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt SFAS No. 131 in the year ended December 31, 1998.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                                         Estimated
                                                        Useful Lives December 31
                                                          In Years      1997
                                                        ------------ -----------
      Land.............................................      --        $  219
      Transportation equipment.........................      5          1,204
      Machinery and equipment..........................     3-10          292
      Office furniture and equipment...................      5            188
      Buildings and improvements.......................      30         1,910
                                                                       ------
          Total........................................                 3,813
      Less--Accumulated depreciation...................                  (958)
                                                                       ------
          Property and equipment, net..................                $2,855
                                                                       ======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Accounts receivable consist of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
        Accounts receivable, trade..................................    $881
        Retainage...................................................      99
        Allowance for doubtful accounts.............................     (15)
                                                                        ----
                                                                        $965
                                                                        ====

  Other current assets consist of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
        Deposits on materials.......................................    $ 82
        Costs in excess of billings.................................      45
        Other current assets........................................      23
                                                                        ----
                                                                        $150
                                                                        ====

                        GROUND CONTROL LANDSCAPING, INC.

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Accounts payable, trade.......................................    $334
      Accrued compensation and benefits.............................     174
      Self-insurance reserves.......................................     245
      Income tax payable............................................     107
      Warranty accrual..............................................     104
      Other accrued expenses........................................      24
                                                                        ----
                                                                        $988
                                                                        ====

5. LINE OF CREDIT AND LONG-TERM DEBT:

 Line of Credit

  The Company has a $500,000 line of credit with a financial institution that is secured by the receivables and equipment of the Company, as well as a life insurance policy insuring the primary stockholder (waived until March 1998). The stockholders personally guarantee all amounts borrowed. In addition, interest is at the financial institution's prime rate plus 1 percent, which was
9.5 percent at December 31, 1997. There was a total of $434,000 outstanding on this facility as of December 31, 1997. Under the Credit Agreement, the Company is required to comply with certain financial covenants and restrictions. The Company was not in compliance with certain covenants as of December 31, 1997. Subsequent to year end, the Company obtained waivers for all covenant violations.

 Long-term Debt

  Long-term debt consists of the following (in thousands):

                                                                    December 31
                                                                       1997
                                                                    -----------
Notes payable to a financial institution in monthly installments of approximately $14 including interest ranging from 9% to 10%, secured by certain vehicles and equipment due in varying
 maturities ranging from 1998-2000................................    $  250
Note payable to a construction company in monthly installments of approximately $13 including interest at 9.5%, secured by property
 due 2013.........................................................     1,330
Note payable to a bank in monthly installments of approximately $2 including interest at 8.5%, secured by land and property due
 2008.............................................................       188
                                                                      ------
                                                                       1,768
Less--Current portion.............................................      (180)
                                                                      ------
                                                                      $1,588
                                                                      ======

  The aggregate maturities of long-term debt as of December 31, 1997 are as follows (in thousands):

      Year ending December 31--
        1998............................................................ $  180
        1999............................................................    130
        2000............................................................     65
        2001............................................................     50
        2002............................................................     54
        Thereafter......................................................  1,289
                                                                         ------
                                                                         $1,768
                                                                         ======

                        GROUND CONTROL LANDSCAPING, INC.

6. INCOME TAXES:

  The components of the provision for income taxes as of December 31, 1997 are as follows (in thousands):

      Federal--
        Current............................................................ $204
        Deferred...........................................................    8
                                                                            ----
                                                                             212
                                                                            ----
      State--
        Current............................................................   35
        Deferred...........................................................    1
                                                                            ----
                                                                              36
                                                                            ----
          Total provision.................................................. $248
                                                                            ====

  The provision for income taxes as of December 31, 1997 differs from an amount computed at the statutory rate as follows (in thousands):

      Federal income tax at statutory rates............................... $223
      State income taxes..................................................   23
      Nondeductible expenses..............................................    5
      Fuel tax credit.....................................................   (3)
                                                                           ----
                                                                           $248
                                                                           ====

  The significant items giving rise to the deferred tax assets and liabilities as of December 31, 1997 are as follows (in thousands):

      Deferred tax assets--
        Accrued expenses................................................ $  64
        Other...........................................................     7
                                                                         -----
          Total deferred tax assets.....................................    71
                                                                         -----
      Deferred tax liabilities--
        Bases differences in property and equipment.....................   (64)
        Accrued expenses................................................   (32)
        Other...........................................................   (17)
                                                                         -----
          Total deferred tax liabilities................................  (113)
                                                                         -----
          Net deferred tax liability.................................... $ (42)
                                                                         =====

7. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  The Company leases various facilities, equipment and vehicles under operating lease agreements. These leases expire on various dates through 2002 and include purchase and renewal provisions.

                        GROUND CONTROL LANDSCAPING, INC.

  Future minimum lease payments for operating leases are as follows (in thousands):

      Year ending December 31--
        1998.............................................................. $135
        1999..............................................................  128
        2000..............................................................   89
        2001..............................................................   34
        2002..............................................................    4
                                                                           ----
                                                                           $390
                                                                           ====

  Total rent expense under all operating leases was $149,000 for the period ended December 31, 1997.

 Litigation

  The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

 Insurance

  The Company carries a standard range of insurance coverage, including business auto liability, general liability, workers' compensation and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies.

  The Company is self-insured for workers' compensation. The policy is on a claims-made basis and provides for a maximum loss exposure to the Company, including premiums, of approximately $240,000. Claims in excess of this amount are covered by a stop-loss policy. The Company has recorded reserves for its portion of self-insured claims based on estimated claims.

 Employee Retirement Plan

  The Company participates in a retirement plan (the Plan) for employees with two full years of service in a management or supervisory position. Eligible employees vest in the Plan over 20 years beginning five years after qualifying for the Plan. The benefit is payable over 20 years to participants over 65-years old based on Plan specifications. The Company's obligation under the Plan as of December 31, 1997 is $75,000. The Company is funding its obligation by investing in life insurance policies with a cash surrender value of $131,000 at December 31, 1997.

8. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

  In March 1998, the Company and its stockholders entered into a definitive agreement with a wholly owned subsidiary of LandCare, providing for the merger of the Company with the subsidiary of LandCare (the Merger). Land and net property and equipment of approximately $2.1 million, which is included in the balance sheet at December 31, 1997, was distributed to the stockholders. In addition, stockholders of the Company assumed liabilities of approximately $1.5 million, which are included in the consolidated balance sheet at December 31, 1997. Selling, general and administrative expenses would have been reduced by approximately $62,000, interest expense, net would have been reduced by approximately $89,000 and income before income taxes would have been increased by approximately $151,000 assuming the transaction had occurred January 1, 1997. Had these distributions been made at December 31, 1997, the effect on the Company's balance sheet would have been to decrease stockholders' equity by approximately $545,000.

                        GROUND CONTROL LANDSCAPING, INC.

  Concurrently with the merger with LandCare, the Company entered into an agreement with the stockholders to lease land and buildings used in the Company's operations for negotiated amounts and terms.

  On November 1, 1998, LandCare and The ServiceMaster Company ("ServiceMaster") entered into a Plan of Reorganization and Agreement and Plan of Merger (the "Merger Agreement") pursuant to which LandCare will become a subsidiary of ServiceMaster. The Merger Agreement is subject to LandCare stockholder approval, regulatory approvals and certain other closing conditions and termination events.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To E/G Management, Inc.:

  We have audited the accompanying balance sheet of E/G Management, Inc. (the Company), as of December 31, 1997, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
November 6, 1998

                              E/G MANAGEMENT, INC.

                                 BALANCE SHEETS

                       (In Thousands, Except Share Data)

                                                       December 31 September 30
                                                          1997         1998
                                                       ----------- ------------
                        ASSETS
                        ------                                      (Unaudited)
CURRENT ASSETS:
  Cash................................................   $  183       $   25
  Accounts receivable, net............................      817        1,436
  Deferred tax asset..................................       20           41
  Other current assets................................       92          161
                                                         ------       ------
    Total current assets..............................    1,112        1,663
PROPERTY AND EQUIPMENT, net...........................      417          474
OTHER ASSETS..........................................       29           22
                                                         ------       ------
    Total assets......................................   $1,558       $2,159
                                                         ======       ======
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...............   $  534       $  674
  Lines of credit.....................................      376          397
  Current maturities of long-term debt................       28           80
  Other current liabilities...........................      153          221
                                                         ------       ------
    Total current liabilities.........................    1,091        1,372
LONG-TERM DEBT, net...................................       32           26
DEFERRED TAX LIABILITY................................       49           60
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value, 100,000 shares
   authorized, 1,000 shares outstanding...............      --           --
  Additional paid-in capital..........................        3            3
  Retained earnings...................................      383          698
                                                         ------       ------
    Total shareholders' equity........................      386          701
                                                         ------       ------
    Total liabilities and shareholders' equity........   $1,558       $2,159
                                                         ======       ======

   The accompanying notes are an integral part of these financial statements.

                              E/G MANAGEMENT, INC.

                            STATEMENTS OF OPERATIONS

                                 (In Thousands)

                                                                 Nine Months
                                                                    Ended
                                                    Year Ended  September 30,
                                                   December 31, --------------
                                                       1997      1997    1998
                                                   ------------ ------  ------
                                                                 (Unaudited)
REVENUES..........................................    $7,105    $5,264  $6,560
COST OF SERVICES..................................     6,377     4,699   5,480
                                                      ------    ------  ------
    Gross profit..................................       728       565   1,080
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES......       535       353     530
                                                      ------    ------  ------
    Income from operations........................       193       212     550
                                                      ------    ------  ------
OTHER INCOME (EXPENSE):
  Interest expense................................       (10)       (6)    (20)
  Other income (expense), net.....................        73        41       8
                                                      ------    ------  ------
INCOME BEFORE INCOME TAXES........................       256       247     538
INCOME TAX PROVISION..............................       113       109     223
                                                      ------    ------  ------
NET INCOME........................................    $  143    $  138  $  315
                                                      ======    ======  ======



   The accompanying notes are an integral part of these financial statements.

                              E/G MANAGEMENT, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (In Thousands)

                                             Additional              Total
                                      Common  Paid-in   Retained Shareholders'
                                      Stock   Capital   Earnings    Equity
                                      ------ ---------- -------- -------------
BALANCE, December 31, 1996...........  $--      $  3      $240       $243
  Net income.........................   --       --        143        143
                                       ----     ----      ----       ----
BALANCE, December 31, 1997...........   --         3       383        386
  Net income (unaudited).............   --       --        315        315
                                       ----     ----      ----       ----
BALANCE, September 30, 1998
 (unaudited).........................  $--      $  3      $698       $701
                                       ====     ====      ====       ====



   The accompanying notes are an integral part of these financial statements.

                              E/G MANAGEMENT, INC.

                            STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                                                                  Nine Months
                                                                     Ended
                                                      Year Ended   September
                                                      December 31     30
                                                      ----------- ------------
                                                         1997     1997   1998
                                                      ----------- -----  -----
                                                                  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................    $143     $ 138  $ 315
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
    Depreciation.....................................      78        53     78
    Deferred income tax provision....................      45        34    (10)
    Changes in assets and liabilities--
      Accounts receivable, net.......................    (214)     (234)  (619)
      Other current assets and liabilities...........      14        42    (22)
      Other assets...................................       5        (1)     7
      Costs in excess of billings and estimated
       earnings......................................     (24)      (20)   (40)
      Accounts payable and accrued expenses..........     140        71    140
      Billings in excess of costs and estimated
       earnings......................................      26        57     61
                                                         ----     -----  -----
        Net cash provided by (used in) operating
         activities..................................     213       140    (90)
                                                         ----     -----  -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment................    (199)     (150)  (135)
                                                         ----     -----  -----
        Net cash used in investing activities........    (199)     (150)  (135)
                                                         ----     -----  -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds (payments) from lines of credit.......     123       (13)    21
  Proceeds from long-term debt.......................      62        42     81
  Payments on long-term debt.........................     (28)      (16)   (35)
                                                         ----     -----  -----
        Net cash provided by financing activities....     157        13     67
                                                         ----     -----  -----
NET INCREASE (DECREASE) IN CASH......................     171         3   (158)
CASH, beginning of period............................      12        12    183
                                                         ----     -----  -----
CASH, end of period..................................    $183     $  15  $  25
                                                         ====     =====  =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest.........................................    $ 23     $  15  $  23
    Income taxes.....................................    $ 63     $  --  $  33


   The accompanying notes are an integral part of these financial statements.

                              E/G MANAGEMENT, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  E/G Management, Inc. (the Company), an Arizona corporation, headquartered in Phoenix, Arizona, was founded in 1991, and operates primarily in the Salt River Valley of Arizona and in Las Vegas and Reno, Nevada. The Company provides landscape, lawn and irrigation construction and maintenance services to its customers.

  The Company and its shareholders intend to enter into a definitive agreement with LandCare USA, Inc. (LandCare), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash.

  On November 1, 1998, LandCare and The ServiceMaster Company ("ServiceMaster") entered into a Plan of Reorganization and Agreement and Plan of Merger (the "Merger Agreement") pursuant to which LandCare will become a subsidiary of ServiceMaster. The Merger Agreement is subject to LandCare stockholder approval, regulatory approvals and certain other closing conditions and termination events.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Interim Financial Information

  The interim financial statements as of September 30, 1998 and for each of the nine months ended September 30, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash deposits and accounts receivable. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels.

 Allowance for Doubtful Accounts

  The Company maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

                              E/G MANAGEMENT, INC.

 Revenue Recognition

  The Company's revenues consist of landscape maintenance revenues and installation revenues. The Company's landscape maintenance contracts are for terms of one year and payments to the Company are remitted in equal monthly payments over the term of the contract. Revenues from these maintenance contracts are recognized on the straight-line method while the costs incurred under the contracts can be expected to vary materially based on seasonal factors. Monthly maintenance payments are recognized as they become due because the contracts are fully cancelable without cause upon notice of 30 days or less by either the Company or the customer. Should the Company elect to cancel a contract, the customer would have no standing under either contract law or equity to require additional services or obtain a refund (other than for nonperformance prior to cancellation), notwithstanding that the customer may have paid amounts which clearly exceeded the fair value of the services received in those months in anticipation of lower priced services later in the year.

  Revenues from installation contracts are recognized when the services are performed and billable under the terms of the applicable contract. The balances billed but not paid by customers pursuant to retainage provisions in installation contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

 Cost of Services

  Cost of services represents direct labor and associated costs (such as benefits and workers' compensation expense), materials, supervisory personnel, and equipment and vehicle costs, such as fuel, insurance and depreciation.

 Warranty Costs

  For certain contracts, the Company warrants plant life up to a year after installation. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

 Seasonality

  The Company experienced and expects to continue to experience variability in revenue and net income as a result of the seasonal nature of the Company's business. Revenues from landscape maintenance contracts remain relatively constant throughout the year; however, the related costs of services vary due to seasonality. As a result, the gross margin from landscape maintenance contracts can vary seasonally.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized. The provision of income taxes is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

 Major Customers and Risk Concentration

  The Company had sales of approximately 19 percent of total sales to one major customer during the year ended December 31, 1997.

                              E/G MANAGEMENT, INC.

 Financial Instruments

  The Company's financial instruments consist of cash, accounts receivable, accounts payable, lines of credit and debt. The Company believes that the carrying values of these instruments on the accompanying balance sheet approximates their fair value.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt SFAS No. 131 for the year ended December 31, 1998.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                                         Estimated
                                                        Useful Lives December 31
                                                          in Years      1997
                                                        ------------ -----------
      Transportation equipment.........................      5          $ 253
      Machinery and equipment..........................     5-10          323
      Office furniture and equipment...................      5              9
                                                                        -----
          Total........................................                 $ 585
      Less--Accumulated depreciation...................                  (168)
                                                                        -----
          Property and equipment, net..................                 $ 417
                                                                        =====

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Accounts receivable consist of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Accounts receivable, trade....................................    $863
      Accounts receivable, other....................................       9
      Allowance for doubtful accounts...............................     (55)
                                                                        ----
                                                                        $817
                                                                        ====

                              E/G MANAGEMENT, INC.

  Other current assets consist of the following:

                                                                     December 31
                                                                        1997
                                                                     -----------
      Costs in excess of billings...................................     $83
      Other.........................................................       9
                                                                         ---
                                                                         $92
                                                                         ===

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Accounts payable, trade.......................................    $335
      Accrued compensation and benefits.............................     119
      Other accrued expenses........................................      23
                                                                        ----
                                                                        $477
                                                                        ====

  Other current liabilities consist of the following:

                                                                     December 31
                                                                        1997
                                                                     -----------
      Customer deposits.............................................    $ 80
      Warranty accrual..............................................      45
      Billings in excess of costs...................................      26
      Other.........................................................       2
                                                                        ----
                                                                        $153
                                                                        ====

5. LINE OF CREDIT AND LONG-TERM DEBT:

 Line of Credit

  As of December 31, 1997, the Company had a line of credit totaling $600,000 with a financial institution. Interest is at the financial institution's prime rate plus 2 percent, which was 10.5% at December 31, 1997. The line of credit matures on June 1, 1999. The Company had $320,000 outstanding at December 31, 1997.

  As of December 31, 1997, the Company had another line of credit totaling $100,000 with a financial institution. Interest is at the financial institution's prime rate plus 2 percent, which was 10.5% at December 31, 1997. The line of credit matures on June 1, 1998 at which time all outstanding amounts shall be converted into a term note payable monthly in 48 equal installments maturing on June 3, 2002. The Company had $55,834 outstanding at December 31, 1997.

                              E/G MANAGEMENT, INC.

 Long-Term Debt

  Long-term debt consists of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
Notes payable to a financial institution in total monthly
 installments of $2 including interest from 10.5% to 11% secured by
 equipment, with varying maturities from 1998 to 2002..............      $55
Capital lease of equipment payable in monthly installments of
 approximately $1 including interest at 12.25%, due in 1998........        5
                                                                         ---
    Total..........................................................       60
Less--Current portion..............................................       28
                                                                         ---
                                                                         $32
                                                                         ===

  The aggregate maturities of long-term debt and capital lease obligations as of December 31, 1997 are as follows (in thousands):

      Year ending December 31--
        1998............................................................... $28
        1999...............................................................  19
        2000...............................................................  10
        2001...............................................................   3
                                                                            ---
                                                                            $60
                                                                            ===

6. INCOME TAXES:

  The components of the provision for income taxes are as follows (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Federal--
        Current.....................................................    $ 53
        Deferred....................................................      36
                                                                        ----
                                                                          89
                                                                        ----
      State--
        Current.....................................................      14
        Deferred....................................................      10
                                                                        ----
                                                                          24
                                                                        ----
          Total provision...........................................    $113
                                                                        ====

  The provision for income taxes differs from an amount computed at the statutory rate as follows (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Federal income tax at statutory rates.........................    $ 90
      State income taxes............................................      18
      Nondeductible expenses........................................       5
                                                                        ----
                                                                        $113
                                                                        ====

                              E/G MANAGEMENT, INC.

  The significant items giving rise to the deferred tax assets and liabilities are as follows (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Deferred tax assets--
        Allowance for doubtful accounts.............................    $  24
        Other.......................................................        2
                                                                        -----
          Total deferred tax assets.................................       26
                                                                        -----
      Deferred tax liabilities--
        Bases differences in property and equipment.................      (43)
        Accrued expenses............................................       21
        Other.......................................................      (33)
                                                                        -----
          Total deferred tax liabilities............................      (55)
                                                                        -----
          Net deferred tax liability................................    $ (29)
                                                                        =====

7. RELATED-PARTY TRANSACTIONS:

  The Company leases facilities from one of the shareholders of the Company on a month-to-month basis. The total amount of rent expense incurred under this lease was $30,000 for the year ended December 31, 1997.

  The Company also leases equipment from a company owned by one of the shareholders of the Company. The total amount of rent expense incurred under this lease was approximately $90,000 for the year ended December 31, 1997.

  In 1997, the Company paid approximately $34,000 to a company owned by one of the shareholders of the Company for fees related to maintenance contracts assigned to the Company.

8. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  The Company leases various facilities, equipment and vehicles under operating lease agreements, including leases with related parties. These leases expire on various dates through 2001. The lease agreements are subject to renewal under essentially the same terms and conditions as the original leases.

  Total rent expense under all operating leases, including operating leases with related parties, was approximately $202,000 for the year ended December 31, 1997.

  Future minimum lease payments for operating leases are as follows (in thousands):

      Year ending December 31--
        1998.............................................................. $ 55
        1999..............................................................   46
        2000..............................................................   14
                                                                           ----
                                                                           $115
                                                                           ====

 Litigation

  The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcomes of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

                              E/G MANAGEMENT, INC.

 Insurance

  The Company carries a standard range of insurance coverage, including business auto liability, general liability, and workers' compensation. The Company has not incurred significant claims or losses on any of these insurance policies.

 Employee 401(k) Retirement Plan

  Effective January 1, 1997, the Company offers its employees a 401(k) retirement plan (the Plan) which covers all employees at least 21 years of age who have completed at least one year of service prior to enrollment. The Plan allows for employee contributions through salary reductions up to the statutory limits. The Company is obligated to contribute annually an amount equal to 25% of the elective deferrals up to 4% of the employee's compensation. Additionally, the Company can make contributions at its discretion. In 1997, the Company made discretionary contributions of $20,000 to the Plan in addition to the approximately $5,000 of matching contributions.

9. EVENTS SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

  On December 1, 1998, the Company and its shareholders entered into a definitive agreement with a wholly owned subsidiary of LandCare, providing for the merger of the Company with the subsidiary of LandCare.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Arteka Corporation:

  We have audited the accompanying combined balance sheets of the companies identified in Note 1 to the combined financial statements (collectively, the Group) as of December 31, 1997 and 1996, and the related combined statements of operations, shareholder's equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 13, 1998

                       ARTEKA CORPORATION AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                 (In Thousands)

                                                       December 31
                                                      -------------  March 31
                                                       1996   1997     1998
                                                      ------ ------ -----------
                                                                    (Unaudited)
                       ASSETS
                       ------
CURRENT ASSETS:
  Cash............................................... $    5 $  268   $   73
  Accounts receivable, net...........................  1,743  2,105    1,318
  Related-party receivable...........................    120    --       --
  Inventories........................................  1,020  1,000    1,034
  Other current assets...............................     30    207      285
                                                      ------ ------   ------
    Total current assets.............................  2,918  3,580    2,710
PROPERTY AND EQUIPMENT, net..........................    714  1,539    1,548
OTHER ASSETS.........................................     30  1,554    1,564
                                                      ------ ------   ------
    Total assets..................................... $3,662 $6,673   $5,822
                                                      ====== ======   ======
        LIABILITIES AND SHAREHOLDER'S EQUITY
        ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.............. $1,332 $1,554   $  364
  Lines of credit....................................    410    100    1,131
  Current maturities of long-term debt...............    233  2,510    2,516
  Current maturities of long-term payable to related
   party.............................................    --      87      108
  Deferred tax liability.............................    323     38       38
  Other current liabilities..........................    123     90       94
                                                      ------ ------   ------
    Total current liabilities........................  2,421  4,379    4,251
LONG-TERM DEBT, net..................................    439    301      140
LONG-TERM PAYABLE TO RELATED PARTY, net..............    --     911      692
DEFERRED TAX LIABILITY...............................     74    179      179
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY:
  Common stock.......................................     10     10       10
  Retained earnings..................................    718    893      550
                                                      ------ ------   ------
    Total shareholder's equity.......................    728    903      560
                                                      ------ ------   ------
    Total liabilities and shareholder's equity....... $3,662 $6,673   $5,822
                                                      ====== ======   ======


    The accompanying notes are an integral part of these combined financial

                       ARTEKA CORPORATION AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS

                                 (In Thousands)

                                              Year Ended      Three Months
                                              December 31    Ended March 31
                                             --------------  ----------------
                                              1996    1997    1997     1998
                                             ------  ------  -------  -------
                                                               (Unaudited)
REVENUES.................................... $7,052  $7,366  $   245  $   893
COST OF SERVICES............................  5,055   5,227      318      618
                                             ------  ------  -------  -------
    Gross profit............................  1,997   2,139      (73)     275
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES...................................  1,722   2,136      383      726
                                             ------  ------  -------  -------
    Income from operations..................    275       3     (456)    (451)
OTHER INCOME (EXPENSES):
  Interest expense..........................   (129)    (95)     (23)    (103)
  Other income, net.........................     32      16      --         1
                                             ------  ------  -------  -------
INCOME (LOSS) BEFORE INCOME TAXES...........    178     (76)    (479)    (553)
INCOME TAX PROVISION (BENEFIT)..............     75    (251)    (364)    (210)
                                             ------  ------  -------  -------
NET INCOME (LOSS)........................... $  103  $  175    $(115)   $(343)
                                             ======  ======  =======  =======



    The accompanying notes are an integral part of these combined financial

                       ARTEKA CORPORATION AND AFFILIATES

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY

                                 (In Thousands)

                                                                       Total
                                                   Common Retained Shareholder's
                                                   Stock  Earnings    Equity
                                                   ------ -------- -------------
BALANCE, December 31, 1995........................  $10    $ 615       $ 625
  Net income......................................  --       103         103
                                                    ---    -----       -----
BALANCE, December 31, 1996........................   10      718         728
  Net income......................................  --       175         175
                                                    ---    -----       -----
BALANCE, December 31, 1997........................   10      893         903
  Net loss (unaudited)............................  --      (343)       (343)
                                                    ---    -----       -----
BALANCE, March 31, 1998 (unaudited)...............  $10    $ 550       $ 560
                                                    ===    =====       =====




    The accompanying notes are an integral part of these combined financial statements.

                       ARTEKA CORPORATION AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                                                 Year Ended     Three Months
                                                December 31    Ended March 31
                                                -------------  ---------------
                                                1996    1997    1997    1998
                                                -----  ------  ------  -------
                                                                (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)............................ $ 103  $  175  $ (115) $  (343)
  Adjustments to reconcile net income to net
   cash provided by operating activities--
    Depreciation and amortization..............   165     208      60       94
    Gain on sale of property...................    (4)     (3)    --       --
    Deferred income tax provision (benefit)....    62    (251)   (364)     --
    Imputed interest expense...................   --      --      --        42
    Changes in assets and liabilities--
      Accounts receivable, net.................  (717)     (9)  1,284      787
      Inventories..............................   144      20      (9)     (34)
      Other assets.............................   (48)   (116)   (181)     (97)
      Accounts payable and accrued expenses....   746      (2)   (799)  (1,190)
      Other, net...............................   (50)    (14)     13        4
                                                -----  ------  ------  -------
        Net cash provided by (used in)
         operating activities..................   401       8    (111)    (737)
                                                -----  ------  ------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisitions, net of cash acquired..   --      (45)    --       --
  Proceeds from sales of property and
   equipment...................................   122     --      --       --
  Purchases of property and equipment..........  (390)   (246)    --       (94)
                                                -----  ------  ------  -------
        Net cash used in investing activities..  (268)   (291)    --       (94)
                                                -----  ------  ------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net line-of-credit borrowings (repayments)...  (424)   (310)    163    1,031
  Net long-term borrowings (repayments)........   294    (144)    (57)    (197)
  Borrowings from (repayments to) related
   party.......................................   --    1,000     --      (198)
                                                -----  ------  ------  -------
        Net cash provided by (used in)
         financing activities..................  (130)    546     106      636
                                                -----  ------  ------  -------
NET INCREASE (DECREASE) IN CASH................     3     263      (5)    (195)
CASH, beginning of period......................     2       5       5      268
                                                -----  ------  ------  -------
CASH, end of period............................ $   5  $  268  $  --   $    73
                                                =====  ======  ======  =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the year for--
    Interest................................... $ 129  $   95  $   23  $    61
    Income taxes...............................     5       9       1      --

    The accompanying notes are an integral part of these combined financial statements.

                       ARTEKA CORPORATION AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  The financial statements of Arteka Corporation (Arteka) and affiliates (collectively, the Group) combine the financial statements of the following companies under common control and ownership: Arteka Corporation, Arteka Natural Green Corporation, Arteka Nurseries, Inc., and Southwest Lawn Maintenance, Inc., a wholly owned subsidiary of Arteka Corporation (all Minnesota corporations). The Group is headquartered in Eden Prairie, Minnesota, was founded in 1973 and operates in four locations in the Twin Cities area. The Group provides commercial landscape installation and maintenance services, operates a tree nursery, which primarily provides trees to its own operations, and provides snow removal services.

  The Company had a working capital deficit at December 31, 1997 and March 31, 1998. The Company has funded its operations with cash flows from operations and short-term borrowings from lenders. Management expects that operations will generate sufficient cash flows to meet the Company's working capital needs during 1998.

  The Group and its shareholder intend to enter into a definitive agreement with LandCare USA, Inc. (LandCare), pursuant to which all outstanding shares of the Group's common stock will be exchanged for cash and shares of LandCare's common stock concurrently with the consummation of an initial public offering of the common stock of LandCare.

 Acquisitions

  Management and Maintenance, Inc.--Effective December 31, 1997, the Group acquired certain equipment and service contracts from Management and Maintenance, Inc. (MMI). MMI's owner also entered into a three-year noncompete agreement with the Group. The noncompete agreement was valued at $15,000. The Group recorded the equipment and service contracts on its December 31, 1997 balance sheet based on the amounts paid to MMI's owner.

  As consideration for the purchase, the Group paid MMI's owner $10,000 in cash; issued to MMI's owner a $580,000 note payable; and agreed to a performance payment due January 1, 1999, equal to 10 percent of the gross revenues generated under the purchased contracts or $80,000 whichever is greater. The Group also entered into a three-year lease with MMI's owner beginning January 1, 1998, to lease certain office space owned by MMI's owner. The lease requires annual rent of approximately $24,000 payable in even monthly installments.

  Southwest Lawn Maintenance, Inc.--Effective December 31, 1997, the Group purchased all the outstanding stock of Southwest Lawn Maintenance, Inc. (SWL). Prior to the acquisition, SWL was engaged in the same business as the Group. The Group accounted for the acquisition as a business combination using purchase accounting. The purchase price was allocated among the assets and liabilities of SWL which resulted in goodwill of approximately $1.5 million. The Group is amortizing the goodwill over 40 years.

  The Group acquired SWL for $50,000 in cash plus a $1,735,000 note payable to SWL's former shareholder. The Group has recorded the note at its estimated fair value of $1,658,000. In conjunction with the SWL acquisition, the Group entered into a one-year lease beginning January 1, 1998, with SWL's former shareholder to rent SWL's offices owned by SWL's former shareholder. The lease requires annual rent of $30,000 payable in even monthly installments.

  As part of the acquisition, SWL's former shareholder granted the Group the option to terminate the acquisition, the related lease and the note payable under certain circumstances. If the Group exercises the option, SWL's former shareholder will be entitled to retain the $50,000 cash payment plus will be entitled to receive an additional payment of $10,000. The agreement also grants SWL's former shareholder the right to accelerate the amounts due under the $1,735,000 note.

                       ARTEKA CORPORATION AND AFFILIATES

  In conjunction with the acquisitions, liabilities were assumed as follows (in thousands):

      Fair value of assets acquired, net of cash acquired.............. $ 1,144
      Goodwill.........................................................   1,437
      Cash paid, net of cash acquired..................................     (45)
      Issuance of convertible notes....................................  (2,318)
                                                                        -------
      Liabilities...................................................... $   218
                                                                        =======

  The following unaudited pro forma summary presents information as if the SWL acquisition had occurred at January 1, 1997. The pro forma information is provided for information purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined enterprise (in thousands):

                                                                     Year Ended
                                                                    December 31,
                                                                        1997
                                                                    ------------
                                                                    (Unaudited)
      Pro forma revenue............................................    $9,249
      Pro forma net income.........................................       432

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation

  The combined financial statements include the accounts and the results of operations of the Group for all periods during which the companies were under common control. All significant intercompany transactions have been eliminated in combination.

 Interim Financial Information

  The interim financial statements as of March 31, 1998 for each of the three months ended March 31, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Group to a concentration of credit risk consist principally of cash deposits and accounts receivable. The Group maintains cash balances at financial institutions which may at times be in excess of federally insured levels.

 Allowance for Doubtful Accounts

  The Group maintains an allowance for doubtful accounts based upon the estimated collectability of all accounts receivable.

                       ARTEKA CORPORATION AND AFFILIATES

 Inventories

  Inventories consist of growing stock held by Arteka Nurseries, Inc., and parts and supplies held for use in the ordinary course of business by Arteka Natural Green Corporation. The book value of these inventories is as follows (in thousands):

                                                                    December 31
                                                                   -------------
                                                                    1996   1997
                                                                   ------ ------
      Growing stock............................................... $  933 $  897
      Parts and supplies..........................................     87    103
                                                                   ------ ------
                                                                   $1,020 $1,000
                                                                   ====== ======

  Parts and supplies inventories are stated at the lower of cost or market. Growing stock includes planting and growing costs. Harvesting costs are expensed as incurred. Inventory is relieved and cost of services is charged as growing stock is harvested or lost as the result of casualty.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

 Revenue Recognition

  The Group's revenues consist of maintenance revenues, installation revenues and snow removal revenues. The Group's landscape maintenance contracts are for terms of seven to eight months and payments to the Group are remitted in equal monthly payments over the term of the contract. Revenues from landscape maintenance contracts are recognized on the straight-line method while costs incurred under the contracts can be expected to vary materially based on seasonal factors. Monthly maintenance payments are recognized as they become due because the contracts are fully cancelable without cause upon notice of 60 days or less by either the Company or the customer. Should the Company elect to cancel a contract, the customer would have no standing under either contract law or equity to require additional services or obtain a refund (other than for nonperformance prior to cancellation), notwithstanding that the customer may have paid amounts which clearly exceeded the fair value of the services received in those months in anticipation of lower priced services later in the year.

  The Group recognizes installation and snow removal revenue when services are performed and billable under the terms of the applicable contract.

  The balances billed but not paid by customers pursuant to retainage provisions in installation contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Group's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

 Cost of Services

  Cost of services represents direct labor and associated costs (such as benefits and workers' compensation expense), materials, supervisory personnel and equipment and vehicle costs, such as fuel, insurance and depreciation.

                       ARTEKA CORPORATION AND AFFILIATES

 Warranty Costs

  For certain contracts, the Group warrants plant life for the first year after installation. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

 Seasonality

  The Group has experienced and expects to continue to experience variability in revenue and net income as a result of the seasonal nature of the Group's business. Generally, the Group's revenues from installation projects are concentrated during the warmer months of April to October. Revenues from landscape maintenance contracts typically do not generate revenues in the winter; however, snow removal services provided in the winter partially offset these decreases. As a result, the gross margin from landscape maintenance can vary seasonally.

 Income Taxes

  The Group, with the exception of Arteka Nurseries, Inc., accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized. The provision for income taxes is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

  During 1997, Arteka Nurseries, Inc. (the Nursery) elected S Corporation status as defined by the Internal Revenue Code, whereby the Nursery is not subject to taxation for federal purposes. Under S Corporation status, the shareholders report their shares of the Nursery's taxable earnings or losses in their personal tax returns.

 Shareholder's Equity

  The equity structure of the Group is as follows at each December 31, 1996 and 1997 and March 31, 1998:

                                                             Shares
                                                Authorized Issued And
                                                  Shares   Outstanding Par Value
                                                ---------- ----------- ---------
      Arteka Corporation.......................    2,500      1,000     No par
      Arteka Natural Green Corporation.........   25,000     10,000     $ 1.00
      Arteka Nurseries, Inc....................   25,000     10,000     No par

 Financial Instruments

  The Group's financial instruments consist of cash, accounts receivable, accounts payable, lines of credit, and debt. The Group believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       ARTEKA CORPORATION AND AFFILIATES

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Group will adopt SFAS No. 131 in the year ended December 31, 1998.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                                    Estimated    December 31,
                                                  Useful Lives  ---------------
                                                     In Year     1996    1997
                                                  ------------- ------  -------
      Machinery and equipment....................     5-10      $1,356  $ 2,345
      Leasehold improvements..................... Life of lease    122      122
      Office furniture and equipment.............       5          207      212
                                                                ------  -------
          Total..................................                1,685    2,679
      Less--Accumulated depreciation.............                 (971)  (1,140)
                                                                ------  -------
          Property and equipment, net............               $  714  $ 1,539
                                                                ======  =======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Accounts receivable consist of the following (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
      Accounts receivable, trade................................ $1,459  $1,673
      Retainage.................................................    280     394
      Accounts receivable, other................................     48      85
      Allowance for doubtful accounts...........................    (44)    (47)
                                                                 ------  ------
                                                                 $1,743  $2,105
                                                                 ======  ======

  Other assets consist of the following (in thousands):

                                                                   December 31,
                                                                   -------------
                                                                    1996   1997
                                                                   ------ ------
      Goodwill.................................................... $  --  $1,472
      Other.......................................................     30     82
                                                                   ------ ------
                                                                   $   30 $1,554
                                                                   ====== ======

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
      Accounts payable, trade.................................... $  717 $1,046
      Accrued compensation and benefits..........................    466    286
      Warranty accrual...........................................     95     91
      Other accrued expenses.....................................     54    131
                                                                  ------ ------
                                                                  $1,332 $1,554
                                                                  ====== ======

                       ARTEKA CORPORATION AND AFFILIATES

  Other current liabilities consist of the following (in thousands):

                                                                   December 31
                                                                   ------------
                                                                   1996   1997
                                                                   ------ -----
      Customer deposits........................................... $  123 $   3
      Performance payment.........................................    --     80
      Other.......................................................    --      7
                                                                   ------ -----
                                                                   $  123 $  90
                                                                   ====== =====

5. LINE OF CREDIT AND LONG-TERM DEBT:

 Line of Credit

  The Group has two lines of credit which provide for borrowings up to $1.3 million with a financial institution that are secured by accounts receivable and bear interest at prime plus 1.25 percent which was 9.5 percent and 9.75 percent at December 31, 1996 and 1997, respectively. Each of the lines of credit expire in April 1998. The Group had $410,000, $100,000 and $1.1 million outstanding under these lines of credit at December 31, 1996 and 1997, and March 31, 1998, respectively.

 Long-Term Debt

  Long-term debt consists of the following (in thousands):

                                                                 December 31
                                                                --------------
                                                                1996    1997
                                                                -----  -------
      Note payable to a financial institution in monthly
       installments of $14 including interest at 9.25%,
       secured by certain of the Group's equipment, due
       November 1999..........................................  $ 439  $   302
      Notes payable to various equipment vendors in total
       monthly installments of approximately $10 including
       interest ranging from 7.5% to 10.9%, secured by certain
       of the Group's equipment due in varying maturities
       ranging from 1998--2001................................    233      221
      Note payable to a financial institution in monthly
       installments of $2 including interest at 9.75%, secured
       by certain of the Group's equipment, due July 2000.....    --        48
      Note payable to the Group's sole shareholder in monthly
       installments of $16 including interest at 9.5%, due
       February 2005..........................................    --     1,000
      Note payable to former SWL owner including imputed
       interest at 10% due June 1998..........................    --     1,658
      Note payable to MMI owner in two payments of $145 on
       January 9, 1998 and $435 on July 1, 1998 including
       interest of 10%........................................    --       580
                                                                -----  -------
                                                                  672    3,809
      Less--Current portion...................................   (233)  (2,597)
                                                                -----  -------
                                                                $ 439  $ 1,212
                                                                =====  =======

                       ARTEKA CORPORATION AND AFFILIATES

  The aggregate maturities of long-term debt as of December 31, 1997 are as follows (in thousands):

      Year ending December 31--
        1998............................................................ $2,597
        1999............................................................    391
        2000............................................................    151
        2001............................................................    139
        2002............................................................    153
        Thereafter......................................................    378
                                                                         ------
                                                                         $3,809
                                                                         ======

6. INCOME TAXES:

  The components of the provision (benefit) for income taxes are as follows (in thousands):

                                                                   December 31
                                                                   -------------
                                                                   1996    1997
                                                                   -----  ------
      Federal--
        Current................................................... $ (1)  $    3
        Deferred..................................................   58     (248)
                                                                   ----   ------
                                                                     57     (245)
                                                                   ----   ------
      State--
        Current...................................................   14       (1)
        Deferred..................................................    4       (5)
                                                                   ----   ------
                                                                     18       (6)
                                                                   ----   ------
          Total provision......................................... $ 75   $ (251)
                                                                   ====   ======

  The provision (benefit) for income taxes differs from an amount computed at the statutory rate as follows (in thousands):

                                                                  December 31
                                                                  ------------
                                                                  1996   1997
                                                                  ----- ------
      Federal income tax at statutory rates.....................  $  62 $  (27)
      State income taxes........................................     12     (4)
      Nondeductible expenses....................................      1      2
      Effect of the conversion of Arteka Nurseries, Inc. to an S
       Corporation..............................................    --    (230)
      Valuation allowance.......................................    --       8
                                                                  ----- ------
                                                                  $  75 $ (251)
                                                                  ===== ======

                       ARTEKA CORPORATION AND AFFILIATES

  The significant items giving rise to the deferred tax assets and liabilities are as follows (in thousands):

                                                                  1996   1997
                                                                  -----  -----
      Deferred tax assets--
        Allowance for doubtful accounts.......................... $  20  $  21
        Accrued expenses.........................................     4      2
        Net operating loss.......................................    19     27
        State taxes..............................................    39     12
                                                                  -----  -----
          Total deferred tax assets..............................    82     62
                                                                  -----  -----
      Valuation allowance........................................   --      (8)
      Deferred tax liabilities--
        Bases differences in property and equipment..............   (50)  (131)
        Bases differences in inventory...........................  (349)   (60)
        Other....................................................   (80)   (80)
                                                                  -----  -----
          Total deferred tax liabilities.........................  (479)  (271)
                                                                  -----  -----
          Net deferred tax liability............................. $(397) $(217)
                                                                  =====  =====

7. RELATED-PARTY TRANSACTIONS:

  The Group leases certain of its property and facilities from the Group's sole shareholder. These leases are five-year leases which expire in 2002. The future annual minimum payments under these leases are approximately $84,000.

  In December 1997, the Group borrowed $1,000,000 from its sole shareholder in order to fund its near-term working capital requirements. See Note 5 for a discussion of the terms of this borrowing.

  In December 1996, the Group had a receivable from its sole shareholder of $120,014. This receivable relates to services performed by the Group for its sole shareholder.

8. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  The Group leases various facilities, equipment and land under operating lease agreements, including leases with related parties. These leases are noncancelable and expire on various dates through 2002. The lease agreements are subject to renewal under essentially the same terms and conditions as the original leases.

  Future minimum lease payments for operating leases are as follows (in thousands):

      Year ending December 31--
        1998.............................................................. $146
        1999..............................................................  108
        2000..............................................................  108
        2001..............................................................   84
        2002..............................................................   84
                                                                           ----
                                                                           $530
                                                                           ====

  Total rent expense under all operating leases, including operating leases with related parties, was approximately $144,000 for each of the years ended December 31, 1996 and 1997.

                       ARTEKA CORPORATION AND AFFILIATES

 Litigation

  The Group is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Group's combined financial position or combined results of operations.

 Insurance

  The Group carries a standard range of insurance coverage, including business auto liability, general liability, workers' compensation, excess liability, commercial property and an umbrella policy. The Group has not incurred significant claims or losses on any of these insurance policies.

 Employee 401(k) Retirement Plan

  The Group offers its employees a 401(k) profit-sharing plan (the Plan) which covers all employees at least 21 years of age who have completed at least one-half year of service (6 months) subsequent to employment. The Plan allows for employee contributions through salary reductions of up to 15 percent of total compensation, subject to the statutory limits. Employer matching contributions are made solely at the discretion of the Group and were $14,827 and $15,936 for 1996 and 1997, respectively.

9. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

  In March 1998, the Group and its shareholder entered into a definitive agreement with a wholly owned subsidiary of LandCare, providing for the merger of the Group with the subsidiary of LandCare (the Merger). In connection with the Merger, the Company will make cash distributions of up to $600,000 prior to the Merger which represents the Company's estimated S Corporation accumulated adjustment account. Had these transactions been recorded at March 31, 1998, the effect on the accompanying unaudited balance sheet would be an increase in liabilities of $600,000 and a decrease in shareholders' equity of $600,000.

  Concurrently with the Merger, the Group entered into an agreement with the shareholder to lease land and buildings used in the Group's operations for negotiated amounts and terms.

  On November 1, 1998, LandCare and The ServiceMaster Company ("ServiceMaster") entered into a Plan of Reorganization and Agreement and Plan of Merger (the "Merger Agreement") pursuant to which LandCare will become a subsidiary of ServiceMaster. The Merger Agreement is subject to LandCare stockholder approval, regulatory approvals and certain other closing conditions and termination events.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Landesigns, Inc.:

  We have audited the accompanying balance sheet of Landesigns, Inc. (the Company), as of October 31, 1998, and the related statements of operations, shareholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of October 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
December 18, 1998

                                LANDESIGNS, INC.

                                 BALANCE SHEET
                                 (In Thousands)

                                                                     October 31
                                                                        1998
                                                                     ----------
                               ASSETS
                               ------
CURRENT ASSETS:
  Cash and cash equivalents.........................................   $  318
  Accounts receivable, net..........................................    1,274
  Other current assets..............................................        5
                                                                       ------
    Total current assets............................................    1,597
PROPERTY AND EQUIPMENT, net.........................................      576
OTHER ASSETS........................................................        5
                                                                       ------
    Total assets....................................................   $2,178
                                                                       ======
                LIABILITIES AND SHAREHOLDER'S EQUITY
                ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.............................   $  530
  Current maturities of long-term debt..............................       90
                                                                       ------
    Total current liabilities.......................................      620
LONG-TERM DEBT, net.................................................       59
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY:
  Common stock, no par value, 2,500 shares authorized, 500 shares
   outstanding......................................................       10
  Retained earnings.................................................    1,489
                                                                       ------
    Total shareholder's equity......................................    1,499
                                                                       ------
    Total liabilities and shareholder's equity......................   $2,178
                                                                       ======


   The accompanying notes are an integral part of these financial statements.

                                LANDESIGNS, INC.

                            STATEMENT OF OPERATIONS
                                 (In Thousands)

                                                                      Year Ended
                                                                      October 31
                                                                         1998
                                                                      ----------
   REVENUES..........................................................   $6,128
   COST OF SERVICES..................................................    4,647
                                                                        ------
       Gross profit..................................................    1,481
   SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                            591
                                                                        ------
       Income from operations........................................      890
                                                                        ------
   OTHER INCOME (EXPENSE):
     Interest expense................................................      (12)
     Other income....................................................       36
                                                                        ------
   NET INCOME........................................................   $  914
                                                                        ======


   The accompanying notes are an integral part of these financial statements.

                                LANDESIGNS, INC.

                       STATEMENT OF SHAREHOLDER'S EQUITY
                                 (In Thousands)

                                                                       Total
                                                   Common Retained Shareholder's
                                                   Stock  Earnings    Equity
                                                   ------ -------- -------------
BALANCE, October 31, 1997.........................  $10    $1,334     $ 1,344
 Distributions....................................  --       (759)       (759)
 Net income.......................................  --        914         914
                                                    ---    ------     -------
BALANCE, October 31, 1998.........................  $10    $1,489     $ 1,499
                                                    ===    ======     =======



   The accompanying notes are an integral part of these financial statements.

                                LANDESIGNS, INC.

                            STATEMENT OF CASH FLOWS
                                 (In Thousands)

                                                                      Year Ended
                                                                      October 31
                                                                         1998
                                                                      ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income..........................................................   $ 914
 Adjustments to reconcile net income to net
  cash provided by (used in) operating activities:
  Depreciation.......................................................     191
  Gain on sales of assets............................................      (4)
  Changes in assets and liabilities--
   Accounts receivable, net..........................................    (113)
   Other current assets..............................................      (5)
   Accounts payable and accrued expenses.............................      60
                                                                        -----
    Net cash provided by operating activities........................   1,043
                                                                        -----
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment.................................    (279)
 Proceeds from sales of property and equipment.......................      12
                                                                        -----
    Net cash used in investing activities............................    (267)
                                                                        -----
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt........................................     103
 Payments on long-term debt..........................................     (95)
 Distributions to shareholder........................................    (659)
                                                                        -----
    Net cash used in financing activities............................    (651)
                                                                        -----
NET INCREASE IN CASH AND CASH EQUIVALENTS............................     125
CASH AND CASH EQUIVALENTS, beginning of period.......................     193
                                                                        -----
CASH AND CASH EQUIVALENTS, end of period.............................   $ 318
                                                                        =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid during the period for--
  Interest...........................................................   $  12
 Non-cash transactions
  Distributions to shareholder.......................................   $ 100

   The accompanying notes are an integral part of these financial statements.

                                LANDESIGNS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  Landesigns, Inc. (the Company), a Nevada corporation headquartered in Las Vegas, Nevada, was founded in 1986 and operates primarily in Nevada and California. The Company provides commercial landscape installation and maintenance services to its customers in the Las Vegas area and in Southern California.

  The Company and its shareholder intend to enter into a definitive agreement with a wholly owned subsidiary of LandCare USA, Inc. (LandCare), providing for the merger of the Company with the subsidiary of LandCare.

  On November 1, 1998, LandCare and The ServiceMaster Company ("ServiceMaster") entered into a Plan of Reorganization and Agreement and Plan of Merger (the "Merger Agreement") pursuant to which LandCare will become a subsidiary of ServiceMaster. The Merger Agreement is subject to LandCare stockholder approval, regulatory approvals and certain other closing conditions and termination events.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Allowance for Doubtful Accounts

  The Company maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits and accounts receivable. The Company maintains cash balances at financial institutions, which may at times be in excess of federally insured levels.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets.

  Expenditures for major additions or improvements that extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs that do not improve or extend the life of such assets are expensed as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

 Revenue Recognition

  The Company's revenues consist of maintenance revenues and installation revenues. The Company's landscape maintenance contracts are for one year and payments to the Company are remitted in equal monthly payments over the term of the contract. Revenues from maintenance contracts are recognized on the straight-line method while costs incurred under the contracts can be expected to vary materially based on seasonal factors. Monthly maintenance payments are recognized as they become due because the contracts are fully cancelable without cause upon notice of 60 days or less by either the Company or the customer. Should the Company elect to cancel a contract, the customer would have no standing under either contract law or equity to require additional services or obtain a refund (other than for nonperformance prior to cancellation), notwithstanding that the customer may have paid amounts which clearly exceeded the fair value of services received in those months in anticipation of lower priced services later in the year.

                                LANDESIGNS, INC.

  Revenues from installation contracts are recognized when the services are performed and billable under the terms of the applicable contract. The balances billed but not paid by customers pursuant to retainage provisions in installation contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at the balance sheet date will be collected within the subsequent fiscal year.

 Cost of Services

  Cost of services represents direct labor and associated costs (such as benefits and workers' compensation expense), materials, supervisory personnel, and equipment and vehicle costs, such as fuel, insurance and depreciation.

 Warranty Costs

  For certain contracts, the Company warrants plant life for the first year after installation. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

 Seasonality

  The Company has experienced and expects to continue to experience variability in revenue and net income as a result of the seasonal nature of the Company's business. Generally, revenues from landscape maintenance contracts remain relatively constant throughout the year; however, the related costs of services vary due to seasonality. As a result, the gross margin from landscape maintenance contracts can vary seasonally.

 Income Taxes

  The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the shareholder reports his share of the Company's taxable earnings or losses in his personal tax returns. The Company will terminate its S Corporation status concurrently with the effective date of the transaction.

 Major Customers and Risk Concentration

  The Company had sales of approximately 50%, 15% and 11% of total sales to three major customers for the year ended October 31, 1998.

 Financial Instruments

  The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and debt. The Company believes that the carrying value of these instruments on the accompanying balance sheet approximates their fair value.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                LANDESIGNS, INC.

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt SFAS No. 131 for the year ended October 31, 1999.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                                          Estimated
                                                         Useful Lives October 31
                                                           in Years      1998
                                                         ------------ ----------
   Transportation equipment............................         5       $  468
   Machinery and equipment.............................      5-10          952
   Office furniture and equipment......................         5           17
                                                                        ------
       Total...........................................                 $1,437
   Less--Accumulated depreciation......................                   (861)
                                                                        ------
       Property and equipment, net.....................                 $  576
                                                                        ------

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Accounts receivable consists of the following (in thousands):

                                                                      October 31
                                                                         1998
                                                                      ----------
   Accounts receivable, trade........................................   $  974
   Retainage.........................................................      331
   Allowance for doubtful accounts...................................      (31)
                                                                        ------
                                                                        $1,274
                                                                        ======

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                      October 31
                                                                         1998
                                                                      ----------
   Accounts payable, trade..........................................     $352
   Accrued compensation and benefits................................       98
   Warranty accrual.................................................       80
                                                                         ----
                                                                         $530
                                                                         ====

5. LONG-TERM DEBT:

  Long-term debt consists of the following (in thousands):

                                                                   October 31
                                                                      1998
                                                                   ----------
   Various notes payable to a financial institution with monthly principal and interest payments ranging from $1 to $3 at
    interest rates ranging from 6.9 % to 7.9 % with varying
    maturities ranging from 1999-2001 ............................    $149
   Less--Current portion..........................................     (90)
                                                                      ----
       Total......................................................    $ 59
                                                                      ====

                                LANDESIGNS, INC.

  The aggregate maturities of long-term debt as of October 31, 1998 are as follows (in thousands):

   Year ending October 31 --
      1999................................................................. $ 90
      2000.................................................................   44
      2001.................................................................   15
      2002.................................................................  --
      2003.................................................................  --
      Thereafter...........................................................  --
                                                                            ----
                                                                            $149
                                                                            ====

  The Company paid all of its outstanding debt subsequent to October 31, 1998.

6. RELATED-PARTY TRANSACTIONS:

  The Company purchases landscaping materials including trees, plants and shrubbery, from an entity wholly-owned by the Company's sole shareholder. Total purchases from the related party for the twelve months ended October 31, 1998 were approximately $206,000.

  The Company also leases its office building and certain landscaping equipment from the Company's sole shareholder and an entity owned by the shareholder. The leases are classified as operating leases with month-to-month terms. Total rent expense under these leases for the twelve months ended October 31, 1998 was approximately $90,000.

7. COMMITMENTS AND CONTINGENCIES:

 Litigation

  The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcomes of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

 Insurance

  The Company carries a standard range of insurance coverage, including business auto liability, general liability, and workers' compensation. The Company has not incurred significant claims or losses on any of these insurance policies.

8. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

  In December 1998, the Company and its shareholder entered into a letter of intent with a wholly owned subsidiary of LandCare, providing for the merger of the Company with the subsidiary of LandCare (the Merger). Concurrently with the merger, the Company will enter into an agreement with the shareholder to lease buildings used in the Company's operations for negotiated amounts and terms.

  Automobiles valued at approximately $25,000, which amount is included in the balance sheet at October 31, 1998, will be distributed to the Company's shareholder. Had this distribution been made at October 31, 1998, the effect on the Company's balance sheet would have been a decrease in shareholder's equity of $25,000. In addition, selling, general and administrative expenses would have been reduced by approximately $11,000 assuming the distribution had occurred November 1, 1997.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Desert Care Landscaping, Inc.:

  We have audited the accompanying balance sheet of Desert Care Landscaping, Inc. as of December 31, 1997, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Desert Care Landscaping, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 13, 1998

                         DESERT CARE LANDSCAPING, INC.

                                 BALANCE SHEETS

                       (In Thousands, Except Share Data)

                                                        December 31  March 31
                                                           1997        1998
                                                        ----------- -----------
                                                                    (Unaudited)
                        ASSETS
                        ------
CURRENT ASSETS:
  Cash.................................................   $  172         --
  Accounts receivable, net.............................    1,086         918
  Related-party receivable.............................      113         --
  Other current assets.................................       16          31
                                                          ------      ------
    Total current assets...............................    1,387         949
PROPERTY AND EQUIPMENT, net............................    1,007       1,021
OTHER ASSETS...........................................       29          26
                                                          ------      ------
    Total assets.......................................   $2,423      $1,996
                                                          ======      ======
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses................   $  437      $  494
  Line of credit.......................................      --          300
  Current maturities of long-term debt.................      186         191
  Other current liabilities............................       53          56
                                                          ------      ------
    Total current liabilities..........................      676       1,041
LONG-TERM DEBT, net....................................      379         332
SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value, 10,000 shares
   authorized, 100 shares outstanding..................      --          --
  Additional paid-in capital...........................       50          50
  Retained earnings....................................    1,318         573
                                                          ------      ------
    Total shareholders' equity.........................    1,368         623
                                                          ------      ------
    Total liabilities and shareholders' equity.........   $2,423      $1,996
                                                          ======      ======


   The accompanying notes are an integral part of these financial statements.

                         DESERT CARE LANDSCAPING, INC.

                            STATEMENTS OF OPERATIONS

                                 (in Thousands)

                                                         Three Months Ended
                                             Year Ended       March 31
                                             December 31 --------------------
                                                1997       1997       1998
                                             ----------- ---------  ---------
                                                             (Unaudited)
REVENUES....................................   $6,481    $   1,492  $   1,297
COST OF SERVICES............................    5,119        1,179      1,200
                                               ------    ---------  ---------
    Gross profit............................    1,362          313         97
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES...................................      672          155        175
                                               ------    ---------  ---------
    Income (loss) from operations...........      690          158        (78)
OTHER INCOME (EXPENSE):
  Interest expense..........................      (64)         (17)       (14)
  Other income, net.........................       13            2          7
                                               ------    ---------  ---------
NET INCOME (LOSS)...........................   $  639    $     143  $     (85)
                                               ======    =========  =========




   The accompanying notes are an integral part of these financial statements.

                         DESERT CARE LANDSCAPING, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (in Thousands)

                                              Additional              Total
                                       Common  Paid-In   Retained Shareholders'
                                       Stock   Capital   Earnings    Equity
                                       ------ ---------- -------- -------------
BALANCE, December 31, 1996............  $        $ 50     $  819     $  869
  Distributions.......................   --       --        (140)      (140)
  Net income..........................   --       --         639        639
                                        ----     ----     ------     ------
BALANCE, December 31, 1997............   --        50      1,318      1,368
  Distributions (unaudited)...........   --       --        (660)      (660)
  Net loss (unaudited)................   --       --         (85)       (85)
                                        ----     ----     ------     ------
BALANCE, March 31, 1998 (unaudited)...  $        $ 50     $  573     $  623
                                        ====     ====     ======     ======





   The accompanying notes are an integral part of these financial statements.

                         DESERT CARE LANDSCAPING, INC.

                            STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                                                                Three Months
                                                                    Ended
                                                    Year Ended    March 31
                                                    December 31 --------------
                                                       1997      1997    1998
                                                    ----------- ------  ------
                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................   $   639   $  143   $ (85)
  Adjustments to reconcile net income to net cash
   provided by operating activities--
    Depreciation...................................       181       38      49
    Gain on sales of assets........................         5      --        2
    Changes in assets and liabilities--
      Accounts receivable, net.....................       (83)      43     168
      Related-party receivable.....................       133      (85)    113
      Accounts payable and accrued expenses........      (124)      22      57
      Other, net...................................       (34)       4     (14)
                                                      -------   ------  ------
        Net cash provided by operating activities..       717      165     290
                                                      -------   ------  ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of property and equipment....         8      --      --
  Purchases of property and equipment..............      (320)      (9)    (60)
                                                      -------   ------  ------
        Net cash used in investing activities......      (312)      (9)    (60)
                                                      -------   ------  ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from lines of credit and long-term
   debt............................................       973      --      575
  Payments on lines of credit and long-term debt...    (1,150)    (114)   (317)
  Distributions to shareholders....................      (140)    (100)   (660)
                                                      -------   ------  ------
        Net cash used in financing activities......      (317)    (214)   (402)
                                                      -------   ------  ------
NET INCREASE (DECREASE) IN CASH....................        88      (58)   (172)
CASH, beginning of period..........................        84       84     172
                                                      -------   ------  ------
CASH, end of period................................   $   172   $   26   $ --
                                                      =======   ======  ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest.......................................   $    64   $   17  $   14

   The accompanying notes are an integral part of these financial statements.

                         DESERT CARE LANDSCAPING, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  Desert Care Landscaping, Inc. (the Company), an Arizona corporation, was founded in 1992 and operates primarily in Arizona with two branches in Phoenix. The Company provides commercial landscape installation and maintenance services. The Company also provides native plant reclamation, which consists of temporary removal of native plants, maintaining them during a construction period and replacing them following construction.

  The Company had a working capital deficit at March 31, 1998. The Company has funded its operations with cash flows from operations and short-term borrowings from lenders. Management expects that operations will generate sufficient cash flows to meet the Company's working capital needs during 1998.

  The Company and its shareholders intend to enter into a definitive agreement with LandCare USA, Inc. (LandCare), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of LandCare's common stock concurrently with the consummation of an initial public offering of the common stock of LandCare.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Interim Financial Information

  The interim financial statements as of March 31, 1998 for each of the three months ended March 31, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the finacial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash deposits and accounts receivable. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels.

 Allowance for Doubtful Accounts

  The Company maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

                         DESERT CARE LANDSCAPING, INC.

 Revenue Recognition

  The Company's revenues consist of maintenance revenues and installation revenues. The Company's landscape maintenance contracts are for terms of one to two years and payments to the Company are remitted in equal monthly payments over the term of the contract. Revenues from landscape maintenance contracts are recognized on the straight-line method while costs incurred under the contracts can be expected to vary based on seasonal factors. Monthly maintenance payments are recognized as they become due because the contracts are fully cancelable without cause upon notice of 60 days or less by either the Company or the customer. Should the Company elect to cancel a contract, the customer would have no standing under either contract law or equity to require additional services or obtain a refund (other than for nonperformance prior to cancellation), notwithstanding that the customer may have paid amounts which clearly exceeded the fair value of the services received in those months in anticipation of lower priced services later in the year.

  Revenues from installation services are recognized when the services are performed and billable under the terms of the applicable contract. The balances billed but not paid by customers pursuant to retainage provisions in installation contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

 Cost of Services

  Cost of services represents direct labor and associated costs (such as benefits and workers' compensation expense), materials, supervisory personnel and equipment and vehicle costs, such as fuel, insurance and depreciation.

 Warranty Costs

  For certain contracts, the Company warrants plant life for a 90-day period after installation and tree life and irrigation work for a one-year period after installation. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

 Seasonality

  The Company has experienced and expects to continue to experience variability in revenue and net income as a result of the seasonal nature of the Company's business. Revenues from landscape maintenance contracts remain relatively constant throughout the year. As a result, the gross margin from landscape maintenance contracts can vary seasonally.

 Income Taxes

  The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the shareholders report their shares of the Company's taxable earnings or losses in their personal tax returns. The Company will terminate its S Corporation status concurrently with the effective date of this offering.

 Major Customers and Risk Concentration

  The Company had sales of approximately 22 percent of total sales to two major customers during the year ended December 31, 1997.

 Financial Instruments

  The Company's financial instruments consist of cash, accounts receivable, accounts payable, lines of credit and debt. The Company believes that the carrying value of these instruments on the accompanying balance sheet approximates fair value.

                         DESERT CARE LANDSCAPING, INC.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt SFAS No. 131 in the year ended December 31, 1998.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                                        Estimated
                                                      Useful Lives  December 31,
                                                        In Years        1997
                                                      ------------- ------------
        Transportation equipment.....................       5          $  707
        Machinery and equipment......................     5-10            634
        Leasehold improvements.......................      10              15
        Office furniture and equipment............... Life of lease        96
                                                                       ------
          Total......................................                   1,452
        Less--Accumulated depreciation...............                    (445)
                                                                       ------
          Property and equipment, net................                  $1,007
                                                                       ======

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Accounts receivable consist of the following (in thousands):

                                                                    December 31,
                                                                        1997
                                                                    ------------
        Accounts receivable, trade.................................    $  911
        Retainage..................................................       103
        Accounts receivable, other.................................       104
        Allowance for doubtful accounts............................       (32)
                                                                       ------
                                                                       $1,086
                                                                       ======

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                    December 31,
                                                                        1997
                                                                    ------------
        Accounts payable, trade....................................     $247
        Accrued compensation and benefits..........................       99
        Warranty accrual...........................................       80
        Other accrued expenses.....................................       11
                                                                        ----
                                                                        $437
                                                                        ====

                         DESERT CARE LANDSCAPING, INC.

  Other current liabilities consist of the following (in thousands):

                                                                    December 31,
                                                                        1997
                                                                    ------------
      Customer deposits............................................     $50
      Other........................................................       3
                                                                        ---
                                                                        $53
                                                                        ===

5. LINES OF CREDIT AND LONG-TERM DEBT:

 Lines of Credit

  The Company has a $400,000 revolving line of credit with a financial institution that is secured by accounts receivable and equipment. Certain shareholders of the Company have personally guaranteed all amounts borrowed under this facility. There was zero and $240,000 outstanding on this facility at December 31, 1997 and March 31, 1998, respectively. The line of credit expires on June 1, 1998.

  The Company has a $100,000 nonrevolving line of credit with a financial institution that is secured by accounts receivable and certain equipment. Certain shareholders of the Company have personally guaranteed all amounts borrowed. This facility will convert to a term loan effective June 1, 1998. There was zero and $40,000 outstanding on this facility at December 31, 1997 and March 31, 1998, respectively.

 Long-Term Debt

  Long-term debt consists of the following (in thousands):

                                                                    December 31,
                                                                        1997
                                                                    ------------
Notes payable to a financial institution in total monthly
 installments of $7 including interest ranging from 4.9% to
 10.25%, secured by various equipment and personal guarantees from
 certain shareholders, due in 1999 through 2001...................      $198
Notes payable to a financial institution in total monthly
 installments of approximately $3 including interest at prime plus
 2%, which was 10.5% at December 31, 1997, and 10.74%, secured by various equipment, receivables and personal guarantees from
 certain shareholders, due in 1998 through 2002...................       106
Notes payable to a financial institution in total monthly
 installments of $2 including interest at 9.8% and 9.9%, secured by various vehicles and personal guarantees from certain
 shareholders, with final payment due 2001........................        76
Notes payable to a financial institution in total monthly
 installments of $3 including interest ranging from 8.9% to 10.5%, secured by various vehicles and personal guarantees from certain
 shareholders, due in 1998 through 2001...........................        69
Notes payable to a financial institution in total monthly
 installments of $2 including interest at 9% and 9.5%, secured by various vehicles and personal guarantees from certain
 shareholders, due in 1999 through 2001...........................        59
Notes payable to a financial institution in total monthly
 installments of $2 including interest at 8.9% and 9.5%, secured by various vehicles and personal guarantees from certain
 shareholders, due 1999 through 2001..............................        42
Notes payable to a financial institution in total monthly
 installments of $1 including interest at 10.9% and 12.4%, secured
 by various equipment, due in 1998 through 2000 ..................        15
                                                                        ----
                                                                         565
Less--Current portion.............................................      (186)
                                                                        ----
                                                                        $379
                                                                        ====

                         DESERT CARE LANDSCAPING, INC.

  The aggregate maturities of long-term debt as of December 31, 1997, are as follows (in thousands):

      Year ending December 31--
        1998.............................................................. $186
        1999..............................................................  165
        2000..............................................................  142
        2001..............................................................   63
        2002..............................................................    9
                                                                           ----
                                                                           $565
                                                                           ====

6. RELATED-PARTY TRANSACTIONS:

  The Company leased facilities under operating leases from a company that is owned by the shareholders of the Company. Rent expense incurred under these leases was approximately $94,000 for the year ended December 31, 1997. Additionally, the Company both sells trees to and purchases trees from this related party. The amounts related to these transactions for the year ended December 31, 1997 were trees sold of approximately $10,000 and trees purchased of approximately $73,000.

7. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  The Company leases various facilities, equipment and vehicles under operating lease agreements, including leases with related parties. These leases are noncancelable and expire on various dates through 2002. The lease agreements are subject to renewal under essentially the same terms and conditions as the original leases.

  Future minimum lease payments for operating leases are as follows (in thousands):

      Year ending December 31--
        1998.............................................................. $163
        1999..............................................................  147
        2000..............................................................  108
        2001..............................................................   90
        2002..............................................................   90
                                                                           ----
                                                                           $598
                                                                           ====

  Total rent expense under all operating leases, including operating leases with related parties, was approximately $145,000 for the year ended December 31, 1997.

 Litigation

  The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

 Insurance

  The Company carries a standard range of insurance coverage, including business auto liability, general liability, workers' compensation, commercial property and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies.

                         DESERT CARE LANDSCAPING, INC.

 Profit-Sharing Plan

  The Company offers its employees a profit-sharing plan (the Plan) which covers all employees at least 21 years of age who have completed at least 1,000 hours of service in a 12-month period subsequent to employment. The Company may declare a discretionary contribution annually which is placed into a trust fund for the benefit of Plan participants. There was no discretionary profit-sharing contribution for the year ended December 31, 1997.

8. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

  In March 1998, the Company and its shareholders entered into a definitive agreement with a wholly owned subsidiary of LandCare, providing for the merger of the Company with the subsidiary of LandCare (the Merger). In connection with the Merger, the Company will make cash distributions of approximately $760,000 prior to the Merger which represents the Company's estimated S Corporation accumulated adjustment account. Had these transactions been recorded at March 31, 1998, the effect on the accompanying unaudited balance sheet would be a decrease in assets of $172,000, an increase in liabilities of $588,000 and a decrease in shareholders' equity of $760,000.

  Concurrently with the Merger, the Company entered into an agreement with the shareholders to lease land, equipment and buildings used in the Company's operations for negotiated amounts and terms.

  On November 1, 1998, LandCare and The ServiceMaster Company ("ServiceMaster") entered into a Plan of Reorganization and Agreement and Plan of Merger (the "Merger Agreement") pursuant to which LandCare will become a subsidiary of ServiceMaster. The Merger Agreement is subject to LandCare stockholder approval, regulatory approvals and certain other closing conditions and termination events.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To R.L. Company, Inc.:

  We have audited the accompanying balance sheet of R.L. Company, Inc. (the Company), as of December 31, 1997, and the related statements of operations, shareholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
October 5, 1998

                               R.L. COMPANY, INC.

                                 BALANCE SHEETS

                       (In Thousands, Except Share Data)

                                                        December 31   June 30
                                                           1997        1998
                                                        ----------- -----------
                        ASSETS
                        ------                                      (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents............................   $  337      $  516
  Marketable securities................................      347         377
  Accounts receivable, net.............................      513         577
  Inventories..........................................       79          97
  Other current assets.................................      242         207
                                                          ------      ------
    Total current assets...............................    1,518       1,774
PROPERTY AND EQUIPMENT, net............................      976         934
                                                          ------      ------
    Total assets.......................................   $2,494      $2,708
                                                          ======      ======
         LIABILITIES AND SHAREHOLDER'S EQUITY
         ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses................   $  430      $  521
  Current portion of long-term debt....................      181         179
  Deferred tax liability...............................      346         383
                                                          ------      ------
    Total current liabilities..........................      957       1,083
LONG-TERM DEBT, net....................................      282         199
DEFERRED TAX LIABILITY.................................      130         152
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY:
  Common stock, $10 par value, 7,500 shares authorized,
   300 shares outstanding..............................        3           3
  Retained earnings....................................    1,122       1,271
                                                          ------      ------
    Total shareholder's equity.........................    1,125       1,274
                                                          ------      ------
    Total liabilities and shareholder's equity.........   $2,494      $2,708
                                                          ======      ======


   The accompanying notes are an integral part of these financial statements.

                               R.L. COMPANY, INC.

                            STATEMENTS OF OPERATIONS

                                 (In Thousands)

                                                                  Six Months
                                                                     Ended
                                                     Year Ended     June 30
                                                     December 31 --------------
                                                        1997      1997    1998
                                                     ----------- ------  ------
                                                                  (Unaudited)
REVENUES............................................   $6,130    $2,868  $3,172
COST OF SERVICES....................................    4,141     1,891   2,041
                                                       ------    ------  ------
    Gross profit....................................    1,989       977   1,131
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES........    1,670       753     770
                                                       ------    ------  ------
    Income from operations..........................      319       224     361
                                                       ------    ------  ------
OTHER INCOME (EXPENSE):
  Interest expense..................................      (32)      (13)    (18)
  Other income (expense), net.......................      (86)      (26)    (92)
                                                       ------    ------  ------
INCOME BEFORE INCOME TAXES..........................      201       185     251
INCOME TAX PROVISION................................       81        74     102
                                                       ------    ------  ------
NET INCOME..........................................   $  120    $  111  $  149
                                                       ======    ======  ======


   The accompanying notes are an integral part of these financial statements.

                               R.L. COMPANY, INC.

                       STATEMENTS OF SHAREHOLDER'S EQUITY

                                 (In Thousands)

                                                                       Total
                                                   Common Retained Shareholder's
                                                   Stock  Earnings    Equity
                                                   ------ -------- -------------
BALANCE, December 31, 1996........................  $ 3    $1,002     $1,005
  Net income......................................  --        120        120
                                                    ---    ------     ------
BALANCE, December 31, 1997........................    3     1,122      1,125
  Net income (unaudited)..........................  --        149        149
                                                    ---    ------     ------
BALANCE, June 30, 1998 (unaudited)................  $ 3    $1,271     $1,274
                                                    ===    ======     ======



   The accompanying notes are an integral part of these financial statements.

                               R.L. COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                                                                  Six Months
                                                                     Ended
                                                      Year Ended    June 30
                                                      December 31 ------------
                                                         1997     1997   1998
                                                      ----------- -----  -----
                                                                  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................    $ 120    $ 111  $ 149
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization....................      267      119    144
    Deferred income tax provision....................       34       17     58
    Changes in assets and liabilities--
      Accounts receivable, net.......................      121       69    (64)
      Inventories....................................       18        3    (18)
      Other current assets...........................      (30)      19     35
      Marketable securities..........................      (88)      (2)   (30)
      Accounts payable and accrued expenses..........      181      174     91
                                                         -----    -----  -----
        Net cash provided by operating activities....      623      510    365
                                                         -----    -----  -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment................     (221)    (273)  (103)
                                                         -----    -----  -----
        Net cash used in investing activities........     (221)    (273)  (103)
                                                         -----    -----  -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt.........................     (144)     (30)   (83)
                                                         -----    -----  -----
        Net cash used in financing activities........     (144)     (30)   (83)
                                                         -----    -----  -----
NET INCREASE IN CASH AND CASH EQUIVALENTS............      258      207    179
CASH AND CASH EQUIVALENTS, beginning of period.......       79       79    337
                                                         -----    -----  -----
CASH AND CASH EQUIVALENTS, end of period.............    $ 337    $ 286  $ 516
                                                         =====    =====  =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest.........................................    $  50    $  23  $  17
    Income taxes.....................................       31        5      2


   The accompanying notes are an integral part of these financial statements.

                               R.L. COMPANY, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  R.L. Company, Inc. (the Company), a California corporation headquartered in Santa Rosa, California, was founded in 1972, and operates primarily in Sonoma, Marin, Solano and Sacramento counties in California. The Company provides landscape installation and maintenance services.

  On August 14, 1998, the Company and its shareholder entered into a definitive agreement with a wholly owned subsidiary of LandCare USA, Inc. (LandCare), providing for the merger of the Company with the subsidiary of LandCare. All outstanding shares of the Company's common stock were exchanged for cash and shares of LandCare's common stock (the Merger). An investment in stock of approximately $63,000, which is included in the balance sheet at December 31, 1997, was distributed to the sole shareholder. Had this distribution been made at December 31, 1997, the effect on the Company's balance sheet would have been to decrease other current assets and shareholder's equity by $63,000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Interim Financial Information

  The interim financial statements as of June 30, 1998 and for each of the six months ended June 30, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Marketable Securities

  All of the Company's marketable securities are classified as trading securities and accordingly, are reflected in the December 31, 1997 Balance Sheet at fair value, with the realized and unrealized gains and losses included in other income (expense). At December 31, 1997, the trading securities had a cost of $220,000 and a market value of $397,000 with gross unrealized holding gains totaling $127,000, reflecting a decrease of $18,000 for the year ended December 31, 1997.

 Other Current Assets

  The Company owns stock in a private mutual insurance company and is recorded at cost.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash deposits, marketable securities and accounts receivable. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels.

 Allowance for Doubtful Accounts

  The Company maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

                               R.L. COMPANY, INC.

 Inventories

  Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

 Revenue Recognition

  The Company's revenues consist of maintenance revenues and installation revenues. The Company's landscape maintenance contracts are for terms of one to two years and payments to the Company are remitted in equal monthly payments over the term of the contract. Revenues from maintenance contracts are recognized on the straight-line method while the costs incurred under the contracts can be expected to vary materially based on seasonal factors. Monthly maintenance payments are recognized as they become due because the contracts are fully cancelable without cause upon notice of 60 days or less by either the Company or the customer. Should the Company elect to cancel a contract, the customer would have no standing under either contract law or equity to require additional services or obtain a refund (other than for nonperformance prior to cancellation), notwithstanding that the customer may have paid amounts which clearly exceeded the fair value of the services received in those months in anticipation of lower priced services later in the year.

  Revenues from installation contracts are recognized when the services are performed and billable under the terms of the applicable contract. The balances billed but not paid by customers pursuant to retainage provisions in installation contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

 Cost of Services

  Cost of services represents direct labor and associated costs (such as benefits and workers' compensation expense), materials, supervisory personnel, and equipment and vehicle costs, such as fuel, insurance and depreciation.

 Seasonality

  The Company experienced and expects to continue to experience variability in revenue and net income as a result of the seasonal nature of the Company's business. Revenues from commercial and residential landscape maintenance contracts remain relatively constant throughout the year; however, the related costs of services vary due to seasonality. As a result, the gross margin from landscape maintenance contracts can vary seasonally.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are

                               R.L. COMPANY, INC.

recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized. The provision for income taxes is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

 Major Customers and Risk Concentration

  The Company had sales of approximately twelve percent of total sales to one major customer for the year ended December 31, 1997.

 Financial Instruments

  The Company's financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, lines of credit and debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt SFAS No. 131 for the year ended December 31, 1998.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                                         Estimated
                                                       Useful Lives  December 31
                                                         in Years       1997
                                                       ------------- -----------
      Transportation equipment........................       7         $ 1,330
      Machinery and equipment.........................      3-5            613
      Leasehold improvements.......................... Life of lease        91
      Office furniture and equipment..................     5-10            288
                                                                       -------
          Total.......................................                 $ 2,322
      Less--Accumulated depreciation..................                  (1,346)
                                                                       -------
          Property and equipment, net.................                 $   976
                                                                       =======

                               R.L. COMPANY, INC.

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Accounts receivable consist of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Accounts receivable, trade...................................     $558
      Allowance for doubtful accounts..............................      (45)
                                                                        ----
                                                                        $513
                                                                        ====

  Other current assets consist of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Prepaid insurance............................................     $ 99
      Investment in private stock, at cost.........................       63
      Other........................................................       80
                                                                        ----
                                                                        $242
                                                                        ====

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Accounts payable, trade.......................................    $ 89
      Accrued compensation and benefits.............................     266
      Income tax payable............................................      69
      Other.........................................................       6
                                                                        ----
                                                                        $430
                                                                        ====

5. LONG-TERM DEBT:

  Long-term debt consists of the following (in thousands):

                                                                    December 31
                                                                       1997
                                                                    -----------
Note payable to a financial institution in monthly installments of
 $3 including interest ranging from 11.5% to 12.0%, secured by
 vehicles and equipment, due 2001.................................     $106
Note payable to various financial institutions in total monthly installments of approximately $16 including interest ranging from
 1.9% to 10.25%, secured by certain vehicles, machinery and
 equipment with varying maturities through 2001...................      357
                                                                       ----
    Total.........................................................      463
Less--Current portion.............................................      181
                                                                       ----
                                                                       $282
                                                                       ====

  The aggregate maturities of long-term debt as of December 31, 1997 are as follows (in thousands):

      Year ending December 31--
        1998.............................................................. $181
        1999..............................................................  162
        2000..............................................................   88
        2001..............................................................   32
                                                                           ----
                                                                           $463
                                                                           ====

                               R.L. COMPANY, INC.

6. INCOME TAXES:

  The components of the provision for income taxes are as follows (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Federal--
        Current.....................................................     $32
        Deferred....................................................      31
                                                                         ---
                                                                          63
                                                                         ---
      State--
        Current.....................................................      15
        Deferred....................................................       3
                                                                         ---
                                                                          18
                                                                         ---
          Total provision...........................................     $81
                                                                         ===

  The provision for income taxes differs from an amount computed at the statutory rate as follows (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Federal income tax at statutory rates.........................     $70
      State income taxes............................................      12
      Other.........................................................      (1)
                                                                         ---
                                                                         $81
                                                                         ===

  The significant items giving rise to the deferred tax assets and liabilities are as follows (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Deferred tax assets--
        Accrued expenses............................................    $  28
        Allowance for doubtful accounts.............................       20
        Other.......................................................       44
                                                                        -----
          Total deferred tax assets.................................       92
                                                                        -----
      Deferred tax liabilities--
        Bases differences in property and equipment.................      (77)
        Unrealized gain on investments..............................      (62)
        Cash to accrual adjustment..................................     (429)
                                                                        -----
          Total deferred tax liabilities............................     (568)
                                                                        -----
          Net deferred tax liability................................    $(476)
                                                                        =====

                               R.L. COMPANY, INC.

7. COMMITMENTS AND CONTINGENCIES:

 Litigation

  The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcomes of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

 Insurance

  The Company carries a standard range of insurance coverage, including business auto liability, general liability, commercial property, workers' compensation and an umbrella policy. The Company has not incurred significant claims or losses on any of these insurance policies.

 Employee 401(k) Profit Sharing Plan

  The Company has a 401(k) profit sharing plan which is available to substantially all full-time employees who have attained the age of 21 and completed 1,000 hours of service with the Company. Non-elective contributions are made for each plan year to a maximum of 25% of the participants' first 4% of contributions. Elective contributions are made at the discretion of the Company. Non-elective contributions to the plan were approximately $10,000 for the year ended December 31, 1997. No elective contributions were made during the year.

8. EVENTS SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

  On November 1, 1998, LandCare and The ServiceMaster Company ("ServiceMaster") entered into a Plan of Reorganization and Agreement and Plan of Merger (the "Merger Agreement") pursuant to which LandCare will become a subsidiary of ServiceMaster. The Merger Agreement is subject to LandCare stockholder approval, regulatory approvals and certain other closing conditions and termination events.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Real Property Maintenance, Inc.:

  We have audited the accompanying balance sheet of Real Property Maintenance, Inc. (the Company), as of December 31, 1997, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
December 4, 1998

                        REAL PROPERTY MAINTENANCE, INC.

                                 BALANCE SHEETS

                       (In Thousands, Except Share Data)

                                                       December 31 September 30
                                                          1997         1998
                                                       ----------- ------------
                                                                    (Unaudited)
                        ASSETS
                        ------
CURRENT ASSETS:
  Cash and cash equivalents...........................   $   20       $  149
  Accounts receivable, net............................      664          398
  Related party receivable............................       12          --
  Inventories.........................................        7           18
  Prepaid expenses....................................       25            9
  Other current assets................................       10           38
                                                         ------       ------
    Total current assets..............................      738          612
PROPERTY AND EQUIPMENT, net...........................      885          864
OTHER ASSETS..........................................        4            4
                                                         ------       ------
    Total assets......................................   $1,627       $1,480
                                                         ======       ======
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...............   $  566       $  383
  Line of credit......................................      --            70
  Current maturities of long-term debt................      167          112
  Other current liabilities...........................      --             7
                                                         ------       ------
    Total current liabilities.........................      733          572
LONG-TERM DEBT........................................      732          750
SHAREHOLDERS' EQUITY:
  Common stock, no par value, 1,000 shares authorized,
   125 shares outstanding.............................
  Retained earnings...................................       94           94
    Total shareholders' equity........................       68           64
                                                         ------       ------
    Total liabilities and shareholders' equity........      162          158
                                                         ------       ------
                                                         $1,627       $1,480
                                                         ======       ======

   The accompanying notes are an integral part of these financial statements.

                        REAL PROPERTY MAINTENANCE, INC.

                            STATEMENTS OF OPERATIONS

                                 (In Thousands)

                                                                  Nine Months
                                                                     Ended
                                                     Year Ended  September 30
                                                     December 31 --------------
                                                        1997      1997    1998
                                                     ----------- ------  ------
                                                                  (Unaudited)
REVENUES............................................   $4,474    $3,097  $4,138
COST OF SERVICES....................................    3,301     2,464   3,377
                                                       ------    ------  ------
    Gross profit....................................    1,173       633     761
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES........      580       337     359
                                                       ------    ------  ------
    Income from operations..........................      593       296     402
                                                       ------    ------  ------
OTHER INCOME (EXPENSE):
  Interest expense..................................      (76)      (53)    (63)
  Other income (expense), net.......................      (24)      (12)     11
                                                       ------    ------  ------
NET INCOME..........................................   $  493    $  231  $  350
                                                       ======    ======  ======


   The accompanying notes are an integral part of these financial statements.

                        REAL PROPERTY MAINTENANCE, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (In Thousands)

                                                                       Total
                                                   Common Retained Shareholders'
                                                   Stock  Earnings    Equity
                                                   ------ -------- -------------
BALANCE, December 31, 1996........................  $ 94   $(116)      $ (22)
  Distributions...................................   --     (309)       (309)
  Net income......................................   --      493         493
                                                    ----   -----       -----
BALANCE, December 31, 1997........................    94      68         162
  Distributions (unaudited).......................   --     (354)       (354)
  Net income (unaudited)..........................   --      350         350
                                                    ----   -----       -----
BALANCE, September 30, 1998 (unaudited)...........  $ 94   $  64       $ 158
                                                    ====   =====       =====



   The accompanying notes are an integral part of these financial statements.

                        REAL PROPERTY MAINTENANCE, INC.

                            STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                                                                  Nine Months
                                                                     Ended
                                                                   September
                                                      Year Ended      30
                                                      December 31 ------------
                                                         1997     1997   1998
                                                      ----------- -----  -----
                                                                  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................    $ 493    $ 231  $ 350
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization....................      220      158    202
    Loss (gain) on sale of assets....................       18       14    (10)
    Changes in assets and liabilities--
      Accounts receivable, net.......................     (455)    (117)   266
      Receivable from affiliate......................       34       64     12
      Inventories....................................        1        2    (11)
      Other current assets...........................       48      (44)   (28)
      Prepaid expenses...............................       (3)     (60)    16
      Accounts payable and accrued expenses..........      265       80   (173)
      Other current liabilities......................       --       --      7
                                                         -----    -----  -----
        Net cash provided by operating activities....      621      328    631
                                                         -----    -----  -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of property and equipment......        9        2     20
  Purchases of property and equipment................     (114)     (92)   (31)
                                                         -----    -----  -----
        Net cash used in investing activities........     (105)     (90)   (11)
                                                         -----    -----  -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from line of credit.......................       --       --     70
  Payments on long-term debt.........................     (269)    (222)  (207)
  Distributions to shareholders......................     (309)     (98)  (354)
                                                         -----    -----  -----
        Net cash used in financing activities........     (578)    (320)  (491)
                                                         -----    -----  -----
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.........................................      (62)     (82)   129
CASH AND CASH EQUIVALENTS, beginning of period.......       82       82     20
                                                         -----    -----  -----
CASH AND CASH EQUIVALENTS, end of period.............    $  20    $   0  $ 149
                                                         =====    =====  =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest.........................................    $  76    $  63  $  53

   The accompanying notes are an integral part of these financial statements.

                        REAL PROPERTY MAINTENANCE, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  Real Property Maintenance, Inc. (the Company), a Colorado corporation headquartered in Denver, Colorado, was founded in 1974, reorganized in 1988, and operates primarily in the midwestern United States. The Company provides landscape, construction and maintenance, and snow removal services to commercial customers.

  On October 27, 1998, the Company and its shareholders entered into a definitive agreement with a wholly owned subsidiary of LandCare USA, Inc. (LandCare), providing for the merger of the Company with the subsidiary of LandCare. All outstanding shares of the Company's common stock were exchanged for cash and stock (the Merger).

  On November 1, 1998, LandCare and The ServiceMaster Company ("ServiceMaster") entered into a Plan of Reorganization and Agreement and Plan of Merger (the "Merger Agreement") pursuant to which LandCare will become a subsidiary of ServiceMaster. The Merger Agreement is subject to LandCare stockholder approval, regulatory approvals and certain other closing conditions and termination events.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Interim Financial Information

  The interim financial statements as of September 30, 1998 and for each of the nine months ended September 30, 1997 and 1998 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash deposits and accounts receivable. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels.

 Allowance for Doubtful Accounts

  The Company maintains an allowance for doubtful accounts based upon the estimated collectibility of all accounts receivable.

 Inventories

  Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market.

                        REAL PROPERTY MAINTENANCE, INC.

 Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

  Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

 Revenue Recognition

  The Company's revenues consist of landscape maintenance revenues and installation revenues. The Company's landscape maintenance contracts are typically for seven months and payments to the Company are remitted in equal monthly payments over the term of the contract. Revenues from maintenance contracts are recognized on the straight-line method while costs incurred under the contracts can be expected to vary materially based on seasonal factors. Monthly maintenance payments are recognized as they become due because the contracts are fully cancelable without cause upon notice of 30 days or less by either the Company or the customer. Should the Company elect to cancel a contract, the customer would have no standing under either contract law or equity to require additional services or obtain a refund (other than for nonperformance prior to cancellation), notwithstanding that the customer may have paid amounts which clearly exceeded the fair value of the services received in those months in anticipation of lower priced services later in the year.

  The Company recognizes installation and snow removal revenue when services are performed and billable under the terms of the applicable contract.

  Revenues from installation contracts are recognized when the services are performed and billable under the terms of the applicable contract. The balances billed but not paid by customers pursuant to retainage provisions in installation contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company's experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

 Cost of Services

  Cost of services represents direct labor and associated costs (such as benefits and workers' compensation expense), materials, supervisory personnel, and equipment and vehicle costs, such as fuel, insurance and depreciation.

 Warranty Costs

  For installation contracts, the Company warrants plant life for one year after installation. The warranty period can be extended if the Company is retained for maintenance after the installation is complete. A reserve for warranty costs is recorded based upon the historical level of warranty claims and management's estimate of future costs.

 Seasonality

  The Company experienced and expects to continue to experience variability in revenue and net income as a result of the seasonal nature of the Company's business. Revenues from landscape maintenance contracts

                        REAL PROPERTY MAINTENANCE, INC.

remain relatively constant throughout the year; however, the related costs of services vary due to seasonality. As a result, the gross margin from landscape maintenance contracts can vary seasonally. Revenues from snow removal are subject to the unpredictable weather conditions.

 Income Taxes

  The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the shareholders report their shares of the Company's taxable earnings or losses in their personal tax returns. The Company will terminate its S Corporation status concurrently with the effective date of the merger with LandCare.

 Financial Instruments

  The Company's financial instruments consist of cash, accounts receivable, accounts payable, line of credit and debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximate their fair value.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 New Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt SFAS No. 131 for the year ended December 31, 1998.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                                         Estimated
                                                        Useful Lives December 31
                                                          in Years      1997
                                                        ------------ -----------
      Transportation equipment.........................      5         $  931
      Machinery and equipment..........................     5-10          523
      Office furniture and equipment...................      5            161
                                                                       ------
          Total........................................                $1,615
      Less--Accumulated depreciation...................                  (730)
                                                                       ------
          Property and equipment, net..................                $  885
                                                                       ======

                        REAL PROPERTY MAINTENANCE, INC.

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

  Accounts receivable consist of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Accounts receivable, trade....................................    $741
      Allowance for doubtful accounts...............................     (77)
                                                                        ----
                                                                        $664
                                                                        ====

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
      Accounts payable, trade.......................................    $332
      Accrued compensation and benefits.............................     204
      Warranty accrual..............................................      30
                                                                        ----
                                                                        $566
                                                                        ====

5. LINE OF CREDIT AND LONG-TERM DEBT:

 Line of Credit

  As of December 31, 1997, the Company had a line of credit totaling $200,000 with a financial institution that is secured by all business assets. Interest is at the financial institution's prime rate plus one percent, which was 8.5% at December 31, 1997. The line of credit expires in July 1998. There were no advances outstanding on the line of credit at December 31, 1997.

 Long-Term Debt

    Long-term debt consists of the following (in thousands):

                                                                     December 31
                                                                        1997
                                                                     -----------
Note payable to various financial institutions in total monthly installments of approximately $17 including interest ranging from
 4.9% to 11.25%, secured by certain vehicles, machinery and
 equipment with payments due in varying maturities ranging from
 1999-2002.........................................................     $537
Note payable to a related entity maturing on December 31, 1999 with
 monthly interest payments of 1.0% over prime rate.................      290
Note payable to a financial institution with monthly interest payments of 1.0% over prime rate, secured by vehicles, all
 inventory, accounts, equipment and general intangible, principal
 payment due September 2001........................................       50
Capital leases of equipment payable in monthly installments of approximately $1 including interest ranging from 8.5% to 13.8%,
 maturing in 1998-2000 ............................................       22
                                                                        ----
    Total..........................................................      899
Less--Current portion..............................................      167
                                                                        ----
                                                                        $732
                                                                        ====

                        REAL PROPERTY MAINTENANCE, INC.

  The aggregate maturities of long-term debt and capital lease obligations as of December 31, 1997 are as follows (in thousands):

      Year ending December 31--
        1998.............................................................. $167
        1999..............................................................  478
        2000..............................................................  127
        2001..............................................................  121
        2002 and thereafter...............................................    6
                                                                           ----
                                                                           $899
                                                                           ====

6. RELATED-PARTY TRANSACTIONS :

 Receivable from affiliate

  At December 31, 1997, amounts due to the Company from shareholders, which represent various cash advances, are approximately $12,000. The Company does not have interest income recorded for the year ended December 31, 1997 relating to amounts due from shareholders of the Company.

7. COMMITMENTS AND CONTINGENCIES:

 Operating Leases

  The Company leases its office and warehouse buildings under operating lease agreements expiring in December 1999 and January 2000. The leases are subject to escalation for real estate taxes. Rent expense for these operating leases for the year ended December 31, 1997 was approximately $75,000.

  Future minimum lease payments for the operating lease are as follows (in thousands):

      Year ending December 31--
        1998............................................................... $15
        1999...............................................................  15
        2000...............................................................   8
                                                                            ---
                                                                            $38
                                                                            ===

  The Company also leases various items of equipment under daily or short-term rental agreements. Total rent expense for all vehicles and equipment was approximately $19,000 for the year ended December 31, 1997.

 Litigation

  The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcomes of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

 Insurance

  The Company carries a standard range of insurance coverage, including business auto liability, general liability, and workers' compensation. The Company has not incurred significant claims or losses on any of these insurance policies.

                        REAL PROPERTY MAINTENANCE, INC.

  The Company is self-insured for medical claims up to $15,000 per plan year per covered individual and an aggregate of $145,000 per plan year. Claims in excess of these amounts are covered by a stop-loss policy.

 Employee 401(k) Retirement Plan

  In 1986, the Company began to participate in a qualified 401(k) retirement plan (the Plan) which covers eligible employees at least 21 years of age, who have completed 1,000 hours of service and have been employed by the Company for at least one year. The Company contributes monthly, matching 50% up to 6% of the employee's contribution. The Company's contribution to the Plan for the year ended December 31, 1997 was approximately $12,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To LandCare USA, Inc.:

  We have audited the accompanying balance sheet of LandCare USA, Inc., as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the period from inception (October 9, 1997) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LandCare USA, Inc., as of December 31, 1997, and the results of its operations and its cash flows for the period from inception (October 9, 1997) to December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
March 6, 1998

                               LANDCARE USA, INC.

                                 BALANCE SHEETS

                    (In Thousands, Except Share Information)

                                                        December 31,  March 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (Unaudited)
                        ASSETS
                        ------
CASH AND CASH EQUIVALENTS.............................    $     9      $    11
DEFERRED OFFERING COSTS...............................        218        3,129
                                                          -------      -------
    Total assets......................................    $   227      $ 3,140
                                                          =======      =======
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
ACCRUED LIABILITIES AND AMOUNTS DUE TO A STOCKHOLDER..    $   203      $ 3,114
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par, 5,000,000 shares
   authorized, none issued............................        --           --
  Common stock, $.01 par, 100,000,000 shares
   authorized, 2,369,398 and 2,559,398 shares
   outstanding........................................         24           26
  Additional paid-in capital..........................      5,782        7,148
                                                          -------      -------
  Retained deficit....................................     (5,782)      (7,148)
                                                          -------      -------
    Total stockholders' equity........................         24           26
                                                          -------      -------
    Total liabilities and stockholders' equity........    $   227      $ 3,140
                                                          =======      =======


   The accompanying notes are an integral part of these financial statements.

                               LANDCARE USA, INC.

                            STATEMENTS OF OPERATIONS

                                 (in Thousands)

                                            For The Period
                                            from Inception
                                          (October 9, 1997)   Three Months Ended
                                         to December 31, 1997   March 31, 1998
                                         -------------------- ------------------
                                                                 (Unaudited)
REVENUES...............................        $    --             $    --
COMPENSATION EXPENSE RELATING TO
 ISSUANCE OF COMMON STOCK TO MANAGEMENT
 AND CONSULTANTS.......................           5,782               1,366
                                               --------            --------
LOSS BEFORE INCOME TAXES...............          (5,782)             (1,366)
                                               --------            --------
INCOME TAX BENEFIT.....................             --                  --
NET LOSS...............................        $ (5,782)           $ (1,366)
                                               ========            ========





   The accompanying notes are an integral part of these financial statements.

                               LANDCARE USA, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                    (In Thousands, Except Share Information)

                                Common Stock   Additional               Total
                              ----------------  Paid-In   Retained  Stockholders'
                               Shares   Amount  Capital   Deficit      Equity
                              --------- ------ ---------- --------  -------------
INITIAL CAPITALIZATION BY
 NOTRE (October 9, 1997)....     78,258  $ 1     $  --    $   --       $     1
  Issuance of shares to
   Notre....................  1,486,900   15        --        --            15
  Issuance of management,
   consultant and director
   shares...................    804,240    8      5,782       --         5,790
  Net loss..................        --   --         --     (5,782)      (5,782)
                              ---------  ---     ------   -------      -------
BALANCE, December 31, 1997..  2,369,398   24      5,782    (5,782)          24
  Issuance of management,
   consultant and director
   shares (unaudited).......    190,000    2      1,366       --         1,368
  Net loss (unaudited)......        --   --         --     (1,366)      (1,366)
                              ---------  ---     ------   -------      -------
BALANCE, March 31, 1998
 (unaudited)................  2,559,398  $26     $7,148   $(7,148)     $    26
                              =========  ===     ======   =======      =======




   The accompanying notes are an integral part of these financial statements.

                               LANDCARE USA, INC.

                            STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                                             For the Period
                                             From Inception
                                            (October 9, 1997)
                                             To December 31,  Three Months Ended
                                                  1997          March 31, 1998
                                            ----------------- ------------------
                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................       $(5,782)          $(1,366)
                                                 -------           -------
  Adjustments to reconcile net loss to net
   cash provided by operating activities--
    Compensation expense related to
     issuance of common stock to
     management and consultants...........         5,782             1,366
                                                 -------           -------
    Changes in assets and liabilities--
      Increase in deferred offering
       costs..............................          (218)           (2,911)
      Increase in accrued liabilities and
       amounts due to stockholders........           203             2,911
                                                 -------           -------
        Net cash used in operating
         activities.......................           (15)              --
                                                 -------           -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of stock.......................            24                 2
                                                 -------           -------
        Net cash provided by financing
         activities.......................            24                 2
                                                 -------           -------
NET INCREASE IN CASH AND CASH
 EQUIVALENTS..............................             9                 2
CASH AND CASH EQUIVALENTS, beginning of
 period...................................           --                  9
                                                 -------           -------
CASH AND CASH EQUIVALENTS, end of period..       $     9           $    11
                                                 =======           =======



   The accompanying notes are an integral part of these financial statements.

                               LANDCARE USA, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

  LandCare USA, Inc. (LandCare or the Company), a Delaware corporation, was founded in October 1997 to become a leading national provider of landscape, lawncare, tree trimming, line clearing and other related services. LandCare intends to acquire seven businesses (the Mergers), complete an initial public offering of its common stock (the IPO) and, subsequent to the IPO, continue to acquire, through merger or purchase, similar companies to expand its national operations. The accompanying financial statements reflect the activities of LandCare prior to the acquisitions of the Founding Companies and the IPO. Reference is made to the consolidated financial statements of LandCare USA, Inc. and subsidiaries included elsewhere herein.

  LandCare has not conducted any operations, and all activities to date have related to the IPO and the Mergers. All expenditures to date have been funded by the majority stockholder, Notre Capital Ventures II, L.L.C. (Notre), on behalf of the Company. Notre has committed to fund the organization expenses and Offering costs. As of December 31, 1997 and March 31, 1998, costs of approximately $0.2 million and $3.1 million (unaudited), respectively, have been incurred by Notre in connection with the IPO. LandCare has treated these costs as deferred offering costs. LandCare is dependent upon the IPO to execute the pending Mergers. There is no assurance that the pending Mergers discussed below will be completed or that LandCare will be able to generate future operating revenues.

  The Company has an absence of a combined operating history, and LandCare's future success is dependent upon a number of factors which include, among others, the ability to integrate operations, reliance on the identification and integration of satisfactory acquisition candidates, reliance on acquisition financing and the ability to manage growth and attract and retain qualified management and sales personnel as well as the need for additional capital.

2. INTERIM FINANCIAL INFORMATION:

 Interim Financial Information

  The interim financial statements as of March 31, 1998 and for the three months then ended are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use Of Estimates And Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. STOCKHOLDERS' EQUITY:

 Common Stock and Preferred Stock

  LandCare effected a 78.2579-for-one stock dividend in March 1998, for each share of common stock of the Company (Common Stock) then outstanding. In addition, the Company increased the number of authorized shares of Common Stock to 100,000,000 and authorized 5,000,000 shares of $.01 par value preferred stock. The effects of the Common Stock dividend have been retroactively reflected on the balance sheet and in the accompanying notes.

                               LANDCARE USA, INC.

  In connection with the organization and initial capitalization of LandCare, the Company issued 78,258 shares of Common Stock at $.01 per share to Notre. Notre incurred approximately $15,000 of expenses on behalf of the Company for which the Company issued 1,486,900 shares to Notre in October 1997.

  In November 1997, the Company issued a total of 804,240 shares of Common Stock to management and directors of and consultants to the Company at a price of $.01 per share. As a result, the Company recorded a nonrecurring, noncash compensation charge of $5.8 million representing the difference between the amount paid for the shares and an estimated fair value of the shares on the date of sale, as if the Founding Companies were combined. During the first quarter of 1998, the Company issued an additional 190,000 shares to management and directors of the Company at a price of $.01 per share. As a result, the Company recorded a nonrecurring, noncash compensation charge of $1.4 million representing the difference between the amount paid for the shares (the exercise price, in the case of the options granted) and an estimated fair value of the shares on the date of sale, as if the Founding Companies were combined.

 Restricted Voting Common Stock

  In March 1998, the Company authorized 2,000,000 shares of $.01 par value restricted voting common stock (Restricted Common Stock) and the primary stockholder exchanged 1,296,408 shares of Common Stock for an equal number of shares of Restricted Common Stock. The holder of Restricted Common Stock is entitled to elect one member of the Company's board of directors and to 0.1 of one vote for each share on all other matters on which they are entitled to vote. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors.

  Each share of Restricted Common Stock will automatically convert to Common Stock on a share-for-share basis (a) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a distribution which is a distribution by a holder to its partners or beneficial owners or a transfer to a related party of such holder (as defined in Sections 267, 707, 318 and/or 4946 of the Internal Revenue Code of 1986, as amended)),
(b) in the event any person acquires beneficial ownership of 15 percent or more of the total number of outstanding shares of Common Stock of the Company, (c) any bona fide offer to acquire 15 percent or more of the total number of outstanding shares of Common Stock of the Company, or (d) in the event a majority of the aggregate number of votes which may be cast by the holders of outstanding shares of Common Stock and Restricted Common Stock entitled to vote approve such conversion. After June 30, 2000, the board of directors may elect to convert any remaining shares of Restricted Common Stock into shares of Common Stock in the event 80 percent or more of the originally outstanding shares of Restricted Common Stock have been previously converted into shares of Common Stock.

 Long-term Incentive Plan

  In February 1998, the Board of Directors and the Company's stockholders approved the Company's 1998 Long-Term Incentive Plan (the Plan), which provides for the granting or awarding of incentive or nonqualified stock options, stock appreciation rights, restricted or deferred stock, dividend equivalents and other incentive awards to directors, officers and key employees of and consultants to the Company. The number of shares authorized and reserved for issuance under the Plan is the greater of 2,000,000 shares or 15 percent of the aggregate number of shares of Common Stock outstanding at the date of grant. The terms of the option awards will be established by the compensation committee of the Company's board of directors. The Company intends to file a registration statement registering the issuance of shares upon exercise of options granted under this Plan. In February 1998, options to purchase 100,000 shares of Common Stock were issued at an exercise price of $6.00 per share. The compensation charge of $0.1 million representing the difference between the exercise

                               LANDCARE USA, INC.

price and the estimated fair values of the options on the date of grant related to these options will be amortized over the 5 year vesting period. The Company expects to grant nonqualified stock options to purchase a total of 570,000 shares of Common Stock to key employees of the Company at the initial public offering price upon consummation of the IPO. In addition, the Company expects to grant options to purchase a total of 767,819 shares of Common Stock to certain employees of the Founding Companies at the initial public offering price per share. All of these options will vest at the rate of 20 percent per year, commencing on the first anniversary of the IPO and will expire ten years from the date of grant or three months following termination of employment.

 Nonemployee Directors' Stock Plan

  In February 1998, the Company's stockholders approved the 1998 Nonemployee Directors' Stock Plan (the Directors' Plan), which provides for the granting or awarding of stock options and stock appreciation rights to nonemployee directors of the Company. The number of shares authorized and reserved for issuance under the Directors' Plan is 250,000 shares. The Directors' Plan provides for the automatic grant of options to purchase 10,000 shares to each nonemployee director serving at the commencement of the IPO.

  Each nonemployee director will be granted options to purchase an additional 10,000 shares at the time of the initial election. In addition, each director will be automatically granted options to purchase 5,000 shares at each annual meeting of the stockholders occurring more than two months after the date of the director's initial election. All options will be exercised at the fair market value at the date of grant and are immediately vested upon grant.

  Options will be granted to each of three future and one current member of the board of directors to purchase 10,000 shares of Common Stock at the initial public offering price per share effective upon the consummation of the IPO. These options will expire the earlier of 10 years from the date of grant or one year after termination of service as a director.

  The Directors' Plan allows nonemployee directors to receive shares (deferred shares) at future settlement dates in lieu of cash. The number of deferred shares will have an aggregate fair market value equal to the fees payable to the directors.

  Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value-based method of accounting for employee stock options or similar equity instruments and the current intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

4. NEW ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt SFAS No. 131 in the year ended December 31, 1998.

                               LANDCARE USA, INC.

5. EVENTS SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

  Wholly owned subsidiaries of LandCare have signed definitive agreements to acquire by merger or share exchange seven companies (the Founding Companies) to be effective contemporaneously with the IPO. The companies to be acquired are Trees, Inc., Four Seasons Landscape and Maintenance, Inc., Southern Tree & Landscape Co., D. R. Church Landscape Co., Inc., Ground Control Landscaping, Inc., Arteka Corporation and Desert Care Landscaping, Inc. LandCare will acquire the Founding Companies for cash and 5.2 million shares of Common Stock.

  In March 1998, LandCare filed a registration statement on Form S-1 for the sale of 5,000,000 shares of its Common Stock. On June 9, 1998, LandCare completed its IPO of 5,000,000 shares of its Common Stock.

                                   APPENDIX A


            PLAN OF REORGANIZATION AND AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                November 1, 1998

                                  by and among

                              LANDCARE USA, INC.,

                           THE SERVICEMASTER COMPANY

                                      and

                          SVM ACQUISITION CORPORATION

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE 1
THE MERGER................................................................  A-1
  Section 1.1 The Merger..................................................  A-1
  Section 1.2 Conversion of Shares........................................  A-1
  Section 1.3 Surrender and Payment.......................................  A-3
  Section 1.4 Stock Options...............................................  A-4
  Section 1.5 Fractional Shares...........................................  A-5
  Section 1.6 Adjustments.................................................  A-6
ARTICLE 2
THE SURVIVING CORPORATION.................................................  A-6
  Section 2.1 Certificate of Incorporation................................  A-6
  Section 2.2 Bylaws......................................................  A-6
  Section 2.3 Directors and Officers......................................  A-6
ARTICLE 3
LANDCARE WARRANTIES.......................................................  A-7
  Section 3.1 Organization................................................  A-7
  Section 3.2 Corporate Authorization; Validity of Agreement; Board
   Action.................................................................  A-7
  Section 3.3 Consents and Approvals; No Violations.......................  A-7
  Section 3.4 Capitalization..............................................  A-8
  Section 3.5 Subsidiaries; Capitalization of Subsidiaries................  A-9
  Section 3.6 SEC Reports and Financial Statements........................  A-9
  Section 3.7 Disclosure Documents........................................  A-9
  Section 3.8 Absence of Certain Changes.................................. A-10
  Section 3.9 No Undisclosed Liabilities.................................. A-11
  Section 3.10 Employee Benefit Plans..................................... A-11
  Section 3.11 Compliance with Law........................................ A-12
  Section 3.12 Litigation................................................. A-12
  Section 3.13 No Default................................................. A-12
  Section 3.14 Taxes...................................................... A-12
  Section 3.15 Contracts.................................................. A-15
  Section 3.16 Transactions with Affiliates............................... A-16
  Section 3.17 Environmental Matters...................................... A-16
  Section 3.18 Intellectual Property...................................... A-17
  Section 3.19 Opinion of Financial Advisor............................... A-17
  Section 3.20 Finders and Investment Bankers............................. A-17
  Section 3.21 Takeover Statutes.......................................... A-17
  Section 3.22 Insurance.................................................. A-17
  Section 3.23 Supportive Stockholder Actions............................. A-17
ARTICLE 4
WARRANTIES OF SERVICEMASTER AND MERGER SUBSIDIARY......................... A-18
  Section 4.1 Organization................................................ A-18
  Section 4.2 Corporate Authorization; Validity of Agreement; Necessary
   Action................................................................. A-18
  Section 4.3 Consents and Approvals; No Violations....................... A-19
  Section 4.4 Capitalization.............................................. A-19
  Section 4.5 SEC Reports and Financial Statements........................ A-19
  Section 4.6 Absence of Certain Changes.................................. A-20
  Section 4.7 No Undisclosed Liabilities.................................. A-20

                                                                           Page
                                                                           ----
  Section 4.8 Litigation.................................................. A-20
  Section 4.9 Compliance with Law......................................... A-20
  Section 4.10 No Default................................................. A-20
  Section 4.11 Disclosure Documents....................................... A-21
  Section 4.12 Opinion of Financial Advisor............................... A-21
ARTICLE 5
COVENANTS OF LANDCARE..................................................... A-21
  Section 5.1 Conduct of Business by LandCare Pending the Merger.......... A-21
  Section 5.2 LandCare Stockholders Meeting............................... A-22
  Section 5.3 Access to Information....................................... A-23
  Section 5.4 No Solicitation............................................. A-23
  Section 5.5 Corporate Organization...................................... A-24
  Section 5.6 Pipeline Acquisitions....................................... A-24
  Section 5.7 Redemption of Convertible Notes............................. A-26
ARTICLE 6
COVENANTS OF SERVICEMASTER................................................ A-27
  Section 6.1 Obligations of Merger Subsidiary............................ A-27
  Section 6.2 Indemnification............................................. A-27
ARTICLE 7
COVENANTS OF SERVICEMASTER AND LANDCARE................................... A-27
  Section 7.1 Diligent Efforts............................................ A-27
  Section 7.2 Certain Filings............................................. A-28
  Section 7.3 Public Announcements........................................ A-28
  Section 7.4 Further Assurances.......................................... A-28
  Section 7.5 Notices of Certain Events................................... A-28
  Section 7.6 Preparation of the Registration Statement and the LandCare
   Proxy Statement........................................................ A-28
  Section 7.7 Letters of LandCare's Accountants........................... A-29
  Section 7.8 Affiliates.................................................. A-29
  Section 7.9 NYSE Listing................................................ A-29
  Section 7.10 Regulatory Matters and Approvals........................... A-29
  Section 7.11 Tax Treatment.............................................. A-29
  Section 7.12 Representations............................................ A-30
  Section 7.13 Material Consents.......................................... A-30
ARTICLE 8
CONDITIONS TO THE MERGER.................................................. A-30
  Section 8.1 Conditions to the Obligations of Each Party................. A-30
  Section 8.2 Additional Conditions to the Obligations of ServiceMaster
   and Merger Subsidiary.................................................. A-30
  Section 8.3 Additional Conditions to the Obligations of LandCare........ A-30
ARTICLE 9
TERMINATION............................................................... A-31
  Section 9.1 Termination................................................. A-31
  Section 9.2 Waiver...................................................... A-32
  Section 9.3 Closing..................................................... A-32
  Section 9.4 Effect of Termination; Termination Fee...................... A-32

                                                                            Page
                                                                            ----
ARTICLE 10
MISCELLANEOUS.............................................................. A-33
  Section 10.1 Notices..................................................... A-33
  Section 10.2 Survival of Representations and Warranties.................. A-33
  Section 10.3 Amendments; No Waivers...................................... A-33
  Section 10.4 Expenses.................................................... A-34
  Section 10.5 Successors and Assigns...................................... A-34
  Section 10.6 Governing Law............................................... A-34
  Section 10.7 Counterparts; Effectiveness................................. A-34
  Section 10.8 Headings.................................................... A-34
  Section 10.9 No Third Party Beneficiaries................................ A-34

            PLAN OF REORGANIZATION AND AGREEMENT AND PLAN OF MERGER

  This Plan of Reorganization and Agreement and Plan of Merger (this "Agreement") has been made as of November 1, 1998 (the "date hereof") among LandCare USA, Inc., a Delaware corporation ("LandCare"), The ServiceMaster Company, a Delaware corporation ("ServiceMaster"), and SVM Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of ServiceMaster ("Merger Subsidiary").

  WHEREAS, the respective boards of directors of ServiceMaster, Merger Subsidiary and LandCare have approved, and declared advisable and in the best interests of their respective stockholders, this Agreement and the acquisition of LandCare by ServiceMaster on the terms and conditions set forth herein.

  WHEREAS, ServiceMaster has entered into Voting Agreements with stockholders of LandCare who collectively own approximately 30% of LandCare's Common Stock outstanding on the date hereof (the "Voting Agreements").

  The parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

  Section 1.1 The Merger.

  (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Merger Subsidiary shall be merged (the "Merger") with and into LandCare in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), whereupon the separate existence of Merger Subsidiary shall cease, and LandCare shall continue as the surviving corporation (the "Surviving Corporation").

  (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth herein, LandCare and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed by ServiceMaster and LandCare and specified in the certificate of merger (the "Effective Time").

  (c) The Merger shall have the effects set forth in Section 259 of the Delaware Law.

  Section 1.2 Conversion of Shares.

  (a) At the Effective Time:

    (i) each share of common stock, par value $0.01 per share (the "LandCare Common Stock"), of LandCare (the "Shares") held by LandCare as treasury stock immediately prior to the Effective Time shall be canceled, and no consideration shall be delivered in exchange therefor;

    (ii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding share of capital stock of the Surviving Corporation; and

    (iii) subject to Section 1.5, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive a fraction (herein called the "Exchange Ratio") of one share common stock, par value $0.01 per share, of ServiceMaster ("ServiceMaster Common Stock"). The shares of ServiceMaster Common Stock to be received as consideration pursuant hereto (together with cash in lieu of fractional shares of ServiceMaster Common Stock as specified below) are referred to herein as the "Merger Consideration."

  (b) Adjustment of Exchange Ratio.

    (i) The Exchange Ratio shall be 0.55 in the event that the average of the closing prices (the "Final Average Closing Price") of ServiceMaster Common Stock on the New York Stock Exchange (the "NYSE") Composite Transaction Tape (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) on the 20 consecutive Trading Days (as hereinafter defined) ending on the third Trading Day prior to the Scheduled Meeting Date is more than $16.35 per share and not more than $20.00 per share. The term "Scheduled Meeting Date" means the date specified in the LandCare Proxy Statement (as hereinafter defined) distributed to LandCare's stockholders as the date on which the meeting at which LandCare's stockholders will vote on the Merger is scheduled to occur; provided that if such meeting shall actually be held on a later date, then if ServiceMaster and LandCare shall both agree, the period during which the Final Average Closing Price shall be determined may be changed to a period of 20 consecutive Trading Days ending not more than three Trading Days before the date on which such meeting shall actually occur. "Trading Day" means any day on which the NYSE is open for trading. "LandCare Stockholders Meeting" means the meeting at which the record holders of LandCare Common Stock shall actually vote with respect to the Merger.

    (ii) In the event that the Final Average Closing Price is more than $20.00, then the Exchange Ratio shall be the quotient derived by dividing $11 by the Final Average Closing Price.

    (iii) In the event the Final Average Closing Price is less than $16.36, then unless ServiceMaster shall otherwise notify LandCare in writing prior to the date immediately prior to the date upon which the LandCare Stockholders Meeting is then scheduled to occur (the "Freeze Deadline"), the Exchange Ratio shall automatically adjust to the smallest decimal which when multiplied by the Final Average Closing Price will equal $9.00. If ServiceMaster shall notify LandCare in writing prior to the Freeze Deadline that ServiceMaster elects not to permit the adjustment prescribed by the preceding sentence, then: (i) the Exchange Ratio shall be 0.55 (or such greater number as ServiceMaster shall specify in ServiceMaster's notice to LandCare), (ii) LandCare shall have the right to reschedule the LandCare Stockholders Meeting up to ten days later than the date upon which it otherwise would have been held (provided that without the agreement of LandCare and ServiceMaster such rescheduling shall not cause the period used to determine the Final Average Closing Price to change), and (iii) LandCare shall have the right to terminate this Agreement by giving written notice to ServiceMaster.

    (iv) If any adjustment is made to the Exchange Ratio pursuant to this
  Section 1.2(b), then such adjusted Exchange Ratio shall be rounded to four decimal places, rounding upward from 0.00005.

    (v) LandCare shall set the date for the LandCare Stockholders Meeting; provided that without ServiceMaster's consent, such date shall not be earlier than February 15, 1999 and shall not be later than the later of February 15, 1999 or the 45th day after the Securities and Exchange Commission (the "SEC") shall have declared the Registration Statement effective. The parties may by agreement change the date on which the LandCare Stockholders Meeting will occur.

  (c) From and after the Effective Time, all Shares converted in accordance with Section 1.2(a)(iii) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends payable pursuant to Section 1.3(f) upon surrender in accordance with Section 1.3, without interest.

  For purposes of this Agreement, "Person" or "person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof. For purposes of this Agreement, the word "Subsidiary" when used with respect to any Person means any other corporation or other entity of which a majority of the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person. For purposes of this Agreement, any reference to any event, change or effect having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect, in the aggregate with such other events, changes or effects, which is materially adverse to the business, financial condition, operations, results of operations or prospects of such entity (or group of entities taken as a whole).

  Section 1.3 Surrender and Payment.

  (a) Prior to the Effective Time, ServiceMaster shall appoint an agent reasonably acceptable to LandCare (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Immediately following the Effective Time, ServiceMaster shall deposit with the Exchange Agent, for the benefit of the holders of certificates formerly representing Shares, the Merger Consideration issuable pursuant to Section 1.2(a)(iii) in exchange for outstanding Shares. Promptly after the Effective Time, ServiceMaster will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time (i) a letter of transmittal for use in such exchange (which shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title to the certificates representing ServiceMaster Common Stock and LandCare Common Stock shall pass, only upon proper deliver of the certificates formerly representing Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the certificates formerly representing Shares in exchange for the Merger Consideration.

  (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates formerly representing such Shares, together with a properly completed and duly executed letter of transmittal covering such Shares and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive the Merger Consideration payable in respect of such Shares and any dividends payable pursuant to Section 1.3(f). Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration and any dividends payable pursuant to Section 1.3(f), without interest.

  (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares formerly represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares represented by the certificate or certificates so surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates formerly representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

  (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to ServiceMaster, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to ServiceMaster for payment of the Merger Consideration and any dividends payable pursuant to Section 1.3(f) in respect of his Shares. Neither ServiceMaster, LandCare nor the Exchange Agent shall be liable to any person in respect of any shares of ServiceMaster Common Stock, any dividends or distributions with respect thereto or any cash in lieu of fractional shares of ServiceMaster Common Stock, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate representing Shares shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such certificate or any cash payable to the holder of such certificate formerly representing LandCare Common Stock pursuant to this Article 1, would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), any such Merger Consideration, dividends or distributions in respect of such certificate or such cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

  (f) No dividends or other distributions with respect to ServiceMaster Common Stock issued in connection with the Merger shall be paid to the holder of any unsurrendered certificates formerly representing Shares until such certificates are surrendered as provided in this Section 1.3. Subject to the effect of applicable laws, following the surrender of such certificates, there shall be paid, without interest, to the record holder of ServiceMaster Common Stock issued in exchange therefor at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of ServiceMaster Common Stock and not previously paid, less the amount of any withholding taxes which may be required thereon.

  (g) The Exchange Agent shall invest any cash deposited with the Exchange Agent, as directed by ServiceMaster, on a daily basis. Any interest and other income resulting from such investments shall be paid to ServiceMaster.

  (h) If any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of ServiceMaster Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case, due to such person pursuant to this Agreement.

  Section 1.4 Stock Options.

  (a) As soon as practicable following the date of this Agreement, the Board of Directors of LandCare (and, if appropriate, any committee administering its 1998 Long-Term Incentive Plan and 1998 Non-Employee Director's Stock Plan (the "LandCare Option Plans")) shall adopt such resolutions or take such other actions as may be required to effect the following:

    (i) adjust the terms of all outstanding LandCare Stock Options (defined below) granted under the LandCare Option Plans and the terms of the LandCare Option Plans, to provide that at the Effective Time, each LandCare Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such LandCare Stock Option (subject to adjustments and lapsing of restrictions, vesting or acceleration of exercisability of LandCare Stock Options required by this Section 1.4), the same number of shares of ServiceMaster Common Stock as the holder of such LandCare Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such LandCare Stock Option in full immediately prior to the Effective Time, at a price per share equal to the quotient derived by dividing the Exchange Ratio into the exercise price per share at which the LandCare Common Stock shall have been purchasable on exercise of such LandCare Stock Option prior to the Effective Time; and

    (ii) make such other changes to the LandCare Option Plans as it deems appropriate to give effect to the Merger (subject to approval of ServiceMaster, which shall not be unreasonably withheld).

  (b) At the Effective Time and subject to the last sentence to this Section 1.4(b), all conditions and restrictions relating to all outstanding LandCare Stock Options which have been granted pursuant to the LandCare Option Plans (the "LandCare Stock Options"), including limitations on exercisability, risks of forfeiture and conditions and restrictions requiring continued performance of services with respect to the exercisability or settlement of such LandCare Stock Options, shall immediately lapse. LandCare shall use diligent efforts to cause the individuals listed in Section 1.4(b) of the LandCare Disclosure Schedule (as hereinafter defined) (hereinafter referred to as the "Senior Option Holders") to waive the complete lapsing of conditions and restrictions relating to exercisability of LandCare Stock Options set forth above, and accept a modified vesting schedule whereby one-half of each Senior Option Holder's LandCare Stock Options shall vest and thereafter be exercisable as provided in the respective LandCare Option Agreement on the date six months immediately following the Effective Time, and the remaining one-half of such LandCare Stock Options shall vest and thereafter be exercisable as provided in the respective LandCare Option Agreement on the first anniversary of the Effective Time; provided, however, in the event a Senior Option Holder's employment is terminated by LandCare without Cause (as defined in the respective Senior Option Holder's employment agreement with LandCare) or if the Senior Option Holder elects to terminate his employment with LandCare for Good Reason (as defined in the respective Senior Option Holder's employment agreement with LandCare) the unvested portion of such Senior Option Holder's LandCare Stock Options shall immediately vest and be exercisable for a period of three months following termination of employment.

  (c) As soon as practicable after the Effective Time, ServiceMaster shall deliver to the holders of LandCare Stock Options appropriate notices setting forth such holders' rights pursuant to the respective LandCare Option Plans and the agreements evidencing the grants of such LandCare Stock Options shall continue in effect on the same terms and conditions (except as expressly provided above).

  (d) ServiceMaster shall take all corporate action necessary to reserve for issuance a sufficient number of shares of ServiceMaster Common Stock for delivery on exercise of the LandCare Stock Options assumed in accordance with this Section 1.4. As soon as reasonably practicable after the Effective Time, ServiceMaster shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of ServiceMaster Common Stock subject to such LandCare Stock Options and shall use reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such LandCare Stock Options remain outstanding.

  Section 1.5 Fractional Shares.

  (a) No certificates or scrip representing fractional shares of ServiceMaster Common Stock shall be issued upon the surrender for exchange of certificates formerly representing Shares, no dividend or distribution of ServiceMaster shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of ServiceMaster.

  (b) As promptly as practicable following the Effective Time, ServiceMaster shall cause the Exchange Agent to determine the excess of (i) the number of whole shares of ServiceMaster Common Stock delivered to the Exchange Agent by ServiceMaster pursuant to Section 1.3(a) hereof over (ii) the aggregate number of whole shares of ServiceMaster Common Stock to be distributed to former holders of Shares pursuant to Section 1.3(b) hereof (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent shall, on behalf of former holders of certificates representing Shares, sell the Excess Shares at then-prevailing prices on the NYSE, all in the manner provided in this Section.

  (c) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. ServiceMaster shall cause the Exchange Agent to use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of certificates formerly representing Shares, the Exchange Agent shall hold such proceeds in trust for such holders (the "Common Stock Trust"). The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Stock Trust to which each former holder of

Shares is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Shares is entitled (after taking into account all Shares held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Shares are entitled.

  (d) Notwithstanding subsections (a), (b) and (c) above, the Surviving Corporation may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments herein above contemplated, to pay each former holder of Shares an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such former holder (after taking into account all Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price for a share of ServiceMaster Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date (as hereinafter defined), and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this subsection (d).

  (e) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of certificates formerly representing Shares with respect to any fractional share interests, ServiceMaster shall cause the Exchange Agent to make available such amounts to such holders of certificates formerly representing Shares, subject to surrender of such certificates in accordance with Section 1.3. For purposes of this Section 1.5, Shares of any holder represented by two or more certificates may be aggregated, and in no event shall any holder be paid an amount in cash in respect of more than one share of ServiceMaster Common Stock.

  Section 1.6 Adjustments. In the event of any stock dividend in respect of outstanding ServiceMaster Common Stock, or of any split, combination or reclassification of the outstanding ServiceMaster Common Stock or of any issuance of any other securities in exchange or in substitution for outstanding shares of ServiceMaster Common Stock at any time during the period from the date of this Agreement to the Effective Time, LandCare and ServiceMaster shall make such adjustment to the Merger Consideration as LandCare and ServiceMaster shall mutually agree so as to preserve the economic benefits that LandCare and ServiceMaster each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE 2

                           THE SURVIVING CORPORATION

  Section 2.1 Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

  Section 2.2 Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

  Section 2.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation, the directors and officers of Merger Subsidiary at the Effective Time shall be the directors and officers of the Surviving Corporation, and the directors and officers of LandCare immediately prior to the Effective Time shall cease to be directors and officers of LandCare at the Effective Time.

                                   ARTICLE 3

                              LANDCARE WARRANTIES

  References in this Agreement to the "LandCare Disclosure Schedule" mean the document captioned "LandCare Disclosure Schedule" as constituted upon its delivery to ServiceMaster prior to ServiceMaster's execution and delivery of this Agreement. LandCare warrants to ServiceMaster and Merger Subsidiary, subject in the case of the warranties in each particular section below to the exceptions set forth in the corresponding section of the LandCare Disclosure
Schedule:

  Section 3.1 Organization. Each of LandCare and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole. Each of LandCare and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on LandCare and its Subsidiaries taken as a whole.

  Section 3.2 Corporate Authorization; Validity of Agreement; Board Action.

  (a) LandCare has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary approval of its stockholders as contemplated by Section 5.2 with respect to the adoption of this Agreement, to consummate the transactions contemplated hereby. The execution, delivery and performance by LandCare of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by its board of directors and, except for obtaining the approval of the stockholders of LandCare as contemplated by Section 5.2 with respect to the adoption of this Agreement, no other corporate action or proceedings on the part of LandCare is necessary to authorize the execution and delivery by LandCare of this Agreement, and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by LandCare and, assuming this Agreement constitutes a valid and binding obligation of ServiceMaster and Merger Subsidiary, constitutes a valid and binding obligation of LandCare, enforceable against LandCare in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  (b) The affirmative vote of the holders of a majority of the LandCare Common Stock outstanding at the record date for the LandCare Stockholders Meeting is the only vote of the holders of any class or series of capital stock of LandCare necessary to adopt this Agreement, and thus to approve of the transactions contemplated by this Agreement.

  Section 3.3 Consents and Approvals; No Violations. Except for all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the state securities or "blue sky" laws, state takeover laws, and except for the adoption of this Agreement by the stockholders of LandCare and the filing of the certificate of merger as required by Delaware Law, neither the execution, delivery or performance of this Agreement nor the consummation by LandCare of the transactions contemplated hereby nor compliance by LandCare with any of the provisions hereof will:

  (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws or similar organizational documents of LandCare or of any of its Subsidiaries;

  (b) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, commission or agency (a "Governmental Entity"), except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole and would not, or would not be reasonably likely to, materially impair the ability of LandCare, ServiceMaster or Merger Subsidiary to consummate the transactions contemplated by this Agreement;

  (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness (collectively, the "Debt Instruments"), lease, license, contract, agreement or other instrument or obligation to which LandCare or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a "LandCare Agreement"), except for any violation, breach or default which would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole;

  (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to LandCare, any of its Subsidiaries or any of their properties or assets, except for any violation which would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole; or

  (e) result in the creation or imposition of any mortgage, lien, pledge, charge, encumbrance or other security interest on any asset of LandCare or any of its Subsidiaries, except for any such results which would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole.

  Section 3.4 Capitalization.

  (a) The authorized capital stock of LandCare consists of 102,000,000 shares of LandCare Common Stock (including shares of LandCare Common Stock issued upon the conversion of LandCare's Restricted Voting Common Stock) and 5,000,000 shares of preferred stock, par value $.01 per share ("LandCare Preferred Stock"). As of the close of business on the date hereof, (i) 16,624,463 shares of LandCare Common Stock were issued and outstanding and no shares of LandCare Common Stock were held in treasury and (ii) no shares of LandCare Preferred Stock were issued and outstanding or held in treasury. All outstanding shares of the capital stock of LandCare are, and all shares which may be issued pursuant to the exercise of LandCare Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable.

  (b) As of the date hereof, options to acquire an aggregate of 2,185,673 shares of LandCare Common Stock are outstanding under the LandCare Option Plans. Schedule 3.4(b) lists each holder of an option under the LandCare Option Plans, the number of shares of LandCare Common Stock issuable with respect to each such option (assuming full vesting) and the exercise price of such option. No option issued by the LandCare is or purports to be an "incentive stock option" within the meaning of Section 422 of the Code (as hereinafter defined).

  (c) There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Voting Debt") of LandCare or any of its Subsidiaries issued and outstanding. There are no shares of capital stock of LandCare authorized, issued or outstanding and there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of LandCare or any of its Subsidiaries, obligating LandCare or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, LandCare or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of LandCare or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment.

  (d) There are no outstanding contractual obligations of LandCare or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of LandCare or any Subsidiary or affiliate of LandCare or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity. None of LandCare or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of LandCare, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

  (e) Except for the Voting Agreements identified in the preamble to this Agreement, there are no voting trusts or other agreements or understandings to which LandCare or any of its Subsidiaries is a party with respect to the voting of the capital stock of LandCare or any of the Subsidiaries.

  Section 3.5 Subsidiaries; Capitalization of Subsidiaries. Schedule 3.5 sets forth a complete and correct list of the direct and indirect Subsidiaries of LandCare. All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of LandCare, is owned by LandCare, directly or indirectly, free and clear of any mortgage, lien, pledge, charge, encumbrance or other security interest (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), and all such shares or other ownership interests have been validly issued and are fully paid and nonassessable.

  Section 3.6 SEC Reports and Financial Statements.

  (a) LandCare has filed with the SEC and has heretofore made available to ServiceMaster true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since the LandCare's inception under the Exchange Act and the Securities Act (as such documents have been amended since the time of their filing, collectively, the "LandCare SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the LandCare SEC Documents, including, without limitation, any financial statements and schedules included therein, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

  (b) Each of the consolidated financial statements included in LandCare SEC Documents and the Third Quarter Financial Statements (as hereinafter defined) has been prepared from, and is in accordance with, the books and records of LandCare and/or its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated financial position and the consolidated results of operations (and changes in financial position, if any) of LandCare and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year end adjustments and lack of footnote disclosures). "Third Quarter Financial Statements" means the unaudited consolidated and consolidating balance sheets and statements of income and changes in stockholders' equity of LandCare as of and for the three and nine months ended September 30, 1998 attached hereto as
Schedule 3.6.

  Section 3.7 Disclosure Documents.

  (a) None of the information supplied or to be supplied by LandCare specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by

ServiceMaster in connection with the issuance of ServiceMaster Common Stock in connection with the Merger (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or
(ii) the proxy statement of LandCare to be filed by LandCare with the SEC in connection with the Merger (the "LandCare Proxy Statement") will, at the date it is first mailed to the stockholders of LandCare or at the time of the LandCare Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) The LandCare Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by LandCare with respect to statements made or incorporated by reference therein based on information supplied by ServiceMaster specifically for inclusion or incorporation by reference in the LandCare Proxy Statement.

  (c) At the time of the filing of any disclosure document filed after the date hereof pursuant to the Securities Act, the Exchange Act or any state securities law (other than the LandCare Proxy Statement, each a "LandCare Disclosure Document"), and at the time of distribution thereof and until the Closing Date, each such LandCare Disclosure Document (as supplemented or amended) will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

  Section 3.8 Absence of Certain Changes. Since June 30, 1998, LandCare and its Subsidiaries have conducted their respective businesses and operations in the ordinary course of business. Since June 30, 1998 there has not occurred:

  (a) any events, changes or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, or which would be reasonably likely to have, in the aggregate, a material adverse effect on LandCare and its Subsidiaries taken as a whole;

  (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of LandCare or of any of its Subsidiaries, other than dividends paid by wholly-owned Subsidiaries;

  (c) any change by LandCare or any of its Subsidiaries in accounting principles or methods, except for any such change required by reason of a change in GAAP;

  (d) any amendment of any term of any outstanding security of LandCare or any of its Subsidiaries that would materially increase the obligations of LandCare or of such Subsidiary under such security;

  (e) any incurrence or assumption by LandCare or any of its Subsidiaries of any indebtedness for borrowed money other than (i) under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder), (ii) in the ordinary course of business (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures shall be considered to have been in the ordinary course of business) or (iii) in connection with any acquisition or capital expenditure permitted by Section 5.1 or the transactions contemplated hereby;

  (f) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by LandCare or any of its Subsidiaries for the obligations of any other person (other than any wholly-owned Subsidiary of LandCare), other than in the ordinary course of business;

  (g) any making of any loan, advance or capital contribution to or investment in any person by LandCare or any of its Subsidiaries other than (i) any acquisition permitted by Section 5.6, (ii) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of LandCare or
(iii) loans or advances to employees of LandCare or any of its Subsidiaries made in the ordinary course of business;

  (h) any contract or agreement entered into by LandCare or any of its Subsidiaries on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or any modification, amendment, assignment, termination or relinquishment by LandCare or any of its Subsidiaries of any contract, license or other right (including any insurance policy naming it or any of its Subsidiaries as a beneficiary or a loss payable payee) that would have a material adverse effect on LandCare and its Subsidiaries taken as a whole, other than transactions, commitments, contracts or agreements in the ordinary course of business and those contemplated by this Agreement; or

  (i) any employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of LandCare or any of its Subsidiaries (or any amendment to any such existing agreement), grant of any severance or termination pay to any director, officer or employee of LandCare or any of its Subsidiaries or change in compensation or other benefits payable to any director, officer or employee of LandCare or any of its Subsidiaries pursuant to any severance or retirement plans or policies thereof, in each case other than in the ordinary course of business.

  For purposes of this Agreement, "ordinary course of business" with respect to LandCare and/or its Subsidiaries shall be determined by reference to the period subsequent to the time LandCare became subject to the Exchange Act and with respect to any particular Subsidiary, subsequent to the time that such Subsidiary became a Subsidiary of LandCare.

  Section 3.9 No Undisclosed Liabilities. Except (i) to the extent disclosed in LandCare SEC Documents filed prior to the date of this Agreement and (ii) for liabilities and obligations incurred since September 30, 1998 in the ordinary course of business, neither LandCare nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on LandCare and its Subsidiaries taken as a whole. Schedule 3.9 sets forth each instrument evidencing indebtedness of LandCare and its Subsidiaries which will accelerate or become due or payable, or result in a right of redemption or repurchase on the part of the holder of such indebtedness, or with respect to which any other payment or amount will become due or payable, in any such case with or without due notice or lapse of time, as a result of this Agreement or the transactions contemplated hereby.

  Section 3.10 Employee Benefit Plans.

  (a) Schedule 3.10(a) contains an accurate and complete list of (i) each "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") contributed to, maintained or sponsored by LandCare or any of its Subsidiaries, or with respect to which LandCare or any of its Subsidiaries has any liability or potential liability; and (ii) each other retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, travel, fringe benefit, hospitalization or other medical, disability, life or other insurance, and any other welfare benefit policy, trust, understanding or arrangement of any kind, whether written or oral, contributed to, maintained or sponsored by LandCare or any of its Subsidiaries for the benefit of any present or former employee, officer or director of LandCare or any of its Subsidiaries, or with respect to which LandCare or any of its Subsidiaries has any liability or potential liability. Each item listed on Schedule 3.10(a) is referred to herein as a "Benefit Plan."

  (b) Schedule 3.10(b) contains an accurate and complete list of each collective bargaining agreement and each other agreement, arrangement, commitment, understanding, plan, or policy of any kind, whether written or oral, with or for the benefit of any current or former employee, officer, director or consultant of LandCare or any of its Subsidiaries (including, without limitation, each employment, compensation, termination or consulting agreement or arrangement). Each item listed on Schedule 3.10(b) is referred to herein as a "Compensation Commitment."

  (c) Each Benefit Plan that is intended to be qualified within the meaning of
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and each trust which forms a part of any such Benefit Plan (i) has received a determination from the Internal Revenue Service (the "IRS") that such Benefit Plan is qualified under Section 401(a) of the Code and that such related trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Benefit Plan or the exemption from taxation of such related trust; and (ii) is in compliance with the requirements of Sections 401(a)(4) and 410(b) of the Code for each plan year of such Benefit Plan commencing on or before the Closing Date.

  (d) Neither LandCare nor any of its Subsidiaries currently contribute to, maintain, sponsor or have any liability with respect to any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 of ERISA or Section 412 of the Code, and neither LandCare nor any of its Subsidiaries has contributed to, maintained or sponsored or have any liability with respect to any such employee pension benefit plan for any time preceding the Closing Date.

  (e) None of the Benefit Plans or Compensation Commitments obligates LandCare or any of its Subsidiaries to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code.

  (f) (i) Each Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance with its respective terms and the terms of any applicable collective bargaining agreements and in compliance with all applicable laws and regulations, including, but not limited to, ERISA and the Code; (ii) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan, and neither LandCare nor any of its Subsidiaries is aware of any facts or circumstances that would materially change the funded status of any such Benefit Plan; (iii) no asset of LandCare or any of its Subsidiaries that is to be acquired by ServiceMaster, directly or indirectly, pursuant to this Agreement is subject to any lien under ERISA or the Code; (iv) neither LandCare nor any of its Subsidiaries has incurred any liability under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due); and (v) there are no pending or threatened actions, suits, investigations or claims with respect to any Benefit Plan or Compensation Commitment (other than routine claims for benefits) which could result in liability to LandCare or any of its Subsidiaries (whether direct or indirect), and neither LandCare nor any of its Subsidiaries has knowledge of any facts which could give rise to (or be expected to give rise to) any such actions, suits, investigations or claims.

  (g) (i) LandCare and each of its Subsidiaries has complied with the health care continuation requirements of Part 6 of Title I of ERISA; and (ii) LandCare and its Subsidiaries have no obligation under any Benefit Plan or otherwise to provide health benefits to former employees of LandCare or any of its Subsidiaries or any other person, except as specifically required by Part 6 of Title I of ERISA.

  (h) (i) Neither LandCare nor any of its Subsidiaries has incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any Benefit Plan subject to Title IV of ERISA which is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) (a "Multiemployer Plan"), no such liability has been asserted, and there are no events or circumstances which could result in any such partial or complete withdrawal; and (ii) neither LandCare nor any of its Subsidiaries is bound by any contract or agreement or has any obligation or liability described in Section 4204 of ERISA. To the best knowledge of LandCare and each of its Subsidiaries, each Multiemployer Plan complies in form and has been administered in accordance with the requirements of

ERISA and, where applicable, the Code; and each Multiemployer Plan is qualified under Section 401(a) of the Code as amended to the date hereof.

  (i) The actions contemplated by this Agreement will not give rise to any liability with respect to any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

  (j) Neither LandCare nor any ERISA Affiliate has any liability or potential liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under
Section 414 of the Code with any trade, business or entity.

  (k) Neither LandCare nor any of its Subsidiaries has, contributes to, maintains or sponsors or has any liability with respect to any employee benefit plan, agreement or arrangement applicable to employees of LandCare or any of its Subsidiaries located outside the United States (the "Foreign Plans").

  (l) With respect to each Benefit Plan and each Compensation Commitment, LandCare or the appropriate Subsidiary of LandCare has made available to ServiceMaster true, complete and correct copies of (to the extent applicable)
(i) all documents pursuant to which the Benefit Plan or Compensation Commitment is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (iii) the most recent financial statement, (iv) the most recent actuarial valuation of benefit obligations, and (v) the most recent determination letter received from the IRS and the most recent application to the IRS for such determination letter.

  Section 3.11 Compliance with Law. LandCare and its Subsidiaries have complied with all laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, environmental, insurance regulatory, antitrust laws, ERISA and laws relating to Taxes (as hereinafter defined), except to the extent that any such non-compliance would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole.

  Section 3.12 Litigation. There is no suit, claim, action, proceeding, review or investigation pending or, to the knowledge of LandCare, threatened against or affecting, LandCare or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a material adverse effect on LandCare and its Subsidiaries taken as a whole, or would, or would be reasonably likely to, materially impair the ability of LandCare to consummate the transactions contemplated by this Agreement.

  Section 3.13 No Default. The business of LandCare and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (a) its respective certificate of incorporation or bylaws or similar organizational documents, or (b) any LandCare Agreement, excluding from the foregoing clause (b) defaults or violations that would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole and would not, or would not be reasonably likely to, materially impair the ability of LandCare, ServiceMaster or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

  Section 3.14 Taxes.

  (a) Definitions. For purposes of all of Section 3.14:

    (i) The term "LandCare" includes LandCare and each Subsidiary of LandCare, including without limitation any corporation or other entity that became or becomes a Subsidiary of the Company prior to the Effective Time.

    (ii) The term "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

    (iii) The term "Return" means any returns, declarations, reports, claims for refund, amended returns, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

  (b) Tax Filings and Payments.

    (i) All Returns (as hereinafter defined) required to be filed on or before the date hereof and the date of the Closing by or on behalf of LandCare have been duly filed on a timely basis and such Returns are true, correct and complete in all material respects, except that such returns may contain inadvertent errors and omissions which are not material.

    (ii) LandCare has timely paid or made adequate provision for all Taxes and, no other material Taxes are payable by LandCare with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns).

    (iii) LandCare has made or will make adequate provision for all Taxes payable for any periods that end on or before the Closing for which no Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing.

    (iv) The charges, accruals and reserves for current Taxes (excluding reserves for deferred Taxes) reflected on the books of LandCare are not materially less than the Tax liabilities accruing or payable by LandCare in respect of periods prior to the date hereof and such charges, accruals and reserves are reflected on LandCare's most recent financial statements.

    (v) LandCare is not delinquent in the payment of any Taxes or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent and which Taxes have not been paid.

    (vi) No deficiencies exist for any Taxes or any penalties, interest or assessments nor have any been proposed, asserted, or assessed against LandCare that are not adequately reserved for.

    (vii) There is no dispute or claim concerning any material Tax liability of LandCare either (A) claimed or raised by any authority in writing or (B) as to which LandCare has knowledge based upon personal contact with any agent of such authority.

    (viii) There is no pending audit, examination, or, to LandCare's knowledge, any investigation of any Return by any authority nor has LandCare received any notice of such audit, examination, or investigation.

    (ix) LandCare has not waived any statute of limitations in respect of Taxes or granted any extension of the limitations period applicable to any claim of Taxes.

    (x) LandCare is not subject to liability for Taxes of any person (other than LandCare or any other member of the affiliated group of corporations that files a consolidated federal income tax return, of which LandCare is the common parent), including, without limitation, liability arising from the application of U.S. Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law.

    (xi) LandCare is not nor has it ever been a party to any tax sharing agreement with any entity.

    (xii) To LandCare's knowledge, no claim has ever been made by an authority in a jurisdiction where LandCare does not file Returns that it is or may be subject to taxation by that jurisdiction.

    (xiii) There are no liens on any of the assets of LandCare that arose in connection with any failure (or alleged failure) to pay any Taxes.

    (xiv) LandCare has withheld and paid over and complied with all material information reporting and backup withholding requirements, including, without limitation, maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

    (xv) LandCare does not expect any authority to assess any additional Taxes for any period for which Returns have been filed except to an extent consistent with LandCare's past experience as reflected in its publicly released financial statements.

    (xvi) LandCare has delivered to ServiceMaster correct and complete copies of all Returns, examination reports, and statements of deficiencies assessed against or agreed to by LandCare.

    (xvii) LandCare is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to the amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

    (xviii) All material net operating losses, credits and other tax attributes utilized by LandCare during any taxable year ending on or prior to the Closing were fully and properly available to LandCare under all applicable tax laws, regulations and administrative interpretations thereof.

  (c) Tax Characteristics of LandCare.

    (i) To LandCare's knowledge, no stockholder of LandCare who owns more than 5% of LandCare's Common Stock is a "foreign person" (as that term is defined in Section 1445(f)(3) of the Code).

    (ii) LandCare is not a "consenting corporation" under Section 341(f) of the Code.

    (iii) LandCare has not entered into any compensatory agreement with respect to the performance of services which payment thereunder would result in a nondeductible expense to LandCare pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

    (iv) LandCare has not agreed, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

    (v) To LandCare's knowledge, LandCare will not be required as a result of any "closing agreement" described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing.

    (vi) LandCare will not be required as a result of any deferred intercompany gain described in Treasury Regulation Section 1.1502-13 or any excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income tax law), to include any item of income in taxable income for any period (or portion thereof) ending after the Closing Date.

    (vii) Not later than December 1, 1998, LandCare will supply a schedule to ServiceMaster showing: (A) the amount of any net operating loss, net capital loss, unused credits, unused foreign tax or excess charitable contribution; and (B) the amount of any deferred gain or loss arising out of any deferred intercompany transaction.

  Section 3.15 Contracts. Each material LandCare Agreement is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole, and there are no defaults thereunder, except those defaults that would not have a material adverse effect on LandCare and its Subsidiaries taken as a whole. Neither LandCare nor any of its Subsidiaries is a party to any agreement that expressly and materially limits the ability of LandCare or any of its Subsidiaries to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time. All material contracts of LandCare and its Subsidiaries will continue to be legal, valid, binding and enforceable, and in full force and effect, on identical terms following the consummation of the Merger.

  Section 3.16 Transactions with Affiliates. Except to the extent disclosed in LandCare SEC Documents filed prior to the date of this Agreement, since June 30, 1998 there have been no material transactions, agreements, arrangements or understandings between LandCare or its Subsidiaries, on the one hand, and the affiliates of LandCare (other than wholly-owned Subsidiaries of LandCare) or other Persons, on the other hand, that would be required to be disclosed under
Item 404 of Regulation S-K under the Securities Act.

  Section 3.17 Environmental Matters. Except as set forth in LandCare SEC Documents filed prior the date hereof:

  (a) For purposes of this Agreement, "Environmental, Health and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended.

  (b) Each of LandCare and its Subsidiaries has complied and is in compliance with all Environmental, Health, and Safety Requirements, except for any noncompliance that would not, in the aggregate, have a material adverse effect on LandCare and its Subsidiaries taken as a whole.

  (c) Without limiting the generality of the foregoing, each of LandCare and its Subsidiaries has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements ("Environmental Permits") for the occupation of its facilities and the operation of its business, except for any failure to maintain or comply with Environmental Permits that would not, in the aggregate, have a material adverse effect on LandCare and its Subsidiaries taken as a whole.

  (d) Neither LandCare, nor any of its Subsidiaries has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health and Safety Requirements, except for such notices, reports or other information, the subject of which would not, in the aggregate, have a material adverse effect on LandCare and its Subsidiaries taken as a whole.

  (e) None of LandCare or its Subsidiaries, or their respective predecessors, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA"), or any other Environmental, Health and Safety Requirements, except for such liabilities that would not, in the aggregate, have a material adverse effect on LandCare and its Subsidiaries taken as a whole.

  (f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health and Safety Requirements.

  (g) Neither LandCare nor its Subsidiaries has, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental, Health and Safety Requirements except that the Company acquires ownership of businesses by merging the entity owning the business with a subsidiary of the Company and in such acquisitions the resulting subsidiary would be subject to the liabilities to which the merging entity was subject.

  (h) No facts, events or conditions relating to the past or present facilities, properties or operations of LandCare, its Subsidiaries or any of their predecessors will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage, except for such liabilities which would not, in the aggregate, have a material adverse effect on LandCare and its Subsidiaries taken as a whole.

  Section 3.18 Intellectual Property. LandCare and its Subsidiaries own or have a valid license to use all patents, trademarks, service marks, trade names, copyrights, trade secrets and other intellectual property rights (collectively, the "LandCare Intellectual Property") necessary to carry on their respective business as currently conducted; and neither LandCare nor any of its Subsidiaries has received any notice of infringements of or conflict with, and to LandCare's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any of LandCare Intellectual Property that, in either such case, would have a material adverse effect on LandCare.

  Section 3.19 Opinion of Financial Advisor. LandCare has received the written opinion of BT Alex. Brown Incorporated ("BT Alex. Brown") to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of Shares in connection with the Merger is fair to such holders from a financial point of view. LandCare has delivered or made available to ServiceMaster a copy of such opinion.

  Section 3.20 Finders and Investment Bankers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the transactions contemplated by this Agreement or any similar transaction based upon arrangements made by or on behalf of LandCare, except for the arrangements between LandCare and BT Alex. Brown under which the aggregate payments will not exceed $1.2 million. LandCare shall supply ServiceMaster not later than November 5, 1998 with the engagement letter for BT Alex. Brown and all other agreements or understandings affecting the amount that may be payable by LandCare to BT Alex. Brown.

  Section 3.21 Takeover Statutes. To the best of LandCare's knowledge, no "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each, a "Takeover Statute") applicable to LandCare or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated by this Agreement.

  Section 3.22 Insurance. The LandCare Disclosure Schedule lists the insurance policies covering LandCare on the date hereof and on the date hereof each such policy is in full force and effect. Neither LandCare nor any Subsidiary of LandCare is in default with respect to its obligations under any insurance policy maintained by it, and neither LandCare nor any LandCare Subsidiary (since the time any such Subsidiary became a Subsidiary of LandCare) has been denied insurance coverage at any time for any reason.

  Section 3.23 Supportive Stockholder Actions.

  (a) Every person listed in Section 3.23(a) of the LandCare Disclosure Schedule has executed in the capacity of stockholder a Voting Agreement in a form substantially identical to the Voting Agreement executed on the date hereof between ServiceMaster and Linda T. Benge. The persons listed in Section 3.23(a) of the LandCare Disclosure Schedule collectively own and have the right to vote approximately 30% shares of LandCare Common Stock outstanding on the date hereof.

  (b) LandCare has obtained Voting and Share Substitution Agreements from each of the persons listed in Section 3.23(b) of the LandCare Disclosure Schedule in substantially the form previously provided to ServiceMaster and each such agreement is enforceable against the person listed in Section 3.23(b) of the LandCare Disclosure Schedule who is a party to that Agreement in accordance with its terms.

  (c) Agreements complying with Section 1.4 (b) have been obtained from the five individuals cited in Section 1.4(b) of the LandCare Disclosure Schedule and each such Agreement is enforceable against the individual party to it in accordance with its terms.

  (d) LandCare will provide ServiceMaster with two original executed copies of each such agreement cited in this Section 3.23 not later than November 5, 1998.

                                   ARTICLE 4

                                 WARRANTIES OF
                      SERVICEMASTER AND MERGER SUBSIDIARY

  References in this Agreement to the "ServiceMaster Disclosure Schedule" mean the document captioned "ServiceMaster Disclosure Schedule" as constituted upon its delivery to LandCare prior to LandCare's execution and delivery of this Agreement. ServiceMaster warrants to LandCare, subject in the case of the warranties in each particular section below to the exceptions set forth in the corresponding section of the ServiceMaster Disclosure Schedule:

  Section 4.1 Organization. ServiceMaster is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of ServiceMaster and its Subsidiaries has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on ServiceMaster and its subsidiaries taken as a whole. ServiceMaster and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate, have a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole. Merger Subsidiary has not heretofore conducted any business other than in connection with this Agreement and the transactions contemplated hereby.

  Section 4.2 Corporate Authorization; Validity of Agreement; Necessary Action. ServiceMaster and Merger Subsidiary have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by ServiceMaster and Merger Subsidiary of this Agreement and the consummation by ServiceMaster and Merger Subsidiary of the transactions contemplated hereby have been duly and validly authorized by their respective boards of directors and no other corporate action or proceedings on the part of ServiceMaster and Merger Subsidiary are necessary to authorize the execution and delivery by ServiceMaster and Merger Subsidiary of this Agreement, and the consummation by ServiceMaster and Merger Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by ServiceMaster and Merger Subsidiary, and, assuming this Agreement constitutes a valid and binding obligation of LandCare, constitutes a valid and binding obligation of each of ServiceMaster and Merger Subsidiary, enforceable against each of them in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. ServiceMaster Common Stock to be issued in connection with the Merger will when issued be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No vote of the holders of ServiceMaster Common Stock is necessary for ServiceMaster to consummate the Merger or to issue the shares of ServiceMaster Common Stock to be issued in connection with the Merger or for Merger Subsidiary to consummate the Merger.

  Section 4.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, state Securities or "blue sky" laws and any applicable state takeover laws, and the filing of the Certificate of Merger as required by Delaware Law, neither the execution, delivery or performance of this Agreement by ServiceMaster and Merger Subsidiary nor the consummation by ServiceMaster and Merger Subsidiary of the transactions contemplated hereby nor compliance by ServiceMaster and Merger Subsidiary with any of the provisions hereof will:

  (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of ServiceMaster or Merger Subsidiary or any other Subsidiary of ServiceMaster;

  (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole and would not, or would not be reasonably likely to, materially impair the ability of LandCare, ServiceMaster and Merger Subsidiary to consummate the transactions contemplated by this Agreement;

  (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which ServiceMaster or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound other than any violation, breach or default which would not have a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole; or

  (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ServiceMaster, any of its Subsidiaries or any of their properties or assets, other than any violation which would not have a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole.

  Section 4.4 Capitalization. The authorized capital stock of ServiceMaster consists of 1,000,000,000 shares of ServiceMaster Common Stock and 11,000,000 shares of preferred stock, par value $0.01 per share (the "ServiceMaster Preferred Stock"). As of the close of business on October 23, 1998, (a) 296,104,099 shares of ServiceMaster Common Stock were issued and outstanding and (b) no shares of ServiceMaster Preferred Stock were issued and outstanding. As of the close of business on September 30, 1998, 1,552,369 shares of ServiceMaster Common Stock were held in treasury. All of the issued and outstanding shares of ServiceMaster Common Stock are duly authorized, validly issued, fully paid and non-assessable.

  Section 4.5 SEC Reports and Financial Statements.

  (a) ServiceMaster has filed with the SEC and has heretofore made available to LandCare true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1996 under the Exchange Act and the Securities Act (as such documents have been amended since the time of their filing, collectively, the "ServiceMaster SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, ServiceMaster SEC Documents, including, without limitation, any financial statements and schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

  (b) Each of the consolidated financial statements included in ServiceMaster SEC Documents complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of ServiceMaster and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year end adjustments and lack of footnote disclosures).

  Section 4.6 Absence of Certain Changes. Except as disclosed in ServiceMaster SEC Documents filed with the SEC prior to the date hereof, since June 30, 1998, ServiceMaster and its Subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practice. Since June 30, 1998, there has not occurred: (i) any events, changes or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, in the aggregate, a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole; (ii) any declaration, setting aside or payment of any distribution (whether in cash, shares or property) with respect to the equity interests of ServiceMaster or of any of its Subsidiaries, other than regular quarterly cash dividends or dividends paid by wholly-owned Subsidiaries; or (iii) any change by ServiceMaster or any of its Subsidiaries in accounting principles or methods, except for any such change required by reason of a change in GAAP.

  Section 4.7 No Undisclosed Liabilities. Except (i) to the extent disclosed in ServiceMaster SEC Documents filed prior to the date of this Agreement and (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since September 30, 1998, neither ServiceMaster nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole.

  Section 4.8 Litigation. There is no suit, claim, action, proceeding, review or investigation pending or, to the knowledge of ServiceMaster, threatened against or affecting, ServiceMaster or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole, or would, or would be reasonably likely to, materially impair the ability of ServiceMaster to consummate the transactions contemplated by this Agreement.

  Section 4.9 Compliance with Law. ServiceMaster and its Subsidiaries have complied with all laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, environmental, insurance, regulatory, antitrust laws, ERISA and laws relating to Taxes, except to the extent that any such non-compliance would not have a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole.

  Section 4.10 No Default. The business of ServiceMaster and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or bylaws or similar organizational documents, or (ii) agreements to which ServiceMaster and its Subsidiaries are parties, excluding from the foregoing clause (ii) defaults or violations that would not have a material adverse effect on ServiceMaster and its Subsidiaries taken as a whole and would not, or would not be reasonably likely to, materially impair the ability of ServiceMaster, LandCare or Merger Subsidiary to consummate transactions contemplated by this Agreement.

  Section 4.11 Disclosure Documents. None of the information supplied or to be supplied by ServiceMaster specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the LandCare Proxy Statement will, at the date it is first mailed to LandCare stockholders or at the time of LandCare Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act, except that no representation or warranty is made by ServiceMaster with respect to statements made or incorporated by reference in either the Registration Statement or the LandCare Proxy Statement based on information supplied by LandCare specifically for inclusion or incorporation by reference therein.

  Section 4.12 Opinion of Financial Advisor. ServiceMaster has received an opinion from CS First Boston dated the date of this Agreement to the effect that, as of such date, the consideration to be paid by ServiceMaster in the Merger is fair to ServiceMaster from a financial point of view.

                                   ARTICLE 5

                             COVENANTS OF LANDCARE

  Section 5.1 Conduct of Business by LandCare Pending the Merger. LandCare covenants and agrees that prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.1 hereof, unless ServiceMaster and Merger Subsidiary shall otherwise consent in writing or except as otherwise contemplated by this Agreement:

  (a) the businesses of LandCare and its Subsidiaries will be conducted only in the ordinary and usual course; LandCare will use its reasonable best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with customers and others having business relationships with it and its Subsidiaries; and LandCare will promptly notify ServiceMaster and Merger Subsidiary of any event or occurrence or emergency not in the ordinary and usual course of the business of LandCare or any of its Subsidiaries or material to the business of LandCare and its Subsidiaries, taken as a whole;

  (b) LandCare will not (i) amend its certificate of incorporation or bylaws or
(ii) split, combine or reclassify the outstanding Shares or declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares, other than dividends paid by any of its Subsidiaries to LandCare;

  (c) neither LandCare nor any of its Subsidiaries will issue or agree to issue any additional shares of, or rights of any kind to acquire shares of, its capital stock of any class, other than (i) the issuance of shares of capital stock of a Subsidiary of LandCare to LandCare, (ii) with respect to LandCare, Shares issuable upon exercise of LandCare Stock Options outstanding on the date hereof, (iii) options to purchase Shares issued to employees of enterprises acquired in Additional Acquisitions closed after the date hereof provided that the number of Shares subject to options issued with respect to any particular Additional Acquisition shall not exceed 10% of the number of Shares issued in that Acquisition and the exercise price for such Option shall not be lower than $11 per Share; (iv) Shares issuable in connection with the conversion of any of the notes set forth in the Section of LandCare Disclosure Schedule corresponding to Section 3.4(c) and (v) the issuance of shares of capital stock as expressly permitted under Section 5.6 of this Agreement.

  (d) neither LandCare nor any of its Subsidiaries will enter into or agree to enter into any new or amended contract or agreement with any labor unions representing employees of LandCare or any of its Subsidiaries;

  (e) except permitted by Section 5.4 or by Section 5.6, LandCare will not authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger), any acquisition or disposition of a material amount of assets or securities (including, without limitation, the assets or securities of any of its Subsidiaries) or any material change in its capitalization, or enter, other than in the ordinary course of business, into a material contract;

  (f) neither LandCare nor any of its Subsidiaries shall modify, amend or terminate any of the material LandCare Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business;

  (g) neither LandCare nor any of its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by LandCare or any of its Subsidiaries to any officer or management employee other than scheduled annual increases in the ordinary course of business; (ii) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (iii) enter into any, or amend any existing, employment, consulting or severance agreement with or, except in accordance with the existing written policies of LandCare, grant any severance or termination pay to any officer, director or employee of LandCare or any of its Subsidiaries; (iv) make any additional contributions to any grantor trust created by LandCare to provide funding for non-tax-qualified employee benefits or compensation; or (v) provide any new severance program or rights;

  (h) to the extent within their control, neither LandCare nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business;

  (i) except for increases in the aggregate principal amount of LandCare's senior credit facility of up to $125 million, neither LandCare nor any of its Subsidiaries shall: (i) incur or assume any debt except for borrowings under existing credit facilities in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned Subsidiaries of LandCare, customary loans or advances to employees in the ordinary course of business and short-term investments pursuant to customary cash management systems of LandCare in the ordinary course of business); or
(iv) make or commit to make any material capital expenditure in an amount or character that is not consistent with LandCare's past practices;

  (j) neither LandCare nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by GAAP;

  (k) except upon the prior written consent of ServiceMaster, LandCare shall not make any Tax election; and

  (l) neither LandCare nor any Subsidiary of LandCare shall agree in writing or otherwise to take (i) any action that it is prohibited from taking by this
Section 5.1, or (ii) any action that would constitute or is likely to cause or result in a breach of any covenant, agreement, representation or warranty set forth herein.

  Section 5.2 LandCare Stockholders Meeting. The board of directors of LandCare shall unanimously recommend to the stockholders of LandCare the adoption of this Agreement and declare the approval of this Agreement advisable and LandCare shall take all reasonably lawful action to solicit such adoption by its stockholders. Notwithstanding the previous sentence, the board of directors of LandCare may withdraw or modify its recommendation that stockholders approve this Agreement and its finding that such approval is advisable if the board of directors of LandCare, after having consulted with outside counsel, determines that the refusal to do so would constitute a breach by the board of directors of LandCare of their fiduciary duties under applicable laws; provided, the board of directors of LandCare may not approve or recommend (and in connection therewith, withdraw or modify its approval or recommendation with respect to this Agreement) an Acquisition Transaction (as hereinafter defined) unless such Acquisition Transaction is a bona fide unsolicited written proposal from a third party that the board of directors of LandCare determines in good faith is more favorable to the stockholders of LandCare than the Merger; provided, further, that the board of directors shall continue to take all action necessary to convene the LandCare Stockholders Meeting and shall submit for (or shall not withdraw from) the consideration of the stockholders of LandCare the adoption of this Agreement (even if the board of directors of LandCare is permitted to withdraw or modify its approval with respect to this agreement or is permitted to approve or recommend an Acquisition Transaction to its stockholders pursuant to this sentence).

  Section 5.3 Access to Information. LandCare will give ServiceMaster, its counsel, financial advisors, auditors and other authorized representatives full access throughout the period prior to the Effective Time to all of the offices, properties, business and marketing plans, books, files and records of LandCare and the Subsidiaries of LandCare, will furnish to ServiceMaster, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may request and will instruct LandCare's employees, counsel and financial advisors to cooperate with ServiceMaster in its investigation of the business of LandCare and its Subsidiaries and to promptly answer and respond to any questions and inquiries of ServiceMaster. LandCare will furnish promptly to ServiceMaster and Merger Subsidiary (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of Federal or state securities laws and (b) all such other information concerning its business, properties and personnel as ServiceMaster or Merger Subsidiary may reasonably request; provided that no investigation pursuant to this Section 5.3 shall affect any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

  Section 5.4 No Solicitation.

  (a) LandCare warrants to ServiceMaster that the board of directors of LandCare has (i) made such assessments of LandCare's value and has taken such other actions as to satisfy the fiduciary duties of its board of directors that must be satisfied to enable LandCare to enter into this Agreement and to render this Agreement binding upon LandCare in accordance with its terms and (ii) has adopted a resolution approving this Agreement and declaring its advisability.

  (b) LandCare agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate or knowingly encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving LandCare or the acquisition of all or any material portion of the assets or capital stock of LandCare (an "Acquisition Transaction") or negotiate, explore or otherwise engage in substantive discussions with any person (other than ServiceMaster, Merger Subsidiary or their respective directors, officers, employees, agents and representatives), or enter into any agreement, with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement.

  (c) Notwithstanding subsection (b) above:

    (i) LandCare may provide non-public information to and seek to negotiate an Acquisition Transaction with a person (the "Competitor") provided that the Competitor shall make a bona fide unsolicited written proposal to make an Acquisition Transaction for all the capital stock or assets of LandCare on Superior Terms. For purposes of this Agreement, terms will be deemed to be "Superior Terms" only if the proposal of such Competitor is more favorable than the Merger to the stockholders of LandCare as determined in good faith by the board of directors of LandCare. A proposal to acquire LandCare on Superior Terms is herein called a "Qualified Competing Proposal." LandCare shall prior to entering into an agreement with respect to a Qualified Competing Proposal pay or cause to be paid to ServiceMaster the amount specified in Section 9.4(b). Nothing contained in this Agreement shall prevent the board of directors of LandCare from complying with Rule 14c-2 under the Exchange Act with regard to an Acquisition Transaction.

    (ii) If LandCare receives a Qualified Competing Proposal, LandCare will nevertheless (i) permit its stockholders to vote on the adoption of this Agreement and (ii) not take any action that would preclude LandCare from consummating the Merger if this Agreement is adopted by LandCare's stockholders or make the Merger any less advantageous to ServiceMaster if this Agreement is adopted by LandCare's stockholders. If this Agreement is adopted by LandCare's stockholders (i) LandCare will consummate the Merger and (ii) shall not consummate any Acquisition Transaction contemplated by a Qualified Competing Proposal.

  (d) Upon executing this Agreement, LandCare shall immediately advise ServiceMaster in writing regarding (i) the identity of any other persons or entities with whom LandCare has had direct or indirect contact since January 1, 1998 regarding a possible Acquisition Transaction and (ii) the status of any discussions or negotiations regarding a possible Acquisition Transaction involving any such person or entity. LandCare warrants that LandCare is not bound by any contract or agreement that would require it to take any action which would violate any restriction contained in Section 5.4(b). Hereafter, LandCare shall advise ServiceMaster in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to an Acquisition Transaction promptly upon such receipt and of its intention to enter into any agreement relating to an Acquisition Transaction which is a Qualified Competing Proposal at least 48 hours prior to executing any such agreement, and promptly advise ServiceMaster in writing of any actions taken pursuant to Section 5.4(c) hereof and furnish to ServiceMaster either a copy of such proposal or a written summary of such proposal.

  Section 5.5 Corporate Organization. Notwithstanding anything to the contrary contained in this Agreement or in the disclosure schedules hereto, LandCare and each of its Subsidiaries shall take all actions necessary in order to be duly qualified and in good standing on the Effective Time with the Secretary of State in each jurisdiction in which the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

  Section 5.6 Pipeline Acquisitions.

  (a) LandCare has delivered to ServiceMaster prior to the execution of this Agreement a schedule captioned "Pipeline Schedule" which as constituted when so delivered to ServiceMaster prior to execution of this Agreement is herein called the "Pipeline Schedule." LandCare warrants to ServiceMaster that the Pipeline Schedule shows: (i) every enterprise with which LandCare has entered into a letter of intent or binding acquisition agreement contemplating the acquisition of such enterprise by LandCare which is in existence on the date hereof (except that the acquisition of Albuquerque Landscape identified in Section 5.6(f) shall not be deemed to be part of the Pipeline Schedule); (ii) the purchase price for such enterprise specified in such letter of intent or acquisition agreement; and (iii) the annual revenues and proforma EBITDA that LandCare estimates such enterprise generated in the trailing 12 months prior to the execution of the letter of intent with respect to that enterprise.

  (b) LandCare shall not enter into any letter of intent or agreement to make any acquisition of any business enterprise or consummate any acquisition of any business enterprise after the date hereof except that LandCare may enter into purchase agreements for the enterprises shown on the Pipeline Schedule on terms that comply with the requirements in Section 5.6(d) and may consummate such acquisitions and except that LandCare shall have the right to make additional acquisitions of enterprises not shown on the Pipeline Schedule that comply with the requirements set forth in paragraphs (c) and (d) of this Section 5.6.

  (c) LandCare may without ServiceMaster's consent acquire businesses not shown on the Pipeline Schedule provided that the standards in Section 5.6(d) and the following additional standards are met with respect to each such acquisition:

    (i) the purchase price payable for such business shall not exceed .8 times trailing twelve month revenues or six times trailing twelve month pro forma EBITDA for the business (both calculated in the same manner used to calculate trailing 12 month revenues and pro forma EBITDA for purposes of the Pipeline Schedule and for purposes of this requirement all debt obligations to which the acquired enterprise shall be subject (net of excess cash) shall count as part of the purchase price);

    (ii) such business shall have generated during the trailing 12 months and shall be likely to continue to generate pro forma EBITDA margins of at least 10%; and

    (iii) such business has a quality and potential comparable to the businesses shown on the Pipeline Schedule on the date hereof.

  (d) The following requirements shall apply to every acquisition made by LandCare after the date hereof ("New Acquisitions"):

    (i) LandCare shall not use its LandCare Common Stock for any New Acquisition unless that such stock shall be valued for purposes of that acquisition at:

      (A) not less than the actual average closing price for LandCare Common Stock during a five Trading Day period ending within two Trading Days prior to the closing of the New Acquisition;

      (B) not less than $9 per LandCare share; and

      (C) not less than $1 per LandCare share issued in the New Acquisition below the "Applicable ServiceMaster Deal Price." For purposes of this
    Section 5.6, the "Applicable ServiceMaster Deal Price" for purposes of any particular New Acquisition shall be equal to the Applicable Exchange Ratio times the average closing price per share for ServiceMaster Common Stock for the period of 20 consecutive Trading Days ending on the third Trading Day before the date on which the particular New Acquisition closes. The "Applicable Exchange Ratio" shall be the Exchange Ratio that would have been applicable if the Scheduled Meeting Date coincided with the date on which the New Acquisition shall close.

    (ii) LandCare shall limit the shares of LandCare Common Stock issuable in New Acquisitions so that in the aggregate the shares of LandCare Common Stock issued in such transactions will result in aggregate Deal Losses of not more than $1 million. For purposes of this requirement, the Deal Loss in any particular New Acquisition shall be the product derived by multiplying the number of shares of LandCare Common Stock issued in that New Acquisition times the amount by which the Applicable Service Master Deal Price shall exceed the value per share for which shares of LandCare Common Stock were valued for purposes of that New Acquisition.

    (iii) LandCare shall not use LandCare Shares in any particular New Acquisition unless the characteristics of the persons receiving such stock and all other relevant considerations with respect to that New Acquisition are such that the use of such stock will not cause either LandCare or ServiceMaster to breach any of the requirements of the federal securities laws.

    (iv) The terms governing each New Acquisition will include (i) warranties to LandCare and indemnifications from the sellers comparable to the scope and value of the warranties usually obtained by LandCare in acquisitions made after its acquisition of its "founding companies" and prior to the date hereof and (ii) other terms as favorable to LandCare as the comparable terms in acquisitions made after its acquisition of its "founding companies" and prior to the date hereof. The indemnification and other rights that continue after the closing of a New Acquisition shall be on terms such that LandCare's rights will not be impaired or diminished in value by the consummation of the Merger. Without ServiceMaster's consent, such terms shall not allow the sellers to use stock to satisfy their indemnification obligations and shall prohibit the sellers from transferring any interest in the shares of LandCare Common Stock they receive in the deal (or in the ServiceMaster shares issued in the Merger to replace those Shares) for a period of one year after their New Acquisition closes.

  (e) ServiceMaster shall have the right to terminate this Agreement if by the Scheduled Meeting Date:

      (A) LandCare shall not have completed and closed Qualified New Acquisitions that meet the following criteria: (i) the aggregate purchase price for the Qualified Pipeline Acquisitions shall not be more than 5% in excess of the aggregate of the projected acquisition prices projected on the Pipeline Schedule for New Acquisitions shown on that Schedule and closed prior to the Scheduled Meeting Date; and (ii) the aggregate purchase price for Qualified Post Pipeline Acquisitions shall not exceed the maximum price permitted by clause (i) in Section 5.6(c); and (iii) the trailing 12 month revenues for the Qualified New Acquisitions (measured as of the time each such New Acquisition closed) shall not be less than $46.6 million; and (iv) the trailing 12 month EBITDA for the Qualified New Acquisitions (measured as of the time each such New Acquisition closed) shall not be less than $5.9 million; or

      (B) LandCare shall have made any New Acquisitions after the date hereof (other than Albuquerque Landscape) that are contrary to the requirements in paragraphs (c) or (d) in this Section 5.6; or

      (C) the aggregate trailing 12 month revenues of all businesses acquired in New Acquisitions closed prior to the Scheduled Meeting Date shall exceed $70 million.

  For purposes of this Section 5(e):

    (i) New Acquisitions shown on the Pipeline Schedule that in ServiceMaster's reasonable judgment satisfy the requirements paragraph (d) of this Section 5.6 are herein called "Qualified Pipeline Acquisitions."

    (ii) New Acquisitions not listed on the Pipeline Schedule that in ServiceMaster's reasonable judgment satisfy the requirements paragraphs (c) and (d) of this Section 5.6 are herein called "Qualified Post Pipeline Acquisitions."

    (iii) The term "Qualified New Acquisitions" means all Qualified Pipeline Acquisitions and all Qualified Post Pipeline Acquisitions that shall have closed prior to the Scheduled Meeting Date.

    (iv) In the event ServiceMaster or any ServiceMaster subsidiary shall acquire any enterprise shown on the Pipeline Schedule, then for purposes of this Section 5.6(e) LandCare shall be deemed to have acquired such enterprise on the terms specified in the Pipeline Schedule for that enterprise.

  (f) In the event LandCare shall within the next two weeks close its acquisition of Albuquerque Landscape on the terms provided in the definitive agreements governing that acquisition in effect on the date hereof, then (i) such acquisition shall not be required to meet any of the standards prescribed by this Section 5.6 but (ii) such acquisition shall not be deemed a New Acquisition and shall not be taken into account in determining whether ServiceMaster shall have a termination right under the provisions in Section 5.6(e).

  (g) LandCare shall supply ServiceMaster at such time as ServiceMaster shall reasonably request in order to enable ServiceMaster to prepare for the Closing and to determine whether applicable closing conditions have been satisfied all information ServiceMaster shall reasonably request about New Acquisitions.

  Section 5.7 Redemption of Convertible Notes. LandCare shall use diligent efforts to cause each of the convertible notes of LandCare described in the section of LandCare Disclosure Schedule corresponding to Section 3.4(c) to be redeemed and repaid in full for an amount less than the greater of (unless otherwise agreed by ServiceMaster) (i) the outstanding principal amount of such note plus accrued interest or (ii) the then market value of the LandCare shares into which the notes would be convertible if the conversion were governed by the conversion ratio applicable after a change in control.

                                   ARTICLE 6

                           COVENANTS OF SERVICEMASTER

  Section 6.1 Obligations of Merger Subsidiary. ServiceMaster will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

  Section 6.2 Indemnification.

  (a) From and after the Effective Time, ServiceMaster and the Surviving Corporation jointly and severally shall indemnify, to the full extent permitted under Delaware Law, the present and former directors and officers of LandCare and its Subsidiaries (the "Indemnified Parties") in respect of actions taken prior to and including the Effective Time in connection with their duties as directors or officers of LandCare or its Subsidiaries (including the transactions contemplated hereby) for a period of not less than six years from the Effective Time; provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Without limitation of the foregoing, in the event any Indemnified Party becomes involved in such capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated hereby, occurring prior to and including the Effective Time, the Surviving Corporation, to the extent permitted and on such conditions as may be required by applicable law, will periodically advance expenses to such Indemnified Party for his legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith.

  (b) For not less than six years after the Effective Time, ServiceMaster or the Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering the persons who are currently covered by LandCare's existing directors' and officers' liability insurance with respect to actions that shall have taken place prior to the Effective Time, on terms and conditions no less favorable to such persons than those in effect on the date hereof under LandCare's existing directors' and officers' liability insurance; provided, however, that in no event shall ServiceMaster or the Surviving Corporation be required to pay in any year an amount to maintain such insurance covering the Indemnified Parties in excess of twice the amount paid by LandCare as of the Closing Date for such coverage; provided further that if the annual premiums of such insurance coverage exceed such amount, ServiceMaster shall be obligated to obtain a policy with a premium equal to such amount.

                                   ARTICLE 7

                    COVENANTS OF SERVICEMASTER AND LANDCARE

  Section 7.1 Diligent Efforts. Subject to the terms and conditions of this Agreement, each party will use its diligent efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided that nothing herein shall require ServiceMaster to hold, manage or operate any assets separately or to enter into any sale or divestiture of assets. LandCare, ServiceMaster and Merger Subsidiary shall each furnish to one another and to one another's counsel all such information as may be required in order to accomplish the foregoing actions. In connection with and without limiting the foregoing, LandCare and ServiceMaster shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

  Section 7.2 Certain Filings. LandCare and ServiceMaster shall cooperate with one another (i) in connection with the preparation of the Registration Statement and the LandCare Proxy Statement, (ii) in determining whether any other action by or in respect of, or filing with, any governmental body, agency or official, or authority or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and
(iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement and the LandCare Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

  Section 7.3 Public Announcements. ServiceMaster and LandCare will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

  Section 7.4 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of LandCare or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf LandCare or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of LandCare acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

  Section 7.5 Notices of Certain Events. LandCare and ServiceMaster shall promptly notify the other of:

  (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

  (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting LandCare or any of its Subsidiaries, on the one hand, or ServiceMaster or Merger Subsidiary, on the other hand, which relate to the consummation of the transactions contemplated by this Agreement; and

  (d) any action, event or occurrence that would constitute a breach of any representation, warranty, covenant or agreement of it set forth in this Agreement.

  Section 7.6 Preparation of the Registration Statement and the LandCare Proxy Statement. As soon as practicable following the date of this Agreement, LandCare and ServiceMaster shall jointly prepare and file with the SEC the LandCare Proxy Statement and ServiceMaster shall prepare and file with the SEC the Registration Statement, in which the LandCare Proxy Statement will be included. Each of LandCare and ServiceMaster shall use best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. LandCare will use its reasonable best efforts to cause the LandCare Proxy Statement to be mailed to the stockholders of LandCare as promptly as practicable after the Registration Statement is declared effective under the Securities Act. ServiceMaster shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of ServiceMaster Common Stock in the Merger and LandCare shall furnish all information concerning LandCare and the holders of the Shares as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement will be made by ServiceMaster or to the LandCare Proxy Statement will be made by LandCare or ServiceMaster without providing the other party the opportunity to review and comment thereon. ServiceMaster will advise LandCare, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of ServiceMaster Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the LandCare Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to LandCare or ServiceMaster, or any of their respective affiliates, officers or directors, should be discovered by LandCare or ServiceMaster which should be set forth in an amendment or supplement to any of the Registration Statement or the LandCare Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of LandCare.

  Section 7.7 Letters of LandCare's Accountants. LandCare shall use its reasonable best efforts to cause to be delivered to ServiceMaster two letters from LandCare's independent accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the Closing Date, each addressed to ServiceMaster, in form and substance reasonably satisfactory to ServiceMaster and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  Section 7.8 Affiliates. Not less than 30 days prior to the Effective Time, LandCare shall deliver to ServiceMaster a list of names and addresses of each person who, in the reasonable judgment of LandCare, is an affiliate of LandCare within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person, an "Affiliate"). Each person who shall execute a Voting Agreement shall be deemed an affiliate of LandCare and shall be so designated on the list contemplated in the preceding sentence. LandCare shall provide ServiceMaster such information and documents as ServiceMaster shall reasonably request for purposes of reviewing such list. ServiceMaster shall be entitled to place Rule 145 legends on the certificates evidencing any shares of ServiceMaster Common Stock to be received by the Affiliates in the Merger.

  Section 7.9 NYSE Listing. ServiceMaster shall use its reasonable best efforts to cause the shares of ServiceMaster Common Stock to be issued in connection with the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

  Section 7.10 Regulatory Matters and Approvals. Each of LandCare and ServiceMaster shall (and ServiceMaster shall cause Merger Subsidiary to) give any notices to, make any filings with and use its reasonable best efforts to obtain any authorizations, consents and approvals of, Governmental Entities in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, LandCare and ServiceMaster shall each file any Notification and Report Forms and related material that it may be required to file in connection with the transactions contemplated by this Agreement with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, shall each use its reasonable best efforts to obtain an early termination of the applicable waiting period, and shall each make any further filings pursuant thereto that may be necessary, proper or advisable.

  Section 7.11 Tax Treatment. Each of ServiceMaster and LandCare shall use reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code, including, without limitation, forbearing from taking any action that would cause the Merger not to qualify as a reorganization under the provisions of Section 368(a) of the Code.

  Section 7.12 Representations. Each of LandCare, on the one hand, and ServiceMaster and Merger Subsidiary, on the other, (i) will use their reasonable best efforts to take all action necessary to render true and correct as of the Closing its representations and warranties contained in this Agreement, (ii) will refrain from taking any action that would render any such representation or warranty untrue or incorrect as of such time and (iii) will perform or cause to be satisfied each agreement, covenant or condition to be performed or satisfied by it.

  Section 7.13 Material Consents. Between the date of this Agreement and the Closing Date, LandCare and ServiceMaster and each of their respective Subsidiaries shall in good faith use their reasonable best efforts to obtain all consents and approvals of all lenders, lessors, vendors, customers and other persons necessary to permit the transactions contemplated by this Agreement to be consummated without violating any loan agreement, lease or other material contract to which LandCare, ServiceMaster or any of their respective Subsidiaries is a party or by which LandCare, ServiceMaster or any of their respective Subsidiaries is bound.

                                   ARTICLE 8

                            CONDITIONS TO THE MERGER

  Section 8.1 Conditions to the Obligations of Each Party. The obligations of LandCare, ServiceMaster and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

  (a) this Agreement shall have been adopted by the stockholders of LandCare in accordance with Delaware Law;

  (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

  (c) no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

  (d) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

  (e) the shares of ServiceMaster Common Stock issuable to the stockholders of LandCare in the Merger as contemplated by this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

  (f) this Agreement shall not have been terminated in accordance with its terms.

  Section 8.2 Additional Conditions to the Obligations of ServiceMaster and Merger Subsidiary. The obligations of ServiceMaster and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following additional conditions: (i) the representations and warranties of LandCare as set forth in this Agreement shall be true and correct in all material respects as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date), (ii) LandCare shall have complied with or performed in all material respects all agreements and covenants required to be complied with or performed by it under this Agreement at or prior to the Closing Date, and (iii) ServiceMaster shall have received from each person who is, immediately prior to the Effective Time, a director or officer of LandCare or any of its Subsidiaries his written resignation, effective as of the Effective Time, from each position as a director of LandCare and each Subsidiary.

  Section 8.3 Additional Conditions to the Obligations of LandCare. The obligations of LandCare to consummate the Merger are subject to the satisfaction of the following additional condition: the representations and warranties of ServiceMaster and Merger Subsidiary as set forth in this Agreement shall be true and correct in all material respects as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date) and ServiceMaster and Merger Subsidiary shall have complied with or performed in all material respects all agreements and covenants required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

                                   ARTICLE 9

                            TERMINATION AND CLOSING

  Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of LandCare):

  (a) by mutual written consent of LandCare, ServiceMaster and Merger
Subsidiary;

  (b) by either LandCare or ServiceMaster, if the Merger has not been consummated by May 1, 1999; provided that no party may terminate this Agreement pursuant to this subsection if such party's failure to fulfill any of its obligations under this Agreement shall have been the primary and but-for reason that the Effective Time shall not have occurred on or before said date and provided further that in no event shall ServiceMaster's failure to permit an adjustment in the Exchange Ratio under Section 1.2(b)(iii) preclude or impair ServiceMaster's right to terminate under this clause (b);

  (c) by either LandCare or ServiceMaster, if there shall be any judgment, injunction, order or decree enjoining ServiceMaster or LandCare from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

  (d) by either LandCare or ServiceMaster, if this Agreement shall not have been adopted by the stockholders of LandCare at the LandCare Stockholders Meeting;

  (e) by ServiceMaster or Merger Subsidiary, if the board of directors of LandCare shall (i) withdraw, modify or change its recommendation or approval in respect of this Agreement in a manner adverse to ServiceMaster or (ii) have recommended any proposal other than by ServiceMaster or Merger Subsidiary in respect of an Acquisition Transaction; and

  (f) by ServiceMaster or Merger Subsidiary, if any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange
Act) other than ServiceMaster or Merger Subsidiary or any of their respective Subsidiaries or affiliates shall have become the beneficial owner of more than 40% of the outstanding LandCare Common Stock (either on a primary or a fully diluted basis).

  (g) by ServiceMaster, if LandCare shall have breached (regardless of the knowledge of ServiceMaster of such breach at or subsequent to the date of this Agreement) in any material respect any of its representations, warranties, covenants or agreements contained herein;

  (h) by ServiceMaster if the Committee acting under the 1998 Long-Term Incentive Plan, LandCare's Board of Directors and all other necessary persons shall not have taken all actions necessary to cause the conversions prescribed by Section 1.4(a) to occur automatically upon consummation of the Merger; or

  (i) by LandCare, if a Qualified Competing Proposal is made to LandCare, subject to the restrictions set forth in Section 5.4(c)(ii); provided that the right to terminate described in this subsection shall not be effective unless and until LandCare shall have paid to ServiceMaster the fee described in
Section 9.4(b); provided further that the right to terminate described in this subsection shall immediately expire and be of no force or effect if LandCare's stockholders approve the Merger; or

  (j) by LandCare, if ServiceMaster or Merger Subsidiary shall have breached (regardless of the knowledge of LandCare of such breach at or subsequent to the date of this Agreement) in any material respect any of its representations, warranties, covenants or agreements contained herein; or

  (k) by LandCare if LandCare shall become entitled to terminate under Section 1.2(b)(iii); or

  (l) by ServiceMaster if the right to termination shall arise under Section 5.6(e).

Such right of termination shall be exercised by written notice of termination given by the terminating party to the other parties hereto in the manner hereinafter provided. Any such right of termination shall not be an exclusive remedy hereunder but shall be in addition to any other legal or equitable remedies that may be available to any non-defaulting party hereto arising out of any default hereunder by any other party hereto.

  Section 9.2 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or pursuant to resolutions of their respective boards of directors, may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) except for adoption of this Agreement by the stockholders of LandCare waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

  Section 9.3 Closing. Subject to the satisfaction of the conditions contained in Article 8 hereof, the closing of the Merger (the "Closing") shall take place at the offices of Kirkland & Ellis in Chicago, Illinois as soon as practicable after the satisfaction or waiver of all of the conditions to the Merger or at such other time and place as LandCare, ServiceMaster, and Merger Subsidiary shall agree (the "Closing Date").

  Section 9.4 Effect of Termination; Termination Fee.

  (a) If this Agreement is terminated pursuant to Section 9.1 hereof, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 9.4(b), 9.4(c) and 10.4 hereof shall survive the termination hereof and except that no such termination shall relieve any party from liability for breach of this Agreement or failure by it to perform its obligations hereunder.

  (b) If this Agreement shall be terminated pursuant to clause (d), (e), (f),
(g), (h), or (i) in Section 9.1, then LandCare shall promptly, but in no event later than two business days after the date of such termination, pay ServiceMaster a termination fee equal to the sum of (i) $7,577,045 plus (ii) $0.44 multiplied by the aggregate number of shares of LandCare Common Stock (other than any shares of LandCare Common Stock issued upon the exercise of LandCare Stock Options) issued subsequent to the date hereof and on or prior to the date of termination of this Agreement pursuant to Section 9.1. In no event shall LandCare be required to pay more than one termination fee pursuant to this Section 9.4(b).

  (c) If this Agreement shall be terminated by ServiceMaster pursuant to its termination rights in Section 5.6(e), then LandCare shall promptly, but in no event later than two business days after the date of such termination, pay ServiceMaster an amount, not to exceed $1,000,000, equal to the actual and reasonably documented out-of-pocket expenses incurred by ServiceMaster directly attributable to the proposed acquisition of LandCare and incurred since October 15, 1998, including negotiation and execution of this Agreement and the attempted completion of the Merger, which fee and amount shall be payable in cash in same day funds.

                                   ARTICLE 10

                                 MISCELLANEOUS

  Section 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, telex or similar writing) and shall be given,

  If to ServiceMaster or Merger Subsidiary, to:

    One ServiceMaster Way
    Downers Grove, IL 60515
    Attention: General Counsel
    Facsimile: (630) 271-5870

    with a copy to:

    Kirkland & Ellis
    200 East Randolph Drive
    Chicago, Illinois 60601
    Attention: Robert H. Kinderman
    Facsimile: (312) 861-2200

    If to LandCare, to:

    2603 Augusta
    Suite 1300
    Houston, TX 77057
    Attention: General Counsel
    Facsimile: (713) 965-0343

    with a copy to:

    Bracewell & Patterson L.L.P.
    South Tower Pennzoil Place
    711 Louisiana Street
    Houston, TX 77002
    Attention: Thomas Adkins
    Facsimile: (713) 221-1212

or such other address, telecopy or telex number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile or telex, upon confirmation of receipt, or (b) if given by any other means, when delivered at the address specified in this Section 10.1.

  Section 10.2 Survival of Representations and Warranties. The representations and warranties contained herein shall not survive the Effective Time.

  Section 10.3 Amendments; No Waivers.

  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by LandCare, ServiceMaster and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of LandCare, no such amendment or waiver shall, without the further approval of such stockholders, alter or change the amount or kind of consideration to be received in exchange for the Shares (except as contemplated by Section 1.02(b)).

  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  Section 10.4 Expenses. Except as provided in Section 9.4 hereof, each party shall pay its own costs and expenses relating to this Agreement and the transactions contemplated hereby, except that each of ServiceMaster and LandCare shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the LandCare Proxy Statement (including SEC filing fees).

  Section 10.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

  Section 10.6 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

  Section 10.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by means of telecopied signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

  Section 10.8 Headings. Section headings used in this Agreement are for convenience only and shall be ignored in the construction and interpretation hereof.

  Section 10.9 No Third Party Beneficiaries. Except for Section 6.2 hereof, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any person other than the parties hereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          The Servicemaster Company

                                                 /s/ Phillip B. Rooney
                                          By: _________________________________
                                          Name: Phillip B. Rooney
                                          Title: Vice Chairman

                                          SVM Acquisition Corporation

                                                 /s/ Phillip B. Rooney
                                          By: _________________________________
                                          Name: Phillip B. Rooney
                                          Title: Vice President

                                          Landcare USA, Inc.

                                                  /s/ William F. Murdy
                                          By: _________________________________
                                          Name: William F. Murdy
                                          Title: Chief Executive Officer

                                   APPENDIX B

                     OPINION OF BT ALEX. BROWN INCORPORATED

November 1, 1998

Board of Directors
LandCare USA, Inc.
Three River Way
Houston, Texas 77056

Members of the Board:

  LandCare USA, Inc., a Delaware corporation ("GRW"), and The ServiceMaster Company, a Delaware corporation ("SVM"), and SVM Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of SVM ("Merger Subsidiary"), have entered into a Plan of Reorganization and Agreement and Plan of Merger dated as of November 1, 1998 (the "Merger Agreement"). The Merger Agreement provides, among other things, for the merger of GRW with and into Merger Subsidiary (the "Transaction"), as a result of which GRW will become a wholly-owned subsidiary of SVM. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, par value $0.01 per share, of GRW ("GRW Common Stock") will be converted into the right to receive a fraction (the "Exchange Ratio") of one share Common Stock, par value $0.01 per share, of SVM ("SVM Common Stock"). The Exchange Ratio shall be 0.55 in the event that the average of the closing prices (the "Final Average Closing Price") of SVM Common Stock on the 20 consecutive trading days ending on the third trading day prior to GRW's shareholder vote is more than $16.35 per share and not more than $20.00 per share. In the event that the Final Average Closing Price is more than $20.00 per share then the Exchange Ratio shall be the quotient derived by dividing $11.00 by the Final Average Closing Price. In the event that the Final Average Closing Price is less than $16.36 per share, then unless SVM shall otherwise notify GRW, the Exchange Ratio shall automatically adjust to the smallest decimal which when multiplied by the Final Average Closing Price will equal $9.00 per share. If SVM shall notify GRW that SVM elects not to permit the adjustment prescribed in the preceding sentence, then (i) the Exchange Ratio shall be 0.55 (or such greater number as SVM shall specify), and (ii) GRW shall have the right to terminate the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  You have requested BT Alex. Brown's opinion, as investment bankers, as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of GRW Common Stock.

  In connection with this opinion, BT Alex. Brown has reviewed certain publicly available financial and other information concerning GRW and SVM, certain internal analyses and other information furnished to it by GRW, and certain third-party analyses furnished to it by or on behalf of SVM. BT Alex. Brown also has held discussions with members of the senior managements of GRW and SVM regarding the businesses and prospects of their respective companies. In addition, BT Alex. Brown has (i) reviewed the reported prices and trading activity for GRW Common Stock and SVM Common Stock, (ii) compared certain financial and stock market information for GRW and SVM with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

  BT Alex. Brown has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning GRW or SVM, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of this opinion. Accordingly, for purposes of this opinion, BT Alex. Brown has assumed and relied upon the accuracy and completeness of all such information and BT Alex. Brown has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of GRW or SVM. With respect to the financial forecasts and projections made available to BT Alex. Brown and used in its analyses, BT Alex. Brown has assumed that such financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of GRW or SVM, as the case may be, as to the matters covered thereby. In rendering this opinion, BT Alex. Brown expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. This opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. BT Alex. Brown expresses no opinion as to the price at which GRW Common Stock or SVM Common Stock will trade following the announcement or the consummation of the Transaction.

  For purposes of rendering this opinion and based on the your direction and with your consent, BT Alex. Brown has assumed that, in all respects material to its analysis, the representations and warranties of GRW and SVM contained in the Merger Agreement are true and correct, GRW and SVM will each perform all of the covenants and agreements to be performed by it under the Merger Agreement, and all conditions to the obligations of each of GRW and SVM to consummate the Transaction will be satisfied without any waiver thereof, including, without limitation, (i) the adoption of the Merger Agreement by GRW's stockholders,
(ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act, (iii) GRW's consummation of certain Qualified New Acquisitions pursuant to Section 5.6 of the Merger Agreement, and (iv) the SVM Common Stock issuable to GRW stockholders in the Transaction as contemplated by the Merger Agreement shall have been approved for listing on the New York Stock Exchange. In addition, you have informed BT Alex. Brown, and accordingly for purposes of rendering this opinion BT Alex. Brown has assumed that the Transaction will be free of Federal tax to GRW and its respective shareholders. BT Alex. Brown has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either GRW or SVM is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on GRW or SVM or materially reduce the contemplated benefits of the Transaction to GRW.

  This opinion is addressed to, and for the use and benefit of, the Board of Directors of GRW and is not a recommendation to the shareholders of GRW as to how they should vote with respect to matters relating to the proposed Transaction. This opinion is limited to the fairness, from a financial point of view, to GRW of the Exchange Ratio, and BT Alex. Brown expresses no opinion as to the merits of the underlying decision by GRW to engage in the Transaction.

  In connection with our engagement, BT Alex. Brown was not authorized to solicit, and did not solicit, third party indications of interest with respect to the acquisition of all or a part of GRW, nor have we reviewed with GRW or its Board of Directors any other potential transactions in lieu of the Transaction.

  BT Alex. Brown is a registered broker-dealer and member of the New York Stock Exchange. BT Alex. Brown will be paid a fee for rendering this fairness opinion to GRW, a portion of which is contingent upon consummation of the Transaction and a portion of which is payable upon delivery of this opinion. BT Alex. Brown has, from time to time, provided investment banking and other financial services to GRW or its affiliates (including, acting as lead managing underwriter in connection with GRW's initial public offering of GRW Common Stock in June 1998), for which it has received customary compensation. BT Alex. Brown maintains a market in GRW Common Stock and regularly publishes research reports regarding the facility services industry and the businesses and securities of GRW and other publicly owned companies in such industry. In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade or hold the securities of both GRW and SVM for their own account and the account of customers and, accordingly, may at any time hold a long or short position in securities of GRW and SVM.

  Based upon and subject to the foregoing, it is BT Alex. Brown's opinion as investment bankers that the Exchange Ratio is fair, from a financial point of view, to the holders of GRW Common Stock.

                                          Very truly yours,

                                          /s/ BT Alex. Brown Incorporated

                                          BT Alex. Brown Incorporated

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  The ServiceMaster Company (the "Company") is incorporated under the laws of the State of Delaware. Section 145 of the DGCL, inter alia ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director has actually and reasonably incurred.

  Article Ten of the Restated Certificate ("Article Ten") provides that no person shall have any liability of any kind by reason of a Relevant Loss (defined below) caused in whole or in part by any act or failure to act which occurred while such person was an officer or director of the Company except:
(i) obligations arising under the express terms of any written contract to which such person is a party; (ii) the obligation to return to the Company an amount up to the value actually realized by such person by stealing or by any other action which constitutes a criminal felony; (iii) any liability imposed by contract or applicable law which is founded on, arises from or is related to activities by such person (or such person's agents or affiliates) which are in competition with any business of the Company or any of its affiliates; and (iv) any other liability from which it shall not be possible to exempt such person under applicable law either as constituted on the date on which the Restated Certificate was filed with the Secretary of State of Delaware (the "Filing Date") or at any time thereafter. The term "Relevant Loss" designates and includes any loss, damage or expense of any kind (i) experienced for any reason by the Company or by any entity controlled by the Company; (ii) which any person may experience by reason of any purchase (or failure to purchase), maintenance of an interest in, sale (or failure to sell) or failure to obtain payment of any amount due on any note, debenture, preferred stock, common stock or other security issued or issuable by the Company or (iii) which shall otherwise be caused in whole or in part by or arise in connection with (or would not have occurred but for) such person's service as a director or officer of the Company. In addition, Article Ten provides that every director of the Company shall be exempt (except to the extent expressly set forth therein) from any personal liability to the Company or any of the Company's stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by (i) Section 102(b)(7) of the DGCL as constituted on the Filing Date or (ii) any provision of the law of the State of Delaware as constituted at any time after the December 11, 1991.

  Except as otherwise provided in the Restated Certificate, Article Eleven of the Restated Certificate ("Article Eleven") provides that the Company shall indemnify any person against, and shall reimburse, such person for any amount which such person shall pay to satisfy, settle or otherwise deal with, any attempt to impose any liability or obligation of any kind upon such person if such attempt or such liability or obligation or both shall arise in connection with or by reason of, or would not have arisen but for, Covered Service (defined below) by such person (or any agreement by such person to serve as a director or officer of the Company or to provide other Covered Service) including, but not limited to: (i) any claim resulting from any loss, injury, damage, harm or other disadvantage which the Company, any affiliate, any employee plan or any person who acquires, holds, or disposes of any interest in any security issued by the Company suffers or is alleged to have suffered; (ii) any claim resulting from any act or failure to act by any person which is (or is alleged to be) beyond the scope of his or her authority, contrary to instructions or orders or contrary to his or her duties or applicable law; and (iii) any attempt by any governmental authority or other person to impose any fine or penalty or to obtain any other recovery by reason of any actual or alleged breach of any law or other governmental requirement.

  The term "Covered Service" designates and includes: (a) service as a director or officer of the Company; (b) service by a person while he or she is an officer or director of the Company (i) as an agent or representative of the Company, (ii) in any other capacity with the Company, (iii) as a director, officer, employee, agent or representative of, or in any other capacity with, any affiliate, (iv) in any capacity with any Employee Plan (as defined therein), and (v) in any other capacity in which such person shall have been asked to serve by the Company's Board of Directors or Chief Executive Officer;
(c) any services which constituted "Covered Service" under the Amended and Restated Agreement of United Partnership for ServiceMaster Limited Partnership; and (d) any other service of any kind by any person with any organization or entity of any kind (whether or not affiliated with the Company) which shall be designated in writing as Covered Service by a majority of the members of the Company's Board of Directors or by the Company's Chief Executive Officer. Service is deemed to constitute "Covered Service" if it is so designated by the terms in the preceding sentence regardless of whether it shall have been performed prior to, at, or after the time Article Eleven became part of the Company's Certificate of Incorporation. Any person is entitled to rely upon any written confirmation provided by the Company's Chief Executive Officer or by the Company's Board of Directors that service by such person in any capacity specified in such confirmation will constitute Covered Service and to rely upon the protection afforded by Article Eleven in connection with such service.

  Except to the extent the Company shall otherwise expressly agree in writing, the Company is not obligated under Article Eleven to reimburse any person for or otherwise indemnify any person against: (a) any obligation the person may have under any written contract except to the extent such obligation arises by reason of any action taken by such person to satisfy, settle or otherwise deal with any claim against which such person is entitled to indemnification from the Company under Article Eleven or otherwise; (b) any income taxes payable by reason of salary, bonus or other income or gain actually realized by such person in connection with any Covered Service; (c) any liability imposed by contract or applicable law which is founded on, arises from or is related to activities by such person (or such person's agents or affiliates) which are in competition with any business of the Company or any of its affiliates; and (d) any obligation to pay an amount up to the value personally realized by such person by stealing or by any other action which constitutes a criminal felony. Except as otherwise provided in the Restated Certificate, the Company is not obligated under Article Eleven to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

  Article Eleven provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, agreed to serve as a director or officer of the Company or is or was providing any other Covered Service, whether the basis of such proceeding is alleged action in an official capacity as a director or officer of the Company or in any other Covered Service position, shall, except as otherwise provided therein, be indemnified and hold harmless by the Company to the fullest extent authorized by Delaware law against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act, as amended from time to time, and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer of the Company or to provide any other Covered Service and shall inure to the heirs, executors and administrators of such person.

  Article Eleven provides that the Company shall reimburse any Covered Person (as defined therein) for any payment made by such person for any legal fees or other expenses reasonably incurred by such person in order to investigate, evaluate, defend against, pay in full, settle or otherwise deal with (i) any Covered Claim (as defined therein) or (ii) any development or state of facts which could give rise to a Covered Claim.

  Article Eleven also provides that any officer of the Company or any member of its Board of Directors shall have the right and power to execute on behalf of the Company any written contract with any other person providing indemnification or other protection to such other person in connection with service by such other person as a director or officer of the Company or in connection with any other Covered Service by such person, and any such contract shall be legal, valid and binding upon the Company and shall be enforceable against the Company in accordance with its terms to the maximum extent permitted by Article Eleven or by applicable law, if it shall be approved by a majority of the members of the Company's Board of Directors exclusive of the person to whom indemnification is provided by such contract. The rights of any person under any particular contract made in accordance with the provisions of the preceding sentence shall not be impaired or eliminated (i) by reason of the fact that all or any one or more of the members of the Board who approved such contracts shall be parties to contracts affording them similar protection (regardless of when those other contracts shall have been approved or signed) or shall otherwise have been provided with protection similar to that provided in the particular contract or shall be subject to the same claims against which the particular contract is intended to protect or (ii) for any other reason whatsoever. It is expressly intended that each person with whom the Company shall enter into a written contract to provide indemnification or other protection in connection with such person's service as an officer or director of the Company or in connection with other Covered Service by such person shall be entitled to rely upon (and shall conclusively be presumed to have relied upon) the rights which such contract purports to provide to such person. No separate written contract shall however be necessary in order for any person to obtain any indemnification or payment to which Article Eleven purports to entitle such person, and any Covered Person who has no separate contact of any kind with the Company shall be entitled to receive all indemnification, payments and other benefits which the provisions in Article Eleven purport to provide to such Covered Person.

  The rights to indemnification and payment provided by Article Eleven are not exclusive of any other right of any kind which any person may have or at any time acquire under or by reason of any other provision in the Restated Certificate, the Company's By-Laws, any agreement, any law or other action by any governmental authority, or otherwise.

  Article Eleven authorizes the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving in any other capacity with the Company, any Employee Plan or any other organization against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the provisions of Article Eleven, under applicable law or otherwise.

  In addition, Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

  All of the Company's directors and the officers are covered by insurance policies maintained and held in effect by the Company against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits. See Exhibit Index.

  (b) Financial Statement Schedules.

  Other schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or the notes thereto.

Item 22. Undertakings.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Pre-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Downers Grove, State of Illinois, on February 10, 1999.

                                          The ServiceMaster Company, As
                                           Registrant

                                                /s/ Eric R. Zarnikow
                                          By: _________________________________

                                                        Eric R. Zarnikow

                                              Vice President and Treasurer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 2 to Registration Statement has been signed on February 10, 1999 by the following persons in the capacities indicated:

                 Signature                                     Title
                 ---------                                     -----


                     *                      Chairman and Director of The ServiceMaster
___________________________________________   Company
            C. William Pollard

                     *                      President, Chief Executive Officer and
___________________________________________   Director of The ServiceMaster Company
              Carlos H. Cantu

                     *                      Senior Vice President and Chief Financial
___________________________________________   Officer of The ServiceMaster Company
             Steven C. Preston

                     *                      Vice Chairman and Director of The
___________________________________________   ServiceMaster Company
             Charles W. Stair

                     *                      Vice Chairman and Director of The
___________________________________________   ServiceMaster Company
             Phillip B. Rooney

                     *                      Director of The ServiceMaster Company
___________________________________________
           Paul W. Berezny, Jr.

                     *                      Director of The ServiceMaster Company
___________________________________________
             Henry O. Boswell

                     *                      Director of The ServiceMaster Company
___________________________________________
              Brian Griffiths

                     *                      Director of The ServiceMaster Company
___________________________________________
             Sidney E. Harris
                     *                      Director of The ServiceMaster Company
___________________________________________
              Herbert P. Hess

                     *                      Director of The ServiceMaster Company
___________________________________________
              Michele M. Hunt


                 Signature                                     Title
                 ---------                                     -----

                     *                      Director of The ServiceMaster Company
___________________________________________
            Gunther H. Knoedler
                     *                      Director of The ServiceMaster Company
___________________________________________
             James D. McLennan

                     *                      Director of The ServiceMaster Company
___________________________________________
             Vincent C. Nelson

                     *                      Director of The ServiceMaster Company
___________________________________________
            Dallen W. Peterson

                     *                      Director of The ServiceMaster Company
___________________________________________
            Steven S Reinemund

                     *                      Director of The ServiceMaster Company
___________________________________________
            Burton E. Sorensen

                     *                      Director of The ServiceMaster Company
___________________________________________
             David K. Wessner

*The undersigned, by signing his name hereto, does sign and execute this Pre-
   Effective Amendment No. 2 to Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of The ServiceMaster Company and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

     /s/ Eric R. Zarnikow
By: _________________________________

        Eric R. Zarnikow
          Attorney-in-Fact

                                 EXHIBIT INDEX

  The exhibits listed below are filed as part of or incorporated by reference in this Registration Statement. Where such filing is made by incorporation by reference to a previously filed report, such report is identified in parentheses.

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  2       Plan of Reorganization and Agreement and Plan of Merger, dated
          November 1, 1998, by and among LandCare USA, Inc., The ServiceMaster
          Company and SVM Acquisition Corporation (included as Appendix A to the Proxy Statement/Prospectus which forms a part of this
          Registration Statement).
  4.1     Shareholder Rights Agreement between The ServiceMaster Company and the Harris Trust and Savings Bank as adopted on December 12, 1997 is incorporated by reference to Exhibit 3 to the Current Report on Form
          8-K as filed by ServiceMaster Limited Partnership on December 29,
          1997 (the "SMLP December 29, 1997 8-K" and to Exhibit 3 to the
          Current Report on Form 8-K as filed by The ServiceMaster Company on
          Form 8-K on February 26, 1998 (second of three 8-K reports filed on that date) (the "Company February 26, 1998 8-K, No. 2").
  4.2     The ServiceMaster Company Certificate of Designation, Preferences
          and Rights of Junior Participating Preferred Stock, Series A, is
          incorporated by reference to Exhibit 4 to the SMLP December 29, 1997
          8-K and to Exhibit 4 to the Company February 26, 1998 8-K, No. 2.
  4.3     Indenture dated as of August 15, 1997 among The ServiceMaster
          Company (as successor to ServiceMaster Limited Partnership and The
          ServiceMaster Company Limited Partnership) and the Harris Trust and
          Savings Bank as trustee is incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-3 of the ServiceMaster Limited
          Partnership and ServiceMaster Incorporated of Delaware filed with the Securities and Exchange Commission on July 28, 1997 (the "July
          28, 1997 Registration Statement").
  4.4     First Supplemental Indenture dated as of August 15, 1997 among The
          ServiceMaster Company (as successor to ServiceMaster Limited
          Partnership and The ServiceMaster Company Limited Partnership) and
          the Harris Trust and Savings Bank as trustee, is incorporated by reference to Exhibit 4.4 to the Report on Form 10-K as filed by
          ServiceMaster on May 15, 1998 (the "1998 10-K").
  4.5     Second Supplemental Indenture dated as of January 1, 1998 among The
          ServiceMaster Company (as successor to ServiceMaster Limited
          Partnership and The ServiceMaster Company Limited Partnership) and
          the Harris Trust and Savings Bank as trustee is incorporated by reference to Exhibit 2 to the Current Report on Form 8-K as filed by
          The ServiceMaster Company on Form 8-K on February 26, 1998 (first of three 8-K reports filed on that date).
  4.6     Third Supplemental Indenture dated as of March 2, 1998 among The
          ServiceMaster Company and the Harris Trust and Savings Bank as
          trustee is incorporated by reference to Exhibit 4.3 to the Current
          Report on Form 8-K as filed by The ServiceMaster Company on February
          27, 1998 (the "Company February 27, 1998 8-K").
  4.7     Form of 6.95% Note due August 14, 2007 is incorporated by reference to Exhibit 4.1 to the July 28, 1997 Registration Statement.
  4.8     Form of 7.45% Note due August 14, 2027 is incorporated by reference to Exhibit 4.2 to the July 28, 1997 Registration Statement.
  4.9     Form of 7.10% Note due March 1, 2018 is incorporated by reference to
          Exhibit 4.1 to the Company February 27, 1998 8-K.
  4.10    Form of 7.25% Note due March 1, 2038 is incorporated by reference to
          Exhibit 4.2 to the Company February 27, 1998 8-K.

 Exhibit
 Number                        Description of Exhibit
 -------                       ----------------------
  5*      Opinion of General Counsel of the Registrant.
  8*      Opinion of Arthur Andersen LLP.
 23.1*    Consent of General Counsel of the Registrant (included in Exhibit
          5).
 23.2*    Consent of Arthur Andersen LLP (included in Exhibit 8).
 23.3**   Consent of Arthur Andersen LLP.
 23.4**   Consent of Arthur Andersen LLP.
 24*      Power of Attorney.
 99**     Form of LandCare proxy.

--------
 *Previously filed.
**Filed herewith.